FORM OF LOAN AGREEMENT

Exhibit 10.5

Dated 16 March 2001

(as amended and restated pursuant to a supplemental deed

dated [•] 2004)

TELEWEST COMMUNICATIONS NETWORKS LIMITED

Borrower

BANK OF AMERICA INTERNATIONAL LIMITED

BNY MARKETS LIMITED

BARCLAYS CAPITAL

BAYERISCHE HYPO-UND VEREINSBANK AG

CIBC WORLD MARKETS PLC

CREDIT SUISSE FIRST BOSTON

DEUTSCHE BANK AG LONDON

JPMORGAN CHASE BANK

THE ROYAL BANK OF SCOTLAND PLC

CITIGROUP GLOBAL MARKETS LIMITED

TD BANK EUROPE LIMITED

WEST LB AG, LONDON BRANCH

And

FORTIS BANK S.A./N.V.

Lead Arrangers

CIBC WORLD MARKETS PLC

Agent

CIBC WORLD MARKETS PLC

Existing Security Trustee and New Security Trustee

LOAN AGREEMENT

for Credit Facilities of

£2,030,000,000 together with

uncommitted Facilities of

£125,000,000

Contents

Clause		Page
1	Purpose and definitions	1
2	The Facilities	30
3	Conditions	31
4	Utilisations and Advances	33
5	Interest and Interest Periods; alternative interest rates	35
6	Repayment, prepayment and cancellation	39
7	Fees and expenses	46
8	Payments and Taxes; accounts and calculations	47
9	Representations and warranties	51
10	Positive covenants	59
11	Negative covenants	67
12	Financial covenants	72
13	Events of Default	75
14	Indemnities	80
15	Unlawfulness and Increased Costs; Mitigation	82
16	Set-off and Pro Rata Payments	83
17	Assignment, Transfer, Lending Offices and Additional Borrower	85
18	Lead Arrangers, Agent and Reference Lenders	90
19	Notices and other matters	95
20	Governing law and jurisdiction	97

Schedule 1
	Part A - The Original Charging Subsidiaries of TCN	98
	Part B - The Original Non-Charging Subsidiaries	102
	Part C - The Original Charging Partnerships	105
	Part D - The Lead Arrangers	107
	Part E - The Lenders and their Commitments	108
Schedule 2
	Part A - Form of Drawdown Notice - Facility B Advances	113
	Part A - Form of Drawdown Notice - Facility B Advances	113
	Part B - Form of Drawdown Notice - Facility A and D Advances	115
	Part C Form of Rollover Notice	117
Schedule 3
	Part A - Documents and evidence required as conditions precedent to first drawdown	118
	Part B Documents and evidence required as conditions subsequent	122
	Part C - Documents and evidence required as conditions precedent to the Recapitalisation Supplemental Deed Effective Date	123
Schedule 4 Calculation of Mandatory Cost		132
Schedule 5 Form of Transfer Certificate		135
Schedule 6 Part A - Form of Compliance Certificate to be issued by an Authorised Officer of TCN		138
Schedule 7 Forms of Deed of Subordination
	Part A - Form of Telewest Deed of Subordination	142
	Part B – Form of Telewest Global Deed of Subordination	155
	Part C - Form of Telewest UK Deed of Subordination	174
Schedule 8 Encumbrances		189
Schedule 9 Facility D Lender Accession Agreement		191
Schedule 10 Form of Confidentiality Undertaking		195

THIS AGREEMENT is dated 16 March 2001 (as amended and restated pursuant to a supplemental deed dated [•] 2004)

BETWEEN:

(1)	TELEWEST COMMUNICATIONS NETWORKS LIMITED as Borrower;

(2)	THE SUBSIDIARIES OF TCN set out in part A of schedule 1;

(3)	THE ASSOCIATED PARTNERSHIPS OF TCN set out in part C of schedule 1;

(4)	THE BANKS AND FINANCIAL INSTITUTIONS whose names and addresses are set out in part D of schedule 1 as Lead Arrangers;

(5)	THE BANKS AND FINANCIAL INSTITUTIONS whose names and addresses are set out in part E of schedule 1;

(6)	CIBC WORLD MARKETS PLC as the Agent;

(7)	CIBC WORLD MARKETS PLC as Existing Security Trustee in its capacity as security trustee for the Beneficiaries; and

(8)	CIBC WORLD MARKETS PLC as New Security Trustee in its capacity as security trustee for the New Beneficiaries.

IT IS AGREED as follows:

1	Purpose and definitions

1.1	Purpose

This Agreement sets out the terms and conditions upon and subject to which the Lenders agree, according to their several obligations, to make available to the Borrower:

1.1.1	Facility A, a £1,695,000,000 term loan;

1.1.2	Facility B, a £140,000,000 committed revolving credit facility;

1.1.3	Facility C, a £50,000,000 committed overdraft facility; and

1.1.4	Facility D, comprising a term loan of £145,000,000, an uncommitted term loan of £20,000,000 and (with the prior written consent of the Majority Lenders) a further uncommitted term loan of £105,000,000.

The Facilities shall be used solely for the purpose of financing the general corporate purposes of the TCN Group (including payments to Telewest UK to fund costs and expenses of Telewest UK or Telewest Global incurred in relation to Telewest Global and Telewest UK acting as Holding Companies within the Telewest Global Group of up to £5,000,000 in respect of each financial year).

1.2	Definitions

In this Agreement, unless the context otherwise requires:

“Acceding Facility D Lender” means any bank or financial institution which executes a Facility D Lender Accession Agreement in accordance with clause 17.14;

“Accountants Report” means a report substantially in the form set out in schedule 6B, to be issued by the auditors of the TCN Group and which is required to be delivered to the Agent pursuant to clause 10.1.11(d);

“Ad Hoc Committee” means the ad hoc committee of holders of the Agreed Securities formed in relation to the financial restructuring of Telewest;

“Advance” means a Facility A Advance, a Facility B Advance or a Facility D Advance (as applicable);

“Affiliate” means, in respect of any person, any person which is a Subsidiary or Holding Company of that person or a Subsidiary of a Holding Company of that person;

“Agent” means CIBC World Markets plc of Cottons Centre, Cottons Lane, London SE1 2QL in its capacity as agent under or in connection with Facility A, Facility B, Facility C, and Facility D or such other person as may be appointed as Agent pursuant to clause 18.11;

“Agreed Securities” means the $300,000,000 9 5/8% senior debentures due 2006 and the $1,536,413,000 11% senior discount debentures due 2007 issued by Telewest on 3 October 1995; the $350,000,000 11 1/4% senior notes due 2008 issued by Telewest on 9 November 1998; the £300,000,000 5 1/4% senior convertible notes due 2007 issued by Telewest on 19 February 1999; the £325,000,000 9 7/8% senior discount notes due 2009 and the $500,000,000 9 1/4% senior discount notes due 2009 issued by Telewest on 15 April 1999; the $450,000,000 11 3/8% senior discount notes due 2010 and the £180,000,000 9 7/8% senior notes due 2010; the $350,000,000 9 7/8% senior notes due 2010, issued by Telewest on 19 January 2000; the $500,000,000 6% senior convertible notes due 2005 issued by Telewest Finance (Jersey) Limited on 7 July 2000, the notes exchanged for the £255,073,000 5% Accreting Notes due 2003, issued by Telewest on 1 November 2000; the £34,440,000 5% Accreting Notes due 2003, issued by Telewest on 15 January 2001; and the £4,026,000 5% Accreting Notes due 2003, issued by Telewest on 2 April 2001;

“Ancillary Facilities Letter” means each letter (as amended with effect from the Recapitalisation Supplemental Deed Effective Date) entered into between a Facility C Lender and the Borrower setting out the terms and conditions governing its Facility C Commitment;

“Annual Budget” means a budget in respect of the TCN Group for each financial year on a monthly basis containing information of the same type and to the same level of detail as that for the financial year ending on 31 December 2004 or containing such other information or to such other level of detail as has, at the relevant time, been approved in writing by the Agent acting on the instructions of the Majority Lenders;

“Anti-Terrorism Laws” mean:

(a)	Executive Order No. 13224 of September 23, 2001 - Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the “Executive Order”);

(b)	the Uniting and Strengthening of America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act); and

(c)	the Money Laundering Control Act of 1986, Public Law 99-570.

“Associated Company” has the meaning attributed thereto in section 416 of the Income and Corporation Taxes Act 1988;

“Associated Partnership” means, in relation to a company, a partnership that is controlled by that company, or by that company and one or more of its Associated Companies together, and a company shall be regarded as having control of a partnership for those purposes if (directly or indirectly, including through intermediate Associated Partnerships) it possesses, is entitled to, or is entitled to acquire:

(a)	more than 50% of the assets of the partnership; or

(b)	more than 50% of the income of the partnership

or if it (directly or indirectly, including through intermediate Associated Partnerships) is able to direct how the affairs of the partnership are conducted;

“Authorised Officer” means that officer or officers of Telewest, Telewest Global, Telewest UK, TCN, any TCN Entity, any Non-TCN Entity or any Joint Venture authorised to sign on behalf of Telewest, Telewest Global, Telewest UK, the relevant TCN Entity, the relevant Non-TCN Entity or the relevant Joint Venture (as the case may be) any certificates, notices, requests or confirmations referred to in this Agreement or relating to the Facilities;

“Banking Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London;

“Bankruptcy Code” means Title 11 of the United States Code;

“Barclays” means Barclays Bank PLC;

“Barclays Capital” means the investment banking division of Barclays Bank PLC;

“Barclays Intercreditor Agreement” means the intercreditor agreement dated on or about the Recapitalisation Supplemental Deed Effective Date entered into or to be entered into between Yorkshire Cable Communications Limited, Sheffield Cable Communications Limited, Yorkshire Cable Properties Limited, Barclays and the Security Trustee in the agreed form;

“Barclays Loan Agreements” has the meaning given to it in the Barclays Intercreditor Agreement;

“Barclays Security” has the meaning given to it in the Barclays Intercreditor Agreement;

“BBC” means the British Broadcasting Corporation;

“BBC Joint Venture” means UK Channel Management Limited (company registration number 3322468) whose registered office is at Woodlands, 80 Wood Lane, London W12 0TT;

“BBC JV Security Trustee’s Undertakings” means the agreements dated on or about the Recapitalisation Supplemental Deed Effective Date entered into or to be entered into between, inter alia, the Security Trustee, BBC Worldwide Limited and Flextech Broadband Limited (formerly Cheltrading 283 Limited) in relation to Shareholders Agreements relating to UK Gold Holdings Limited and UK Channel Management Limited and any other similar agreements entered into by the Security Trustee with the BBC (or any of its Affiliates) in relation to other Joint Ventures in the agreed form;

“BBC Joint Venture Group” means the BBC Joint Venture and its Subsidiaries from time to time;

“BCFL” means Birmingham Cable Finance Limited, a company incorporated in Jersey (No. 60972);

“Beneficiaries” has the meaning ascribed thereto in the Intercreditor Deed;

“Bond and Floating Charges” means the first ranking bond and floating charges, in the agreed form, entered into by each Original Charging Subsidiary which is incorporated in Scotland in favour of the Security Trustee;

“Borrowed Money” means Indebtedness (including, for the avoidance of doubt, but without double counting, any guarantees of such Indebtedness) in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) payments for assets or services acquired which are deferred for a period of 150 days or more after the relevant assets or services were supplied, (vi) hire purchase contracts, (vii) Finance Leases, (viii) guarantees, bonds, standby letters of credit or other instruments issued in connection with the performance of contracts to the extent that the same are treated as borrowings in accordance with GAAP and (ix) any other transaction (including without limitation forward sale or purchase agreements and issues of redeemable shares) having the commercial effect of a borrowing or raising of money entered into for the purpose of financing a person’s operational or capital requirements provided that in making any calculation of Borrowed Money under this Agreement no Indebtedness shall be taken into account more than once;

“Cable Systems” means the telecommunications and television systems constructed or to be constructed or otherwise operated by the TCN Group in accordance with applicable Telecommunications, Cable and Broadcasting Laws and includes any part of any such system and all modifications, substitutions, replacements, renewals and extensions made to such systems;

“Cash Capital Expenditure” means in respect of each Quarterly Period, Six Month Period or Twelve Month Period, as the context requires, of the TCN Group, Total Capital Expenditure adjusted for changes in (i) capital balances of open Finance Leases and vendor finance creditors, (ii) trade creditors relating to capital purchases and (iii) capital purchase accruals. For the avoidance of doubt, this should correspond with the category purchases of tangible fixed assets contained in the TCN Group’s cash flow statement for the period in question calculated in accordance with GAAP;

“Charging Partnerships” means the Original Charging Partnerships and any other partnership which may from time to time accede to this Agreement and any relevant Security Documents pursuant to a Supplemental Deed;

“Charging Subsidiaries” means the Original Charging Subsidiaries and any other company which may from time to time accede to this Agreement and any relevant Security Documents pursuant to a Supplemental Deed;

“Code” means the United States Internal Revenue Code of 1986, as amended and any rule or regulation issued thereunder from time to time is in effect;

“Collateral Account Agreements” has the meaning given to such expression in the Intercreditor Deed;

“Collateral Account Security Assignments” has the meaning given to such expression in the Intercreditor Deed;

“Commitment” means, in relation to a Lender, the aggregate of its Facility A Commitment and/or Facility B Commitment and/or Facility C Commitment and/or Facility D Commitment;

“Compliance Certificate” means a certificate substantially in the form set out in schedule 6A in relation to the compliance (or otherwise) with the undertakings in clause 12 below issued by an Authorised Officer of TCN in relation to Quarterly Management Accounts;

“Confidentiality Undertaking” means a Confidentiality Undertaking substantially in the recommended form of the Loan Market Association as set out in Schedule 10 or in any other form agreed between TCN and the Agent;

“Consolidated Annualised TCN Group Net Operating Cash Flow” means, as at the end of any Quarterly Period, four times the Consolidated TCN Group Net Operating Cash Flow for such Quarterly Period;

“Consolidated TCN Group Net Operating Cash Flow” means, in respect of each Quarterly Period, Six Month Period or Twelve Month Period, as the context requires, the aggregate of (i) the cash amount received by TCN Group in respect of each Joint Venture during such period to the extent that this does not exceed the pro rata amount of the Net Operating Cash Flow of such Joint Venture for such period determined by reference to the percentage shareholding of the TCN Group in the Joint Venture (provided that, after the occurrence of a JVIPO, this sub-clause (i) shall not apply in respect of any period during or following which there would have been a breach of clause 11.1.18 had such clause continued to apply after a JVIPO) and (ii) the Net Income of the TCN Group (plus any depreciation, amortisation, other non-cash expenses and non-cash Taxes and interest or other periodic fees, commissions and charges in respect of Borrowed Money) but deducting any payments of the kinds referred to in paragraph (a) of the definition of “Permitted Payments” made during the relevant period and excluding (to the extent included in the calculation of Net Income):

(a)	the amendment fee payable pursuant to clause 7.1.1 and all fees payable by the TCN Group (on its own behalf or on behalf of Telewest) to its professional advisers or the professional advisers to the Lenders or to other stakeholders in the Telewest Group in relation to the restructuring, readjustment, rescheduling and/or reorganisation of the share capital of Telewest and/or any Indebtedness of Telewest which takes place on or about the Recapitalisation Supplemental Deed Effective Date;

(b)	any exceptional income ((subject to sub-paragraphs (e) and (f) below) except to the extent that the same is used to meet a related exceptional expense), net of any Taxes paid or payable in respect of such income, of the TCN Group during the relevant period;

(c)	any interest income other than in respect of any JV Loan Stock, net of any Taxes paid or payable in respect of such income;

(d)	any profits or losses attributable to the interest of the TCN Group in any undertaking (as defined in section 259 Companies Act 1985) which is not a subsidiary undertaking (as defined in section 258 Companies Act 1985) of TCN for the relevant period;

(e)	any costs attributable to redundancies or costs attributable to the disposal of obsolete or surplus properties no longer required for the purposes of the TCN Group’s business of up to, in aggregate, £4,000,000 during the 2003 financial year (the “2003 Amount”) and £16,000,000 (in addition to any balance of the 2003 Amount unutilised during the 2003 financial year) during the 2004 financial year;

(f)	any exceptional expenses of up to £5,000,000 in aggregate paid by a TCN Entity in order to enable TCN to satisfy its one off obligations under clause 3.5.1 and 3.5.2;

all as determined in accordance with GAAP as used in the preparation of and as shown in the financial statements or Quarterly Management Accounts in respect of such Quarterly Period, Six Month Period or Twelve Month Period prepared and delivered to the Agent pursuant to clause 10.1.6 below or clause 10.1.7 below (as the case may be);

“Continuing Directors” means, as of any date of determination, any member of the board of directors of Telewest Global who:

(a)	was a member of the board of directors on the Recapitalisation Supplemental Deed Effective Date; or

(b)	was nominated for election or elected to the board of directors with the affirmative vote of a majority of the Continuing Directors who were members of the board at the time of the nomination or election;

“Contribution” means, in relation to a Lender, the aggregate of such Lender’s Facility A Contribution, Facility B Contribution, Facility C Contribution and Facility D Contribution at the relevant time;

“Crosby Sterling” means Crosby Sterling Limited (No. 2827426);

“Deeds of Subordination” means (i) the deed of subordination dated 16 March 2001 (as amended pursuant to the Recapitalisation Supplemental Deed) entered into between Telewest and the Existing Security Trustee, (ii) the deed of subordination dated on or about the Transfer Effective Date entered into between Telewest UK and the New Security Trustee substantially in the form of part C to schedule 7, (iii) the deed of subordination dated on or about the Transfer Effective Date entered into between Telewest Global and the New Security Trustee substantially in the form of part B to schedule 7, (iv) the deed of subordination dated on or about the Transfer Effective Date entered into between Telewest and the New Security Trustee in the agreed form and (v) the deed of subordination dated on or about Transfer Effective Date entered into or to be entered into between the Non-TCN Entities and the New Security Trustee in the agreed form;

“Default” means any Event of Default or any event or circumstance which with (i) the giving of any notice referred to in this Agreement, (ii) the lapse of any period of time referred to in this Agreement or (iii) the satisfaction of any other condition referred to in this Agreement (or any combination of (i), (ii) and (iii) above) would constitute an Event of Default;

“Drawdown Date” means the date, being a Banking Day, on which an Advance is or is to be drawn down;

“Drawdown Notice” means a notice substantially in the form of the relevant part of schedule 2;

“€”, “euro” or “euros” means the single currency of the Participating Member States;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, assignation, trust arrangement or security interest of any kind securing any obligation of any person or any other type of preferential arrangement (including without limitation title transfer and/or retention arrangements having similar effect);

“Environmental Claim” means any claim, notice prosecution, demand, action, official warning, abatement or other order (conditional or otherwise) relating to Environmental Matters or any notification or order requiring compliance with the terms of any Environmental Licence or Environmental Laws;

“Environmental Laws” includes all or any applicable laws or regulations of any governmental authority or agency or any regulatory body in any jurisdiction relating to Environmental Matters;

“Environmental Licence” includes any permit, licence, authorisation, consent or other approval required at any time by any Environmental Laws;

“Environmental Matters” includes (a) nuisance, noise, defective premises, health and safety at work or elsewhere and (b) the pollution, conservation or protection of the environment (both natural and built) or of man or any living organisms supported by the environment or any other matter whatsoever affecting the environment or any part of it;

“Equitisation Effective Date” means, provided that such date occurs after the Transfer Effective Date and prior to the Recapitalisation Supplemental Deed Effective Date, the date on which the Agent notifies TCN (for and on behalf of the TCN Entities), Telewest Global, Telewest UK, Telewest and the Lenders that it has received the documents and evidence in part C of Schedule 3, paragraphs 43 and 63 of this Agreement in form and substance satisfactory to the Agent;

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate” means any person treated as a single employer with any TCN Entity for the purpose of section 414 of the Code;

“Event of Default” means any of the events or circumstances described in clause 13.1 below;

“Excess Cash Flow” means the Consolidated TCN Group Net Operating Cash Flow for the relevant Twelve Month Period, as shown in the relevant Compliance Certificate (a) less (i) any Total Senior Debt Interest Charges accrued during such Twelve Month Period, (ii) cash repayments and/or prepayments of any Borrowed Money of the TCN Group made during such Twelve Month Period, to the extent not available for redrawing, (iii) Cash Capital Expenditure paid during such Twelve Month Period, (iv) any amounts accrued in respect of Taxes which are attributable to such Twelve Month Period, (v) any amounts upstreamed to Telewest Global pursuant to paragraph (b) of the definition of Permitted Payments and (b) less the amount of any increase or plus the amount of any decrease (as the case may be) in Working Capital during the relevant Twelve Month Period;

“Facilities” means each of Facility A, Facility B, Facility C and Facility D and (as the context requires) “Facility” means any of them;

“Facility A” means the term loan facility granted by the Facility A Lenders to the Borrower in accordance with clause 2.1.1 and/or the term loan facility converted to a Facility A Advance pursuant to clause 6.3;

“Facility A Advance” means an advance made to the Borrower under Facility A or any advance to the Borrower converted to a Facility A Advance pursuant to clause 6.3;

“Facility A Availability Period” means the period commencing on the date of this Agreement and ending on the date of the Facility A Advance or on the date falling ten Banking Days after the date of this Agreement whichever is the earlier;

“Facility A Commitment” means, in relation to a Facility A Lender, the amount set opposite its name in column 1 of part E of schedule 1 or, as the case may be, in any relevant Transfer Certificate, as amended by any relevant term of this Agreement;

“Facility A Contribution” means, in respect of any Facility A Lender, the principal amount of all Facility A Advances owing to it at the relevant time;

“Facility A Lenders” means the banks and financial institutions from time to time who have a Facility A Commitment including those banks and financial institutions listed in part E of schedule 1 and their successors in title and any Lender or New Lender to whom a Facility A Commitment is transferred pursuant to clause 17.3 or clause 6.3 respectively;

“Facility A Outstandings” means the aggregate principal amount of all Facility A Advances which are, at the relevant time, outstanding;

“Facility A Repayment Date” means 31 December 2005;

“Facility A Total Commitments” means the aggregate of the Facility A Commitments of all the Facility A Lenders;

“Facility B” means the revolving credit facility granted by the Facility B Lenders to the Borrower in accordance with clause 2.1.2;

“Facility B Advance” means an advance made to the Borrower under Facility B;

“Facility B Availability Period” means the period commencing on the date of this Agreement and ending on 31 December 2005;

“Facility B Commitment” means, in relation to a Lender, the amount set opposite its name in column 2 of part E of schedule 1 or, as the case may be, in any relevant Transfer Certificate, as amended by any relevant term of this Agreement;

“Facility B Contribution” means, in respect of any Facility B Lender, the principal amount of all Facility B Advances owing to it at the relevant time;

“Facility B Repayment Date” means 31 December 2005;

“Facility B Lenders” means the banks and financial institutions who have a Facility B Commitment in part E of schedule 1 and includes their successors in title and New Lenders;

“Facility B Outstandings” means the aggregate principal amount of all Facility B Advances which are, at the relevant time, outstanding;

“Facility B Total Commitments” means the aggregate of the Facility B Commitments of all the Facility B Lenders;

“Facility C” means the ancillary facility granted by the Facility C Lenders to the Borrower in accordance with clause 2.1.3;

“Facility C Maximum Availability Period” means the period commencing on the date of this Agreement and ending on 31 December 2005;

“Facility C Commitment” means, in relation to a Facility C Lender, the amount set opposite its name in column 3 of part E of schedule 1 or, as the case may be, in any relevant Transfer Certificate, as amended by any relevant term of this Agreement;

“Facility C Contribution” means, in respect of any Facility C Lender, the balance at the relevant time standing to the credit of the ancillary facility account of the Borrower with such Facility C Lender maintained pursuant to the relevant Ancillary Facilities Letter having taken account of any Group pooling arrangements entered into by members of the TCN Group with such Facility C Lender;

“Facility C Lenders” means the banks and financial institutions who have a Facility C Commitment in part E of schedule 1 and includes their successors in title and New Lenders;

“Facility C Outstandings” means the aggregate of the Facility C Contributions of all the Facility C Lenders;

“Facility C Final Repayment Date” means 31 December 2005;

“Facility C Total Commitments” means the aggregate of the Facility C Commitments of all the Facility C Lenders;

“Facility D” means the term loan facility granted by the Facility D Lenders to the Borrower in accordance with clause 2.1.4;

“Facility D Advance” means an Advance made to the Borrower under Facility D;

“Facility D Availability Period” means the period commencing on the date of this Agreement and ending on 30 June 2006;

“Facility D Repayment Date” means 30 June 2006;

“Facility D Lender Accession Agreement” means an agreement substantially in the form of schedule 9;

“Facility D Lenders” means the banks and financial institutions who have a Facility D Commitment in part E of schedule 1, together with any Acceding Facility D Lender and, in each case, includes their successors in title and New Lenders;

“Facility D Commitment” means, in relation to a Facility D Lender, the aggregate of (i) the amount set opposite its name in column 4 of part E of schedule 1 and (ii) the amount set opposite its name as its Facility D Commitment in the relevant Facility D Lender Accession Agreement and (iii) the amount of any Facility D Commitment transferred or assigned to it pursuant to this Agreement, in each case as amended by any relevant term of this Agreement;

“Facility D Contribution” means, in respect of any Facility D Lender, the principal of all Facility D Advances owing to it at the relevant time;

“Facility D Outstandings” means the aggregate principal amount of all Facility D Advances which are, at the relevant time, outstanding;

“Facility D Total Commitments” means the aggregate of the Facility D Commitments of all the Facility D Lenders;

“Facility Office” means the office specified in schedule 1, the Facility D Lender Accession Agreement (if applicable) or in any relevant Transfer Certificate (as the case may be) or which is notified to the Agent pursuant to clause 17.12, as the office through which a Lender will perform all or any of its obligations under this Agreement;

“Finance Documents” means this Agreement, the Security Documents, the Ancillary Facilities Letters, the amendment letters to the Ancillary Facilities Letters referred to in part C of schedule 3, any Transfer Certificate, (if applicable) any Facility D Lender Accession Agreement, the Recapitalisation Supplemental Deed, the US Amendment Documents, any letter referred to in clause 7.1 or schedule 3 and any other document designated as such in writing by the Agent and TCN;

“Finance Lease” means a lease treated as a finance lease pursuant to applicable accounting standards (including at the date of this Agreement, Statement of Standard Accounting Practice 21);

“Finance Parties” means the Agent, the Lead Arrangers, the Lenders and the Security Trustee (as the context requires) and “Finance Party” means any one of them;

“Finance Period” means the period from the date of this Agreement until the date on which none of the Finance Parties and the Borrower has any actual or contingent liabilities or obligations under the Finance Documents;

“Financial Contribution” means in respect of each Six Month Period, the consolidated revenues of the TCN Group less actual direct costs of the TCN Group incurred in respect of such period (calculated using the same methodology and with reference to the constituent categories of costs as employed in the Long Range Plan described in paragraph (a) of such definition);

“Flextech Business” means each of Flextech Broadcasting Limited, UK Living Limited, Starstream Limited, Maidstone Broadcasting Limited and Bravo TV Limited (the “Flextech Companies”);

“Flextech Digital Broadcasting” means Flextech Digital Broadcasting Limited (No. 3298737) of 4th Floor, The Quadrangle, Imperial Square, Cheltenham, Gloucestershire GL50 1YX;

“GAAP” means generally accepted accounting principles and practices in the United Kingdom;

“Gross Assets” means, at any time, the aggregate amount of assets (if appropriate, on a consolidated basis) which would be included as current assets, investments and fixed assets in a consolidated balance sheet of the relevant entity drawn up at such time;

“Group Pooling Arrangements” means arrangements pursuant to which any Facility C Lender is entitled to pool balances of members of the TCN Group into one ancillary facility account in the name of TCN maintained pursuant to the Ancillary Facilities Letter;

“Hedge Counterparties” means those persons who have entered into hedging arrangements with one or more TCN Entities which arrangements hedge the interest rate and/or currency exposure of the Borrower under this Agreement, provided that that person (i) is or has become a party to the Intercreditor Deed and (ii) unless such arrangements were entered into prior to the date of this Agreement is a Lender (or an Affiliate of a Lender);

“Holding Company” in relation to any company or partnership means any person of which the first mentioned company or partnership is a Subsidiary;

“Huff” means W.R. Huff Asset Management Co., L.L.C.;

“Immaterial Group Entity” means any member of the TCN Group which is not a Material Group Entity;

“Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

“Intellectual Property Rights” means any patent, trade mark, service mark, registered design, trade name or copyright required to carry on the business of the TCN Group which is carried on at the relevant time;

“Intercreditor Deed” means the Original Intercreditor Deed as amended and restated pursuant to the Intercreditor Deed Supplemental Deed;

“Intercreditor Deed Supplemental Deed” means the deed dated on or about the Transfer Effective Date entered into or to be entered into between the parties to the Original Intercreditor Deed (other than the US Subsidiary), Telewest Global, Telewest UK, the Non-TCN Entities, the New Security Trustee and the New Hedge Counterparties in the agreed form;

“Interest Payment Date” means the last day of an Interest Period (and, in the case of an Interest Period of more than six months, the dates falling at six monthly intervals from the commencement of such Interest Period);

“Interest Period” means, in relation to any Advance, each period for calculation of interest in respect of such Advance ascertained in accordance with clauses 5.5 and 5.6;

“IVS” means IVS Cable Holdings Limited (a company incorporated in Jersey (No. 41688);

“Jersey Share Pledges” means the first ranking share pledges all dated 16 March 2001 entered into by (i) Birmingham Cable Limited (No. 2244565) over its shares in Birmingham Cable Finance Limited (a company incorporated in Jersey (No. 60972)), (ii) Cheltrading 283 Limited (now known as Flextech Broadband Limited) and Flextech (1992) Limited over each of their shares in IVS Cable Holdings Limited;

“Joint Venture” means each of the BBC Joint Venture, the UK Gold Joint Venture, UKTV New Ventures Joint Venture and any other joint ventures between the BBC (or its Affiliates) and any member of the TCN Group;

“Joint Venture Group” means each of the UK Gold Group, the BBC Joint Venture Group, the UKTV New Ventures Joint Venture Group and any other joint venture between the BBC (or its Affiliates) and any member of the TCN Group and the Subsidiaries of such joint venture;

“Joint Venture Material Adverse Effect” means a material adverse effect on the value of the TCN Group’s interests in the Joint Venture Groups (taken together);

“JV Documentation” means all documentation constituting each Joint Venture from time to time (including, without limitation, any subscription and shareholders agreements and any agreements documenting the JV Loan Stock);

“JVIPO” means an initial public offering of shares in any member of any Joint Venture Group (or any of its Holding Companies);

“JV Loan Stock” means any loan stock issued to any member of the TCN Group in relation to any Joint Venture;

“Lead Arrangers” means the banks and financial institutions listed in part D of schedule 1;

“Leases” has the meaning given to such expression in the Intercreditor Deed;

“Lenders” means the banks and financial institutions listed in part E of schedule 1 and includes their successors in title and New Lenders;

“Lessor Collateral Accounts” has the meaning given to such expression in the Intercreditor Deed;

“Lessors” means Lloyds (Nimrod) Specialist Finance Limited, Robert Fleming Leasing (Number 4) Limited and Lombard Commercial Limited;

“Lessors’ Agent” has the meaning given to such expression in the Intercreditor Deed;

“Liberty” means Liberty Media International, Inc., a Delaware corporation whose principal place of business is at 12300 Liberty Media Boulevard, Englewood, Colorado 80112, USA;

“Liberty Intercreditor Deed” means the agreement entered or to be entered into between Liberty, Flextech Digital Broadcasting Limited, the Security Trustee and the BBC Joint Venture in the agreed form;

“LIBOR” means, in relation to a particular period:

(a)	the arithmetic mean (expressed as a percentage rounded upwards if necessary to the nearest four decimal places) of the offered quotations for deposits of the relevant currency in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period which appears on the relevant page of the Telerate Service at or about 11.00am on the applicable Rate Fixing Day; or

(b)	if no such offered quotation appears on the relevant page of the Telerate Service the arithmetic mean (expressed as a percentage rounded upwards if necessary to the nearest four decimal places) of the rates respectively quoted to the Agent by each of the Reference Lenders at the request of the Agent as such Reference Lender’s offered rate for deposits of the relevant currency in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period to prime banks in the London Interbank Market at or about 11.00 a.m. on the applicable Rate Fixing Day;

“Licences” means those licences, authorisations, conditions set under section 45 of the Communications Act 2003 or notifications as are from time to time required or applicable under any Telecommunications, Cable and Broadcasting Laws by a TCN Entity;

“Loan Assignments” means the Telewest Loan Assignment and the Telewest Global Loan Assignment;

“Long Range Plan” means (a) at all times prior to the delivery of a Long Range Plan pursuant to sub-clause (b) of this definition, the Telewest Group strategic business plan for the period 1 January 2002 to 31 December 2007 as amended by the 2003 Annual Budget and as approved by the Board of Directors of Telewest Communications plc and Telewest Communications Networks Limited on 11 December 2002 and 4 February 2003 respectively and as delivered duly attested by an Authorised Officer to PWC on 6 February 2003 or (b) following its delivery to the Agent, and at all times prior to any revised operational projections being produced annually in accordance with clause 10.1.11(f), the revised long range plan delivered to the Agent pursuant to the provisions of clause 3.5.4 or (c) thereafter, any revised operational projections for the TCN Group required to be produced annually for the purposes of clause 10.1.11(f) until the next such revised operational projections are produced;

“Majority Bank Lenders” means Lenders the aggregate of whose Facility A Contributions, Facility B Contributions and Facility C Contributions and undrawn Facility B Commitments and undrawn Facility C Commitments at any relevant time exceed 66 2/3 per cent. of the aggregate of the Facility A Outstandings, the Facility B Outstandings and the Facility C Outstandings and the undrawn Facility B Total Commitments and the undrawn Facility C Total Commitments;

“Majority Institutional Lenders” means Lenders the aggregate of whose Facility D Contributions at any relevant time exceed 66 2/3 per cent. of the aggregate of the Facility D Outstandings;

“Majority Lenders” means Lenders the aggregate of whose Contributions and undrawn Commitments at any relevant time exceeds 66 2/3 per cent. of the Outstandings and undrawn Total Commitments;

“Mandatory Cost” means in relation to any period and any Lender lending from an office in the United Kingdom a percentage calculated for such period at an annual rate determined by the application of the formula set out in schedule 4;

“Margin” means the rate per annum determined in accordance with clauses 5.2, 5.3 and 5.4 (as applicable);

“Material Adverse Effect” means a material adverse effect on the ability of the TCN Entities (taken as a whole) to perform all or any of their respective material obligations under this Agreement;

“Material Financial Adverse Effect” means a material adverse effect on the ability of the TCN Entities (taken as a whole) to perform all or any of their respective payment obligations under any of the Finance Documents;

“Material Group Entity” means any member of the TCN Group which is:

(i)	a Subsidiary or an Associated Partnership which is a Holding Company of a Material Group Entity or a Joint Venture; or

(ii)	a Subsidiary or an Associated Partnership whose Gross Assets or revenues or Net Operating Cash Flow (consolidated in the case of a Subsidiary or Associated Partnership which itself has Subsidiaries) exceed 3% of the Gross Assets or revenues of the TCN Group or the Consolidated TCN Group Net Operating Cash Flow, in either case as calculated by reference to the latest audited accounts (consolidated or unconsolidated, as the case may be) of the TCN Group and such Subsidiary or Associated Partnership Provided that:

(a)	in the case of a Subsidiary or Associated Partnership acquired after the end of the financial period to which the latest relevant audited accounts of the TCN Group relate, the reference to the latest audited accounts for the purposes of the calculation above shall, until audited accounts for the financial period in which the acquisition is made are published, be deemed to be a reference to such first-mentioned accounts as if such Subsidiary or Associated Partnership had been shown in such accounts by reference to its own latest audited accounts adjusted as deemed appropriate by the auditors of TCN, and a copy of the latest audited accounts of such Subsidiary or Associated Partnership shall be delivered to the Agent contemporaneously with such acquisition; and

(b)	if, in the case of any Subsidiary or Associated Partnership which itself has Subsidiaries, no consolidated accounts are prepared and audited, its consolidated Gross Assets, its consolidated revenues and its Net Operating Cash Flow, shall be determined on the basis of pro forma consolidated accounts of the relevant Subsidiary or Associated Partnership and its Subsidiaries prepared for this purpose by the auditors of TCN or the auditors for the time being of the relevant Subsidiary or Associated Partnership and a copy of such pro forma consolidated accounts of the relevant Subsidiary or Associated Partnership and its Subsidiaries shall be delivered to the Agent contemporaneously with such accounts being issued; or

(iii)	a Subsidiary or Associated Partnership not falling within sub-paragraph (ii) above but which, as a result of any intra-group transfer or re-organisation would, adopting any of the tests referred to in sub-paragraph (ii) above and as if the accounts referred to in such sub-paragraph had been drawn up immediately following such transfer or re-organisation, be a Material Group Entity Provided that such Subsidiary or Associated Partnership shall only become a Material Group Entity upon the completion of such transfer or re-organisation; or

(iv)	a Subsidiary or an Associated Partnership which holds a Licence which is required by applicable laws for the purposes of the business of any Material Group Entity falling within paragraphs (i) to (iii) above;

“month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (i) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and “months” and “monthly” shall be construed accordingly;

“Monthly Management Accounts” means the monthly management accounts of the TCN Group delivered to the Agent pursuant to clause 10.1.8;

“Necessary Authorisations” means all approvals, authorisations and licences from, all rights granted by and all filings, registrations and agreements with or notifications to, any person including, without limitation, any government or other regulatory authority necessary in order to enable each member of the TCN Group to construct, maintain and operate the Cable Systems and to carry on such other business as may be permitted by the terms of this Agreement and which is carried on at the relevant time;

“Net Income” means, in respect of any period and any person, the net profit after Taxes of that person for such period as determined in accordance with GAAP, in the case of the TCN Group, as used in the preparation of and as shown in the financial statements or, in the case of the TCN Group, Quarterly Management Accounts or Monthly Management Accounts in respect of such period prepared and delivered to the Agent pursuant to clause 10.1.6, 10.1.7 or 10.1.8;

“New Beneficiaries” has the meaning ascribed thereto in the Intercreditor Deed;

“New Hedge Counterparties” has the meaning ascribed thereto in the Intercreditor Deed;

“New Lender” shall have the meaning defined in clause 17.3.2;

“New Restructuring Hedge Security Documents” has the meaning ascribed thereto in the Intercreditor Deed;

“Net Operating Cash Flow” means, in respect of any person and any period, the total of the Net Income of that person in respect of that period, (plus any depreciation, amortisation, other non-cash expenses and non-cash Taxes and interest or other periodic, fees, commissions and charges in respect of Borrowed Money) but excluding (as if references to the TCN Group were to such person) the items referred to at sub-paragraphs (a) to (d) (inclusive) in the definition of Consolidated TCN Group Net Operating Cash Flow;

“Non-TCN Entities” has the meaning ascribed thereto in the Intercreditor Deed;

“Non-TCN Entities Debenture” means the first ranking debenture dated on or about the Recapitalisation Supplemental Deed Effective Date entered or to be entered into by each of the Non-TCN Entities in favour of the Security Trustee in the agreed form;

“OFCOM” means the UK Office of Communications;

“Original Charging Partnerships” means those partnerships whose names and principal places of business are set out in part C of schedule 1;

“Original Charging Subsidiaries” means those companies whose names and registered numbers are set out in part A of schedule 1;

“Original Intercreditor Deed” means the intercreditor deed dated 16 March 2001 between TCN, the US Subsidiary, Telewest, the Original Charging Subsidiaries, the Original Charging Partnerships, the financial institutions described therein as lenders, the Agents, the Security Trustee, the Lead Arrangers, the Lessors, TCC and YCG as lessees, the Lessors’ Agent, the Hedge Counterparties and Crosby Sterling, as amended prior to the Transfer Effective Date;

“Original Lender” means, at any time, those Lenders listed in part E of schedule 1 who have not transferred all their rights and duties under this Agreement to New Lenders;

“Original Non-Charging Subsidiaries” means those companies whose names and registered numbers are set out in part B of schedule 1;

“Outstandings” means the aggregate of the Facility A Outstandings, the Facility B Outstandings, the Facility C Outstandings and the Facility D Outstandings;

“Parent Undertaking” has the meaning given to such term in Section 258 Companies Act 1985;

“Participating Member State” means a member state of the European Community that has adopted or adopts the euro as its currency in accordance with legislation of the European Union relating to Economic and Monetary Union;

“Permitted Borrowings” means:

(a)	any Borrowed Money arising under the Finance Documents;

(b)	any Borrowed Money included within Permitted Intra-TCN Group Transactions or Permitted Guarantees;

(c)	any Borrowed Money arising under interest rate protection arrangements entered into by members of the TCN Group which are not restricted by the terms hereof;

(d)	any Borrowed Money of up to £350,000,000 in aggregate (i) arising under Finance Leases and/or (ii) provided or arranged by a supplier (or its Affiliates) of assets (including equipment) and/or related services to the TCN Group (the “Vendor Financing Arrangements”), to the extent that such Finance Leases and/or Vendor Financing Arrangements (A) comprise Finance Leases and/or Vendor Financing Arrangements which were outstanding on the Recapitalisation Supplemental Deed Effective Date, details of which are set out in the schedule referred to in paragraph 39 of part C of schedule 3 (or any refinancing or rollover thereof provided that, in respect of such refinancing or rollover (i) such refinancing or rollover is on fair market terms on the date of such refinancing or rollover and (ii) the relevant lessor or provider of Vendor Financing Arrangements does not have the benefit of any Encumbrance other than over the assets of the TCN Group the subject of the relevant existing Finance Lease and/or Vendor Financing Arrangements) and (B) comprise Finance Leases and/or Vendor Financing Arrangements in respect of assets (including equipment) acquired by the TCN Group after the Recapitalisation Supplemental Deed Effective Date, provided that (i) such Finance Leases and/or Vendor Financing Arrangements are on fair market terms and (ii) the relevant lessor or provider of Vendor Financing Arrangements does not have the benefit of any Encumbrance other than over the assets the subject of such Vendor Financing Arrangements and/or Finance Leases;

(e)	Subordinated Debt;

(f)	any Borrowed Money arising in respect of any liabilities for PAYE, the payment of which is deferred/rolled over with the consent of the Inland Revenue; and

(g)	any Borrowed Money not within paragraphs (a) to (f) above and not exceeding at any time in aggregate £20,000,000;

“Permitted Disposals” means:

(a)	the application of cash in payments which are not otherwise restricted by the terms of the Finance Documents (including, for the avoidance of doubt, Permitted Investments, Permitted Loans and Permitted Payments);

(b)	the sale or disposal of property or other assets (but excluding any ownership interest in any of the TCN Entities) on bona fide arms length commercial terms in the ordinary course of business in consideration for, or to the extent that the net proceeds are applied within 90 days after such sale in, the acquisition of assets of a similar nature and approximately equal value to be used in the business;

(c)	the disposal, for full market value, of any interest rate or currency swap or other hedging instrument no longer required for the purpose for which it was originally entered into;

(d)	disposals within Permitted Intra-TCN Group Transactions;

(e)	the disposal of assets pursuant to any Finance Leases and/or Vendor Financing Arrangements which are permitted by and fall within paragraph (d) of the definition of Permitted Borrowings;

(f)	disposals of assets on bona fide arm’s length commercial terms by a member of the TCN Group where such assets are obsolete or no longer required for the purposes of such member of the TCN Group’s business provided that the net cash proceeds are applied in prepayment of the Facility A Outstandings, the Facility B Outstandings and the Facility D Outstandings to the extent required by clause 6.8.3;

(g)	disposals (other than disposals referred to in paragraphs (a) to (f) above and (h) to (i) below) with a value in aggregate for the TCN Group not exceeding £2,000,000 in any financial year;

(h)	disposals of any interest in a Joint Venture (including in connection with a JVIPO) provided that such disposal is on bona fide arms length commercial terms and the proceeds are dealt with in accordance with clause 6.8.3(b);

(i)	disposals of any shareholding interest in a Joint Venture to another Joint Venture (the “JV Disposal”) provided that such shares are (and, to the extent JV Loan Stock is transferred as part of the JV Disposal, such JV Loan Stock is) transferred to such Joint Venture encumbered by the charges over such assets created by the TCN Debenture and provided further that such Joint Venture contemporaneously with such transfer enters into any additional documentation required for perfecting the Lenders’ security in respect of the Joint Venture (and, to the extent transferred, the JV Loan Stock) and/or such additional security over such shares (and, to the extent transferred, such JV Loan Stock), as required by the Agent, acting reasonably, in each case, in form and substance satisfactory to the Agent; and

(j)	disposals of all or part of the Flextech Business or of all or any part of the business or assets of the companies comprising the Flextech Business provided that such disposal is on bona fide arm’s length commercial terms and the proceeds are received in cash and are dealt with in accordance with clause 6.8.3(c);

“Permitted Encumbrances” means:

(a)	any Encumbrance arising under the Finance Documents;

(b)	any Encumbrance set out in schedule 8;

(c)	any Encumbrance arising from any Finance Leases or Vendor Financing Arrangements constituting Permitted Borrowings;

(d)	any Encumbrance arising in the ordinary course of business by operation of law;

(e)	any Encumbrance in favour of any Facility C Lender incurred pursuant to any Group Pooling Arrangements;

(f)	any rights of set-off arising in the normal course of business;

(g)	any retention of title of goods supplied to any member of the TCN Group where such retention is agreed in the ordinary course of its trading activities and on customary terms provided that the purchase price relating to such goods is required to be paid within 150 days of the date on which the relevant goods are supplied;

(h)	any Encumbrance (a “New Encumbrance”) created by any member of the TCN Group in substitution for any Encumbrance referred to in paragraph (b) above (an “Existing Encumbrance”) provided that (i) such Existing Encumbrance is irrevocably and unconditionally discharged no later than the time of creation of the New Encumbrance, (ii) the New Encumbrance relates only to the same assets as the Existing Encumbrance, (iii) the Indebtedness secured by the New Encumbrance does not exceed the Indebtedness secured by the Existing Encumbrance and (iv) if required by the Agent, before such New Encumbrance is entered into, the beneficiary thereof enters into a priorities arrangement with the Agent and all of the Lenders in similar terms to any existing priorities arrangement and otherwise in form and substance reasonably satisfactory to the Agent;

(i)	any retention of title arrangements of customer premises equipment in favour of a supplier (or its Affiliate) in respect of Borrowed Money referred to in paragraph (d)(ii) of the definition of Permitted Borrowings provided that title is only retained to individual items of customer premises equipment in respect of which the purchase price has not been paid in full; and

(j)	any Encumbrance not within paragraphs (a) to (i) above and securing Indebtedness in aggregate not exceeding £20,000,000 and where the assets the subject of such Encumbrance have an aggregate book value not exceeding £25,000,000;

“Permitted Financial Investments” means on any date investments in:

(a)	securities which are freely negotiable and marketable:

(i)	which mature not more than twelve months from that date; and

(ii)	which are rated at least AA by Standard & Poor’s Corporation or Aa2 by Moody’s Investor Services, Inc.; or

(b)	certificates of deposits, floating rate notes, acceptances issued by and deposit and current accounts of and time deposits with banks which are authorised institutions under the Banking Act 1987 or by building societies under the Building Societies Act 1986 or Sterling denominated cash funds managed by any reputable financial institution so long as such bank or building society’s or cash fund long term senior debt immediately prior to the making of such an investment is not rated less than A by S&P and not less than A2 by Moody’s; and

(c)	commercial paper rated at least A1 by Standard & Poor’s Corporation or at least P1 by Moody’s Investor Services, Inc., with a maturity of not more than six months;

“Permitted Guarantees” means:

(a)	any guarantees arising under the Finance Documents;

(b)	any guarantees included within Permitted Intra-TCN Group Transactions;

(c)	any guarantees included within Permitted Borrowings;

(d)	any guarantees granted other than in respect of Borrowed Money in the ordinary course of trading; and

(e)	any guarantees not included in paragraphs (a) to (d) (inclusive) above provided that the maximum liability thereunder (actual or contingent) when aggregated with amounts outstanding as Borrowed Money permitted by virtue of paragraph (g) of the definition of Permitted Borrowings do not exceed in aggregate £20,000,000;

“Permitted Intra-TCN Group Transactions” means:

(a)	loans made by a member of the TCN Group (other than any Charging Partnership formed in the state of Colorado or any other member of the TCN Group formed, carrying on business or owning any assets in the United States of America) to a TCN Entity;

(b)	any transaction approved as a Permitted Intra-TCN Group Transaction by the Agent (acting on the instructions of the Majority Lenders);

(c)	the payment or declaration of any dividend, return on capital, repayment of capital contributions or other distributions (i) by any TCN Entity to a shareholder which is a TCN Entity or (ii) by a member of the TCN Group (not being a TCN Entity) to a member of the TCN Group;

(d)	the purchase, acquisition, sale or disposal of assets or revenues (including, without limitation, the acquisition of any business or interest therein) (i) by a TCN Entity from or, as the case may be, to another TCN Entity provided such assets or revenues remain charged to the Security Trustee pursuant to a Security Document or (ii) by a member of the TCN Group (not being a TCN Entity) from or, as the case may be, to another member of the TCN Group (not being a TCN Entity) or to a TCN Entity;

(e)	the purchase, subscription for, or other acquisition of any share (or other securities or any interest therein) in any TCN Entity by any other TCN Entity provided such shares remain charged to the Security Trustee pursuant to a Security Document;

(f)	the subscription for shares in any company on its formation or the purchase of shares in any company which has not at any time carried on any business (other than that associated with its formation or any necessary administrative activities) provided that, if required pursuant to clause 10.1.25, (i) such shares are charged to the Security Trustee pursuant to a Security Document and (ii) such company becomes a TCN Entity pursuant to the provisions of this Agreement; and

(g)	in relation to the ordinary course of trading, the giving by any TCN Entity of any guarantee, bond or indemnity in respect of the liabilities or obligations of any other TCN Entity;

“Permitted Investments” means:

(a)	any transaction included within Permitted Intra-TCN Group Transactions;

(b)	the making of any Permitted Financial Investments up to a maximum aggregate amount of £20,000,000; and

(c)	any transactions not within paragraphs (a) to (b) (inclusive) above which would otherwise be prohibited under clause 11.1.8 where the value of the aggregate net consideration (in cash or otherwise) paid by members of the TCN Group does not exceed £15,000,000 during the Finance Period, save that if the TCN Group has Excess Cash Flow for the Quarterly Periods ending on two consecutive Quarter Days the figure of £15,000,000 in this paragraph (c) shall be increased to £25,000,000 provided that any investment made pursuant to this exception in excess of £15,000,000 shall be treated as Total Capital Expenditure for the purposes of this Agreement and shall only be permitted to the extent that the making of such investment will not cause a breach of clause 12.1.3 on the next succeeding Quarter Day;

“Permitted Loans” means:

(a)	any loans by TCN to Telewest UK or by Telewest UK to Telewest Global permitted by paragraphs (a) and (b) of “Permitted Payments”;

(b)	the making of any Permitted Financial Investments up to a maximum aggregate amount of £20,000,000;

(c)	any loans as a result of a Subscriber being granted, in the ordinary course of trading, terms whereby it does not have to pay for the services provided to it for a period after the provision of such services;

(d)	any transaction included within Permitted Intra-TCN Group Transactions or paragraph (c) of Permitted Investments; and

(e)	any such transaction the principal amount of which, when aggregated with the principal outstanding amount of other transactions falling within this paragraph (e), does not exceed £5,000,000;

“Permitted Merger” means the merger, amalgamation, consolidation or other similar arrangement or consolidation permitted in accordance with clause 6.8.2(c);

“Permitted Payments” means:

(a)	payments by TCN to Telewest UK of up to £5,000,000 in aggregate in respect of each financial year (in the form of loans, dividends or the payment of interest on outstanding loans (if any) made by Telewest UK to TCN) and by Telewest UK to Telewest Global of up to £5,000,000 in aggregate in respect of each financial year (in the form of loans, dividends or the payment of interest on outstanding loans (if any) made by Telewest Global to Telewest UK) to fund costs and expenses of Telewest UK or Telewest Global incurred on arm’s length terms in relation to Telewest Global or Telewest UK acting as the Holding Companies within the Telewest Global Group provided that no Default has occurred and is continuing or would result from the making of the relevant payment; and

(b)	payments by TCN to Telewest UK (in the form of loans, dividends or the payment of interest on outstanding loans (if any) made by Telewest UK to TCN) and by Telewest UK to Telewest Global (in the form of loans, dividends or the payment of interest on outstanding loans (if any) made by Telewest Global to Telewest UK) to fund the payment by Telewest Global of cash interest payable on any Permitted Telewest Global Debt incurred after the Recapitalisation Supplemental Deed Effective Date provided that the proceeds of such Permitted Telewest Global Debt in respect of which interest is payable has been lent by Telewest Global to Telewest UK and by Telewest UK to TCN and used by TCN to prepay Outstandings (the amount prepaid being the “Telewest Global Debt Prepayment Amount”) and, in the case of Facility B Outstandings, the Facility B Total Commitments have been permanently cancelled by an amount equal to the amount prepaid and provided further that the amount paid by TCN to Telewest UK in respect of any period does not exceed the lower of (A) the aggregate amount of interest which would have been payable to the Lenders under the Facilities on the Telewest Global Debt Prepayment Amount in respect of the same period had the relevant prepayment not been made and (B) the amount of cash interest due and payable by Telewest Global on that part of the Permitted Telewest Global Debt lent by Telewest Global to Telewest UK and by Telewest UK to TCN to fund the prepayment of the Telewest Global Debt Prepayment Amount in respect of the same period;

“Permitted Telewest Global Debt” means any Borrowed Money of Telewest Global provided that :

(a)	other than in the case of loans by Telewest UK to Telewest Global which constitute Permitted Payments, on the date such Borrowed Money is incurred, the ratio of Total Telewest Global Group Debt (including such Borrowed Money) is not more than 5.5 times Consolidated Annualised TCN Group Net Operating Cash Flow (calculated by reference to the most recently ended Quarterly Period in respect of which Quarterly Management Accounts have been delivered to the Agent under this Agreement);

(b)	other than in the case of loans by Telewest UK to Telewest Global which constitute Permitted Payments, on the date on which such Borrowed Money is incurred, the principal amount of Borrowed Money in respect of which interest is not required to be paid in cash, in whole or in part, shall not exceed £500,000,000, it being understood that the principal amount of such Borrowed Money from time to time shall include the original principal amount thereof together with all interest which has accrued thereon and been capitalised or which will accrue and may be capitalised up to and including 30 June 2006 and any additional notes or other debt issued or which may be issued as payment of interest thereon in kind up to and including 30 June 2006 and, with respect to Borrowed Money issued at a discount, the principal amount of such Borrowed Money at any time shall be the accreted value thereof up to and including 30 June 2006;

(c)	other than in the case of loans by Telewest UK to Telewest Global which constitute Permitted Payments, the terms and conditions governing such Borrowed Money shall provide that the first date on which any part of such Borrowed Money is scheduled to be repaid or is mandatorily redeemable is no earlier than 1 January 2010 and there is no right of early repayment other than (i) repayments as a result of a Permitted Telewest Global Debt Refinancing; or (ii) repayment obligations which arise on the occurrence of a change of control or; (iii) as a result of the sale of assets provided always that Telewest Global shall have no obligation to repay or make an offer to purchase any such debt prior to the Senior Discharge Date (as such term is defined in the Intercreditor Deed) without the consent of the Majority Lenders;

(d)	there is no recourse (other than by Telewest Global in respect of the Downstream Loans (as defined below) provided that such rights of recourse shall at all times be subject to the terms of the Deeds of Subordination) to Telewest UK, any member of the TCN Group or any other Subsidiary of Telewest UK in relation to such Borrowed Money and, without prejudice to the generality of the foregoing, no amount in respect of principal or interest in relation to such Borrowed Money may be paid (in whole or part) before, at or after maturity directly or indirectly by Telewest UK, any member of the TCN Group or any other Subsidiary of Telewest UK, other than the funding by TCN of interest payments by way of a Permitted Payment pursuant to paragraph (b) of the definition thereof; and

(e)	to the extent that the proceeds of such Borrowed Money are lent to Telewest UK and by Telewest UK to TCN, the terms on which such proceeds are lent by Telewest Global to Telewest UK and by Telewest UK to TCN (the “Downstream Loans”) are that, the Downstream Loans do not bear interest (save to the extent that the funding of any relevant interest payment would be a Permitted Payment pursuant to paragraph (b) of the definition thereof), the first date on which the Downstream Loans are scheduled to be repaid is no earlier than 1 January 2010 and there is no right of early repayment of the Downstream Loans;

“Permitted Telewest Global Debt Refinancing” means any refinancing of Permitted Telewest Global Debt either (i) from the proceeds of any Permitted Telewest Global Equity Issue, provided that Telewest Global has complied with the undertakings set out in the Deed of Subordination entered into by it in relation to such Permitted Telewest Global Equity Issue and any prepayment required in respect of such Permitted Telewest Global Equity Issue has been applied in accordance with clause 6.8.5(a) or (ii) from the proceeds of new raising of Permitted Telewest Global Debt, provided that the terms thereof are no more onerous on Telewest Global than those applicable to the Permitted Telewest Global Debt being refinanced;

“Permitted Telewest Global Equity Issue” means any issue of shares of any nature by Telewest Global or any Affiliate of Telewest Global (other than Telewest UK, TCN or any of their respective Subsidiaries) including by way of public offering or private placement;

“Permitted Telewest Liquidation” means a members voluntary winding-up of Telewest provided that all rights of Telewest under the material agreements set out in the list provided at paragraph 41 of part C of schedule 3 have expired or have been transferred or assigned to TCN or Telewest Limited and all Telewest’s obligations under such agreements and under the material guarantees set out in the list provided at paragraph 44 of part C of schedule 3 have been discharged;

“Plan” means, with respect to any person, a defined benefit plan as defined in section 3(35) of ERISA:

(a)	maintained by it or any of its ERISA Affiliates; or

(b)	to which it or any of its ERISA Affiliates is required to make any payment or contribution;

“Pledge and Security Agreements” means each of the first ranking pledge and security agreements entered into in favour of the Security Trustee by each of the partners in each of the Charging Partnerships formed in the State of Colorado each dated 16 March 2001 (as amended on or about the Recapitalisation Supplemental Deed Effective Date);

“PWC” means PricewaterhouseCoopers;

“Qualifying Lender” means, in respect of the relevant Lenders to Facility A, Facility B, Facility C and Facility D:

(a)	a person which is beneficially entitled to the interest payable to it under this Agreement, and which is:

(i)	a bank (as defined for the purpose of section 349 Income and Corporation Taxes Act 1988) making an advance under a Finance Document; or

(ii)	a company resident in the United Kingdom for United Kingdom tax purposes which has confirmed to TCN writing that it is so resident; or

(iii)	a partnership, each member of which is a company resident in the United Kingdom for United Kingdom tax purposes which has confirmed to TCN in writing that it is so resident; or

(iv)	a company which is not resident in the United Kingdom which:

(A)	carries on a trade in the United Kingdom through a permanent establishment and for which any payment of such interest falls to be brought into account in computing its chargeable profits, within the meaning of section 11(2) Income and Corporation Taxes Act 1988; or

(B)	has confirmed to TCN in writing that it carries on trade in the United Kingdom through a branch or an agency and that any payment of such interest falls to be brought into account in computing its chargeable profits within the meaning of section 11(2) Income and Corporation Taxes Act 1988;

(b)	a person, which, by virtue of the provisions of a double taxation agreement between the United Kingdom and the country of residence of that person (assuming compliance with any filing or similar requirements envisaged in connection therewith) is entitled to receive payments from TCN under this Agreement and any Security Document to which it is a party:

(A)	in the case of the Original Lender or a New Lender, without any deduction in respect of Taxes; or

(B)	in the case of a New Lender which is not entitled and therefore not within (A), subject to a deduction in respect of Taxes (to which clause 8.7 (Grossing up for Taxes) applies) to an extent no greater than that which applied to the Existing Lender from which the New Lender acquired its commitment and/or Contribution in accordance with clause 17 (Assignment) hereof;

in either case, subject only to a prior direction given to TCN by the United Kingdom Inland Revenue pursuant to an application by that person without the Borrower incurring any additional expense or suffering any significant additional administrative burden and for this purpose “double taxation treaty” means any convention or agreement between the government of the United Kingdom and any other government for the avoidance of double taxation and the prevention of fiscal evasion with regard to Taxes on income and capital gains.

“Quarter Days” means 31st March, 30th June, 30th September and 31st December in any year;

“Quarterly Management Accounts” means the quarterly management accounts of the TCN Group delivered to the Agent pursuant to clause 10.1.7;

“Quarterly Period” means each period of approximately three months commencing on the day after a Quarter Day and ending on the next following Quarter Day;

“Rate Fixing Day” means the first day of the relevant period;

“Recapitalisation Supplemental Deed” means the deed supplemental to this Agreement which has the purpose of amending and restating the same and the Deed of Subordination and made between, inter alia, the parties to the Agreement and dated [•] 2004;

“Recapitalisation Supplemental Deed Effective Date” means provided that the Transfer Effective Date and the Equitisation Effective Date have occurred the later of (i) the date on which the Agent notifies TCN (for and on behalf of the TCN Entities), Telewest Global, Telewest UK, Telewest and the Lenders that it has received all the documents and evidence in part C of schedule 3 hereto in form and substance satisfactory to the Agent (including, without limitation, the documents and evidence in part C of Schedule 3 paragraphs 13, 14, 16, 25, 27, 28, 33 and 62) and (ii) the date on which an office copy of the court order sanctioning the scheme of arrangement of Telewest is delivered to the registrar of companies for registration;

“Reference Lenders” means the principal London offices of The Royal Bank of Scotland plc, Canadian Imperial Bank of Commerce, London Branch and Barclays Bank PLC, and/or any other Lender appointed as such pursuant to clause 18.12;

“Reimbursement Agreement” means the agreement of such name dated 16 March 2001 entered into between each of the Original Charging Partnerships and TCN;

“Related Fund” means, with respect to any Facility D Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is administered or managed by (a) that Facility D Lender, (b) any Affiliate of that Facility D Lender or (c) the same investment adviser (or an Affiliate of that investment adviser) that administers or manages that Facility D Lender;

“Relevant Information” means any notice, request, demand or other communication under this Agreement or any document (including, without limitation, financial information) required to be delivered under this Agreement;

“Relevant Substance” means (i) any radioactive emissions, (ii) electricity and any electrical or electromagnetic emissions and (iii) any substance whatsoever (whether in a solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) which is capable of causing harm to man or any other living organism supported by the environment (both natural and built), or damaging the environment (both natural and built) or public health or welfare;

“Rental” has, in relation to a Lessor, the meaning given to it in the Lease Agreement to which that Lessor is a party;

“Reportable Event” means:

(a)	an event specified as such in section 4043 of ERISA or any related regulation, other than an event in relation to which the requirement to give notice of that event is waived by any regulation; or

(b)	a failure to meet the minimum funding standard under section 412 of the Code or section 302 of ERISA, whether or not there has been any waiver of notice or waiver of the minimum funding standard under section 412 of the Code;

“Restricted Party” means any person listed in the Annex to the Executive Order referred to in the definition of “Anti-Terrorism Laws” or on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury;

“Restricted Payment” means (a) any direct or indirect distribution, dividend, loan or other payment (whether in cash, property, securities or otherwise) by Telewest UK or any member of the TCN Group (including, without limitation, any payment on account of the share capital of TCN and Telewest UK or capital stock or other securities of TCN and Telewest UK) or any interest thereon, (b) any transfer of any assets by any member of the TCN Group or Telewest UK and (c) any payment (whether in cash, property, securities or otherwise) of principal of, or interest on, Subordinated Debt, in each case to any Restricted Person;

“Restricted Person” means Telewest and its Affiliates and any member of the Telewest Global Group other than the TCN Entities;

“Restructuring Swaps” has the meaning ascribed thereto in the Intercreditor Deed;

“Rolling Cash Flow Forecast” means the rolling cash flow forecasts for the period of 13 weeks beginning on the first day of each month for the TCN Group and the Telewest Global Group in the agreed form;

“Rollover Notice” means a notice substantially in the form of part C of schedule 2;

“Scottish Security Documents” means the Bond and Floating Charges and the Share Pledges;

“Security Account” means an account of TCN with a Facility C Lender which is also at all times a Facility A Lender and which is subject to a Security Account Charge;

“Security Account Charge” means a first-ranking fixed bank account charge entered into by TCN In favour of the Security Trustee in the agreed form;

“Security Documents” means the TCN Debenture, the Telewest UK Debenture, the Telewest Global Share Charge, the Deeds of Subordination, the Pledge and Security Agreements, the Loan Assignments, the Reimbursement Agreement, the Scottish Security Documents, the Share Charge, the Jersey Share Pledges, the BBC JV Security Trustee’s Undertaking, the UK Gold JV Security Trustee’s Undertaking, any Supplemental Deed, the Intercreditor Deed, the Intercreditor Deed Supplemental Deed, the Barclays Intercreditor Agreement, the Liberty Intercreditor Deed, any Security Account Charge, the New Restructuring Hedge Security Documents, the Non-TCN Entities Debenture and all other mortgages, charges, guarantees, indemnities and other instruments from time to time entered into in favour of the Agent, the Security Trustee and/or the Lenders by way of guarantee or other similar assurance of and/or security for amounts owed to any of the New Beneficiaries;

“Security Trustee” has the meaning ascribed thereto in the Intercreditor Deed;

“Share Charge” means the first ranking share charge dated 16 March 2001 entered into by Telewest in favour of the Security Trustee over its shares in TCN;

“Share Pledges” means the first ranking share pledges each dated 16 March 2001 entered into by certain Original Charging Subsidiaries over the shares in those members of the TCN Group incorporated in Scotland (other than those which are Original Non-Charging Subsidiaries);

“Six Month Period” means each period of six months ending on the last day of a calendar month;

“Sterling” and “£” mean the lawful currency for the time being of the United Kingdom and in respect of all payments to be made under this Agreement in Sterling means immediately available, freely transferable cleared funds;

“Subordinated Debt” means, at any relevant time, all Borrowed Money of the TCN Entities owed to Telewest UK and of Telewest UK owed to Telewest Global;

“Subscriber” means a person who has entered into an agreement (which has not expired or been terminated) with a TCN Entity to be provided with services by a TCN Entity through the operation of the Cable Systems;

“Subsidiary” of a person means (a) any company or entity directly or indirectly controlled by such person (for which purpose “control” means either ownership of more than 50 per cent. of the voting share capital (or equivalent right of ownership) of such company or entity or power to direct its policies and management whether by contract or otherwise or the right to receive more than 50 per cent. of any distributions (of whatever nature) made in respect of the share capital or other ownership interests of such company or entity) and (b) (for the purpose only of the preparation of the financial statements and the Quarterly Management Accounts to be prepared pursuant to clauses 10.1.6 and 10.1.7 and the undertakings in clause 12.1) in the case of a company incorporated in England and Wales or Scotland, a Subsidiary Undertaking;

“Subsidiary Undertaking” has the meaning given to such term in section 258 Companies Act 1985;

“Super Majority Lenders” means Lenders the aggregate of whose Contributions and undrawn Commitments at any relevant time exceeds 95 per cent of the aggregate of the Sterling Amount of the Outstandings and undrawn Total Commitments;

“Supplemental Deed” means a deed supplemental to this Agreement, the TCN Debenture, the debenture referred to in the definition of New Restructuring Hedge Security Documents (the “New Debenture”) and certain of the other Security Documents executed, inter alios, by a member of the TCN Group in the form of schedule 4 to the New Debenture or in such other form as is agreed between the Agent and TCN whereby such Subsidiary or Associated Partnership becomes a party to this Agreement and any relevant Security Document as a Charging Subsidiary or Charging Partnership, as the case may be;

“Tax Deduction” means a deduction or withholding for or on account of Taxes from a payment under a Finance Document;

“Tax on Overall Net Income” of a person shall be construed as a reference to Tax (other than Tax deducted or withheld from any payment) imposed on that person by any jurisdiction on:

(i)	the net income profits or gains of that person worldwide; or

(ii)	such of its income, profits or gains as arise in or relate to the jurisdiction in which it is resident or in which its principal or Facility Office is located;

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of a similar nature together with interest thereon and penalties in respect thereof and “Taxation” shall be construed accordingly;

“TCC” means The Cable Corporation Limited (No. 2075227);

“TCN” means Telewest Communications Networks Limited (No. 3071086) whose registered office is at Export House, Cawsey Way, Woking, Surrey, GU21 6QX;

“TCN Debenture” means the first ranking composite guarantee and debenture (including, inter alia, a charge over the JV Loan Stock and charges over Flextech Broadband Limited’s (formerly Cheltrading 283 Limited) shares in the Joint Ventures) dated 16 March 2001 entered into by each TCN Entity in favour of the Security Trustee;

“TCN Entities” means TCN, each Original Charging Subsidiary and each Original Charging Partnership together with any company or partnership which is or becomes a party to this Agreement and the relevant Security Documents pursuant to clause 10.1.25;

“TCN Franchises” means those areas in which the TCN Group is permitted by applicable laws to operate cable television and/or cable telecommunications systems;

“TCN Group” means TCN, all its Subsidiaries and all its Associated Partnerships from time to time;

“TCN Independent Director” means (A) a non-executive director of TCN who is not a member of management of Telewest Global and/or any of its Subsidiaries or (B) the general counsel of the Telewest Global Group (who may be a member of management of Telewest Global and/or any of its Subsidiaries) which person, in each case, (i) is not, nor has been at any time since the date falling three years prior to the Recapitalisation Supplemental Deed Effective Date, a shareholder of any member of the Telewest Global Group, any member of the Telewest Group, any member of the TCN Group (other than the ownership of (a) shares in Telewest Global or Telewest obtained as part of such person’s compensation as a director, officer or employee of the Telewest Global Group and (b) shareholdings in Telewest Global or Telewest representing less than 0.25 per cent. of the entire issued capital of Telewest Global or Telewest), (ii) is independent of the shareholders of Telewest Global (for these purposes a person will be deemed to be “independent” of the shareholders of Telewest Global if such person is not (and has not been for a period of three years prior to its or their appointment) an employee, principal officer or director of any institution that was at any time prior to the Recapitalisation

Supplemental Deed Effective Date, a member of the Ad Hoc Committee, Huff, Liberty Media Corporation, IDT Corporation or any institution that is (or was during the 3 years prior to its or their appointment) the holder of a 5 per cent. or greater interest in the share capital of Telewest Global or Telewest or any of their respective Affiliates (other than Telewest UK, TCN or a Subsidiary of TCN)) provided that, for the purposes of this paragraph (ii), if a person would have been “independent” of the shareholders of Telewest Global had Telewest Global and Telewest UK not been Subsidiaries of Telewest prior to the Recapitalisation Supplemental Deed Effective Date, such person shall nevertheless be deemed to be “independent” of the shareholders of Telewest Global and Telewest UK; and (iii) is not a director of Telewest Global or any Affiliate of Telewest Global other than Telewest UK, TCN or a Subsidiary of TCN;

“Telecommunications, Cable and Broadcasting Laws” means the Telecommunications Act 1984, the Cable and Broadcasting Act 1984, the Broadcasting Act 1990 (together with the Broadcasting Act 1996), the Communications Act 2003 and all other laws, statutes, regulations and judgments relating to broadcasting or telecommunications or cable television or broadcasting applicable to any member of the TCN Group, and/or the business carried on by, any member of the TCN Group (for the avoidance of doubt, not including laws, statutes, regulations or judgments relating solely to consumer credit, data protection or intellectual property);

“Telewest” means Telewest Communications plc (No. 2983307);

“Telewest Global” means Telewest Global, Inc., incorporated in Delaware, United States of America, whose office is at 1209 Orange Street, Wilmington, Delaware 19801, United States of America;

“Telewest Global Group” means Telewest Global, all its Subsidiaries and all its Associated Partnerships after the Recapitalisation Supplemental Deed Effective Date;

“Telewest Global Group Security Provider” means any person other than a TCN Entity or a Finance Party who has or may at any time hereafter enter into a Security Document;

“Telewest Global Loan Assignment” means the first ranking assignment by way of security dated on or about the Recapitalisation Supplemental Deed Effective Date entered into by Telewest Global in favour of the Security Trustee in the agreed form;

“Telewest Global Share Charge” means the share charge dated on or about the Recapitalisation Supplemental Deed Effective Date entered into by Telewest Global in favour of the Security Trustee over its shares in Telewest UK in the agreed form;

“Telewest Group” means Telewest, all its Subsidiaries and all its Associated Partnerships;

“Telewest Loan Assignment” means the first ranking assignment by way of security dated 16 March 2001 entered into by Telewest;

“Telewest UK” means Telewest UK Limited (No. 04925679) whose registered office is at Export House, Cawsey Way, Woking, Surrey GU21 6QX;

“Telewest UK Debenture” means the first ranking guarantee and debenture (including, inter alia, a charge over the shares of TCN) dated on or about the Recapitalisation Supplemental Deed Effective Date entered into by Telewest UK in favour of the Security Trustee in the agreed form;

“Term” means, in relation to a Facility B Advance, the period for which such Facility B Advance is or is to be made, as specified in the Drawdown Notice or Rollover Notice for such Facility B Advance, or as otherwise determined in accordance with the provisions of this Agreement;

“Term Date” means, in relation to a Facility B Advance, the last day of the Term of such Facility B Advance;

“Total Capital Expenditure” means in respect of each Quarterly Period, Six Month Period or Twelve Month Period, as the context requires, the aggregate of fixed asset additions of the TCN Group in accordance with GAAP and in respect of the Quarterly Period ended 31 December 2002 less (i) any transfers of capital assets into or out of current asset inventory and (ii) any reclassification of lease finance that has not resulted in a cash flow during the period;

“Total Commitments” means at any relevant time the aggregate of the Facility A Total Commitments, the Facility B Total Commitments, the Facility C Total Commitments and the Facility D Commitments at such time;

“Total Telewest Global Group Debt” means, at any relevant time, the aggregate consolidated amount of all Borrowed Money of the Telewest Global Group together with any interest on such Borrowed Money accreted to the date of calculation;

“Total Senior Debt” means the aggregate consolidated amount of all Borrowed Money of the TCN Group other than Subordinated Debt;

“Total Senior Debt Interest Charges” means, in relation to any period, (A) the total amount of all interest and periodic fees and commissions accruing in respect of Total Senior Debt during such period (i) plus any cash amounts paid or payable by the TCN Group in respect of such period pursuant to paragraph (b) of the definition of Permitted Payments and (ii) plus net cash amounts paid or payable by the TCN Group or less net cash amounts received or receivable by the TCN Group (as the case may be) under interest rate swaps and other hedging arrangements allowed under this Agreement and relating to Total Senior Debt, in each case in respect of such period minus (B) all interest received by the TCN Group in respect of cash on deposit with banks or financial institutions, in each case during such period;

“Transfer Agreement” means the agreement between Telewest, Telewest Global and Telewest UK entered into prior to the Recapitalisation Supplemental Deed Effective Date pursuant to which substantially all of the assets of Telewest (including the entire issued share capital of TCN) are transferred to Telewest UK, TCN or any of its Subsidiaries;

“Transfer Certificate” means a certificate substantially in the form of schedule 5 or any other form agreed between the Agent and TCN;

“Transfer Effective Date” means the date on which the Agent notifies TCN (for and on behalf of the TCN Entities), Telewest Global, Telewest UK, Telewest and the Lenders that it has received the documents and evidence in part C of Schedule 3 paragraphs 1-12 (inclusive), 15, 17-24 (inclusive), 26, 29-32 (inclusive), 34-42 (inclusive), 44-61 (inclusive), of this Agreement in form and substance satisfactory to the Agent, provided that such date shall occur before the Recapitalisation Supplemental Deed Effective Date and the Equitisation Effective Date;

“Treaty” means the Treaty establishing the European Community as amended by the Treaty on European Union;

“Twelve Month Period” means each period of twelve months ending on the last day of a calendar month;

“UK Gold” means UK Gold Television Limited;

“UK Gold Group” means the UK Gold Joint Venture and its Subsidiaries from time to time;

“UK Gold Joint Venture” means UK Gold Holdings Limited (company registration number 3298738) whose registered office is at 4th Floor, The Quadrangle, Imperial Square, Cheltenham, Gloucestershire, GL50 1YX;

“UK Gold Security Trustee’s Undertaking” means the agreement entered or to be entered into between the Security Trustee, BBC Worldwide Limited and Flextech Broadband Limited (formerly Cheltrading 283 Limited) in the agreed form;

“UKTV New Ventures Joint Venture” means UKTV New Ventures Limited (company registration number 04266373) whose registered office is at Unit 1, Genesis Business Park, Albert Drive, Woking, Surrey GU21 5RW;

“UKTV New Ventures Joint Venture Group” means the UKTV New Ventures Joint Venture and its Subsidiaries from time to time;

“US Amendment Documents” means the amendment documents to the Pledge and Security Agreements and the Reimbursement Agreement entered into by each of the partners in each of the Charging Partnerships on or about the Transfer Effective Date in the agreed form;

“US GAAP” means the generally accepted accounting principles and practices in the United States of America;

“US Subsidiary” means Telewest Finance Corporation, a previously existing Delaware corporation;

“Utilisation” means each utilisation made by the Borrower under Facility C;

“Utilisation Date” means the date being a Banking Day on which a Utilisation is to be made;

“VAT” means the value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar fiscal nature whether imposed in the United Kingdom (instead of or in addition to value added tax) or elsewhere;

“Voting Stock” of any person means all classes of capital stock or other interests of the person which ordinarily has voting power for the election of directors, managers or trustees (or persons performing similar functions) of the person;

“Working Capital” means the aggregate of trade and other debtors in respect of operating items plus prepayments and stock less trade and other creditors in respect of operating items and less accrued expenses and accrued costs, in each case as determined pursuant to GAAP; and

“YCG” means The Yorkshire Cable Group Limited (No. 2782818).

1.3	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.4	Construction of certain terms

In this Agreement, unless the context otherwise requires:

1.4.1	references to clauses and schedules are to be construed as references to the clauses of, and schedules to, this Agreement and references to this Agreement include its schedules;

1.4.2	references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as from time to time amended in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of this Agreement or the relevant document required to be obtained as a condition to such amendment being permitted) the prior written consent of the Agent, all of the Lenders, the Majority Institutional Lenders, the Super Majority Lenders, the Majority Bank Lenders or the Majority Lenders (as the case may be);

1.4.3	reference to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

1.4.4	words importing the plural shall include the singular and vice versa;

1.4.5	references to a time of day are to London time;

1.4.6	references to a person shall be construed as including references to an individual, firm, company, corporation, unincorporated body of persons or any State or any agency thereof and that person’s successors in title;

1.4.7	reference to a document “in the agreed form” means in the form of a draft of such document initialled by way of identification by the Agent and TCN or by their respective lawyers on their behalf or, where no such draft is so initialled, in the form to be agreed between TCN and the Agent and both such parties hereby agree to negotiate in good faith to agree such form;

1.4.8	references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly;

1.4.9	reference to “set-off” includes retention, compensation and the balancing of accounts under Scots law;

1.4.10	references to any enactment shall be deemed to include references to such enactment as re-enacted, amended or extended;

1.4.11	reference to “business” in relation to any member of the TCN Group mean any business referred to in clause 10.1.5 which such member of the TCN Group engages in, and references to “ordinary course of business” in relation to any member of the TCN Group shall be similarly construed;

1.4.12	unless expressly provided to the contrary in this Agreement, a person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999;and

1.5	Majority Lenders

Where this Agreement provides for any matter to be determined by reference to the opinion of the Super Majority Lenders, the Majority Lenders, the Majority Bank Lenders or the Majority Institutional Lenders or to be subject to the consent or request of the Super Majority Lenders, the Majority Lenders, the Majority Bank Lenders or the Majority Institutional Lenders or for any action to be taken on the instructions of the Super Majority Lenders, Majority Lenders, the Majority Bank Lenders or the Majority Institutional Lenders, such opinion, consent, request or instructions shall (as between the relevant Lenders) only be regarded as having been validly given or issued by the Super Majority Lenders, the Majority Lenders, the Majority Bank Lenders or the Majority Institutional

Lenders (as the case may be) if all of the relevant Lenders shall have received appropriate prior notice of the matter on which such opinion, consent, request or instructions are required to be obtained and the relevant majority of Lenders shall have given or issued such opinion, consent, request or instructions but TCN and each other TCN Entity shall be entitled (and bound) to assume that such notice shall have been duly received by each relevant Lender and that the relevant majority, as determined by the Agent, shall have been obtained to constitute the Super Majority Lenders, Majority Lenders, Majority Bank Lenders or Majority Institutional Lenders (as the case may be) whether or not this is in fact the case.

1.6	Agent’s opinion

Where this Agreement provides for the Agent’s opinion to determine whether any matter would have or would be reasonably likely to have a Material Financial Adverse Effect, a Material Adverse Effect, a Joint Venture Material Adverse Effect or a material adverse effect, as the case may be, the Agent shall act in accordance with the instructions of the Majority Lenders (acting reasonably) in making such determination.

2	The Facilities

2.1	Amount

The relevant Lenders, relying upon each of the representations and warranties in clause 9 and in the Security Documents, agree to make available, in each case subject to the terms and conditions of this Agreement, to the Borrower:

2.1.1	a term loan facility in the principal sum of £1,695,000,000;

2.1.2	a revolving credit facility in the principal sum of £140,000,000;

2.1.3	committed ancillary facilities in the principal sum of £50,000,000; and

2.1.4	a term loan of £145,000,000, an uncommitted term loan of £20,000,000 and (with the prior written consent of the Majority Lenders) a further uncommitted term loan of £105,000,000.

The obligation of each Facility A Lender, each Facility B Lender and each Facility D Lender under this Agreement shall be to contribute that proportion of each Facility A Advance, Facility B Advance or Facility D Advance which, as at the Drawdown Date of such Advance, its Facility A Commitment, Facility B Commitment or Facility D Commitment (as the case may be) bears to the Facility A Total Commitments, the Facility B Total Commitments or the Facility D Total Commitments (as the case may be). The obligation of each Facility C Lender shall be governed by the terms of its Ancillary Facilities Letter, save that in the event of any conflict between this Agreement and the relevant Ancillary Facilities Letter (insofar as they relate to matters specifically set out in this Agreement in relation to Facility C), the terms of this Agreement shall prevail.

2.2	Facility Limits

2.2.1	The Facility A Outstandings shall not at any time exceed the Facility A Total Commitments;

2.2.2	The Facility B Outstandings shall not at any time exceed the Facility B Total Commitments;

2.2.3	The Facility C Outstandings shall not at any time exceed the Facility C Total Commitments; and

2.2.4	The Facility D Outstandings shall not at any time exceed the Facility D Total Commitments.

2.3	Obligations several

The obligations of each Lender under this Agreement are several; the failure of any Lender to perform such obligations shall not relieve any other Finance Party or any TCN Entity of any of their respective obligations or liabilities under this Agreement nor shall the Agent, the Arrangers or the Security Trustee be responsible for the obligations of any Lender (except for its own obligations, if any, as a Lender) nor shall any Lender be responsible for the obligations of any other Lender under this Agreement.

2.4	Interests several

Notwithstanding any other term of this Agreement (but without prejudice to the provisions of this Agreement relating to or requiring action by the Super Majority Lenders, Majority Lenders, the Majority Bank Lenders or the Majority Institutional Lenders) the interests of the Finance Parties are several and the amount due to each Finance Party is a separate and independent debt. Each Finance Party shall have the right to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any Finance Party to be joined as an additional party in any proceedings for this purpose.

3	Conditions

3.1	Documents and evidence

The obligations of each Lender to make its Commitment available shall be subject to the condition that the Agent, or its duly authorised representative, shall have received the documents and evidence specified in part A of schedule 3 in form and substance reasonably satisfactory to the Agent prior to the Drawdown Notice in respect of the first Advance being given or, if earlier, the first Utilisation being requested.

3.2	General conditions precedent

The obligation of each Lender to contribute to any Advance (except any Facility B Advance to be rolled over pursuant to clauses 4.3 or 4.4 below or to be made following the assumption of a Facility A Commitment by a Facility C Lender pursuant to clause 6.3) is subject to the further conditions that at the time of the giving of a Drawdown Notice for, and at the time of the making of, such Advance:

3.2.1	the representations and warranties deemed to be made pursuant to clause 9.3, being (subject as provided therein) true and correct as of each such time as if each was made with respect to the facts and circumstances existing at such time;

3.2.2	no Default shall have occurred and be continuing which has not been remedied or expressly waived or would result from the making of such Advance; and

3.2.3	(in the case of any Facility B Advance only) the ratio of Total Senior Debt (including the amount of the relevant Advance) to Consolidated Annualised TCN Group Net Operating Cash Flow (calculated by reference to most recent Quarterly Management Accounts delivered to the Agent under this Agreement) is not more than the ratio set out in column (2) below against the period in column (1) below in which the relevant Drawdown Date or Utilisation Date falls:

(1) Quarter ending	(2) Ratio (Maximum)
From (and including) 1 April 2004 to (and including) 30 June 2004	5.75

From (and including) 1 July 2004 to (and including) 30 September 2004	5.40

From (and including) 1 October 2004 to (and including) 31 December 2004	5.00

From (and including) 1 January 2005 to (and including) 31 March 2005	4.80

From (and including) 1 April 2005 to (and including) 30 June 2005	4.80

From (and including) 1 July 2005 to (and including) 30 September 2005	4.50

From (and including) 1 October 2005 to (and including) 31 December 2005	4.20

3.3	Waiver of conditions precedent

The conditions specified in this clause 3 are inserted solely for the benefit of the Lenders and may be waived on their behalf in whole or in part and with or without conditions by the Agent acting on the instructions of all of the Lenders in respect of the first Advance and on the instructions of the Majority Lenders, in respect of subsequent Facility A Advances or Facility B Advances, or the Majority Institutional Lenders, in respect of subsequent Facility D Advances, without prejudicing the right of the Agent acting on such instructions to require fulfilment of such conditions in whole or in part in respect of any other Advance.

3.4	Conditions subsequent to the first Utilisation

TCN undertakes no later than the date falling 7 days after the date of this Agreement to deliver the documents and evidence specified in part B of schedule 3 in form and substance reasonably satisfactory to the Agent.

3.5	Conditions subsequent to the Recapitalisation Supplemental Deed Effective Date

3.5.1	TCN undertakes to use its best endeavours to procure that Telewest transfers or (as the case may be) assigns to TCN or Telewest Limited all the agreements listed as material under the document provided at paragraph 41 of part C of schedule 3, all rights and obligations arising thereunder and all assets the subject of such material agreements no later than the date falling six months after the Recapitalisation Supplemental Deed Effective Date, but in any event prior to a Permitted Telewest Liquidation, and to provide the Agent with copies of all documents evidencing such transfer or assignment together with evidence that such documents have become unconditional in all respects, in each case, in form and substance satisfactory to the Agent.

3.5.2	TCN undertakes to use its reasonable endeavours to procure that Telewest transfers or (as the case may be) assigns to TCN or Telewest Limited all agreements listed as immaterial under the document provided at paragraph 41 of part C of schedule 3, all rights and obligations thereunder and all assets the subject of such immaterial agreements prior to the expiry or termination date of such immaterial agreements, but in any event prior to a Permitted Telewest Liquidation, and to provide the Agent with copies of all documents evidencing such transfer or assignment together with evidence that such documents have been unconditional in all respects, in each case, in form and substance satisfactory to the Agent.

3.5.3	TCN undertakes to obtain the prior written consent of the Agent (acting on the instructions of the Majority Lenders) to any assignments or (as the case may be) transfers under clauses 3.5.1 and 3.5.2 which would result in the aggregate expenses of the TCN Group in connection with such assignments or (as the case may be) transfers exceeding £5,000,000.

3.5.4	TCN undertakes (i) no later than the date falling 60 days after the Recapitalisation Supplemental Deed Effective Date to deliver to the Agent, for distribution to the Lenders (in sufficient copies for all of the Lenders) a revised version of the Long Range Plan in substantially the same format as that referred to in paragraph (a) of the definition of Long Range Plan up-dated by management of the TCN Group following the Recapitalisation Supplemental Deed Effective Date and including, without limitation, all changes required to take into account the new hedging arrangements described at paragraph 36 of part C of Schedule 3 and (ii) to the extent that the Majority Lenders request a report from PWC on such revised version of the Long Range Plan, to co-operate fully, and ensure that its directors and officers co-operate fully, with PWC to enable PWC to prepare such report.

3.5.5	Flextech Broadcasting Limited undertakes to deliver to the Agent all certificates and documents of title relating to its interest in the shares and loan stock of the UKTV New Ventures Joint Venture and such deeds of transfer in blank and other documents as the Security Trustee may reasonably require for perfecting the title of the Security Trustee to such shares and loan stock within 2 Business Days of signing the shareholders agreement in connection with UKTV New Ventures Joint Venture.

3.5.6	TCN undertakes to deliver to the Security Trustee all share certificates representing title to those shares which have been transferred from Telewest to Telewest UK under the Transfer Agreement within 2 Business Days of the relevant share transfer forms (documenting the transfer of shares from Telewest to Telewest UK) being stamped in accordance with Section 112(3) of, and paragraphs 1 and 3 of Schedule 13 to, the Finance Act 1999.

4	Utilisations and Advances

4.1	Facility C

Facility C shall be governed by the terms of the relevant Ancillary Facilities Letter and this Agreement, save that in the event of any conflict between this Agreement and the relevant Ancillary Facilities Letter (insofar as they relate to matters specifically set out in this Agreement in relation to Facility C) the terms of this Agreement shall prevail. Utilisations may be requested by the Borrower and shall be made by the relevant Facility C Lender in accordance with the terms of the relevant Ancillary Facilities Letter. Reference to “this Agreement” shall, insofar as they relate to Facility C, be deemed to include the relevant Ancillary Facilities Letter.

4.2	Drawdown

Subject to the terms and conditions of this Agreement, an Advance will be made to the Borrower following receipt by the Agent from the Borrower of a Drawdown Notice signed by an Authorised Officer not later than 11 a.m. on the third Banking Day (in the case of a Facility D Advance) or 11 a.m. on the second Banking Day (in the case of any other Advance) before the proposed Drawdown Date. A Drawdown Notice shall be effective on actual receipt by the Agent and, once given, shall, subject as provided in clause 5.12.1, be irrevocable. No Drawdown Notice may be given in respect of an amount which is the subject of a notice received by the Agent under clause 6.6.

4.3	Rollover

Subject to the terms and conditions of this Agreement, if the Borrower wishes to draw a Facility B Advance on any day (the “Relevant Day”) of an amount of not more than the amount of a Facility B Advance which is due to be repaid on the Relevant Day in accordance with clause 6.2, the Borrower shall not be obliged to serve a Drawdown Notice in relation to such new Facility B Advance but may serve a Rollover Notice signed by an Authorised Officer specifying the amount of the new Facility B Advance and the Term thereof and when such new Facility B Advance is to be made. A Rollover Notice shall be effective on actual receipt by the Agent (which must be no later than 11 a.m. on the second Banking Day before the Relevant Day) and, once given, shall, subject as provided in clause 5.12.1, be irrevocable. No Rollover Notice may be given in respect of an amount which is the subject of a notice received by the Agent under clause 6.6.

4.4	No Rollover Notice

If the Agent does not receive a Rollover Notice from the Borrower in accordance with clause 4.3 in respect of a new Facility B Advance to be made on the Term Date of a Facility B Advance outstanding to the Borrower then, subject to the terms and conditions of this Agreement (including without limitation clause 2.2), a Facility B Advance of an amount equal to the amount of the Facility B Advance due to be repaid shall be made to the Borrower if the Facility B Advance due to be repaid was outstanding on such Term Date, for a Term of one month or such other period as shall comply with clause 5.5 unless the amount of such Facility B Advance is the subject of a notice received by the Agent under clause 6.6.

4.5	Details of Advances

4.5.1	Each Advance may be made only on Banking Days falling within, in the case of Facility A Advances, the Facility A Availability Period or, in the case of Facility B Advances, the Facility B Availability Period or, in the case of Facility D Advances, the Facility D Availability Period.

4.5.2	Each Facility B Advance shall be of either £10,000,000 or any larger sum which is an integral multiple of £5,000,000.

4.5.3	No more than 6 Facility B Advances may be outstanding at any time.

4.5.4	The amount of the Facility A Advance shall be equal to the Facility A Total Commitments.

4.5.5	Any Facility D Commitment assumed in any Facility D Accession Agreement after the Recapitalisation Supplemental Deed Effective Date shall be drawn in whole or in part but if in part shall be either £10,000,000 or any larger sum which is an integral multiple of £5,000,000. No more than 6 Facility D Advances may be outstanding at any time.

4.6	Notification to Lenders

On the date of receipt of a Drawdown Notice or a Rollover Notice complying with the terms of this Agreement or if a Facility B Advance is otherwise to be made in accordance with clause 4.4 the Agent shall notify each relevant Lender thereof, of the date on which such Advance is to be made, the initial Interest Period for such Advance and the amount of such Lender’s participation in such Advance. Subject to the provisions of clauses 3 and 4.8, on the date for the making of the relevant Advance each of the relevant Lenders shall (subject to clause 4.8) make available to the Agent its portion of such Advance in accordance with clause 8.2.

4.7	Termination of Commitments

Any part of the Facility A Commitment of each Facility A Lender undrawn and uncancelled at the end of the Facility A Availability Period, any part of the Facility C Commitment of each Facility C Lender undrawn and uncancelled at the end of the Facility C Maximum Availability Period shall thereupon be automatically reduced to zero and any part of the Facility D Commitment of each Facility D Lender undrawn and uncancelled at the end of the Facility D Availability Period shall thereupon be automatically reduced to zero. The Facility B Commitment of each Facility B Lender shall be cancelled in accordance with clause 6.2.

4.8	Netting of Facility B Advances

If a Facility B Advance (the “new Facility B Advance”) is to be made to the Borrower on a day on which another Facility B Advance made to the Borrower (the “maturing Facility B Advance”) is due to be repaid then, subject to the terms of this Agreement and so long as the conditions referred to in clause 3.2, if applicable shall have been satisfied in relation to the new Facility B Advance, (i) the maturing Facility B Advance shall be deemed to have been repaid on its Term Date either in whole (if the new Facility B Advance is equal to or greater than the maturing Facility B Advance) or in part (if the new Facility B Advance is less than the maturing Facility B Advance) and the Borrower shall only be obliged to repay the principal amount by which the Facility B Advance exceeds the new Facility B Advance and (ii) to the extent that the maturing Facility B Advance is so deemed to have been repaid, the principal amount of the new Facility B Advance to be made on such date shall be deemed to have been credited to the account of the Borrower by the Agent on behalf of the Facility B Lenders in accordance with the terms of this Agreement and the Facility B Lenders shall only be obliged to make available to the Borrower pursuant to clause 4.6 a principal amount (if any) equal to the amount by which the new Facility B Advance exceeds the maturing Facility B Advance.

5	Interest and Interest Periods; alternative interest rates

5.1	Normal interest rates

The Borrower agrees to pay interest on each Advance made to it in respect of each Interest Period relating thereto on each Interest Payment Date at the rate per annum determined by the Agent to be the aggregate of (a) the applicable Margin, (b) the Mandatory Cost and (c) LIBOR. The Borrower agrees to pay interest or commission in respect of each Utilisation made by it in accordance with the terms of the relevant Ancillary Facilities Letter.

5.2	Margin for Facility A

5.2.1	The Margin in relation to each Facility A Advance shall in respect of each Interest Period (subject to the provisos below) be the rate set out in column (1) below against the ratio of Total Senior Debt on the first day of the relevant Interest Period to Consolidated Annualised TCN Group Net Operating Cash Flow set out in column (2) below determined from the most recently delivered Quarterly Management Accounts of the TCN Group delivered to the Agent under this Agreement prior to the first day of the relevant Interest Period:

(1) Rate (per cent. per annum)	(2) Ratio of Total Senior Debt to Consolidated Annualised TCN Group Net Operating Cash Flow
4.00%	greater than or equal to 5.0

3.50%	less than 5.0 but greater than or equal to 4.5

3.00%	less than 4.5 but greater than or equal to 4.0

2.50%	less than 4.0

provided that:

(i)	from the Recapitalisation Supplemental Deed Effective Date until the date falling six months after such date the Margin in relation to any Facility A Advance or Interest Period during such six month period shall be the higher of (A) 3.00 per cent. and (B) the rate set out in column (1) above against the ratio of Total Senior Debt on the Recapitalisation Supplemental Deed Effective Date (taking into account the repayment of principal required under this Agreement as of such Recapitalisation Supplemental Deed Effective Date) to Consolidated Annualised TCN Group Net Operating Cashflow set out in column (2) above determined from the most recently delivered Quarterly Management Accounts of the TCN Group delivered to the Agent under this Agreement prior to the date of determination of the Margin; and

(ii)	if on the first day of the relevant Interest Period for a Facility A Advance TCN has failed to deliver any relevant financial statements then due under this Agreement within the time period for TCN so to deliver such financial statements, then the Margin for such Facility A Advance during such Interest Period shall from (and including) the last day upon which such financial statements were due to (but excluding) the date of delivery of such financial statements be 4.00 per cent. per annum.

5.3	Margin for Facility B

5.3.1	The Margin in relation to each Facility B Advance shall in respect of each Interest Period (subject to the provisos below) be the rate set out in column (1) below against the ratio of Total Senior Debt on the first day of the relevant Interest Period to Consolidated Annualised TCN Group Net Operating Cash Flow set out in column (2) below determined from the most recently delivered Quarterly Management Accounts of the TCN Group delivered to the Agent under this Agreement prior to the first day of the relevant Interest Period:

(1) Rate (per cent. per annum)	(2) Ratio of Total Senior Debt to Consolidated Annualised TCN Group Net Operating Cash Flow
5.50%	greater than or equal to 5.0

5.00%	less than 5.0 but greater than or equal to 4.5

4.50%	less than 4.5 but greater than or equal to 4.0

4.00%	less than 4.0

provided that;

(i)	from the Recapitalisation Supplemental Deed Effective Date until the date falling six months after such date the Margin in relation to any Facility B Advance or Interest Period during such six month period shall be the higher of (A) 4.50 per cent. and (B) the rate set out in column (1) above against the ratio of Total Senior Debt on the Recapitalisation Supplemental Deed Effective Date (taking into account the repayment of principal required under this Agreement as of such Recapitalisation Supplemental Deed Effective Date) to Consolidated Annualised TCN Group Net Operating Cashflow set out in column (2) above determined from the most recently delivered Quarterly Management Accounts of the TCN Group delivered to the Agent under this Agreement prior to the date of determination of the Margin; and

(ii)	if on the first day of the relevant Interest Period for a Facility B Advance TCN has failed to deliver any relevant financial statements then due under this Agreement within the time period for TCN so to deliver such financial statements, then the Margin for such Facility B Advance (as the case may be) during such Interest

Period shall from (and including) the last day upon which such financial statements were due to (but excluding) the date of delivery of such financial statements be 5.50 per cent. per annum.

5.4	Margin for Facility D

The Margin in respect of each Facility D Advance shall be 5 per cent. per annum.

5.5	Interest Periods for Facility B Advances

Each Facility B Advance may be borrowed only for a Term of one month or two, three or six months or, with the prior agreement of all the Facility B Lenders, any other period. The Interest Period in relation to each Facility B Advance shall be of a duration equal to the Term of such Facility B Advance.

5.6	Interest Periods for Facility A Advances and Facility D Advances

5.6.1	TCN may by notice in writing received by the Agent not later than 11 a.m. on the third Banking Day (in the case of a Facility D Advance) or 11 a.m. on the second Banking Day (in the case of a Facility A Advance) before the beginning of each Interest Period in respect of a Facility A Advance and Facility D Advance specify whether such Interest Period shall have a duration of one month or two, three or six months or, with the prior agreement of all of the Facility A Lenders or Facility D Lenders, as the case may be, any other period provided that:

5.6.2	the initial Interest Period in respect of each Facility A Advance and Facility D Advance shall commence on the Drawdown Date of such Advance, each subsequent Interest Period in respect of such Advance will commence forthwith upon the expiry of the previous Interest Period in respect of such Advance;

5.6.3	Interest Periods in respect of Facility D Advances of an aggregate amount at least equal to the amount of the Facility D Outstandings to be repaid on any Facility D Repayment Date shall end on such date; and

5.6.4	if TCN fails to specify the duration of an Interest Period in accordance with the provisions of this clause, such Interest Period shall, subject to the provisions of clauses 5.6.2 and 5.6.3, have a duration of one month.

5.7	Non-Banking Days

If an Interest Period would otherwise end on a day which is not a Banking Day, that Interest Period shall instead end on the next Banking Day in that calendar month (if there is one) or the preceding Banking Day (if there is not).

5.8	Further adjustments to Interest Periods

If Term and/or Interest Period:

(a)	for a Facility A Advance would otherwise overrun the Facility A Repayment Date, it shall be shortened so that it ends on the Facility A Repayment Date;

(b)	for a Facility B Advance would otherwise overrun the Facility B Repayment Date, it shall be shortened so that it ends on the Facility B Repayment Date; and

(c)	for a Facility D Advance would otherwise overrun the Facility D Repayment Date, it shall be shortened so that it ends on the Facility D Repayment Date.

5.9	Other adjustments

The Agent and TCN may enter into such other arrangements as they may agree for the adjustment of Interest Periods and the consolidation and/or splitting of Advances.

5.10	Default interest

5.10.1	If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this clause 5.10) on its due date for payment under this Agreement other than in respect of Facility C the Borrower agrees to pay interest on such sum from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Agent pursuant to this clause 5.10. The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than three months as selected by the Agent (after consultation with the relevant Lenders) each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Agent) of (a) one per cent. per annum, (b) the Margin determined pursuant to clause 5.2, if the unpaid sum is, in respect of Facility A, or clause 5.3, if the unpaid sum is in respect of Facility B, or clause 5.4 if the unpaid sum is in respect of Facility D, (c) the Mandatory Cost and (d) LIBOR, provided that:

(a)	if such unpaid sum is all or part of an Advance which shall have become due and payable prior to the last day of the then current Interest Period relating thereto, the first such period selected by the Agent shall end on the last day of such Interest Period and interest shall be payable on such unpaid sum during such period at a rate one per cent. above the rate applicable thereto immediately before it became due; and

(b)	if, for the reasons specified in clause 5.12.1(a) or 5.12.1(b), the Agent is unable to determine a rate in accordance with the foregoing provisions of this clause 5.10, each relevant Lender shall promptly notify the Agent of the cost of funds to such Lender and interest on any sum not paid on its due date for payment shall be calculated for each relevant Lender at a rate determined by the Agent to be one per cent. per annum above the aggregate of the Margin determined pursuant to clause 5.2, if the unpaid sum is in respect of Facility A, or clause 5.3 if the unpaid sum is in respect of Facility B or clause 5.4 if the unpaid sum is in respect of Facility D, and the cost of funds (including Mandatory Cost) to such Lender.

5.10.2	Default interest under this clause 5.10 shall be due and payable on the last day of each period determined by the Agent pursuant to this clause 5.10 or, if earlier, on the date on which the sum in respect of which such default interest is accruing shall actually be paid.

5.11	Notification of Interest Periods and interest rate

The Agent shall notify TCN and the relevant Lenders promptly of, the duration of each Interest Period or other period for the calculation of interest (or, as the case may be, default interest) and of each rate of interest determined by it under this clause 5.

5.12	Market disruption; non-availability

5.12.1	If and whenever, at any time prior to the commencement of any Interest Period in respect of any Advance:

(a)	the Agent shall have determined (acting reasonably) that adequate and fair means do not exist for ascertaining LIBOR during such Interest Period; or

(b)	in circumstances where LIBOR is calculated by reference to Reference Lenders, the Agent requests a quotation from the Reference Lenders and none or only one of the Reference Lenders supplies the Agent with a quotation for calculating LIBOR; or

(c)	the Agent shall have received notification from Lenders whose participations in the relevant Advance aggregate not less than one-third of that Advance that deposits in the currency of the relevant Advance are not available to such Lenders (or, in the case of a Facility D Lender, financial institutions providing funding in respect of that Advance to such Facility D Lender through the London Interbank Market) in the London Interbank Market in the ordinary course of business in sufficient amounts to fund their contributions to the relevant Advance for such Interest Period or that LIBOR does not accurately reflect the cost to such Lenders of obtaining such deposits;

the Agent shall forthwith give notice (a “Determination Notice”) thereof to the Borrower and to each of the Lenders participating in that Advance containing particulars of the relevant circumstances giving rise to its issue. After the giving of any Determination Notice the undrawn amount of the Facility A Commitments, the Facility B Commitments or the Facility D Commitments (as the case may be) shall not be borrowed until notice to the contrary is given to TCN by the Agent.

5.12.2	During the period of 10 days after any Determination Notice has been given by the Agent under clause 5.12.1, (i) if TCN so requires, TCN and the Agent and each Facility A Lender, Facility B Lender or relevant Facility D Lender shall enter into negotiations with a view to agreeing a substitute basis for determining the rates of interest from time to time applicable to Facility A Advances, Facility B Advances or Facility D Advances (as the case may be) thereafter and any such substitute basis that is agreed shall take effect in accordance with its terms; and (ii) if no substitute basis has been agreed between TCN, the Agent and each relevant Lender pursuant to paragraph (i) above, each relevant Lender shall certify a substitute basis for funding its contribution to the relevant Advance reflecting its costs of funds from whatever sources it may reasonably select. Such substitute basis may (without limitation) include alternative interest periods, alternative currencies or alternative rates of interest but shall include a margin above the cost of funds including Mandatory Cost, if any, to such Lender equivalent to the Margin for the relevant Interest Period determined in accordance with clause 5.2, clause 5.3 or clause 5.4 (as the case may be).

Each substitute basis so agreed in accordance with (i) or, failing such agreement, certified in accordance with (ii) shall be binding upon the Borrower, the Agent and each relevant Lender and shall take effect in accordance with its terms from the date specified in the Determination Notice.

5.13	Reference Lender quotations

If any Reference Lender is unable or otherwise fails to furnish a quotation for the purpose of calculating LIBOR the interest rate shall be determined, subject to clause 5.12, on the basis of the quotations furnished by the remaining Reference Lenders.

6	Repayment, prepayment and cancellation

6.1	Facility A

The Borrower shall repay the Facility A Outstandings in full on the Facility A Repayment Date.

6.2	Facility B

6.2.1	The Facility B Total Commitments shall be reduced to zero on the Facility B Repayment Date.

6.2.2	The Borrower shall repay each Facility B Advance on the last day of its Term.

6.3	Facility C

6.3.1	Prior to the Facility C Final Repayment Date, in circumstances where the Agent has not served a notice under clause 13.2.2, each Facility C Lender agrees that, notwithstanding the terms of the relevant Ancillary Facilities Letter, it will not cancel its Facility C Commitment, allow its Facility C Commitment to expire (without renewing it) or demand repayment of its Facility C Contribution (in either case in whole or in part) unless either (A) a successor Facility C Lender with a Facility C Commitment equal to the Facility C Contribution and/or the undrawn Facility C Commitment of the resigning Facility C Lender being repaid and/or cancelled is appointed contemporaneously with such repayment and/or cancellation pursuant to clause 17.13 or (B):

(i)	not less than three Banking Days notice are given by the Facility C Lender to TCN and the Agent of the repayment;

(ii)	the whole of its Facility C Contribution is to be repaid in full;

(iii)	the date of repayment is the last day of an Interest Period in respect of any Facility A Advance; and

(iv)	contemporaneously, with such repayment its Facility C Commitment is cancelled in full.

In the case of paragraph (B) above, the relevant Facility C Lender agrees that contemporaneously with such repayment (the “Facility C Conversion Date”) it will automatically assume an additional Facility A Commitment equal to its Facility C Commitment immediately prior to such reduction, less the amount of the Facility C Commitment of any new Facility C Lender which contemporaneously with such repayment becomes a Facility C Lender pursuant to clause 17.13 and on the Facility C Conversion Date it will advance to TCN an amount equal to the additional Facility A Commitment assumed by it which shall thereupon be added to and consolidated with the Facility A Advance referred to in (iii) above, the Facility A Contributions of such Lender and the Facility A Outstandings.

6.3.2	If all or any part of the Facility A Outstandings are prepaid pursuant to this Agreement the Agent shall forthwith distribute such payments in like funds as are received by the Agent to the Lenders as follows:

(a)	to each Facility A Lender, the proportion thereof that the aggregate of its Facility A Contribution and the Facility C Commitments of itself and its Affiliates bears to the aggregate of the Facility A Outstandings and the Facility C Total Commitments;

(b)	if, in relation to any Facility A Lender, the application of paragraph (a) above would result in a payment in excess of its Facility A Contribution such excess shall be applied against the Facility C Contribution of itself and/or its Affiliates (as applicable) and the Facility C Commitments of itself and/or its Affiliates (as applicable) shall be automatically cancelled in the same amount. To the extent that any amount which falls to be applied under paragraph (b) above is in excess of the Facility C Contribution of the relevant Facility C Lender and/or its Affiliates the Agent shall return such amount to the Borrower (without prejudice to the cancellation of the relevant part of the Facility C Commitment of the relevant Lender).

6.3.3	If any amount falls to be applied pursuant to clause 8.12.5:

(a)	each Facility C Lender shall exercise its rights under the Group Pooling Arrangements to the maximum extent possible;

(b)	following such exercise such Facility C Lender will automatically assume a Facility A Commitment equal to its Facility C Commitment at the Recapitalisation Supplemental Effective Date (as subsequently reduced pursuant to clauses 6.3.1 and 6.3.2);

(c)	the Facility C Contribution of such Lender shall be converted to a Facility A Contribution and such Lender will make (subject to paragraph (d) below), a further Facility A Advance to TCN equal to the difference between its Facility A Commitment and Facility A Contribution which TCN hereby irrevocably and unconditionally instructs it to do by paying the same to the Agent for application in accordance with clause 8.12; and

(d)	in making the relevant distribution pursuant to clause 8.12.5, the Agent will make a payment to each Facility A Lender net of the amount of any Facility A Advance which such Facility A Lender is obliged to make pursuant to paragraph (c) above.

6.4	Facility D

The Borrower shall repay the Facility D Outstandings in full on the Facility D Repayment Date.

6.5	Voluntary prepayment

6.5.1	The Borrower may prepay the Outstandings in whole or in part (being £10,000,000 or any larger sum which is an integral multiple of £5,000,000) at any time in accordance with clause 6.11.

6.5.2	Notwithstanding clause 6.5.1, prepayments under clause 6.5.1 may, at the option of the Borrower (to be contained in the relevant notice of prepayment pursuant to clause 6.10), be applied either against the Facility B Outstandings or (on a pro rata basis) against the Facility A Outstandings and the Facility D Outstandings subject to clause 6.12.

6.6	Voluntary cancellation of Commitments

TCN may at any time by notice to the Agent (effective only on actual receipt) cancel with effect from a date not less than three Banking Days after the receipt by the Agent of such notice the whole or any part (being £10,000,000 or any larger sum which is an integral multiple of £5,000,000) of the Facility B Total Commitments or (as the case may be) the Facility D Total Commitments which is not then outstanding or requested in a Drawdown Notice and in respect of which an Advance has not then been made. Any such notice of cancellation, once given, shall be irrevocable and upon such cancellation taking effect the Facility B Commitment or (as the case may be) the Facility D Total Commitments of each of the Lenders shall be reduced proportionately.

6.7	Additional voluntary prepayment

The Borrower may also prepay or procure the prepayment (in whole but not in part only), without premium or penalty, but without prejudice to its obligations under clauses 5.12, 8.7 and 15.2:

6.7.1	the Contribution of any Lender to which the Borrower shall have become obliged to pay additional amounts under clause 8.7 or 15.2;

6.7.2	any Lender’s Contribution to which a substitute basis applies by virtue of clause 5.12.2; or

6.7.3	the Contribution of any Lender if it is or becomes contrary to any law or regulation for that Lender to contribute to Advances or to maintain its Commitment or fund or maintain its Contribution.

Upon any notice of such prepayment being given, the Facility A Commitment, the Facility B Commitment, the Facility C Commitment and the Facility D of the relevant Lender shall be reduced to zero.

6.8	Mandatory Prepayment

6.8.1	Excess Cash Flow

(a)	Unless the Agent (acting on the instructions of all of the Lenders) otherwise agrees, until such time (if any) when the obligations set out within this clause cease to apply pursuant to sub-paragraph (c) below, TCN shall apply, or procure the application (subject to sub-paragraph (b) below), of 50 per cent. of Excess Cash Flow (if any) in respect of each of the Twelve Month Periods of TCN ending on 31 December in each year (commencing with the Twelve Month Period ending 31 December 2004) in mandatory prepayment of the Facility A Outstandings, the Facility B Outstandings and the Facility D Outstandings in accordance with clause 6.8.6 on Interest Payment Dates falling on or after the date falling 30 days after the date upon which the Quarterly Management Accounts in respect of the Quarterly Period ending on the last day of the relevant Twelve Months are delivered to the Agent pursuant to clause 10.1.7.

(b)	TCN’s obligations under clause 6.8.1(a) shall be reduced by the amount of (i) any voluntary prepayment made in the relevant Twelve Month Period in accordance with clause 6.5 provided that no such amounts prepaid and used in the calculation under this sub-paragraph (b)(i) shall be available for reborrowing and (ii) net proceeds of any Permitted Telewest Global Debt and/or Permitted Telewest Global Equity Issue raised, in each case after the Recapitalisation Supplemental Deed Effective Date, to the extent that the same have been downstreamed to TCN and applied in prepayment of the Outstandings pursuant to clause 6.8.5 provided that no such amounts prepaid and used in the calculations under this sub-paragraph (b)(ii) shall be available for reborrowing.

(c)	TCN’s obligations under clause 6.8.1(a) shall cease if, in respect of any Twelve Month Period, Total Senior Debt on the last day of such Twelve Month Period is less than 3.5 times Consolidated Annualised TCN Group Net Operating Cash Flow, as demonstrated in the Quarterly Management Accounts for the Quarterly Period ending on the last day of the relevant Twelve Month Period.

6.8.2	Change of Control

(a)	Unless the Agent (acting on the instructions of the Majority Lenders) otherwise agrees, if at any time (i) any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the U.S. Securities Exchange Act of 1934, as amended), directly or indirectly, of thirty per cent. or more of the Voting Stock or thirty per cent. or more of the economic interest (excluding any such interest represented by preferred stock of such person or any debt instrument issued by such person, in each case which is not Voting Stock or exchangeable or convertible into Voting Stock) of Telewest Global; or (ii) the first day on which a majority of the members of the board of directors of Telewest Global are not Continuing Directors or (iii) there is a merger, amalgamation, consolidation or any other similar arrangements involving TCN or any Affiliate of TCN not permitted by clause 11.1.2, the Borrower shall prepay, or procure the discharge of, in full the Facility A Outstandings, the Facility B Outstandings, the Facility C Outstandings and the Facility D Outstandings immediately.

(b)	The relevant holders of the Agreed Securities issued by Telewest (including, for the avoidance of doubt, Huff (or its Affiliates or managed funds)) shall not be deemed to be “beneficial owners” under this clause 6.8.2 by virtue of either (i) (prior to the Recapitalisation Supplemental Deed Effective Date) having been members of the Ad Hoc Committee or, in the case of Huff (or its Affiliates or managed funds), by virtue of participating in discussions with the Ad Hoc Committee or the Ad Hoc Committee’s advisers in relation to the financial restructuring of Telewest or (ii) persons (appointed by certain holders of the Agreed Securities as directors of Telewest Global or any of its Affiliates in accordance with the “Corporate Governance” section in the term sheet between certain holders of the Agreed Securities, Telewest, Liberty Media Corporation and IDT Corporation dated 14 August 2003) undertaking their bona fide duties as directors of Telewest Global or any Affiliate of Telewest Global.

(c)	TCN’s obligations under clause 6.8.2(a)(ii) shall not apply if there is a merger, amalgamation, consolidation or any other similar arrangement involving TCN or any Affiliate of TCN and NTL Incorporated and/or any of its Affiliates as counterparty where such merger, amalgamation, consolidation or other similar arrangement becomes effective no earlier than 30 June 2006 or, in the event of any extension of the Facility A Repayment Date, the Facility B Repayment Date, the Facility C Final Repayment Date or the Facility D Repayment Date, such extended repayment date (where such date is extended beyond 30 June 2006).

6.8.3	Permitted Disposals

(a)	Unless the Agent (acting on the instructions of the Majority Lenders) otherwise agrees, TCN shall apply or procure the application of an amount equal to the net cash proceeds received by the TCN Group in connection with any sale or disposal of assets in accordance with paragraph (f) of the definition of “Permitted Disposals” in prepayment of the Facility A Outstandings, the Facility B Outstandings and the Facility D Outstandings in accordance with clause 6.8.6 on Interest Payment Dates falling after receipt of the net cash proceeds to the extent that such proceeds have not been reinvested in the business of the TCN Group within 120 days of such disposal.

(b)	Unless the Agent (acting on the instructions of the Majority Lenders) otherwise agrees, TCN shall apply or procure the application of 50 per cent. of the net cash proceeds received by the TCN Group in connection with any JVIPO and/or the disposal of any interest in a Joint Venture to a person other than a TCN Entity in prepayment of the Facility A Outstandings, the Facility B Outstandings and the Facility D Outstandings in accordance with clause 6.8.6 on Interest Payment Dates falling after receipt of the net cash proceeds. Subject to TCN complying with its obligations under this clause (b), the Finance Parties agree to release the charges created by the Security Documents over the shares owned by the TCN Group in the relevant Joint Venture to the extent that, following such initial public offering or disposal, such shares will no longer be owned by the TCN Group.

(c)	Unless the Agent (acting on the instructions of the Super Majority Lenders) otherwise agrees, TCN shall apply or procure the application of any amount equal to the net cash proceeds received by the TCN Group in connection with any sale or disposal of assets in accordance with paragraph (j) of the definition of “Permitted Disposals” immediately following receipt thereof in prepayment of the Facility A Outstandings, the Facility B Outstandings and the Facility D Outstandings pro rata.

(d)	With respect to clause 6.8.3(a) and (b) to the extent that such proceeds are received by the TCN Group other than in cash, such proceeds shall only be deemed to be cash proceeds at the time such proceeds are converted by the TCN Group into cash.

6.8.4	Finance Leases/Vendor Financing Arrangements

Unless the Agent (acting on the instructions of the Majority Lenders) otherwise agrees the Facility B Total Commitments shall be permanently reduced by the amount by which Finance Leases and/or Vendor Financing Arrangements of the TCN Group exceed £300,000,000 (or its equivalent) in aggregate automatically on the date on which such excess first occurs and the Facility B Total Commitments of each Facility B Lender shall be reduced pro rata and the Borrower shall prepay the Facility B Outstandings in accordance with clause 6.8.6 on Interest Payment Dates falling after such date to the same extent.

6.8.5	Permitted Telewest Global Debt/Permitted Telewest Global Equity Issue

(a)	Unless the Agent (acting on the instructions of the Super Majority Lenders) otherwise agrees, subject to paragraph (c) below, TCN shall prepay the Facility A Outstandings, the Facility B Outstandings and the Facility D Outstandings pro rata in an amount equal to 25 per cent. of the net cash proceeds (subject to paragraph (b) below) of any Permitted Telewest Global Equity Issue immediately following receipt by Telewest Global of such net cash proceeds.

(b)	In determining the net cash proceeds for the purposes of clause 6.8.5(a), the Lenders agree that, to the extent that TCN has made a voluntary prepayment of the Outstandings in accordance with clause 6.5 using the proceeds of any downstreamed Permitted Telewest Global Debt (the “Voluntary Prepayment Amount”) and, in the case of the Facility B Outstandings, the Facility B Total Commitments have been permanently cancelled by an amount equal to the amount of Facility B Outstandings so prepaid, then the net cash proceeds of any subsequent Permitted Telewest Global Equity Issue may be applied in prepayment of the Permitted Telewest Global Debt so downstreamed and the Voluntary Prepayment Amount shall be deducted from the net cash proceeds when determining the net cash proceeds of any Permitted Telewest Global Equity Issue for the purpose of clause 6.8.5.

(c)	TCN’s obligations under clause 6.8.5(a) shall not apply in respect of a Permitted Telewest Global Equity Issue if, on the last Quarter Day prior to the receipt of the proceeds of such Permitted Telewest Global Issue in respect of which Quarterly Management Accounts have been delivered to the Agent under this Agreement, Total Senior Debt is less than 3.5 times Consolidated Annualised TCN Group Net Operating Cash Flow (calculated by reference to the Quarterly Period ending on such Quarter Day).

(d)	Unless the Agent (acting on the instructions of the Super Majority Lenders) otherwise agrees, if the cumulative aggregate net cash proceeds of Permitted Telewest Global Debt in the period commencing on the Recapitalisation Supplemental Deed Effective Date and ending on (and including) the date of receipt of the net cash proceeds of the then most recent raising of Permitted Telewest Global Debt (the “Permitted Telewest Global Debt Relevant Date”) exceeds either (i) £300,000,000 if the Permitted Telewest Global Debt Relevant Date is on or before 31 December 2004 or (ii) £400,000,000 if the Permitted Telewest Global Debt Relevant Date is after 31 December 2004, TCN shall prepay the Facility A Outstandings, the Facility B Outstandings and the Facility D Outstandings in the incremental amount immediately following receipt by Telewest Global of such net cash proceeds.

6.8.6	Application of certain mandatory prepayments

Each prepayment to be made under clauses 6.8.1 and 6.8.3(a) or (b) shall be applied between the Facility A Outstandings and/or the Facility B Outstandings and/or the Facility D Outstandings pro rata. Each prepayment under clauses 6.8.1, 6.8.3(a) or (b) and 6.8.4 shall:

(a)	be made on Interest Payment Dates in respect of Facility A Advances and/or Facility B Advances and/or Facility D Advances (as applicable) falling after the date on which the relevant prepayment is expressed to fall due, beginning with the first such date and continuing until the prepayment obligation under clauses 6.8.1, 6.8.3(a) or (b) or 6.8.4 has been satisfied;

(b)	if on any Interest Payment Date in respect of Facility A Advances and/or Facility B Advances and/or Facility D Advances (as applicable) upon which an amount is to be applied in prepayment pursuant to clauses 6.8.1, 6.8.3(a) or (b) or 6.8.4 of the Facility A Outstandings and/or the Facility B Outstandings and/or the Facility D Outstandings:

(i)	such amount is less than the amount of the Facility A Advances, Facility B Advances or Facility D Advances (as applicable) whose Interest Period ends on such date, TCN may select against which Facility A Advances, Facility B Advances or Facility D Advances (as applicable) the prepayment is to be made and the proportion of the relevant amount to be prepaid on each Facility A Advance, Facility B Advance or Facility D Advance (as applicable) but shall ensure that the full amount required to be applied in prepayment of the Facility A Outstandings and/or the Facility B Outstandings and/or the Facility D Outstandings is so applied; or

(ii)	such amount is equal to or greater than the amount of the Facility A Advances, Facility B Advances or Facility D Advances (as applicable) whose Interest Period ends on such date, TCN shall prepay or procure the prepayment of each such Advance on such date; and

(c)	be in a minimum amount of £10,000,000, so that any amount which is less than £10,000,000 which would otherwise be required to be prepaid under paragraphs 6.8.1, 6.8.3(a) or (b) or 6.8.4 above shall not be required to be so prepaid until, when aggregated with future amounts required to be prepaid thereunder, it exceeds £10,000,000.

6.9	Amounts payable on prepayment

Any prepayment under this Agreement shall be made together with:

(a)	accrued interest on the amount prepaid to the date of prepayment;

(b)	any additional amount payable under clause 8.7 or 15.2 to the extent it relates to the amount prepaid; and

(c)	all other sums payable by the Borrower to the relevant Lender or the Lenders (as the case may be) under this Agreement referable to the amount prepaid (including, without limitation, any accrued commitment commission payable under clause 7.1.3 and any amounts payable under clause 14).

6.10	Notice of prepayment

No prepayment may be effected unless TCN shall have given the Agent at least five Banking Days’ written notice of its intention to make such prepayment. Every notice of prepayment shall be effective only on actual receipt by the Agent, shall be irrevocable and shall oblige the Borrower to make such prepayment on the date specified.

6.11	Effect of prepayments

6.11.1	Facility A

No amounts prepaid in respect of Facility A may be reborrowed. Any prepayment of Facility A Commitment under clause 6 shall reduce the Facility A Commitment of each Facility A Lender pro rata.

6.11.2	Facility B

No amounts prepaid in respect of Facility B may be reborrowed, other than Facility B Outstandings prepaid prior to the end of the Facility B Availability Period pursuant to clause 6.5. During the Facility B Availability Period, the Facility B Total Commitments shall be automatically reduced by the amount of any other prepayment made under clause 6 and the Facility B Commitment of each Facility B Lender shall be reduced pro rata.

6.11.3	Facility D

No amounts prepaid in respect of Facility D may be reborrowed. Any prepayment of Facility D Commitment under clause 6 shall reduce the Facility D Commitment of each Facility D Lender pro rata.

6.12	Election by Facility D Lenders not to accept prepayment

Prior to the repayment or prepayment in full of all Facility A Outstandings and Facility B Outstandings, any of the Facility D Lenders may elect not to accept prepayments of Facility D Advances under clause 6.5 or 6.8 unless the Outstandings are being prepaid in full and the Commitments reduced to zero. In the event of such election, any amounts which would otherwise have been applied in prepayment of the Facility D Outstandings shall be applied, in the case of a prepayment pursuant to clause 6.5, in prepayment of the Facility A Outstandings or, in the case of a prepayment pursuant to clause 6.8, in prepayment of the Facility A Outstandings and the Facility B Outstandings (pro rata). To the extent that a Facility D Lender has not given the Agent and TCN at least two Banking Day’s notice prior to the date which has been specified by TCN in accordance with clause 6.10, TCN and the Agent may assume that such Facility D Lender will accept such prepayment of its Facility D Advances under clause 6.5 or 6.8.

7	Fees and expenses

7.1	Fees

TCN agrees to pay to the Agent whether or not any part of the Commitments is ever advanced:

7.1.1	Amendment Fee

for the account of the Lenders, the amendment fees of the amounts and at the times agreed between TCN and the Lenders and set out in an amendment fee letter with the Agent (for and on behalf of the Lenders) dated on or about the date of the Recapitalisation Supplemental Deed;

7.1.2	Agency fee

for the account of each Agent, an agency fee of an amount agreed between TCN and such Agent and set out in a letter dated 16 March 2001 (as amended from time to time) from the Borrower; and

7.1.3	Commitment commission

(a)	for the account of each Facility C Lender, a fee in lieu of commitment commission on the relevant Ancillary Facilities Letter payable in accordance with the relevant Ancillary Facilities Letter of 0.50 per cent. per annum; and

(b)	for the account of each Facility B Lender, commitment commission in respect of that Lender’s Facility B Commitment computed on a daily basis from the date of this Agreement and payable quarterly in arrears five Banking Days after each Quarter Day falling after the date of this Agreement and on the last day of the Facility B Availability Period at the rate of 1 per cent. per annum on the daily undrawn and uncancelled amount of such Lender’s Facility B Commitment, provided that commitment commission shall cease to be payable to any Lender which shall be in breach of its obligation to make Advances under this Agreement with effect from the date of such breach and for so long as such breach is continuing.

7.2	Expenses

TCN agrees to pay to the Agent within 30 days from the date on which the Agent makes demand on TCN for payment of the same:

7.2.1	all reasonable out-of-pocket expenses (including legal, other professional, printing and out-of-pocket expenses) incurred by the Agent, the Lead Arrangers and the Security Trustee in connection with the negotiation, preparation (including reasonable due diligence) and execution of the Finance Documents and of any amendment or extension of or the granting of any waiver or consent under any Finance Document together with interest at the rate referred to in clause 5.10 from the date falling 30 days after the date of demand for payment of such expenses to the date of payment (as well after as before judgment); and

7.2.2	all expenses (including legal and out-of-pocket expenses) incurred by the Finance Parties or any of them in relation to the appointment of PWC to prepare the report referred to in clause 3.5.4 and for the purposes of clause 10.1.12 in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, any Finance Document, or otherwise in respect of the moneys owing under this Agreement, together with interest at the rate referred to in clause 5.10 from the date falling 30 days after the date of demand for payment of such expenses to the date of payment (as well after as before judgment).

7.3	Value Added Tax

All fees and expenses payable pursuant to this clause 7 shall be paid together with Value Added Tax (if any) properly chargeable thereon. All consideration payable under a Finance Document by TCN to a Lender shall be deemed to be exclusive of any VAT. If VAT is chargeable on such consideration, TCN shall unless stated otherwise therein pay to the Lender (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

7.4	Stamp and other duties

TCN agrees (i) to pay all stamp, documentary, registration or other like duties or taxes (including any such duties or taxes payable by the Finance Parties) imposed on or in connection with, any Finance Document or the Outstandings and (ii) to indemnify the Finance Parties (on an after tax- basis) against any liability arising by reason of any delay or omission by TCN to pay such duties or taxes.

8	Payments and Taxes; accounts and calculations

8.1	No set-off or counterclaim; distribution to the Banks

All payments to be made by the Borrower under this Agreement shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 8.7, free and clear of any deductions or withholdings, in Sterling, on the due date to the account of the Agent at such bank in London as the Agent may from time to time specify for this purpose, save that payments in respect of Facility C shall be made to the relevant Facility C Lender direct to such account of such Facility C Lender in London as it may from time to time specify for this purpose. Save as otherwise expressly provided by this Agreement (in which case the Agent shall distribute the payment to the relevant Finance Party concerned) such payments shall be for the account of the relevant Lenders and the Agent shall forthwith distribute such payments in like funds as are received by the Agent to the relevant Lenders rateably in accordance with the relevant part of their Commitments or the relevant part of their Contributions, as the case may be.

8.2	Payments by the Banks

All sums to be advanced by the Lenders to the Borrower under this Agreement shall be remitted in Sterling on the date of the relevant Advance to the account of the Agent at such bank in London as the Agent may have notified to the relevant Lenders and shall be paid by the Agent on such date in like funds as are received by the Agent to the account of the Borrower specified in the relevant Drawdown Notice, save that all sums to be advanced by a Facility C Lender shall be advanced to the Borrower, direct to such account of the Borrower as it may from time to time specify for this purpose.

8.3	Agent may assume receipt

Where any sum is to be paid under this Agreement to the Agent for the account of another person, the Agent may assume that the payment will be made when due and may (but shall not be obliged to) make such sum available to the person so entitled. If it proves to be the case that such payment was not made to the Agent, then the person to whom such sum was so made available shall on request refund such sum to the Agent together with interest thereon sufficient to compensate the Agent for the cost of making available such sum up to the date of such repayment and the person by whom such sum was payable shall indemnify the Agent for any and all loss or expense which the Agent may sustain or incur as a consequence of such sum not having been paid on its due date.

8.4	Non-Banking Days

When any payment under this Agreement would otherwise be due on a day which is not a Banking Day, the due date for payment shall be extended to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

8.5	Calculations

All interest and other payments of an annual nature under this Agreement or to be calculated on an annual basis shall accrue from day to day and be calculated on the basis of actual days elapsed and (in the case of Sterling) a 365 day year.

8.6	Certificates conclusive

Any certificate or determination of any Finance Party as to any rate of interest or any amount payable under this Agreement shall, in the absence of manifest error, be conclusive and binding on each TCN Entity and (in the case of a certificate or determination by the Agent) on the Lenders.

8.7	Grossing-up for Taxes

If at any time the Borrower is required to make any deduction or withholding in respect of Taxes from any payment due under this Agreement or any of the Security Documents for the account of any Finance Party (or if either Agent, or as the case may be, the Security Trustee, is required to make any such deduction or withholding from a payment to a Finance Party), the sum due from the Borrower in respect of such payment shall, subject to clauses 8.8 and 8.9, be increased to the extent necessary to ensure that, after the making of such deduction or withholding, each Finance Party receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding other than any Tax on the Overall Net Income of such Finance Party) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Borrower shall indemnify each Finance Party (on an after-tax basis) against any losses or costs incurred by any of them by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. TCN shall promptly deliver or procure that there are delivered to the Agent (or, in the case of a deduction or withholding in respect of Facility C, the relevant Facility C Lender) copies of (or, where required, originals of) any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

8.8	Exemption

The Borrower is not obliged to pay an additional amount pursuant to clause 8.7 above in respect of any deduction or withholding to the extent that such amount would not have been required if a Lender which is a Qualifying Lender by virtue of paragraph (b) of the definition of “Qualifying Lender; had not failed to comply with all appropriate formalities required to be performed by it (save as may depend on the action taken by a third party which has not been taken) so that it can receive payments from TCN under this Agreement. The Borrower shall use reasonable endeavours to expedite any application for exemption made by the relevant Lender.

8.9	Qualifying Lenders

(A)	If any Facility A Lender, Facility B Lender, Facility C Lender or Facility D Lender is not or ceases to be a Qualifying Lender, then (save in circumstances where such Lender has ceased to be a Qualifying Lender by reason of any change in any law, directive or regulation or in its application or interpretation, in each case taking effect after the date of this Agreement) the Borrower shall not be liable to pay to that Lender under clause 8.7 any sum in excess of the sum it would have been obliged to pay if that Lender had been, or had not ceased to be, a Qualifying Lender.

(B)	Each Lender will notify TCN and the Agent on or before the date it becomes a party to this Agreement whether or not it is a Qualifying Lender and will promptly notify TCN and the Agent if this ceases to be the case. If a Lender has notified TCN that it is a Qualifying Lender and has not subsequently notified TCN that it has ceased to be a Qualifying Lender, then that Lender shall provide to TCN such evidence as TCN shall reasonably require that such Lender is a Qualifying Lender, including any such evidence which the Inland Revenue in any published guidance, has stated is acceptable as evidence of whether that Lender is entitled to receive interest under this Agreement without any amount being withheld on account of UK income tax.

8.10	Claw-back of Tax benefit

If following any such deduction or withholding as is referred to in clause 8.7 from any payment by the Borrower, any Finance Party shall receive or be granted a credit against or remission for any taxes payable by it, such Finance Party shall, subject to the Borrower having made any increased payment in accordance with clause 8.7 and to the extent that such Finance Party can do so without prejudicing the retention of the amount of such credit or remission and without prejudice to the right of such Finance Party to obtain any other relief or allowance which may be available to it, reimburse the Borrower with such amount as such Finance Party shall in its absolute discretion certify to be the proportion of such credit or remission as will leave such Finance Party (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding from the payment by the Borrower as aforesaid. Such reimbursement shall be made forthwith upon such Finance Party certifying that the amount of such credit or remission has been received by it provided that such Finance Party shall not unreasonably delay before so certifying. Nothing contained in this Agreement shall oblige any Finance Party to disclose to any TCN Entity or any other person any information regarding its tax affairs or tax computations or interfere with the right of the Finance Party to arrange its tax affairs in whatever manner it thinks fit and, in particular, none of the Finance Parties shall be under any obligation to claim relief from its corporate profits, tax liability or similar tax liabilities in respect of such tax in priority to any other claims, reliefs, credits or deductions available to it. Without prejudice to the generality of the foregoing, neither the Borrower nor any other TCN Entity shall by virtue of this clause 8.10, be entitled to enquire about any Finance Party’s tax affairs.

8.11	Lender accounts`

Each Lender shall maintain, in accordance with its usual practices, an account or accounts evidencing the amounts from time to time lent by, owing to and paid to it under this Agreement. The Agent shall maintain a control account showing the Facility A Outstandings, the Facility B Outstandings and the Facility D Outstandings and other sums owing by the Borrower under this Agreement (other than in respect of Facility C) and all payments in respect thereof made by the Borrower from time to time. The control account shall be prima facie evidence as to the amount from time to time owing by the Borrower under this Agreement (other than in respect of Facility C).

8.12	Partial payments

If, on any date on which a payment is due to be made by the Borrower under this Agreement, the amount received by the Agent from the Borrower falls short of the total amount of the payment due to be made by the Borrower on such date then, without prejudice to any rights or remedies available to the Agent and the Lenders under this Agreement, the Agent shall apply the amount actually received from the Borrower in or towards discharge of the obligations of the Borrower under this Agreement in the following order, notwithstanding any appropriation made, or purported to be made, by the Borrower:

8.12.1	first, in or towards payment to the Lead Arrangers, of any portion of the amendment fee payable under clause 7.1.1 which shall have become due but remains unpaid;

8.12.2	secondly, in or towards payment to the Finance Parties, on a pro rata basis, of any unpaid fees, costs and expenses of the Finance Parties under this Agreement and any portion of the agency fee payable under clause 7.1.2 which shall have become due but remains unpaid;

8.12.3	thirdly, in or towards payment to the Lenders, on a pro rata basis, of any accrued commitment commission payable under clause 7.1.3 which shall have become due but remains unpaid;

8.12.4	fourthly, in or towards payment to the Lenders, on a pro rata basis, of any accrued interest and fees which shall have become due but remains unpaid;

8.12.5	fifthly, in or towards payment to the Lenders, on a pro rata basis, of any principal which shall have become due but remains unpaid;

8.12.6	sixthly, in or towards payment of any other sum which shall have become due but remains unpaid (and, if more than one such sum so remains unpaid, on a pro rata basis).

The order of application set out in this clause 8.12 may be varied by the Agent if all Lenders so direct.

8.13	Effect of monetary union

If the United Kingdom participates in Economic and Monetary Union in accordance with Articles 122 and 123 of the Treaty, then:

8.13.1	if, and at any time while, Sterling and the euro are at the same time recognised by the Bank of England as the lawful currency of the United Kingdom, any amount expressed to be payable under this Agreement in Sterling shall be payable in Sterling or in euro as the Agent (in the case of any amount payable by the Lenders, other than the Facility C Lenders) or the relevant Facility C Lender (in the case of an amount payable by such Facility C Lender) or the Borrower (in the case of any amount payable by the Borrower) may, by not less than three Banking Days’ notice to the Borrower or the Agent (as the case may be) and (through the Agent) to the relevant Lenders to that effect, elect;

8.13.2	any amount so elected to be paid in euro shall be converted from Sterling at the rate stipulated pursuant to Article 123(5) of the Treaty and payment of the amount in euro derived from such conversion shall discharge the obligation of the relevant party to pay such Sterling amount;

8.13.3	the Agent, TCN and the Lenders shall consult to consider what (if any) changes are required to be made to this Agreement to (i) take account of the participation of the United Kingdom in monetary union and/or (ii) reflect any consequential changes in market practice (including without limitation, the settlement of or rounding of obligations and the calculation of interest). If, after such consultation, the Agent (acting on the instructions of the Majority Lenders) reasonably and in good faith considers that any such amendments are required, the Agent shall notify TCN and the Lenders of the amendments which it considers to be necessary and, notwithstanding clause 18.2, shall be entitled to make such amendments to this Agreement. So far as possible such amendments shall be such as to put the parties in the same position as if such participation had not occurred.

Any amendment so made to this Agreement by the Agent shall be promptly notified to the other parties hereto and shall be binding on all the parties hereto.

9	Representations and warranties

9.1	Repeated representations and warranties

Each TCN Entity (other than TCN) in respect of itself and TCN in respect of itself and (as the case may be) each Joint Venture Group represents and warrants to each of the Finance Parties that:

9.1.1	Due incorporation of the Borrower and the Charging Subsidiaries

(in the case of any TCN Entity which is the Borrower or a Charging Subsidiary) it is duly incorporated and validly existing under the laws of its country of incorporation as a limited liability company and has power to carry on its business as it is now being and hereafter is proposed to be conducted and to own its assets;

9.1.2	Corporate power of the Borrower and each Charging Subsidiary

(in the case of any TCN Entity which is the Borrower or a Charging Subsidiary) it has all requisite power to execute, deliver and perform its obligations under the Finance Documents to which it is party (including, in the case of the Borrower, to borrow the Commitments); compliance has been made with all necessary requirements and all necessary corporate, shareholder or other action has been taken by the Borrower and each Charging Subsidiary to authorise the execution, delivery and performance of the Finance Documents to which it is a party;

9.1.3	Due formation of Charging Partnerships

(in the case of any TCN Entity which is a Charging Partnership) each Charging Partnership:

(a)	is a general or limited partnership duly formed, validly existing and in good standing under the laws of the State of Colorado or England;

(b)	has other TCN Entities (being in the case of the Charging Partnerships formed in the State of Colorado, the TCN Entities that have executed or are expected to execute the Pledge and Security Agreements) as its only partners (there being no outstanding rights to acquire further interests therein);

(c)	has the power and authority to own its properties and to carry out its business as it is now being and is hereafter proposed to be conducted; and

(d)	is duly qualified, validly existing and in good standing and authorised to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorisation;

9.1.4	Power of the Charging Partnerships

(in the case of any TCN Entity which is a Charging Partnership) it has all requisite power to execute, deliver and perform its obligations under the Finance Documents to which it is a party, compliance has been made with all necessary requirements and all necessary action has been taken to authorise its execution, delivery and performance of the Finance Documents to which it is a party; no resolution (other than resolutions that have already been adopted) is required pursuant to the terms of any partnership agreement forming it to authorise the execution, delivery and performance by it of the Finance Documents to which it is a party;

9.1.5	Binding Obligations

the Finance Documents to which it is a party constitute its valid and legally binding obligations enforceable in accordance with their terms subject to the qualifications contained in the legal opinions referred to in part A of schedule 3 and part C of schedule 3 which relate thereto;

9.1.6	No conflict with other obligations

the execution and delivery by it of, the performance of its obligations under, and compliance with the provisions of, the Finance Documents to which it is a party will not:

(a)	contravene in any material respect any existing applicable law, statue, rule or regulation or any judgment, decree or permit to which it is subject;

(b)	(in the case of the Borrower and each Charging Subsidiary) contravene or conflict with any provision of its Memorandum and Articles of Association;

(c)	(in the case of each Charging Partnership) contravene or conflict with any provision of its partnership agreement;

(d)	breach in any material respect any term of the Licences or the Necessary Authorisations;

(e)	(in the case of TCN only) conflict with in any material respect, or result in any material breach of any of the terms of, or constitute a default under any agreement constituting or evidencing Borrowed Money to which Telewest or any of its Subsidiaries is a party or is subject or by which it or any of its property is bound; or

(f)	result in the creation or imposition of or oblige it to create any Encumbrance (other than those created by the Security Documents) on any of its undertakings, assets, rights or revenues;

9.1.7	No litigation

(in the case of any TCN Entity) no litigation, arbitration or administrative proceeding is taking place or, to the knowledge of its officers, pending or threatened against it or (in the case of the representation given by TCN only) Telewest, Telewest UK or Telewest Global which is reasonably likely to be adversely determined and, if so determined, would have, or would be reasonably likely, in the opinion of the Agent, to have, a Material Adverse Effect;

9.1.8	Financial statements

(in the case of TCN only):

(a)	the audited financial statements (reflecting the restatement of such financial statements as attached to the Amendment No. 1 to the Form S-4 submission to the US Securities and Exchange Commission dated • 2004)+ of the Telewest Group and the TCN Group in respect of the financial year ended on 31 December 2002 as delivered to the Agent have been prepared in accordance with GAAP which principles have been consistently applied and present fairly and accurately the consolidated financial position of Telewest and the TCN Group respectively as at the financial year ended on such date and, as at such date, neither Telewest nor the TCN Group had any significant liabilities (contingent or otherwise) nor any significant unrealised or anticipated losses, which, in any such case, are not disclosed by, or reserved against in, such financial statements;

(b)	the unaudited Quarterly Management Accounts of the TCN Group in respect of the Quarterly Period ended 31 December 2003* as delivered to the Agent have been prepared in accordance with GAAP which principles have been consistently applied and present fairly and accurately the consolidated financial position of the TCN Group as at such date and the results of the consolidated operations of the TCN Group for such Quarterly Period;

(c)	the unaudited consolidated Monthly Management Accounts for the TCN Group in respect of the month ending 31 December 2003* as delivered to the Agent have been prepared in accordance with GAAP which principles have been consistently applied and present fairly and accurately in all material respects the consolidated financial position of the TCN Group as at such date and the results of the consolidated operations of the TCN Group for such month;

(d)	(upon delivery of the Long Range Plan referred to in paragraph (b) of the definition of Long Range Plan) the Long Range Plan has (i) been prepared in good faith and is based upon the assumptions which were reasonable when made and (ii) all written factual information contained therein is true, complete

+	To include any further Amendments to the Form S-4 submission (or, if applicable, the form of Form S-4 declared effective by the SEC).
*	To be the most recently ended Quarterly Period prior to signature.

and accurate in all material respects and does not omit any material fact which would make any such factual information misleading in each case as of the date such Long Range Plan was delivered;

(e)	the Rolling Cash Flow Forecasts prepared in respect of the 13 week period beginning [•] as delivered to the Agent have been prepared in good faith and are based upon assumptions which were reasonable when made;

9.1.9	No filing required

it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Finance Documents to which it is a party that any of them or any other instrument be notarised, filed, recorded, registered or enrolled in any court or public office (save for (i) the registration of the TCN Debenture, the Pledge and Security Agreements, the Share Charge, the Security Account Charge, the Telewest Loan Assignment, the Scottish Security Documents (together, the “Existing Registrable Documents”), the New Restructuring Hedging Security Documents which are in substantially the same form as the Existing Registrable Documents, the Telewest UK Debenture, the Telewest Global Loan Assignment, the Non-TCN Entities Debenture and the Telewest Global Share Charge pursuant to Section 395 or 410 Companies Act 1985 or other similar regulations, to the extent required thereunder and (ii) the filing of UCC-1 Financing Statements and continuation statements with respect to the Pledge and Security Agreements, the pledge and security agreement referred to in the definition of New Restructuring Hedge Security Documents, the Telewest Global Loan Assignment and the Telewest Global Share Charge pursuant to the applicable Uniform Commercial Code);

9.1.10	Choice of law

its choice of English law to govern the Finance Documents to which it is a party (other than (a) the Pledge and Security Agreements and the Reimbursement Agreement, under which Colorado law is to govern, (b) the Scottish Security Documents, under which Scots law is to govern, (c) the Jersey Share Pledge, under which Jersey law is to govern and (d) the New Restructuring Hedging Security Documents which are governed by Colorado, Scots or Jersey law) and its submission to the jurisdiction of the English courts, is valid and binding subject to the qualifications contained in the legal opinions referred to in Part A of schedule 3 and part C of schedule 3 which relate thereto;

9.1.11	Title to assets

(in the case of TCN Entities) it is the legal and/or beneficial owner of and has valid title to, or has valid leases of, all its material assets which are the subject of the security created by the Security Documents free and clear of any Encumbrance (other than Permitted Encumbrances) in respect of its interest in such assets;

9.1.12	Solvency

(in the case of TCN only) after giving effect to the transactions contemplated hereby, the Advances to be made hereunder and the application of the proceeds thereof, and taking into account the execution, delivery and effectiveness of the Reimbursement Agreement, (i) on a pro forma basis, the fair value and the present fair saleable value of each Associated Partnership’s assets will exceed that Associated Partnership’s stated liabilities and identified contingent liabilities, (ii) each Associated Partnership will have the ability to pay its debts as they become absolute or mature, and (iii) the capital or assets remaining in each Associated Partnership after consummation of the transactions contemplated hereby will not be unreasonably small to conduct that Associated Partnership’s business as it is now conducted and is proposed to be conducted during the term hereof;

9.1.13	Compliance with Environmental Laws and Environmental Licences

(in the case of TCN Entities) it:

(a)	complies and has at all times complied with all Environmental Laws and Environmental Licences the breach of which would have or would be reasonably likely to have a Material Financial Adverse Effect; and

(b)	has obtained and maintains in full force and effect all Environmental Licences, and there are no facts or circumstances entitling any such Environmental Licences to be revoked, suspended, amended, varied, withdrawn or not renewed, in each case where such failure to have an Environmental License, revocation, suspension, amendment, variation, withdrawal or non-renewal, would have or would be reasonably likely to have a Material Financial Adverse Effect;

9.1.14	Environmental Claim

(in the case of TCN Entities) no Environmental Claim is pending or has been made or threatened against it or any of its respective officers or any occupier of any property owned or leased by it and it has no reason to believe that it or, in the case of TCN, any of its Subsidiaries or Associated Partnerships has or is likely to have any liability in relation to Environmental Matters which would have or would be reasonably likely to have a Material Financial Adverse Effect;

9.1.15	Deposit of Relevant Substance

(in the case of TCN Entities) to the best of its knowledge and belief, no Relevant Substance has been deposited, disposed of, kept, treated, imported, exported, transported, processed, manufactured, used, collected, sorted or produced at any time, or is present in the environment (whether or not on property owned, leased, occupied or controlled by it) in circumstances which are likely to result in an Environmental Claim against it which would, or is reasonably likely to have a Material Financial Adverse Effect;

9.1.16	Intellectual Property Rights

(in the case of TCN Entities):

(a)	the Intellectual Property Rights owned by it are free from any Encumbrance (save for those created or to be created by or pursuant to the Security Documents or otherwise permitted hereunder) and any other rights or interests in favour of third parties;

(b)	the Intellectual Property Rights owned by it are all the Intellectual Property Rights required by them in order to carry on, maintain and operate in all material respects their respective businesses, properties and assets and in carrying on its business it does not infringe any Intellectual Property Rights of any third party where any action taken by such third party in respect of any such infringement would have or would be reasonably likely to have a Material Financial Adverse Effect; and

(c)	no Intellectual Property Rights owned by it are being infringed, nor, to the knowledge of its officers, is there any threatened infringement of any such Intellectual Property Rights which, in either case would have or would be reasonably likely to have a Material Financial Adverse Effect;

9.1.17	Copyright matters

(in the case of TCN Entities) it has obtained all consents and taken all other material action required in connection with the secondary transmission by it of any broadcast television signals; it has no knowledge, nor is it aware of any claim, that it is or may be liable to any person for any copyright infringement of any nature whatsoever as a result of the operation of its business which liability in the opinion of the Agent would have or would be reasonably likely to have a Material Financial Adverse Effect;

9.1.18	Purpose

(in the case of TCN Entities) the proceeds of the Advances have been and will be used only for the relevant purposes described in clause 1.1; and

9.1.19	Carry on business solely in UK

(in the case of TCN only) each of the TCN Entities:

(a)	does not employ any employees in the State of Colorado or elsewhere in the United States of America;

(b)	does not maintain bank or similar accounts in the United States of America;

(c)	carries on business solely in, and its principal places of business, books and records and the property and assets are located in, the United Kingdom (except that (i) any Charging Partnership formed in the State of Colorado maintains an office in the State of Colorado and does not maintain an office in any other state of the United States of America, (ii) the ownership interests in the Original Charging Partnerships, BCFL and IVS are located in the country of formation of such entities and (iii) the books and records of the Original Charging Partnerships incorporated in Colorado are located in Colorado); and

(d)	is controlled and managed outside the United States of America;

9.1.20	U.S. Patriot Act

(a)	it has no reason to believe that it or any of its Affiliates:

(i)	is a Restricted Party or controlled by a Restricted Party or has received funds or property from a Restricted Party; or

(ii)	has violated any Anti-Terrorism Law or is the subject of any action or investigation (including any relating to asset seizure, forfeiture or confiscation) under any Anti-Terrorism Law.

(b)	it and its Affiliates have taken reasonable measures to ensure compliance with the Anti-Terrorism Laws; and

9.1.21	Restructuring Fees and Expenses

the fees and expenses paid and/or payable by the TCN Group since 1 July 2002 in relation to the recapitalisation, readjustment, rescheduling and/or reorganisation of the share capital and/or Indebtedness of the Telewest Group which has or is to become effective on or about the Recapitalisation Supplemental Deed Effective Date do not exceed £20,000,000 in aggregate.

9.2	Further representations and warranties

Each TCN Entity (other than TCN) in respect of itself and TCN in respect of itself and (as the case may be) each Joint Venture Group further represents and warrants to each of the Finance Parties that:

9.2.1	Licences and Necessary Authorisations

(in the case of TCN Entities) the Licences owned by it are in full force and effect and it is in compliance with all provisions thereof in all respects which are material in the context of the TCN Group taken as a whole. (In the case of TCN Entities) it has secured all the Necessary Authorisations, all such Necessary Authorisations are in full force and effect and it is in compliance in all material respects with all provisions thereof. (In the case of TCN Entities) to the best of its knowledge, neither such Licences nor any such Necessary Authorisations are the subject of any pending or threatened attack or revocation which (in the case of such Necessary Authorisations only) would have or would be reasonably likely to have a Material Adverse Effect;

9.2.2	Consents obtained

(in the case of TCN Entities) every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by it to authorise, or required by it in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of the Finance Documents to which it is a party or the performance by it of its obligations under the Finance Documents to which it is a party has been obtained or made and is in full force and effect (other than those registrations and filings referred to in clause 9.1.9) and there has been no material default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any of the same;

9.2.3	No withholding Taxes

(in the case of TCN Entities) as at the date of the Recapitalisation Supplemental Deed, on the basis that all of the Lenders in connection with Facility A, Facility B, Facility C and Facility D are Qualifying Lenders, no Taxes are imposed by withholding or otherwise on any payment to be made in respect of Facility A, Facility B or Facility C and Facility D to the Finance Parties by it under this Agreement or any Security Document to which it is a party or are imposed on it or by virtue of the execution or delivery by it of this Agreement or any Security Document to which it is a party or any document or instrument to be executed or delivered under this Agreement or any such Security Document (other than stamp duty payable on any Security Document);

9.2.4	Telecommunications, Cable and Broadcasting Laws

(a)	it and each member of each Joint Venture Group complies and has at all times complied in all material respects with all Telecommunications, Cable and Broadcasting Laws (but excluding, for these purposes only, breaches of Telecommunications, Cable and Broadcasting Laws which have been expressly waived by the relevant regulatory authority);

(b)	it and each member of each Joint Venture Group complies and has at all times complied in all material respects with any and all conditions set by the Director General of Telecommunications or by OFCOM under section 45 of the Communications Act 2003 as are applicable to it or such member of the Joint Venture Group (as the case may be);

9.2.5	No Default

(in the case of TCN only) no Default has occurred and is continuing which has not been expressly waived;

9.2.6	Immaterial Group Entities

(in the case of TCN only), each member of the TCN Group which is a Material Group Entity is a party to this Agreement and each Original Non-Charging Subsidiary is an Immaterial Group Entity;

9.2.7	Broadcasting Act 1990

neither it nor any member of any Joint Venture Group is (other than being a body corporate which is controlled by a person or persons falling within paragraph 1(1)(b) of Part 11 of schedule 2 to the Broadcasting Act 1990 (as amended) (the “Act”)) a “disqualified person” for the purposes of schedule 2 of the Act;

9.2.8	JV Documentation

the JV Documentation entered into by it is in full force and effect and constitute valid and legally binding obligations of all members of the TCN Group or any Joint Venture Group party thereto in all material respects. To the best of its knowledge and belief after due enquiry, no party to any JV Documentation is in material breach of the terms thereof and there is no material dispute subsisting between the parties thereto;

9.2.9	Group Structure Chart

(in the case of TCN only) the group structure chart delivered to the Agent pursuant to Part C of schedule 3 will be true, complete and accurate in all material respects as at the date of the first Advance;

9.2.10	No material adverse change

(in the case of TCN only) there has been no material adverse change in the financial position of (i) the TCN Group or (ii) the Telewest Group from that set forth in the financial statements referred to in clause 9.1.8(a), 9.1.8(b) and 9.1.8(c) and there has been no material adverse change in the operations or business prospects of the TCN Group or the Telewest Group (as applicable) from that set forth in such financial statements; and

9.2.11	Long Range Plan

the Long Range Plan referred to in paragraph (a) of the definition of Long Range Plan was, at the time produced, (i) prepared in good faith and was based upon the assumptions which were reasonable when made and (ii) all written factual information contained therein was true, complete and accurate in all material respects and did not at such time omit any material fact which would have made any such factual information misleading.

9.3	Repetition

9.3.1	The representations and warranties in 9.1 and 9.2 shall be deemed to be provided by such TCN Entity in respect of itself on and as of the date of the Recapitalisation Supplemental Deed and the Recapitalisation Supplemental Deed Effective Date.

9.3.2	The representations and warranties in clause 9.1 shall be deemed to be repeated thereafter by each relevant TCN Entity in respect of itself on and as of each Interest Payment Date and the date on which each Advance is made under this Agreement (but so that (i) the representation and warranty in clause 9.1.8(a) shall for this purpose (a) refer to the latest consolidated financial statements of the TCN Group verified by the auditors of the TCN Group delivered to the Agent under clause 10.1 and (b) be deemed to exclude any reference to the Telewest Group and (ii) the representation and warranty contained in clause 9.1.8(d) shall for this purpose, refer to the latest pro forma consolidated financial projections of the TCN Group delivered to the Agent pursuant to this Agreement and shall not thereafter include a representation or warranty as to the Long Range Plan referred to in paragraph (b) of such definition and (iii) the representation and warranty contained in clause 9.1.8(e) shall for this purpose refer to the then latest pro forma Rolling Cash Flow Forecasts).

10	Positive covenants

10.1	Covenants

Each TCN Entity undertakes with each of the Finance Parties that it will from the date of this Agreement and so long as any monies are owing under this Agreement or any part of the Commitments remains outstanding:

10.1.1	Notice of Default, etc.

(in the case of TCN only) promptly inform the Agent of any Default and any likely breach of any of the undertakings set out in clause 12 forthwith upon becoming aware thereof and will from time to time, if so requested by the Agent, confirm to the Agent in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;

10.1.2	Consents and authorisations

obtain or cause to be obtained (i) every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts and (ii) every notarisation, filing, recording, registration or enrolment in any court or public office in the United Kingdom and the United States of America (in any such case) required by it to authorise the execution, delivery, validity, enforceability or admissibility in evidence of the Finance Documents to which it is a party or the performance by it of its respective obligations under Finance Documents to which it is a party;

10.1.3	Licences

(a)	obtain or cause to be obtained every Licence and ensure that:

(i)	no Licence issued to it is revoked, cancelled, suspended, withdrawn, terminated, expires or otherwise ceases to be in full force and effect unless the same is, prior to or contemporaneously with such event, renewed or replaced or such Licence is no longer required by applicable laws for the purposes of the business of the TCN Group;

(ii)	none of OFCOM, the Secretary of State for Trade and Industry nor any other relevant authority issues any notice in respect of any TCN Franchise informing Telewest or any TCN Entity that it has or will (whether or not following the failure to satisfy certain conditions) revoke, cancel, suspend, withdraw, terminate or not permit the renewal of such Licence (whether or not such notice gives Telewest or any TCN Entity a period within which to remedy the matter which gave rise to such notice); and

(iii)	no Licence is modified and it does not commit any breach of the terms or conditions thereof (including, without limitation, any failure to meet the milestones referred to therein)

where any such action or event referred to above would have or would be reasonably likely, in the opinion of the Agent, to have a Material Adverse Effect; and

(b)	ensure that at all times during the Finance Period there are sufficient Licences held by TCN Entities to enable the TCN Group properly to conduct its business;

10.1.4	Necessary Authorisations

obtain or maintain or cause to be obtained and maintained every Necessary Authorisation and ensure that:

(a)	none of the Necessary Authorisations is revoked, cancelled, suspended, withdrawn, terminated, expires and is not renewed or otherwise ceases to be in full force and effect; and

(b)	no Necessary Authorisation is modified and it does not commit any breach of the terms or conditions of any Necessary Authorisation which, in the case of any of the actions or events referred to above, would have or would be reasonably likely, in the opinion of the Agent, to have a Material Adverse Effect;

10.1.5	Business of the Borrower and the Charging Subsidiaries

(in the case of all TCN Entities) engage in the business of acting as the holder of shares and/or partnership interests in other TCN Entities and/or the business of constructing, installing, operating and utilising cable television and/or telecommunications systems and/or the business of broadcasting and no other activities save for directly related businesses;

10.1.6	Financial statements

(in the case of TCN only) prepare consolidated financial statements of the TCN Group in accordance with GAAP and cause such financial statements to be reported on by their respective auditors and deliver to the Agent sufficient copies of the same for distribution to all of the Lenders, as soon as practicable but not later than 180 days after the end of the financial year to which they relate;

10.1.7	Quarterly Management Accounts

(in the case of TCN only) in respect of each Quarterly Period, prepare unaudited consolidated quarterly management accounts for the TCN Group containing information of the same type and to the same level of detail as the agreed form (including, without limitation, a profit and loss account, balance sheet and cash flow statement, subscriber details and other key performance indicators of the TCN Group and, in the case of the last Quarterly Period of each financial year, a profit and loss account, balance sheet and cash flow statement for that financial year in the agreed form) (or omitting any such information or detail or containing such other information or to such other level of detail as may, from time to time, be approved by the Agent (acting on the instructions of the Majority Lenders) in writing); TCN shall deliver a copy of the same to the Agent for distribution to all of the Lenders at the same time as the same are publicly announced, but in any event not later than 45 days (or, in the case of the last Quarterly Period of each financial year, 60 days) after the Quarterly Period to which they relate;

10.1.8	Monthly Management Accounts

(in the case of TCN only) prepare unaudited consolidated monthly management accounts for the TCN Group containing information of the same type and to the same level of detail as the agreed form (including, without limitation, a profit and loss account, balance sheet, cash flow statement, subscriber details and other key performance indicators of the TCN Group) (or omitting any such information or detail or containing such other information or to such other level of detail as may, from time to time, be approved by the Agent (acting on the instructions of the Majority Lenders) in writing); TCN shall deliver a copy of the same to the Agent for distribution to all of the Lenders not later than 28 days after the month to which they relate;

10.1.9	Rolling Cash Flow Forecasts

(in the case of TCN only) prepare and deliver Rolling Cash Flow Forecasts in the agreed form in respect of each period of 13 consecutive weeks commencing on the first day of each Month; TCN shall deliver a copy of the same to the Agent for distribution to all of the Lenders not later than the last day of the week prior to the relevant 13 consecutive week period covered by such Rolling Cash Flow Forecast;

10.1.10	Change in basis of accounts

(in the case of TCN only) ensure that all financial statements delivered under clause 10.1.6 are prepared in accordance with GAAP and in accordance with the accounting principles and practices used in the preparation of the financial statements referred to in clause 9.1.8(a) and the Long Range Plan described in paragraph (a) of such definition (the “Original Basis”) consistently applied in respect of each financial year save to the extent that TCN notifies the Agent in writing of the relevant change and (at the option of TCN) either prepares and delivers to the Agent audited financial statements on both the Original Basis and financial statements prepared on the new basis (the “New Basis”) or on the New Basis only with an audited reconciliation statement (a “Reconciliation Statement”) showing those adjustments necessary in order to reconcile the financial statements produced on the New Basis to the Original Basis.

Where TCN elects to deliver financial statements under clause 10.1.6 on both the Original Basis and the New Basis (or on the New Basis but accompanied by a Reconciliation Statement), Quarterly Management Accounts, Monthly Management Accounts and Rolling Cash Flow Forecasts shall also be delivered on a similar basis.

All financial statements, Quarterly Management Accounts, Monthly Management Accounts and Rolling Cash Flow Forecasts and Reconciliation Statements delivered pursuant to this clause 10.1.10 shall be delivered within the relevant time period set out in clause 10.1.

The provisions of this clause 10.1.10 shall also apply, mutatis mutandis, to the preparation and delivery of the Annual Budget under clause 10.1.11(e) and the preparation and delivery of revised financial projections and revised projections for operating statistics under clause 10.1.11(f);

10.1.11	Delivery of reports

(in the case of TCN only) deliver to the Agent, for distribution to the Lenders (in the case of an Accountants Report as referred to in clause 10.1.11(d) below in sufficient copies for all of the Lenders):

(a)	every document issued by any TCN Entity to its creditors generally;

(b)	every document received or issued by any TCN Entity which evidences any default under, or the crystallisation of, any obligations owing by a TCN Entity to a Lessor or to Crosby Sterling;

(c)	a Compliance Certificate, stating that TCN was in compliance with the relevant covenants and undertakings in clause 10.1.24 and clause 12 (or if it was not in compliance indicating the extent of the breach) as at the last day of the financial period to which the financial statements or Quarterly Management Accounts delivered pursuant to clauses 10.1.6 and 10.1.7 above relate;

(d)	an Accountants Report confirming the amounts set out in the Compliance Certificate issued in respect of the Quarterly Period ending as at the end of the financial year of the TCN Group;

(e)	an Annual Budget for each financial year for the TCN Group by 31 December in the previous year; and

(f)	by 31 December in the previous year to which they relate, revised financial projections and revised projections for operating statistics in relation to the TCN Group containing information of the same type and to the same level of detail as the operational statistics projections contained in the Long Range Plan described in paragraph (a) of such definition, such projections to extend to at least the later of (i) 31 December 2007 and (ii) the date falling 5 years after the first day of the period covered by such projections and to contain details of the assumptions on the basis of which such projections have been prepared and an explanation of any discrepancies from the projections most recently delivered under this sub-paragraph (f) (or, in the case of the first such projections after the Recapitalisation Supplemental Deed Effective Date, from the base case projections contained in the Long Range Plan described in paragraph (a) of such definition); and

in each case, at the time of issue thereof or within the period referred to in this clause 10.1.11 or (i) in the case of the Compliance Certificates referred to in (c) above) together with the financial statements to be delivered to the Agent pursuant to clauses 10.1.6 and 10.1.7 above and (ii) (in the case of the Accountants Reports referred to in (d) above) together with the financial statements to be delivered to the Agent pursuant to clause 10.1.6 above.

10.1.12	Quarterly review by PricewaterhouseCoopers

in the case of TCN, enter into a letter of engagement with PricewaterhouseCoopers, enabling PricewaterhouseCoopers, (i) to review, in respect of each Quarterly Period, the key performance indicators of the TCN Group, the quarterly Rolling Cash Flow Forecasts and the Quarterly Management Accounts and (ii) to attend quarterly meetings with senior management of the TCN Group to discuss the information referred to in paragraph (i) above, so as to enable PricewaterhouseCoopers to provide a report to the Lenders in relation to such information, provided that (other than for the purposes of calculating fees due to the Lenders in respect of the Quarterly Period ending 31 December 2004) the role of PricewaterhouseCoopers will fall away in respect of Twelve Month Periods ending on a Quarter Day on which the ratio of Total Senior Debt to Consolidated Annualised TCN Group Net Operating Cash Flow is less than 4.0, save that should Total Senior Debt to Consolidated Annualised TCN Group Net Operating Cash Flow be more than or equal to 4.0 on any subsequent Quarter Day PricewaterhouseCoopers’ role will be reinstated automatically for the Twelve Month Period ending on such Quarter Day (in respect of which PricewaterhouseCoopers shall review the documents listed in sub-paragraph (i) above in connection with such Twelve Month Period and attend a meeting with senior management of the TCN Group to discuss the information provided in respect of such Twelve Month Period) and, thereafter, all Twelve Month Periods ending on such subsequent Quarter Days (in respect of which sub-paragraphs (i) and (ii) above apply) (unless on any subsequent Quarter Day the ratio of Total Senior Debt to Consolidated Annualised TCN Group Net Operating Cash Flow is less than 4.0 in which event the preceding provisions of this sentence shall apply again);

10.1.13	Financial Year End

maintain a financial year end of 31 December;

10.1.14	Authorised Officers

ensure that any new or replacement Authorised Officer has provided the Agent with evidence satisfactory to it of such new officer’s authority and a specimen of his or their signature(s) prior to signing any certificates, notices, requests or confirmations referred to in the Finance Documents or relating to the Facilities;

10.1.15	Auditors

ensure that KPMG Audit Limited or another major firm of recognised international standing and repute are its auditors;

10.1.16	Provision of further information

(in the case of TCN only) supply to the Agent:

(a)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings (excluding any such litigation, arbitration or administrative proceedings arising from a breach of any Environmental Law which do not require notification under clause 10.1.19) whether current, threatened or pending against any TCN Entity which has or might reasonably be expected to have a Material Adverse Effect;

(b)	promptly on receipt, all notices or other communications received from OFCOM, the Secretary of State for Trade and Industry or any other relevant authority (or in each case the relevant successor regulatory body) which allege or claim that a TCN Entity is in any breach of any provision of any of the Licences in any manner which has or is likely to have a Material Adverse Effect or which might reasonably be expected to give rise to the revocation, termination, suspension or withdrawal of any of the Licences; and

(c)	such further financial information concerning each TCN Entity or, to the extent available to any member of the TCN Group, any member of any Joint Venture Group as the Agent or any Lender (acting through the Agent) may from time to time reasonably require provided that TCN shall not be obliged to disclose any such information (A) which would cause the relevant TCN Entity or, in the case of any information relating to any member of a Joint Venture Group, such entity to be in breach of any undertaking or obligation of confidentiality owed to a third party and where TCN has taken all reasonable steps available to it to secure the release of any such confidentiality undertaking or obligation or (B) where the relevant TCN Entity or, in the case of any information relating to any member of a Joint Venture Group, such entity is precluded from such disclosure by law or regulation or any agreement entered into with any government or governmental agency;

10.1.17	Insurance

(in the case of TCN only) maintain policies of insurance in relation to the business and assets of the TCN Group for all risks normally insured by prudent companies carrying on a similar business;

10.1.18	Inspection

where required by the Agent (acting on the instructions of the Majority Lenders), permit representatives of the Agent and any of the Lenders upon three Banking Days’ prior written notice to TCN and after having made arrangements with TCN so to do to:

(a)	visit and inspect its properties during normal business hours;

(b)	inspect and make extracts from and copies of its books and records provided that it shall not be obliged to disclose any such information (A) which would cause it to be in breach of any undertaking or obligation of confidentiality owed to a third party and where it has taken all reasonable steps to secure the release of any such confidentiality undertaking or obligation or (B) where it is precluded from such disclosure by law or regulation or any agreement entered into with any government or governmental agency; and

(c)	discuss with its principal officers and auditors, its business, assets, liabilities, financial position, results of operations and business prospects;

10.1.19	Notification of Environmental Claim and Expenditure

(in the case of TCN only) promptly on becoming aware of it notify the Agent of any Environmental Claim which has been made or threatened against any member of the TCN Group or any occupier of any property owned or leased by any member of the TCN Group or any requirement by any Environmental Licence or applicable Environmental Laws for any member of the TCN Group to make any investment or incur any expenditure in excess of £10,000,000 in aggregate in any calendar year or to take or desist from taking any action which would have or would be reasonably likely, if substantiated, to have a Material Financial Adverse Effect;

10.1.20	Delivery of Environmental Licences and other information

promptly following request by the Agent provide the Agent with copies of all material Environmental Licences and the terms and conditions thereof and any material amendments thereto;

10.1.21	Compliance with laws and regulations

comply with the terms and conditions of all laws (other than Telecommunications, Cable and Broadcasting Laws, the Licences and the Necessary Authorisations including any milestone requirements in respect thereof), regulations, judgments, agreements, licences and concessions including, without limitation, all Environmental Laws and all Environmental Licences if the failure to comply therewith, would have or would be reasonably likely, in the opinion of the Agent, to have a Material Financial Adverse Effect;

10.1.22	Relevant Substance

notify the Agent forthwith upon becoming aware of any Relevant Substance at or brought on to any property owned, leased or occupied by it which is likely to give rise to an Environmental Claim which would have or would be reasonably likely to have a Material Financial Adverse Effect and take or procure the taking of all necessary action to deal with, remedy or remove from such property or prevent the incursion of (as the case may be) that Relevant Substance in order to prevent such an Environmental Claim and in a manner that complies with all applicable requirements of Environmental Law;

10.1.23	Taxes

file or cause to be filed all tax returns required to be filed in all jurisdictions in which it is situated or carries on business or is otherwise subject to Taxation and will pay all Taxes shown to be due and payable on such returns or any assessments made against it within the period stipulated for such payment (other than those being contested in good faith and where such payment may be lawfully withheld);

10.1.24	Material Group Entities

(in the case of TCN only) it will ensure that at all times during the period from (and including) the date of the first Advance to the end of the Finance Period, TCN Entities account for not less than 95 per cent. in aggregate of (i) the Gross Assets of the TCN Group, (ii) the Consolidated TCN Group Net Operating Cash Flow and (iii) the revenues of the TCN Group, determined by reference to the latest audited accounts;

10.1.25	New TCN Entities

(in the case of TCN only) it will and will procure that each Subsidiary or Associated Partnership that is or becomes a member of the TCN Group (other than an Immaterial Group Entity unless such Immaterial Group Entity no longer complies with the definition of Immaterial Group Entity) and which is not already a party to this Agreement promptly upon such Subsidiary or Associated Partnership becoming a member of the TCN Group and which is a Material Group Entity, executes and delivers a Supplemental Deed (to the extent that such accession is not in breach of (a) section 151 of the Companies Act 1985 or (b) the provisions of any Encumbrance permitted by paragraph (i) of the definition of Permitted Encumbrances for so long as such Encumbrance is permitted to subsist pursuant to the terms of such paragraph) and provides the Agent with such evidence as it may reasonably request as to the power and authority of such party to enter into such Supplemental Deed and the legality, validity and enforceability of the obligations created thereby. Each TCN Entity further agrees to procure that as soon as practicable the directors of the relevant Subsidiary comply, (to the extent permitted by applicable law, with (a) sections 155 to 158 of the Companies Act 1985 or (b) the provisions of any Encumbrance permitted by paragraph (i) of the definition of Permitted Encumbrances for so long as such Encumbrance is permitted to subsist pursuant to the terms of such paragraph) to ensure that there is no breach of section 151 of the Companies Act 1985 as aforesaid. The parties hereto agree that upon the execution and delivery of such Supplemental Deed by all parties thereto such Subsidiary or Associated Partnership shall become a party to this Agreement as a TCN Entity and a party to each relevant Security Document as a chargor;

10.1.26	Meetings with Senior Management

(in the case of TCN only) it will ensure that at least one of the chief executive officer or the chief financial officer of the Telewest Global Group, together with other appropriate senior management of the Telewest Global Group and the TCN Group attend meetings with the Lenders at intervals of not more than six months from the date of the Recapitalisation Supplemental Deed;

10.1.27	Reimbursement Agreement

(in the case of any TCN Entity party to the Reimbursement Agreement) comply with its obligations under the Reimbursement Agreement and not assign or transfer all or any part of their respective rights and/or obligations under the Reimbursement Agreement or amend, vary or waive all or any of the provisions of the Reimbursement Agreement;

10.1.28	Hedging

(in the case of TCN only) maintain a reasonable and prudent policy for the management of its interest rate and foreign exchange exposures;

10.1.29	Daily cash sweep

(in the case of TCN only) it will ensure that all cash balances on Banking Days are transferred on a daily basis into the Security Account save for Permitted Financial Investments as permitted by paragraph (b) of the definition of Permitted Investments;

10.1.30	TCN Group Assets

(in the case of TCN only) (i) to the extent that the immaterial contracts are not otherwise transferred or assigned pursuant to clause 3.5.2 by their expiry or (as the case may be) termination date, to ensure that to the extent such contracts are to be re-issued such new contracts are re-issued in the name of a TCN Entity and (ii) to ensure that any contracts used in the business of the TCN Group and entered into after the Recapitalisation Supplemental Deed Effective Date are entered into by a TCN Entity;

10.1.31	Board of Directors

(in the case of TCN only) inform the Agent in writing of any changes to the board of directors or, to the extent such persons are not on the board of directors, the treasurer, the head of finance, the general counsel or any of the heads of the operating divisions of TCN as soon as reasonably practicable and in any event at least one Banking Day prior to making any public announcement thereof;

10.1.32	Bankruptcy proceedings

advise the Agent in writing (i) prior to convening a meeting of its directors the purpose of which or (as the case may be) one of the purposes of which is to consider making a voluntary filing under any applicable bankruptcy, insolvency or similar law, (ii) prior to it making any voluntary filing under any applicable bankruptcy, insolvency or similar law, (iii) promptly following the passing of any resolution of its directors approving any voluntary filing under any applicable bankruptcy, insolvency or similar law and (iv) immediately upon becoming aware that any person intends to make any filing under any applicable bankruptcy, insolvency or similar law relating to it; and

10.1.33	Separate Corporate Entity

(in the case of TCN) it shall at all times operate as a separate corporate entity from each of Telewest, Telewest Global, Telewest UK and any other member of the Telewest Global Group which is not a member of the TCN Group. Accordingly, without prejudice to either the generality of the foregoing or any of the other terms and conditions of the Finance Documents, it shall:

(a)	keep its own separate books and records;

(b)	maintain any assets of which it (or any member of the TCN Group) is the legal or beneficial owner or over which it (or any member of the TCN Group) has a valid lease separately from the assets of Telewest, Telewest Global, Telewest UK and any other member of the Telewest Global Group which is not a member of the TCN Group and not share such assets with Telewest, Telewest Global, Telewest UK or any member of the Telewest Global Group which is not a member of the TCN Group;

(c)	conduct its business in its own name (on its own behalf or for and on behalf of the TCN Group);

(d)	maintain and prepare consolidated financial statements for itself and its subsidiaries only;

(e)	satisfy all of its outstanding liabilities from its own resources or the resources of the TCN Group, other than pursuant to (i) guarantees given by Telewest Global Group Security Providers pursuant to the Security Documents, (ii) the guarantees set out in the list provided at paragraph 44 of part C of schedule 3 and (iii) permitted pursuant to clause 6.1.1(a) of the Deed of Subordination entered into by Telewest UK;

(f)	observe all its corporate formalities;

(g)	not enter into or maintain any contractual or other arrangements with Telewest, Telewest Global, Telewest UK or any other member of the Telewest Global Group which is not a member of the TCN Group other than on bona fide arm’s length commercial terms;

(h)	pay all compensation payable to employees of the TCN Group from its own resources or resources of the TCN Group;

(i)	not incur any obligations or assume any liability under any guarantee or otherwise become obligated for or hold its credit out as being available to satisfy the obligations of Telewest, Telewest Global, Telewest UK or any other member of the Telewest Global Group which is not a member of the TCN Group;

(j)	use its own stationery, invoices and cheques;

(k)	not permit any Encumbrance to subsist, arise or be created or extended over all or any part of its present or future, undertakings, assets, rights or revenues to secure or prefer any present or future indebtedness of Telewest, Telewest Global, Telewest UK or any other member of the Telewest Global Group which is not a member of the TCN Group; and

(l)	at all times hold itself out as a separate entity to Telewest, Telewest Global, Telewest UK and each other member of the Telewest Global Group which is not a member of the TCN Group.

The restrictions contained in this clause 10.1.33 shall not preclude TCN from taking out or maintaining insurance in respect of the entire Telewest Global Group provided that to do so would not be contrary to any other provision of this Agreement (including, without limitation, clause 11.1.15 of this Agreement).

10.1.34	ERISA

(a)	promptly upon becoming aware of it notify the Agent of:

(i)	any Reportable Event in respect of it or any of its ERISA Affiliates;

(ii)	the termination of or withdrawal from, or any circumstances reasonably likely to result in the termination of or withdrawal from, any Plan subject to Title IV of ERISA if such termination or withdrawal would be reasonably likely (i) to have a Material Financial Adverse Effect or (ii) to result in the imposition of a security interest, lien or other similar encumbrance on any of its assets (or the assets of any of its ERISA Affiliates); and

(iii)	a claim or other communication alleging non-compliance with any law or regulation relating to any Plan that, if true, would be reasonably likely to have a Material Financial Adverse Effect.

(b)	be and remain, and will cause its ERISA Affiliates to be and remain, in compliance in all respects with all laws and regulations relating to each of their respective Plans, where failure to do so is reasonably likely to have a Material Financial Adverse Effect; and

(c)	ensure, and will cause its ERISA Affiliates to ensure, that no event or condition exists at any time in relation to a Plan which is reasonably likely to result in the imposition of a security interest, lien or other similar encumbrance on any of its assets (or the assets of any of its ERISA Affiliates) or which is reasonably likely to have a Material Financial Adverse Effect.

11	Negative covenants

11.1	Covenants

Each TCN Entity undertakes with each of the Finance Parties from the date of this Agreement and so long as any monies are owing under this Agreement or any of the Commitments remain outstanding that, without the prior written consent of the Agent acting on the instructions of the Majority Lenders:

11.1.1	Negative Pledge

it will not permit any Encumbrance (other than Permitted Encumbrances) to subsist, arise or be created or extended over all or any part of its present or future undertakings, assets, rights or revenues to secure or prefer any present or future Indebtedness of any person;

11.1.2	No Merger

it will not merge or consolidate with any other company or person save for (i) the Permitted Merger or (ii) mergers between any TCN Entity (excluding TCN) with another TCN Entity (excluding TCN) (“Original Entities”) into one or more entities (each a “Merged Entity”) provided that:

(a)	such Merged Entity is a member of the TCN Group and is liable for the obligations of the relevant Original Entities under this Agreement and the Security Documents which remain unaffected thereby and entitled to the benefit of all the rights of such Original Entities;

(b)	if required by the Agent (acting on the instructions of the Majority Lenders), such Merged Entity has entered into Security Documents which provide security over the same assets of at least an equivalent nature and ranking to the security provided by the relevant Original Entities pursuant to any Security Documents entered into by them and any possibility of the Security Documents referred to in this paragraph or paragraph (iii) below being challenged or set aside is not greater than any such possibility in relation to the Security Documents entered into by or in respect of the share capital of any relevant Original Entity;

(c)	(if all or any part of the share capital of any of the relevant Original Entities was charged pursuant to a Security Document) the equivalent part of the issued share capital of such Merged Entity is charged pursuant to a Security Document on terms of at least an equivalent nature and ranking as the Security Document relating to the shares in each relevant Original Entity; and

(d)	the Agent is satisfied (acting reasonably) that all the property and other assets of the relevant Original Entities are vested in the Merged Entity and that the Merged Entity has assumed all the rights and obligations of the relevant Original Entities under all material Necessary Authorisations;

11.1.3	Disposals

it will not sell, transfer, lease, lend or otherwise dispose of or cease to exercise control over the whole or any part of its present or future undertakings, assets, rights or revenues (whether by one or a series of transactions related or not) other than by way of a Permitted Disposal, provided that in the case of any Permitted Intra-TCN Group Transaction which involves any asset of any nature being transferred by any means whatsoever (directly or indirectly) by the Borrower, an Original Charging Subsidiary or an Original Charging Partnership to another TCN Entity (not being the Borrower, an Original Charging Subsidiary or an Original Charging Partnership), the relevant transfer must be either made expressly subject to the Encumbrances granted by the transferor under the Security Documents or the asset concerned must become subject to a fully enforceable, legally binding Encumbrance from the transferee in favour of the Security Trustee and the other Finance Parties substantially equivalent to or better than any existing Encumbrance over such asset created by the transferor;

11.1.4	Borrowed Money

it will not create, assume, incur or otherwise permit to be outstanding any Borrowed Money other than Permitted Borrowings;

11.1.5	Guarantees

it will not incur any obligations or assume any liability under any guarantee other than Permitted Guarantees;

11.1.6	Issue of Shares

it will not issue any shares of any class provided that TCN may issue shares to Telewest UK and any member of the TCN Group may issue shares to any TCN Entity provided that such shares are charged in favour of the Security Trustee pursuant to the terms of a Security Document and there are delivered to the Security Trustee at the same time, the relevant share certificates and blank stock transfer forms in respect thereof;

11.1.7	Loans

it will not make any loan or advance to, or enter into any transaction having the effect of lending money with, any person (including the acquisition of any document evidencing Borrowed Money, loan stock or other debt securities) save for Permitted Loans;

11.1.8	Acquisitions

it will not make any investment in any Joint Venture or acquire all or any substantial part of the assets, property or business of any other person or any assets that constitute a division or operating unit of the business of any other person or create or acquire any Subsidiary or Associated Partnership or other equity share capital or make any other investment (including, without limitation, in debt securities or commercial paper) other than Permitted Investments;

11.1.9	Swaps and Hedging

it will not enter into any interest rate or currency swaps or other hedging arrangements other than the Restructuring Swaps and those maintained in accordance with clause 10.1.28;

11.1.10	Change of Business

(in the case of TCN only) it will procure that the TCN Group (taken as a whole) does not change the nature of the business carried on by it in any material respect from that carried on at the date of this Agreement and that it does not cease to carry on a business where any such change or cessation would have or would be reasonably likely to have a Material Adverse Effect;

11.1.11	Memoranda and Articles of Association; Partnership Agreements

it will not amend its Memorandum or Articles of Association or partnership agreement (as applicable) in any way which would restrict the ability of the Security Trustee to exercise its rights under the Security Documents in respect of its shares or partnership interests (as applicable);

11.1.12	Restricted Payments

it will not make and it will procure that no other member of the TCN Group makes any Restricted Payment other than Permitted Payments;

11.1.13	Services to Restricted Persons

it will not enter into any contractual or other arrangements with a Restricted Person or any shareholder of Telewest Global other than (i) on bona fide arms length commercial terms, (ii) those arrangements which exist at the date of the Recapitalisation Supplemental Deed and are set out in the documents provided at paragraph 41 of part C of schedule 3 and (iii) any arrangements entered into with Telewest in order to transfer (A) the existing arrangements as set out in paragraph 41 of part C of Schedule 3 to TCN and/or Telewest Limited or (B) the existing arrangements as set out in paragraph 44 of part C of Schedule 3 to TCN and/or Telewest UK;

11.1.14	Liabilities of Restricted Persons

it will procure that, save to the extent otherwise permitted by this Agreement, no Restricted Person has outstanding any liabilities to any TCN Entity which are not satisfied within 60 days of the occurrence of the matter in respect of which such liability arose.

In this clause 11.1.14 “liabilities” of a Restricted Person to a TCN Entity shall mean liabilities incurred after this Agreement and shall include, without limitation, (i) any liabilities of that TCN Entity to a third party entered into on behalf of that Restricted Person and (ii) any payments made by that TCN Entity on behalf of that Restricted Person, in either case where such liabilities or payments have not been discharged or reimbursed but shall exclude (a) any liabilities of a Restricted Person to a TCN Entity which are a Permitted Investment by that TCN Entity in that Restricted Person, (b) any payments made by a TCN Entity to a third party on behalf of Telewest in respect of payments due under the agreements listed in the document provided at paragraph 41 of part C of Schedule 3 and (c) any liabilities of a Restricted Person to a TCN Entity under any insurance taken out in respect of the entire Telewest Global Group (and Telewest and Telewest Finance (Jersey) Limited);

11.1.15	No carrying on business in United States

it shall not and it shall procure that each other member of the TCN Group shall not (i) employ any employees or maintain any bank or similar accounts in the State of Colorado or elsewhere in the United States of America or (ii) carry on any business or maintain any place of business, books and records or own any property or assets in the United States of America (except that any Charging Partnership formed in the State of Colorado maintains an office in the State of Colorado, but does not maintain an office in any other state of the United States of America). Control and management of each of the TCN Entities shall take place outside the United States of America and it shall procure that the majority of the directors attending any board meeting of any member of the TCN Group are physically present in the United Kingdom throughout such meeting;

11.1.16	Reduction of capital

(in the case of TCN only) it will not redeem or purchase or otherwise reduce its equity or any other share capital or any uncalled or unpaid liability in respect thereof or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner;

11.1.17	TCN Group Interests in Joint Ventures

(in the case of TCN only) it will not, and will procure that no other member of the TCN Group will and no member of the TCN Group which is a shareholder in any Joint Venture will, other than (in the case of (a)(ii), (b) and (c) below) in connection with a JVIPO:

(a)	vote, or permit any director appointed by it to the board of any Joint Venture to vote, either (i) to allow such Joint Venture or any of its Subsidiaries to terminate or (ii) to amend or vary or grant any waiver under any JV Documentation if such event referred to above would have or would be reasonably likely, in the opinion of the Agent, to have a Joint Venture Material Adverse Effect;

(b)	save for Permitted Disposals, sell, transfer or otherwise dispose of or cease to exercise direct control over any part of its rights, title and interest in and to any of the Joint Ventures other than in accordance with the provisions of the relevant joint venture agreement for such Joint Venture and in any event will not sell, transfer or otherwise dispose of the same to an Associate (as defined therein) unless such Associate is also a TCN Entity or a Joint Venture provided, in each case, such sale, transfer or disposal is a Permitted Disposal; or

(c)	convene any meeting with a view to, or vote in favour of any resolution to, alter any provision of the JV Articles of Association which would create any new class of share or any securities convertible into or carrying rights to subscribe for shares of any class or which would alter the rights of any class of shares otherwise than in accordance with the JV Articles of Association in their form as at the date hereof unless both a JVIPO has occurred and such resolution would not have or would not be reasonably likely to have a Material Adverse Effect;

11.1.18	Actions taken by the Joint Ventures

Except after a JVIPO

(a)	Borrowed Money by the Joint Ventures

notwithstanding clause 11.1.4, in the case of TCN it will procure that no member of any Joint Venture Group will create, assume, incur or otherwise permit to be outstanding any Borrowed Money in an aggregate amount of more than £250,000 other than in respect of the JV Loan Stock and the £5,000,000 revolving credit facility to be made available to it by TCN Entities;

(b)	Encumbrances by the Joint Venture Group

notwithstanding clause 11.1.1, in the case of TCN only, it will procure that no member of the Joint Venture Group permits any Encumbrance (other than liens arising in the ordinary course of trading) to subsist, arise or be created or extended over all or any part of its present or future undertakings, assets, rights or revenues to secure or prefer any present or future Indebtedness of any person provided that the amount secured does not exceed £1,000,000;

(c)	Loans by the Joint Venture Groups

notwithstanding clause 11.1.7 in the case of TCN, it will procure that no member of any Joint Venture Group makes any loans or grants any credit (save for normal trade credit in the ordinary course of business) or gives or permits to remain outstanding any guarantee to or for the benefit of any other person other than, in any such case, in favour of any TCN Entity; or

(d)	Disposals by the Joint Venture Groups

notwithstanding clause 11.1.3, in the case of TCN only it will procure that no member of any Joint Venture Group will sell, transfer, lend or otherwise dispose of or cease to exercise direct control over any part of its present or future undertakings, assets, rights or revenues (other than by transfers, sales or disposals for full consideration in the ordinary course of trading); and

11.1.19	Prepayment of any Borrowed Money

it will not and in the case of TCN it will procure that no other member of the TCN Group purchases or exchanges or prepays or offers to purchase, exchange or prepay any Borrowed Money of the TCN Group other than (i) Borrowed Money contemplated under paragraphs (a) and (g) of the definition of Permitted Borrowings, (ii) Borrowed Money contemplated to be refinanced under paragraph (d) of the definition of Permitted Borrowings provided that any such refinancing is on fair market terms and (iii) Borrowed Money contemplated under paragraph (a) of the definition of Permitted Intra-TCN Group Transactions provided that such Borrowed Money relates only to Borrowed Money on-lent between TCN Entities.

12	Financial covenants

12.1	Covenants

TCN undertakes with each of the Finance Parties:

12.1.1	Total Senior Debt/Consolidated Annualised TCN Group Net Operating Cash Flow

that on each Quarter Day during the periods set out in column (1) below the ratio of Total Senior Debt at the relevant time to Consolidated Annualised TCN Group Net Operating Cash Flow calculated by reference to the Quarterly Period ending on such day (as shown in the relevant Compliance Certificate) shall not exceed the number set out against such period in column (2) below:

(1) Quarter ending	(2) Ratio (Maximum)
[31 March 2004	5.75]

30 June 2004	5.40

30 September 2004	5.00

31 December 2004	4.80

31 March 2005	4.80

30 June 2005	4.50

30 September 2005	4.20

31 December 2005	4.05

12.1.2	Total Senior Debt Interest Cover

that on each Quarter Day falling within the period set out in column (1) below the ratio of Consolidated TCN Group Net Operating Cash Flow in respect of the Six Month Period ending on such day to Total Senior Debt Interest Charges for such Six Month Period shall not be less than the number set out against such period in column (2) below:

(1) Quarter ending	(2) Ratio
[31 March 2004	1.95]

30 June 2004	2.05

30 September 2004	2.25

31 December 2004	2.40

31 March 2005	2.40

30 June 2005	2.65

30 September 2005	2.90

31 December 2005	3.15

74

12.1.3	Maximum Total Capital Expenditure

that in respect of the Twelve Month Period ending on each Quarter Day set out in column (1) below the maximum Total Capital Expenditure shall not be more than the number set out against such Quarter Day in column (2) below. If Consolidated TCN Group Net Operating Cash Flow in respect of any Twelve Month Period ending on 31 December as set out in the relevant Quarterly Management Accounts (the “Relevant Management Accounts”) delivered to the Agent under this Agreement exceeds the projected Consolidated TCN Group Net Operating Cash Flow in respect of such Twelve Month Period contained in the Long Range Plan described in paragraph (a) of such definition (the “Excess”) the Maximum Total Capital Expenditure for the immediately following Twelve Month Period shall be increased by 50 per cent. of the Excess (the “Increased Amounts”). TCN may, in the Compliance Certificate delivered pursuant to clause 10.1.11(c) with the Relevant Management Accounts, allocate the Increased Amounts between the four Quarterly Periods comprising such Twelve Month Period and, failing such allocations, the Increased Amount shall be deemed to be split between such Quarterly Periods as to 25 per cent. each:

(1) Quarter Day	(2) Maximum Total Capital Expenditure (£’m)
[31 March 2004	410]

30 June 2004	400

30 September 2004	390

31 December 2004	390

31 March 2005	385

30 June 2005	375

30 September 2005	370

31 December 2005	365

This covenant shall cease to apply in respect of all Twelve Month Periods ending on a Quarter Day after the Quarter Day on which the ratio of Total Senior Debt to Consolidated Annualised TCN Group Net Operating Cash Flow is less than 4.0, save that should Total Senior Debt to Consolidated Annualised TCN Group Net Operating Cash Flow be more than or equal to 4.0 on any subsequent Quarter Day this covenant will be reinstated automatically for the Twelve Month Period commencing on such Quarter Day and all subsequent Twelve Month Periods ending on the Quarter Days set out in column (1) above (unless on any subsequent Quarter Day the ratio of Total Senior Debt to Consolidated Annualised TCN Group Net Operating Cash Flow is less than 4.0 in which event the proceeding provisions of this sentence shall apply again).

12.1.4	Financial Contribution

that on each Quarter Day set out in column (1) below the minimum Financial Contribution for the Six Month Period ending on such Quarter Day shall not be less than the number set out against such period in column (2) below:

(1) Quarter ending	(2) Minimum Financial Contribution
[31 March 2004	420]

30 June 2004	430

30 September 2004	445

31 December 2004	455

31 March 2005	465

30 June 2005	480

30 September 2005	495

31 December 2005	505

This covenant shall cease to apply in respect of Twelve Month Periods ending on a Quarter Day after the Quarter Day on which the ratio of Total Senior Debt to Consolidated Annualised TCN Group Net Operating Cash Flow is less than 4.0, save that should Total Senior Debt to Consolidated Annualised TCN Group Net Operating Cash Flow be more than or equal to 4.0 on any subsequent Quarter Day this covenant will be reinstated automatically for the Twelve Month Period commencing on such Quarter Day and all Twelve Month Periods ending on subsequent Quarter Days (unless on any subsequent Quarter Day the ratio of Total Senior Debt to Consolidated Annualised TCN Group Net Operating Cash Flow is less than 4.0 in which event the proceeding provisions of this sentence shall apply again).

12.1.5	Auditors certificate

If at any time the Majority Lenders do not consider (acting reasonably) that any figure set out in any Compliance Certificate issued by any Authorised Officer is correct and they believe in good faith that an adjustment to such figure would be likely to lead to a breach of any of the covenants set out in clause 12.1, they shall be entitled within 30 days of the date of the delivery of such Compliance Certificate to the Agent pursuant to clause 10.1 to call for a certificate from TCN’s auditors as to such figure if the Agent (on their behalf) provides TCN with an explanation of the reasons for the belief that the figure is incorrect. For such purposes TCN’s auditors shall act as independent experts and not as arbiters and every such certificate shall be addressed to the Agent (on behalf of the Lenders) and be at the expense of TCN. The Majority Lenders may only call for one such certificate in any calendar year. If the Majority Lenders call for such a certificate all calculations under this Agreement by reference to the relevant figure shall (i) until TCN’s auditors deliver the relevant certificate under this clause 12.1 be made by reference to the figure set out in the relevant Compliance Certificate delivered to the Agent under this Agreement and (ii) following the delivery by the TCN’s auditors of a certificate under this clause 12.1 be made by reference to such certificate. TCN undertakes forthwith to take all action including, without limitation, prepaying all or part of the Outstandings so as to procure that any Advance or Utilisation permitted or other action taken or omitted to be taken on the basis of the relevant Compliance Certificate which on the basis of such auditors certificate would not have been permitted by the terms of this Agreement is reversed or would have been required to have been taken is taken.

13	Events of Default

13.1	Events of Default

Each of the following events and circumstances is an Event of Default (whether or not caused by any reason outside the control of any TCN Entity):

13.1.1	Non-payment

(i) any principal amount due and payable under this Agreement is not paid on the due date or (ii) an amount of interest due and payable under this Agreement is not paid within 3 Banking Days of the due date or (iii) any other sum due and payable under this Agreement is not paid within 5 Banking Days of the due date, and, in each such case, in the manner stipulated in this Agreement; or

13.1.2	Breach of certain obligations

(a)	any TCN Entity commits any breach of the undertakings contained in clauses 3.4, 3.5.1, 3.5.5, 3.5.6, 10.1.1, 10.1.31, 10.1.32, 10.1.33, 11.1.1, 11.1.2, 11.1.3, 11.1.6, 11.1.7, 11.1.8, 11.1.9, 11.1.11 and 11.1.18, 12.1 herein; or

(b)	Telewest, Telewest Global or (as the case may be) Telewest UK commits any breach of the undertakings contained in (in connection with the Deed of Subordination entered into by Telewest) clause 6.1.1 or 6.1.3 of such Deed of Subordination, (in connection with the Deed of Subordination entered into by Telewest Global) clauses 6.1.1, 6.1.4, 6.1.5, 6.1.6, 6.1.7, 6.1.9, 6.1.11, 6.1.12 or 6.1.15 of such Deed of Subordination (in connection with the Deed of Subordination to be entered into by Telewest UK) clauses 6.1.1, 6.1.2, 6.1.5, 6.1.6, 6.1.7, 6.1.8, 6.1.9 or 6.1.10 of such Deed of Subordination; or

(c)	any TCN Entity commits any breach of the undertakings contained in clauses 11.1.4 and 11.1.5 and, in respect of any such breach where the principal amount of the relevant Borrowed Money or guarantee does not exceed £1,000,000, such breach is not remedied within five Banking Days of such breach; or

13.1.3	Breach of other obligations

any TCN Entity or any Telewest Global Group Security Provider commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by them under this Agreement (other than failure to pay any sum when due or any breach of the undertakings referred to in clause 13.1.2 above) or any of the other Finance Documents and, in respect of any such breach or omission which in the opinion of the Majority Lenders is capable of remedy, such remedial action as the Majority Lenders shall require is not carried out within 28 days of the Agent notifying the Borrower of such default and of such remedial action; or

13.1.4	Misrepresentation

any representation or warranty made or deemed to be made or repeated by or in respect of any TCN Entity or any Telewest Global Group Security Provider in or pursuant to any Finance Documents or in any notice, certificate or statement referred to in or delivered under any of the Finance Documents is or proves to have been incorrect or misleading in any material respect on the date on which it was made or deemed to be made or repeated; or

13.1.5	Challenge to security

any Security Document is not or ceases to be effective (unless by reason of the Lenders’ or the Security Trustee’s failure to file any required UCC Statements in the

United States) or any TCN Entity or any Telewest Global Group Security Provider shall in any way challenge, or any proceedings shall in any way be brought to challenge (and in the case of a proceeding brought by someone other than any TCN Entity or any Telewest Global Group Security Provider shall continue unstayed for 30 days) the prior status of the charges created by the Security Documents or the validity or enforceability of the Security Documents (save for any prior ranking Permitted Encumbrances); or

13.1.6	Cross-default

(i) Borrowed Money of the TCN Entities and/or any Telewest Global Group Security Provider (which, in aggregate exceeds £20,000,000) is not paid on maturity or becomes due and payable prior to the date when it would otherwise have become due or (ii) creditors of the TCN Entities and/or any Telewest Global Group Security Provider become entitled to declare any Borrowed Money (which, in aggregate, exceed £35,000,000) of the TCN Entities and/or any Telewest Global Group Security Provider due and payable prior to the date when it would otherwise have become due; or

13.1.7	Hedging Default

(i) counterparties to interest rate and/or current hedging arrangements entered into by any TCN Entity and/or any Telewest Global Group Security Provider become entitled to terminate such Telewest Global Group arrangements which (if terminated) would result in total aggregate net liabilities of the TCN Entities and any Telewest Global Group Security Provider in excess of £35,000,000 or (ii) amounts payable to the counterparties to interest rate and/or currency hedging arrangements entered into by any TCN Entity and/or any Telewest Global Group Security Provider are not paid on maturity or became due and payable prior to the date when they would otherwise have become due and the aggregate net liabilities of the TCN Entities and/or any Telewest Global Group Security Provider under this paragraph (ii) are in excess of £20,000,000; or

13.1.8	Appointment of receivers and managers

(i) any administrative or other receiver, custodian or similar officer, is appointed of any TCN Entity or any Telewest Global Group Security Provider or any member of any Joint Venture Group or any part of their respective assets and/or undertakings or (ii) any other legal proceedings are taken which are not irrevocably discharged or withdrawn within 28 days of the commencement thereof to enforce any Encumbrance over all or any part of the assets of any TCN Entity or any Telewest Global Group Security Provider or any member of the Joint Venture Group; or

13.1.9	Insolvency

any TCN Entity or (other than pursuant to a Permitted Telewest Liquidation) any Telewest Global Group Security Provider or any member of any Joint Venture Group is deemed unable to pay its debts within the meaning of sections 123(1)(e) or 123(2) of the Insolvency Act 1986 or any TCN Entity or (other than pursuant to a Permitted Telewest Liquidation) any Telewest Global Group Security Provider otherwise becomes insolvent or stops or suspends making payments (whether of principal or interest) with respect to all or any class of its debts or is unable or announces an intention so to do or admits inability to pay its debts as they fall due; or

13.1.10	Legal process

any judgment or order made against any TCN Entity or any Telewest Global Group Security Provider or any member of any Joint Venture Group for an amount in excess of £100,000 is not stayed or complied with within 28 days or a creditor attaches or takes possession of, or a distress, execution, sequestration, diligence (other than on the dependence of an action) or other process is levied or enforced upon or sued out against, any material part of the undertaking, assets, rights or revenues of any TCN Entity or any Telewest Global Group Security Provider and is not discharged within 28 days; or

13.1.11	Compositions

any steps are taken or negotiations commenced, by any TCN Entity or any Telewest Global Group Security Provider or any member of any Joint Venture Group or by their respective creditors with a view to proposing any kind of composition, moratorium, compromise, or arrangement involving such company and any group or class of its creditors generally; or

13.1.12	Winding-up

(a)	any TCN Entity or (other than pursuant to a Permitted Telewest Liquidation) any Telewest Global Group Security Provider or any member of any Joint Venture Group takes any action or any legal proceedings are started (not being action or proceedings which can be demonstrated to the satisfaction of the Agent by providing an opinion of a leading firm of London solicitors to that effect, is frivolous, vexatious or an abuse of the process of the court or relates to a claim to which such person has a good defence and which is being vigorously contested by such body) for any TCN Entity or (other than pursuant to a Permitted Telewest Liquidation) any Telewest Global Group Security Provider or any member of any Joint Venture Group to be adjudicated or found bankrupt or insolvent (other than for the purpose of an amalgamation or reconstruction previously approved in writing by the Agent acting on the instructions of the Majority Lenders); or

(b)	an order is made or resolution passed for the winding-up of any TCN Entity or (other than pursuant to a Permitted Telewest Liquidation) any Telewest Global Group Security Provider or a notice is issued convening a meeting for the purpose of passing any such resolution; or

13.1.13	Administration

(i) any petition is presented or any other step is taken for the purpose of the appointment of an administrator of any TCN Entity or any Telewest Global Group Security Provider or any member of any Joint Venture Group (including, without limitation, the filing of documents with any court or registrar, or the provision of notice by its shareholders, directors or officers of their intention to appoint an administrator), or (ii) an administration order is made in relation to any TCN Entity or any Telewest Global Group Security Provider or any member of any Joint Venture Group; or

13.1.14	Bankruptcy and similar proceedings

(i) a court of competent jurisdiction shall enter a decree or order for relief in respect of any Telewest Global Group Security Provider or any TCN Entity in an involuntary case under the Bankruptcy Code or under any other applicable US federal or state bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable U.S. federal or state law; or (ii) an involuntary case shall be commenced against any Telewest Global Group Security Provider or any TCN Entity under the Bankruptcy Code or under any other applicable US federal or state bankruptcy, insolvency or similar law now or hereafter in effect and such case shall not have been controverted within 30 days or dismissed within 60 days after its commencement; or

13.1.15	Voluntary Bankruptcy; Appointment of Receiver

(i) any Telewest Global Group Security Provider or any TCN Entity shall have an order for relief entered with respect to it or shall commence a voluntary case under the

Bankruptcy Code or under any other applicable US federal or state bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Telewest Global Group Security Provider or any TCN Entity shall make any assignment for the benefit of creditors; or (ii) the board of directors (or similar governing body) of any Telewest Global Group Security Provider or any TCN Entity (or any committee thereof) shall adopt any resolution or otherwise authorise any action to approve any of the actions referred to in this clause 13.1.15 or in 13.1.14; or

13.1.16	Analogous proceedings

there occurs, in relation to any TCN Entity or (other than pursuant to a Permitted Telewest Liquidation) any Telewest Global Group Security Provider or any member of any Joint Venture Group in any country or territory in which any of them carries on business or to the jurisdiction of which courts any part of their respective assets is subject, any event which, in the reasonable opinion of the Agent, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in clauses 13.1.8 to 13.1.15 inclusive (including, without limitation, if any application is made for the declaration of the assets of BCFL or IVS en désastre); or

13.1.17	Change of control of TCN or any Charging Subsidiary or Charging Partnerships

(a)	any Charging Subsidiary (other than an Immaterial Group Entity) ceases to be a wholly owned and controlled Subsidiary of TCN or any Charging Partnership ceases to have as its sole partners members of the TCN Group; or

(b)	TCN ceases to be a wholly owned Subsidiary of Telewest UK; or

(c)	Telewest UK ceases to be a wholly owned Subsidiary of Telewest Global; or

13.1.18	TCN Independent Director

TCN ceases to have on its board of directors a TCN Independent Director, save that there shall not be a Default or an Event of Default pursuant to this clause 13.1.18 for a period not exceeding 90 days following TCN first ceasing to have on its board of directors a TCN Independent Director (the “Relevant Date”) provided that within 15 days of the Relevant Date a member of management of TCN within the classifications of management of TCN which are, at such time, equivalent to classifications A to D of management of Telewest in effect as at the date of the Recapitalisation Supplemental Deed and who satisfies the requirements of paragraphs (i) to (iii) inclusive of the definition of TCN Independent Director, is appointed to perform the role of TCN Independent Director on a temporary basis and such person continues to perform such role until the earlier of (i) the appointment of a replacement permanent TCN Independent Director to the Board of Directors of TCN and (ii) the expiry of such 90 days period; or

13.1.19	Unlawfulness

it becomes unlawful at any time for any TCN Entity or any Telewest Global Group Security Provider to perform any of its obligations under any of the Finance Documents which are considered by the Majority Lenders to be material or any such obligations become unenforceable in any way or there ceases to be a first priority charge over the relevant property or assets of any TCN Entity or any Telewest Global Group Security Provider as intended and created by the Security Documents save for Permitted Encumbrances; or

13.1.20	Telecommunications, Cable and Broadcasting Laws

(a)	any TCN Entity fails to comply with any term or condition of any Telecommunications, Cable and Broadcasting Law where such non-compliance would have or would be reasonably likely to have a Material Adverse Effect, in the opinion of the Agent; or

(b)	any TCN Entity fails to comply with any term or condition applicable to it, set by the Director General of Telecommunications or by OFCOM under section 45 of the Communications Act 2003 where such non-compliance would have or would be reasonably likely to have a Material Adverse Effect, in the opinion of the Agent; or

13.1.21	Repudiation

any TCN Entity or any Telewest Global Group Security Provider repudiates any Finance Document to which it is a party or does or causes or permits to be done any act or thing evidencing an intention to repudiate any such Finance Document; or

13.1.22	Seizure

all or a material part of the undertakings, assets, rights or revenues of or shares or other ownership interests in the TCN Group (taken as a whole) or the Telewest Global Group (taken as a whole) are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

13.1.23	Material events

any other event occurs or circumstances arise which in the reasonable opinion of the Majority Lenders has or is reasonably likely to have a Material Adverse Effect; or

13.1.24	Joint Venture Material Events

any event occurs or circumstances arise which permit any party to any JV Documentation who is not a TCN Entity to terminate such JV Documentation or any event occurs in relation to any member of the Joint Venture Group which, in the reasonable opinion of the Majority Lenders, has or is reasonably likely to have prior to a JVIPO, a Joint Venture Material Adverse Effect or after a JVIPO, a Material Adverse Effect.

Provided that, at any time after a JVIPO in respect of any member of a Joint Venture Group (or any of its Holding Companies), if any of the events described in clauses 13.1.8 to 13.1.16 (inclusive) occurs in relation to any member of such Joint Venture Group, such event shall not constitute an Event of Default.

13.2	Acceleration

13.2.1	If at any time or during any period:

(a)	any Telewest Global Group Security Provider (other than Telewest Global) or any TCN Entity shall be incorporated under the laws of the United States of America or any State of the United States of America (including the District of Columbia) or reside or have a domicile, a place of business or property or assets in the United States of America; and

(b)	an Event of Default specified in clauses 13.1.14, 13.1.15 or 13.1.16 shall have occurred and be continuing in respect of such Telewest Global Group Security Provider or TCN Entity,

then the obligation of each Lender to make its Commitment available shall be automatically terminated and the Outstandings and all interest and commitment commission accrued and all other sums payable under this Agreement or any Ancillary Facilities Letter immediately shall become due and payable.

13.2.2	At any time after the happening of any Event of Default (other than in the circumstances set out in clause 13.2.1 above), so long as the same is continuing the Agent may, and if so requested by the Majority Lenders shall, without prejudice to any other rights of the Lenders, by notice to the Borrower declare that:

(a)	the obligation of each Lender to make its Commitment available shall be terminated, whereupon the Total Commitments shall be reduced to zero forthwith; and/or

(b)	the Outstandings and all interest and commitment commission accrued and all other sums payable under this Agreement or any Ancillary Facilities Letter have become due and payable, whereupon the same shall, immediately, or on demand or otherwise in accordance with the terms of such notice, become due and payable or (as applicable) due for discharge.

13.2.3	At any time after the happening of any Event of Default, so long as the same is continuing the Agent may, and if so requested by the Majority Lenders shall, without prejudice to any other rights of the Lenders, by notice to the Borrower declare that it and/or the Security Trustee shall exercise any of the rights granted to the Agent, the Security Trustee or the Lenders under the Security Documents.

13.3	On demand

If, pursuant to clause 13.2.2(b), the Agent declares the Outstandings to be due and payable on demand then, at any time thereafter, the Agent may (and, if so instructed by the Majority Lenders, shall) by written notice to the Borrower: (a) call for repayment of the Outstandings on such date as may be specified in such notice whereupon the Outstandings shall become due and payable on the date so specified together with all interest and commitment commission accrued and all other sums payable under this Agreement and the Ancillary Facilities Letters or (b) withdraw such declaration with effect from the date specified in such notice.

14	Indemnities

14.1	Miscellaneous Indemnities

TCN shall on demand indemnify each Finance Party (other than the Facility C Lenders), without prejudice to any of their other rights under this Agreement, against any loss, cost or expense (except to the extent that such loss, cost or expense results directly from such Finance Party’s negligence or wilful misconduct) which such Finance Party shall sustain or incur by it as a consequence of:

14.1.1	any default in payment by the Borrower of any sum under this Agreement when due; or

14.1.2	the occurrence of any other Event of Default.

14.2	Currency Indemnity

If any sum due from the Borrower under this Agreement or any order or judgment given or made in relation hereto has to be converted from the currency (the “first currency”) in which the same is payable under this Agreement or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filing a claim or proof against the Borrower, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to this Agreement, the Borrower agrees to indemnify and hold harmless the Agent, each Arranger, the Security Trustee, and each Lender from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (ii) the rate or rates of exchange at which the Agent, such Arranger, the Security Trustee or such Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Borrower under this clause 14.2 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

14.3	Environmental Indemnity

TCN agrees to indemnify on demand each Lender, each Arranger, the Security Trustee and the Agent, and their respective officers, employees, agents and delegates (together the “Indemnified Parties”) in respect of which each Lender, each Arranger, the Security Trustee and the Agent holds this indemnity on trust, without prejudice to any of their other rights under this Agreement, against any loss, liability, action, claim, demand, cost, expense, fine or other outgoing whatsoever whether in contract, tort, delict or otherwise and whether arising at common law, in equity or by statute which the relevant Indemnified Party shall certify as sustained or incurred by it at any time as a consequence of, or relating to, or arising directly or indirectly out of, an Environmental Claim made or asserted against such Indemnified Party which would not have arisen if this Agreement had not been executed and which was not caused by the negligence or wilful default of the relevant Indemnified Party.

14.4	Indemnity to the Agent

TCN shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

14.4.1	investigating any event which it reasonably believes is a Default; or

14.4.2	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

14.5	Broken Funding

If:

(i)	any Finance Party (other than the Facility C Lenders) or the Agent on its behalf receives repayment or prepayment of the Outstandings or part thereof otherwise than on the last day of the Interest Period or period determined pursuant to clause 5.10 (as the case may be) relating thereto; or

(ii)	any Advance is not made for any reason (excluding any default by the Agent or any Lender) after a Drawdown Notice has been given (any such amount not so advanced, the “Unadvanced Amount”),

then TCN shall, on demand, pay to the Agent for the account of such Finance Parties an amount equal to the amount (if any) by which:

(x)	the additional interest which would have been payable on the amount so received or recovered (or the Unadvanced Amount) had it been received or recovered (or, in the case of an Unadvanced Amount, had it been advanced) on the last day of that Interest Period (or, in the case of any Unadvanced Amount, the Interest Period that would have been in effect for that Unadvanced Amount) exceeds

(y)	the amount of interest which, in the opinion of the Agent, would have been payable to the Agent on the last day of that Interest Period in respect of a deposit in the currency of the amount so received or recovered (or the Unadvanced Amount, as the case may be) equal to the amount so received or recovered (or the Unadvanced Amount, as the case may be) placed by it with a prime bank in London for a period starting on the Business Day following the date of such receipt or recovery (or, in the case of an Unadvanced Amount, the first day of the Interest Period that would have been in effect for that Unadvanced Amount) and ending on the last day of that Interest Period (or, in the case of an Unadvanced Amount, the last day of the Interest Period that would have been in effect for that Unadvanced Amount), provided, however, that TCN shall not be required to pay any amount to the Agent for the account of such Finance Parties pursuant to this clause 14.5 in respect of loss of Margin unless an Event of Default has arisen. Upon any such demand, the Agent shall provide a certificate to the Borrower setting forth any such amount, with a reasonably detailed explanation of the calculation of such amount.

15	Unlawfulness and Increased Costs; Mitigation

15.1	Unlawfulness

If it is or becomes contrary to any law or regulation for any Lender to contribute to Advances or to maintain its Commitment or fund or maintain its Contribution, such Lender shall promptly, either through the Agent or, in the case of a Facility C Lender, direct, notify the Borrower whereupon (a) such Lender’s Commitment shall be reduced to zero and (b) the Borrower shall be obliged to prepay the Contribution of such Lender on the earlier of (i) the date falling 30 days after the date of receipt by the Borrower of the relevant notice pursuant to this clause or (ii) the latest date permitted by the relevant law or regulation. Without prejudice to the reduction of such Lender’s Commitment to zero or the obligation of the Borrower to make such repayment, the Borrower, the Agent and such Lender shall negotiate for a period not exceeding 14 days with a view to such Lender making available its Commitment and/or funding or maintaining its Contribution in whole or in part in a manner which is not unlawful.

15.2	Increased Costs

Subject to clause 15.4, TCN shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party or, in the case of a Facility C Lender or any of its Affiliates, such Facility C Lender, the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (b) compliance with any law or regulation made after the date of this Agreement.

15.2.1	In this Agreement “Increased Costs” means:

(a)	a reduction in the rate of return from the Facilities or on a Finance Party’s (or its Affiliate’s) overall capital;

(b)	an additional or increased cost; or

(c)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

15.3	Increased cost claims

15.3.1	A Finance Party intending to make a claim pursuant to clause 15.2 shall notify the Agent (other than a Facility C Lender who shall notify TCN direct) of the event giving rise to the claim, following which the Agent shall promptly notify TCN.

15.3.2	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

15.4	Exceptions

15.4.1	Clause 15.2 does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by a TCN Entity;

(b)	compensated for by clause 8.7 (or would have been compensated for under clause 8.7 but was not so compensated solely because any of the exclusions in clause 8.7 applied);

(c)	compensated for by the payment of the Mandatory Cost or, in the case of a Facility C Lender, the equivalent provision of the relevant Ancillary Facilities Letter; or

(d)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

15.5	Mitigation

15.5.1	Each Finance Party shall, in consultation with TCN, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clauses 8.7, 15.1, 15.2, or paragraph 3 of Schedule 4 including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

15.5.2	Clause 15.5.1 above does not in any way limit the obligations of any TCN Entity under the Finance Documents.

15.6	Limitation of liability

15.6.1	TCN shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 15.5.

15.6.2	A Finance Party is not obliged to take any steps under clause 15.5 if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16	Set-off and Pro Rata Payments

16.1	Set-off

Each TCN Entity authorises each Lender and the Agent (to the extent it is a different legal entity to any Affiliate acting in a Lender capacity) to apply any credit balance to which such TCN Entity is then entitled on any account of such TCN Entity with such Lender and the Agent (to the extent it is a different legal entity to any Affiliate acting in a Lender capacity) at any of its branches in or towards satisfaction of any sum then due and payable from such TCN Entity to such Lender and the Agent (to the extent it is a different legal entity to any Affiliate acting in a Lender capacity) under this Agreement whilst any Event of Default has occurred and is continuing. For this purpose each Lender and the Agent (to the extent it is a different legal entity to any Affiliate acting in a Lender capacity)

is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application. Neither the Lender nor the Agent (to the extent it is a different legal entity to any Affiliate acting in a Lender capacity) shall be obliged to exercise any right given to it by this clause. Each Lender and the Agent (to the extent it is a different legal entity to any Affiliate acting in a Lender capacity) shall notify the Agent and the relevant TCN Entity forthwith upon the exercise or purported exercise of any right of set-off giving full details in relation thereto and the Agent shall inform the other Lenders.

16.2	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from a TCN Entity or any Telewest Global Group Security Provider other than in accordance with clause 8.1 or clause 8.12 and applies that amount to a payment due under the Finance Documents then:

16.2.1	the Recovering Finance Party shall, within three Banking Days, notify details of the receipt or recovery to the Agent;

16.2.2	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 8.1 and/or clause 8.12, without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

16.2.3	the Recovering Finance Party shall, within three Banking Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 8.12.

16.3	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant TCN Entity and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with clause 8.12.

16.4	Recovering Finance Party’s rights

16.4.1	On a distribution by the Agent under clause 16.3, the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

16.4.2	If and to the extent that the Recovering Finance Party is not able to rely on its rights under clause 16.4.1 above, the relevant TCN Entity shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

16.5	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, to the relevant TCN Entity then:

16.5.1	each Finance Party which has received a share of the relevant Sharing Payment pursuant to clause 16.3 shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

16.5.2	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant TCN Entity will be liable to each reimbursing Finance Party for the amount so reimbursed.

16.6	Exceptions

16.6.1	Clauses 16.2 to 16.5 (inclusive) shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant TCN Entity.

16.6.2	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified that other Finance Party of the legal or arbitration proceedings; and

(b)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

17	Assignment, Transfer, Lending Offices and Additional Borrower

17.1	Benefit and Burden

This Agreement shall be binding upon, and enure for the benefit of, the Finance Parties, the TCN Entities and their respective successors.

17.2	No Assignment by Borrower

None of the TCN Entities may assign or transfer any of their respective rights or obligations under this Agreement.

17.3	Assignments and transfers by the Lenders

Subject to this clause 17, a Lender (the “Existing Lender”) may:

17.3.1	assign any of its rights; or

17.3.2	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”). Any such assignment or transfer shall be:

(a)	to the extent that such assignment or transfer is, in respect of Facility A, of all of its undrawn Facility A Commitment and its Facility A Contribution or that part of its undrawn Facility A Commitment and its Facility A Contribution which is (taken together) at least £5,000,000;

(b)	to the extent that such assignment or transfer is, in respect of Facility B, of all of its undrawn Facility B Commitment and its Facility B Contribution or that part of its undrawn Facility B Commitment and its Facility B Contribution which is (taken together) at least £5,000,000;

(c)	to the extent that such assignment or transfer is, in respect of Facility D, of all of its undrawn Facility D Commitment and its Facility D Contribution or that part of its undrawn Facility D Commitment and its Facility D Contribution which is (taken together) at least £5,000,000;

17.4	Conditions of assignment or transfer

17.4.1	The consent of TCN is required for an assignment or transfer by a Lender, unless there is an outstanding Default or the assignment or transfer is to another Lender or an Affiliate of a Lender.

17.4.2	The consent of TCN to an assignment or transfer must not be unreasonably withheld or delayed. TCN will be deemed to have given its consent five Banking Days after the Lender has requested it in writing unless consent is expressly refused by TCN within that time.

17.4.3	The consent of TCN to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

17.4.4	An assignment will only be effective on receipt by the Agent of (i) written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender and (ii) such documents and evidence as the Agent may require for the purpose of ascertaining such New Lender’s compliance with any applicable money laundering regulations or laws.

17.4.5	A transfer will only be effective if (i) the procedure set out in clause 17.7 is complied with and (ii) such documents and evidence as the Agent may require for the purpose of ascertaining such New Lender’s compliance with any applicable money laundering regulations or laws.

17.4.6	If:

(a)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, a TCN Entity would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 8.7 or clause 15.2, then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

17.5	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of £2,000 provided that (i) no such fee shall be payable if the New Lender is a wholly-owned Subsidiary of the Existing Lender or is a person of whom such Existing Lender is a wholly-owned Subsidiary or is a Subsidiary of the same Holding Company as such Existing Lender and (ii) in the case of contemporaneous assignments or transfers by a Facility D Lender in respect of its Facility D Commitment and/or Facility D Contribution, to more than one fund managed by the same investment adviser (which funds are not then Lenders hereunder), only a single £2,000 fee shall be payable for all such contemporaneous assignments or transfers.

17.6	Limitation of responsibility of Existing Lenders

17.6.1	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(b)	the financial condition of any TCN Entity;

(c)	the performance and observance by any TCN Entity of its obligations under the Finance Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

17.6.2	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each TCN Entity and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of each TCN Entity and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

17.6.3	Nothing in any Finance Document obliges an Existing Lender to:

(a)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this clause 17; or

(b)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any TCN Entity of its obligations under the Finance Documents or otherwise.

17.7	Procedure for transfer

17.7.1	Subject to the conditions set out in clause 17.3 a transfer is effected in accordance with clause 17.7.2 below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

17.7.2	On the Transfer Date:

(a)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the TCN Entities and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(b)	each of the TCN Entities and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that TCN Entity and the New Lender have assumed and/or acquired the same in place of that TCN Entity and the Existing Lender;

(c)	the Agent, the Lead Arrangers, the Security Trustee, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Lead Arrangers, the Security Trustee and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(d)	the New Lender shall become a Party as a “Lender”.

17.8	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

17.8.1	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

17.8.2	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any TCN Entity; or

17.8.3	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any TCN Entity, Telewest, the Telewest Global Group and the Finance Documents as that Lender shall consider appropriate if, in relation to clauses 17.8.1 and 17.8.2 above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

17.9	Reliance on Transfer Certificate

The Finance Parties and each TCN Entity shall be fully entitled to rely on any Transfer Certificate delivered to the Agent in accordance with the foregoing provisions of this clause 17 which is complete and regular on its face as regards its contents and purportedly signed on behalf of the Existing Lender and the New Lender and none of the Finance Parties or each TCN Entity shall have any liability or responsibility to any party as a consequence of placing reliance on and acting in accordance with any such New Lender Certificate if it proves to be the case that the same was not authentic or duly authorised.

17.10	Authorisation of Agent

Each TCN Entity, each Arranger, the Security Trustee and each Lender irrevocably authorises the Agent to counter-sign each Transfer Certificate and each Facility D Lender Accession Agreement on its behalf without any further consent of, or consultation with such TCN Entity, such Arranger, the Security Trustee or such Lender except in respect of the Transfer Certificate only, in the case of the Borrower, the consent required pursuant to clause 17.3.

17.11	Construction of certain references

If any Lender assigns or transfers all or any part of its rights, benefits and obligations as provided in clause 17.3 all relevant references in this Agreement to such Lender shall thereafter be construed as a reference to the Existing Lender and/or the New Lender (as the case may be) to the extent of their respective interests.

17.12	Lending offices

Each Lender shall lend through its office at the address specified in schedule 1 or, as the case may be, in any relevant Transfer Certificate, assignment agreement or Facility D Accession Agreement or through any other office located in the United Kingdom, of such Lender selected from time to time by such Lender through which such Lender wishes to lend for the purposes of this Agreement. If the office through which a Lender is lending is changed pursuant to this clause 17.12, such Lender shall notify the Agent promptly of such change.

17.13	Facility C Lenders

Any Facility C Lender may resign from its appointment as a Facility C Lender under the Agreement and the relevant Ancillary Facilities Letter provided that no such retirement shall take effect unless either (i) a successor Facility C Lender has been appointed by TCN and has entered into an Ancillary Facilities Letter (pursuant to which the Margin is no greater than the Margin under the Ancillary Facilities Letter relating to the resigning Facility C Lender and pursuant to which no fee or commission is payable other than a fee in lieu of commitment commission payable in accordance with clause 7.1.3(a)) and such arrangements as the Agent may require so that such successor Facility C Lender required becomes a party to the relevant Finance Documents as a Facility C Lender and assumes rights and obligations thereunder as a Facility C Lender or (ii) such resignation is in accordance with the provisions of clause 6.3.

17.14	Facility D Lenders

17.14.1	The Agent may, from time to time, by notice in writing to TCN notify TCN that certain financial institutions are to assume additional Facility D Commitments (the “Acceding Facility D Lenders”) provided that the total aggregate amount of all Facility D Commitments assumed after the date of the Recapitalisation Supplemental Deed shall not (without the prior written consent of the Majority Lenders) exceed £20,000,000 or (without the prior written consent of all the Lenders) exceed £125,000,000.

17.14.2	Such accession shall be effected by delivery to the Agent of a Facility D Lender Accession Agreement duly executed by the Acceding Facility D Lenders. On the Accession Date (as defined therein) the Acceding Facility D Lenders shall become Facility D Lenders with a Facility D Commitment (in addition to any existing Facility D Commitment of such Acceding Facility D Lenders) as set out in the Facility D Lender Accession Agreement by virtue of the counter-signature by the Facility D Accession Agreement by the Agent for the Finance Parties and the TCN Entities.

17.14.3	The Facility D Commitments assumed on or prior to the Recapitalisation Supplemental Deed Effective Date shall remain unaffected by the arrangements set out in this clause 17.14

17.15	Disclosure of information

Save as permitted pursuant to the terms of the relevant Finance Document, any information furnished pursuant to any Finance Document to the Finance Parties shall be kept confidential by the recipient, save that the provisions of this clause 17.15 shall not apply:

17.15.1	to any information already known to the recipient;

17.15.2	to any information subsequently received by the recipient which it would otherwise be free to disclose;

17.15.3	to any information which is or becomes public knowledge otherwise than as a result of a breach by any person of this clause 17.15 or of any Confidentiality Undertaking entered into pursuant to clause 17.8; and

17.15.4	to any extent that the recipient is required to disclose the same pursuant to any law or order of any court or order or request of any governmental agency with whose instructions the recipient habitually complies.

18	Lead Arrangers, Agent and Reference Lenders

18.1	Appointment of Agent

Each Lender irrevocably appoints the Agent as its agent for the purposes of this Agreement and any relevant Security Document and authorises the Agent (whether or not by or through employees or agents) to take such action on such Lender’s behalf and to exercise such rights, remedies, powers and discretions as are specifically delegated to the Agent by this Agreement and/or any relevant Security Document, together with such powers and discretions as are reasonably incidental thereto. None of the Agent, the Lead Arrangers or the Security Trustee shall, however, have any duties, obligations or liabilities to the Lenders beyond those expressly stated in this Agreement and/or the Security Documents.

18.2	Amendments to this Agreement

18.2.1	Subject to clause 18.2.2, 18.2.3, 18.2.4 and 18.2.5, save where otherwise provided in this Agreement, the Agent may, with the consent of the Majority Lenders (or if and to the extent expressly authorised by the other provisions of this Agreement), amend, modify or otherwise vary or waive breaches of, or defaults under, or otherwise excuse performance of, any provision of the Finance Documents. An Ancillary Facilities Letter may only be amended with the agreement of the parties to it, but, for the avoidance of doubt, the consent of no other party to the Finance Documents shall be required for such amendments save to the extent that the amendments change the margin applicable to Facility C in which case the provisions of clause 18.2.2(a) and 18.2.4(a) shall apply.

18.2.2	With the prior written consent of all the Facility A Lenders, the Facility B Lenders and Facility C Lenders, the Agent may agree with any TCN Entity any amendment to this Agreement or to grant waivers in respect of breaches of or defaults under this Agreement or excuse performance of this Agreement which would:

(a)	reduce the Margin in respect of Facility A or Facility B or Facility C;

(b)	extend the due date or reduce the amount of any payment of principal, interest or other amount payable under this Agreement in respect of Facility A or Facility B or Facility C (except where such extension or reduction relates to payments to be made under clause 6.7 in relation to which clause 18.2.1 shall apply);

(c)	change the definition of “Majority Bank Lenders”;

(d)	change this clause 18.2.2.

For the avoidance of doubt no consent shall be required under this clause 18.2.2 for the renewal or extension of an Ancillary Facilities Letter.

18.2.3	With the prior written consent of all of the Facility D Lenders, the Agent may agree with any TCN Entity any amendment to this Agreement or to grant waivers in respect of breaches of or defaults under this Agreement or excuse performance of this Agreement which would:

(a)	reduce the Margin in respect of Facility D;

(b)	extend the due date or reduce the amount of any payment of principal, interest or other amount payable under this Agreement in respect of Facility D (except where such extension or reduction relates to payments to be made under clause 6.7 in relation to which clause 18.2.1 shall apply);

(c)	change the definition of “Majority Institutional Lenders”;

(d)	change this clause 18.2.3.

18.2.4	With the prior written consent of all of the Lenders, the Agent may agree with any TCN Entity any amendment to this Agreement or to grant waivers in respect of breaches of or defaults under this Agreement or to excuse performance of this Agreement which would:

(a)	increase the Margin for Facility A, Facility B, Facility C or Facility D (unless such increase applies equally to Facility A, Facility B, Facility C and Facility D in relation to which clause 18.2.1 shall apply);

(b)	bring forward the due date or increase the amount of any payment of principal, interest or other amount payable under this Agreement (other than the payment of additional fees to the extent that such fees are paid to all Lenders pro rata to the aggregate of their respective Contributions and undrawn Commitments);

(c)	change the currency in which any amount is payable under this Agreement;

(d)	increase any Lender’s Facility A Commitment and/or its Facility B Commitment and/or its Facility C Commitment and/or its Facility D Commitment (except under the Accession Agreement);

(e)	change clauses 2.2, 15.2, 16.2 or 17.2;

(f)	change the definition of “Super Majority Lenders” and “Majority Lenders”; and

(g)	change this clause 18.2.4.

For the avoidance of doubt no consent shall be required under this clause 18.2.4 for the renewal or extension of an Ancillary Facilities Letter.

18.2.5	With the prior written consent of the Super Majority Lenders, the Agent may:

(a)	subject to clause 18.3, release any asset of whatever nature that is subject to a Security Document unless such release is to permit the disposal or other dealing with such asset where such disposal or dealing is not restricted by the terms of this Agreement or the relevant Security Document.

(b)	release any TCN Entity (other than an Immaterial Group Entity) from all of its obligations under this Agreement and the Security Documents;

(c)	change this clause 18.2.5.

For the avoidance of doubt any disposal of the Flextech Business which is not for cash consideration shall require Super Majority Lender prior written consent.

18.2.6	Any action authorised and effected by the Agent pursuant to clause 18.2.1, 18.2.2, 18.2.3, 18.2.4 or 18.2.5 shall be promptly notified to the Lenders and shall be binding on all the Lenders.

18.2.7	Each TCN Entity (other than TCN) irrevocably appoints TCN to act on its behalf as its agent in relation to the Finance Documents and any amendment agreement relating to the Finance Documents and irrevocably authorises (i) TCN on its behalf to supply all information concerning itself contemplated by the Finance Documents to the Finance Parties and to give all notices and instructions under the Finance Documents without further reference to, or the consent of, such TCN Entity and such TCN Entity shall be bound as though it had itself given such notices and instructions, (ii) each Finance Party to give any notice, demand or other communication to such TCN Entity pursuant to the Finance Documents to TCN on its behalf and such TCN Entity shall be bound as it had received such notice, demand or other communication itself and (iii) TCN to execute on its behalf (a) any amendments to the Finance Documents and (b) any Supplemental Deed or any Facility D Lender Accession Agreement without further reference to, or the consent of, such TCN Entity and to give any waivers, consents in relation to the Finance Documents and any amendment agreement relating thereto and to take any other action in relation to the Finance Documents and any amendment agreement relating thereto without further reference to or the consent of such TCN Entity.

18.2.8	Every act, omission, agreement, undertaking, settlement, waiver, notice or other communication given or made by TCN or given to TCN under the Finance Documents, or in connection with the Finance Documents (whether or not known to any other TCN Entity and whether occurring before or after such other TCN Entities became a TCN Entity under the Finance Documents) shall be binding for all purposes on all other TCN Entities as if the other TCN Entities had expressly made, given or concurred with the same. In the event of any conflict between any notices or other communications of TCN and any other TCN Entity those of TCN shall prevail.

18.3	Rights of Agent, Security Trustee and each Lead Arranger as Lender; no partnership

With respect to its own Commitment and Contribution (if any) the Agent, the Security Trustee and each Lead Arranger shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it under this Agreement and/or the Security Documents and the term “Lenders” shall, unless the context clearly otherwise indicates, include the Agent, the Security Trustee, each Lead Arranger, in its individual capacity as a Facility A Lender, Facility B Lender, Facility C Lender or Facility D Lender (as the case may be). This Agreement shall not and shall not be construed so as to constitute a partnership between the parties or any of them.

18.4	No liability of the Lead Arrangers, the Security Trustee and Agent

None of the Lead Arrangers, the Security Trustee, or the Agent shall:

18.4.1	be obliged to request any certificate or opinion under clause 10 or 12 or to make any enquiry as to the use of the proceeds of the Loan unless (in the case of the Agent) so required in writing by any Lender, in which case the Agent shall promptly make the appropriate request of the Borrower, or be obliged to make any enquiry as to any default by the Borrower in the performance or observance of any of the provisions of this Agreement or as to the existence of a Default unless (in the case of the Agent) the Agent has actual knowledge thereof or has been notified in writing thereof by a Lender, in which case the Agent shall promptly notify the Lenders of the relevant event or circumstance; or

18.4.2	be liable to any Lender for any action taken or omitted under or in connection with this Agreement or the Facilities unless caused by their or its gross negligence or wilful misconduct.

For the purpose of this clause 18 neither Agent nor the Security Trustee shall be treated as having actual knowledge of any matter of which the corporate finance or any other division outside the corporate lending or loan administration departments of the person for the time being acting as the Agent or the Security Trustee, as the case may be, may become aware in the context of corporate finance or advisory activities from time to time undertaken by the Agent or the Security Trustee, as the case may be, for any TCN Entity, Telewest, Telewest UK, Telewest Global or any of their respective Subsidiaries or Associated Partnerships.

18.5	Agent’s duty to notify and take action

The Agent shall:

18.5.1	promptly notify each Lender of the contents of each notice, certificate or other document received by the Agent from the Borrower under or pursuant to clause 11 and provide each Lender with a copy of each set of financial statements, the Quarterly Management Accounts, the Monthly Management Accounts, the Rolling Cash Flow Forecasts, the quarterly reviews by PricewaterhouseCoopers or other financial information delivered to the Agent under clause 10.1.6, 10.1.7, 10.1.8, 10.1.9, 10.1.11 or 10.1.12 unless, in the case of a Facility D Lender only, such Facility D Lender has previously notified the Agent in writing that it does not want to receive all or certain specified documents and has not subsequently revoked or amended such notification in writing; and

18.5.2	(subject to its being indemnified to its satisfaction) take such action or, as the case may be, refrain from taking such action with respect to any Default of which the Agent has actual knowledge as the Majority Lenders or the Super Majority Lenders or the Majority Institutional Lenders or the Majority Bank Lenders or all the Lenders (as the case may be) may reasonably direct.

Each Facility D Lender who is a party to this Agreement on the date of the Recapitalisation Supplemental Deed confirms that it wishes to receive details of each notice, certificate or other communication and copies of the financial information referred to in this clause 18.5.1, save as set out in part E of schedule 1.

18.6	Identity of the Lenders

The Agent may deem and treat (a) each Lender as the person entitled to the benefit of the Contribution of such Lender for all purposes of this Agreement unless and until a Transfer Certificate shall have been filed with the Agent, and (b) the office set opposite the name of each Lender in part E of schedule 1 or, as the case may be, in any relevant Transfer Certificate as such Lender’s Facility Office unless and until a written notice of change of Facility Office shall have been received by the Agent; and the Agent may act upon any such notice unless and until the same is superseded by a further such notice.

18.7	Non-reliance on the Lead Arrangers, the Security Trustee or the Agent

Each Lender acknowledges that it has not relied on any statement, opinion, forecast or other representation made by the Lead Arrangers, the Security Trustee or the Agent to induce it to enter into this Agreement and that it has made and will continue to make, without reliance on the Agent, the Lead Arrangers, or the Security Trustee and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of each TCN Entity, each Non-TCN Entity, Telewest, Telewest UK and Telewest Global and its own independent investigation of the financial condition and affairs of each TCN Entity, each Non-TCN Entity, Telewest, Telewest UK and Telewest Global in connection with the making and continuation of the Advances and Utilisations under this Agreement. None of the Lead Arrangers, the Security Trustee or the Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect to any TCN Entity, any Non-TCN Entity, Telewest, Telewest UK or Telewest Global whether coming into their or its possession before the making of any Advance or Utilisation or at any time or times thereafter, other than (in the case of the Agent) as provided in clause 18.5.1.

18.8	No Responsibility on Lead Arrangers, Security Trustee or Agent for Borrower’s, etc. performance

None of the Lead Arrangers, the Security Trustee or the Agent shall have any responsibility to any Lender on account of the failure of any TCN Entity, any Non-TCN Entity, Telewest, Telewest UK or Telewest Global to perform their respective obligations under the Finance Documents or for the financial condition of any TCN Entity, any Non-TCN Entity, Telewest, Telewest UK or Telewest Global, or for the completeness or accuracy of any statements, representations or warranties in the Finance Documents or any document delivered under the Finance Documents or for the execution, effectiveness, adequacy, genuineness, validity, enforceability or admissibility in evidence of the Finance Documents or of any certificate, report or other document executed or delivered under the Finance Documents or otherwise in connection with the Outstandings or the negotiation or the Finance Documents or for acting (or, as the case may be, refraining from acting) in accordance with the instructions of the Majority Lenders, the Majority Institutional Lenders, the Majority Bank Lenders, the Super Majority Lenders or all of the Lenders (as the case may be). The Lead Arrangers, the Security Trustee and the Agent shall be entitled to rely on any communication, instrument or document believed by them or it to be genuine and correct and to have been signed or sent by the proper person and shall be entitled to rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by them or it.

18.9	Other dealings

The Lead Arrangers, the Security Trustee and the Agent may, without any liability to account to the Lenders, accept deposits from, lend money to, and generally engage in any kind of banking or trust business with each TCN Entity, Telewest, Telewest UK or Telewest Global or any of their respective Subsidiaries or Associated Partnerships or any of the Lenders as if they or it were not a Lead Arranger, the Security Trustee or an Agent (as the case may be).

18.10	Reimbursement and indemnity by Lenders

Each Lender shall reimburse the Lead Arrangers, the Security Trustee and the Agent (rateably in accordance with such Lender’s Commitment, at any time before the making of the first Advance or if no Advance is then outstanding, or Contribution, at any other time) to the extent that such Lead Arranger, the Security Trustee or the Agent is not reimbursed by the Borrower, for the charges and expenses incurred by such Arranger, the Security Trustee and the Agent in connection with the negotiation, preparation, syndication and execution of this Agreement and/or in contemplation of, or otherwise in connection with, the enforcement of, or the preservation of any rights under, or in carrying out its duties under, the Finance Documents including (in each case) the fees and expenses of legal or other professional advisers. Each Lender shall indemnify the Agent and the Security Trustee (rateably in accordance with such Lender’s Commitment, at any time before the making of the first Advance or if no Advance is then outstanding, or Contribution, at any other time) against all liabilities, damages, costs and claims whatsoever incurred by the Agents or the Security Trustee (as the case may be) in connection with the Finance Documents or any document or report referred to in the Finance Documents or the performance of its duties under the Finance Documents or any action taken or omitted by the Agent or the Security Trustee (as the case may be) under the Finance Documents, unless such liabilities, damages, costs or claims arise from the Agent’s or the Security Trustee’s (as the case may be) own gross negligence or wilful misconduct.

18.11	Retirement and Removal of Agent

18.11.1	The Agent may retire from its appointment as Agent under this Agreement and/or the relevant Security Documents having given to TCN and each of the Lenders, not less than 30 days’ notice of its intention to do so, provided that no such retirement shall take effect unless there has been appointed by all the Lenders (after consultation with TCN) as a successor agent:

(a)	a Lender; or

(b)	any other reputable and experienced financial institution with offices in London nominated and accepted by the Majority Lenders and to which TCN has given its consent (such consent not to be unreasonably withheld or delayed);

(c)	or, failing such nomination in paragraph (b) above, any reputable and experienced bank or financial institution with offices in London nominated by the Agent and to which TCN has given its consent (such consent not to be unreasonably withheld or delayed).

18.11.2	All of the Lenders (other than the Agent, in its capacity as a Lender) may, having given to the Agent not less than 30 days’ notice of the intention to do so, remove the Agent from its appointment as such under the Agreement. The removal shall automatically be of effect on the expiry of the notice save, where the relevant Lenders (other than the Agent, in its capacity as a Lender) shall have failed to appoint a successor agent falling within the requirements of clause 18.11.1(a) or 18.11.1(b), in which case the removal shall be deferred until such appointment is made. The relevant Lenders (other than the Agent, in its capacity as a Lender) shall immediately notify the Agent in writing of their making such appointment.

18.11.3	Upon any such successor as aforesaid being appointed, the retiring Agent shall be discharged from any further obligation under this Agreement and/or the relevant Security Documents and its successor and each of the other parties to this Agreement and/or the relevant Security Documents shall have the same rights and obligations among themselves as they would have had if such successor had been a party to this Agreement and/or the relevant Security Documents in place of the retiring Agent.

18.12	Change of Reference Lenders

If (a) the whole of the Contribution (if any) of any Reference Lender is prepaid, and/or (b) the Commitment (if any) of any Reference Lender is reduced to zero in accordance with clause 6.7 or 15.1, (c) a Reference Lender assigns and/or novates the whole of its rights and obligations (if any) as a Lender under this Agreement or (d) any Reference Lender ceases to provide quotations to the Agent for the purposes of determining LIBOR, the Agent may, acting on the instructions of the Majority Lenders, terminate the appointment of such Reference Lender and after consultation with the Borrower appoint another Lender to replace such Reference Lender.

19	Notices and other matters

19.1	Notices

All Relevant Information shall:

19.1.1	be in writing delivered personally or by first-class prepaid letter (airmail if applicable and available) or telefax (confirmed in the case of a telefax, by first-class prepaid letter (airmail if applicable and available));

19.1.2	be deemed to have been received, subject as otherwise provided in this Agreement, in the case of a letter, when delivered personally or 3 days (7 days in the case of a letter posted from one country to another) after it has been put into the post and, in the case of a telefax, at the time of despatch with confirmation by the sender’s facsimile machine that the message has been received at the correct facsimile number (provided that if the date of delivery or despatch is not a business day in the country of the addressee or if the time of despatch of any telefax is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day); and

19.1.3	be sent:

(a)	to the Borrower and each other TCN Entity at:

160 Great Portland Street

London

W1N 5QA

Telefax:      [0207 299 6400]

Attention:   Group Treasurer

(b)	to the Agent and the Security Trustee at:

Cottons Centre

Cottons Lane

London SE1 2QL

Telefax:      +44 20 7234 6085

Tel:             +44 20 7234 6199

Attention:   Angela Large

(c)	to each Arranger and each Lender at its address or telefax number specified in part E of schedule 1, any relevant Facility D Lender Accession Agreement or in any relevant Transfer Certificate or to such other address or telefax number as is notified by the Borrower, a TCN Entity, the Agent, an Arranger, the Security Trustee or a Lender (as the case may be) to the other parties to this Agreement, save that a Lender or Arranger need not notify any other Lenders or Arrangers.

19.2	Notices through the Agent

All Relevant Information to be given (i) by any TCN Entity or Telewest to any Finance Party shall be given to the Agent for onward transmission as appropriate, (ii) to any TCN Entity shall (except as otherwise provided in this Agreement) be given to TCN on behalf of such TCN Entity by the Agent (all Relevant Information addressed to any TCN Entity shall be copied to Telewest), (iii) to Telewest shall be given by the Agent and (iv) by or to a Finance Party shall be given to or by (as applicable) the Agent for onward transmission as appropriate.

19.3	IntraLinks Site

In the event that TCN and the Agent agree that they wish to deliver Relevant Information to each other and to the other parties to the Finance Documents by posting the same to a web site at secure hosting facilities the parties to this Agreement agree that they will co-operate with TCN and the Agent in order to agree such changes to the Finance Documents as may be required in order for Relevant Information to be delivered in such manner.

19.4	Electronic communication

19.4.1	Any communication to be made between the Agent or the Security Trustee and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent or the Security Trustee and the relevant Lender:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.

19.4.2	Any electronic communication made between the Agent or the Security Trustee and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent or the Security Trustee (as the case may be) only if it is addressed in such a manner as the Agent or the Security Trustee (as the case may be) shall specify for this purpose.

19.5	No implied waivers, remedies cumulative

No failure or delay on the part of the Finance Parties or any of them to exercise any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise by the Finance Parties or any of them of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in this Agreement are cumulative and are not exclusive of any remedies provided by law.

19.6	Counterparts

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original, but all counterparts shall together constitute one and the same instrument.

20	Governing law and jurisdiction

20.1	Law

This Agreement is governed by and shall be construed in accordance with English law.

20.2	Submission to jurisdiction

Each TCN Entity agrees for the benefit of the Finance Parties that any legal action or proceedings in connection with this Agreement against any TCN Entity or any of their respective assets may be brought in the English courts. Each TCN Entity irrevocably and unconditionally submit to the jurisdiction of such courts and in the case of TCN Entities which are not incorporated or organised under the laws of England, irrevocably designate, appoint and empower TCN at present of Export House, Cawsey Way, Woking, Surrey, GU21 6QX to receive for them and on their behalf, service of process issued out of the English courts in any legal action or proceedings arising out of or in connection with this Agreement. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Finance Parties to take proceedings against any TCN Entity to enforce any judgment obtained in any court referred to in this clause 20.2 in any jurisdiction in which any of the assets of any TCN Entity are situated, nor shall the taking of proceedings in any one or more jurisdiction referred to in this clause 20.2 preclude the taking of proceedings in any other such jurisdiction, whether concurrently or not.

20.3	Inconvenient forum

Each TCN Entity irrevocably waives any objection they may have now or hereafter to the laying of venue of any action or proceeding in any court or jurisdiction referred to in clause 20.2 and any claim they may have now or hereafter that any action or proceeding brought in such courts or jurisdiction has been brought in an inconvenient forum.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

Schedule 1

Part A - The Original Charging Subsidiaries of TCN

(1) COMPANY NAME	(2) COMPANY NUMBER
Birmingham Cable Corporation Limited	2170379

Birmingham Cable Finance Limited	60972

Birmingham Cable Limited	2244565

Bravo TV Limited	02342064

Cable Camden Limited	01795642

Cable Enfield Limited	02466511

Cable Hackney & Islington Limited	01795641

Cable Haringey Limited	01808589

Cable London Limited	01794264

Central Cable Holdings Limited	3008567

Crystal Palace Radio Limited	01459745

Filegale Limited	2804553

Flextech (1992) Limited	01190025

Flextech Broadband Limited	04125315

Flextech Broadcasting Limited	04125325

Flextech (Travel Channel) Limited	03427763

Flextech Children’s Channel Limited	02678881

Flextech Communications Limited	02588902

Flextech Digital Broadcasting Limited	03298737

Flextech Family Channel Limited	02856303

Flextech Interactive Limited	03184754

Flextech IVS Limited	02678882

Flextech Media Holdings Limited	02678886

Flextech Rights Limited	02981104

(1) COMPANY NAME	(2) COMPANY NUMBER
Flextech Television Limited	02294553

Flextech Video Games Limited	02670821

General Cable Group Limited	2872852

General Cable Holdings Limited	2798236

General Cable Limited	2369824

Imminus Limited	1785381

IVS Cable Holdings Limited	41688

Maidstone Broadcasting	02721189

Middlesex Cable Limited	2460325

Sheffield Cable Communications Limited	2465953

Southwestern Bell International Holdings Limited	2378768

Starstream Limited	01733724

Telewest Communications (Central Lancashire) Limited	1737862

Telewest Communications (Cotswolds) Limited	1743081

Telewest Communications (Dundee & Perth) Limited	SC096816

Telewest Communications (Liverpool) Limited	1615567

Telewest Communications (London South) Limited	1697437

Telewest Communications (Midlands and North West) Limited	2795350

Telewest Communications (Midlands) Limited	1882074

Telewest Communications (Motherwell) Limited	SC121617

Telewest Communications (North East) Limited	2378214

Telewest Communications (North West) Limited	2321124

Telewest Communications (Scotland Holdings) Limited	SC150058

Telewest Communications (Scotland) Limited	SC80891

Telewest Communications (South East) Limited	2270764

Telewest Communications (South Thames Estuary) Limited	2270763

Telewest Communications (South West) Limited	2271287

(1) COMPANY NAME	(2) COMPANY NUMBER
Telewest Communications (St. Helens & Knowsley) Limited	2466599

Telewest Communications (Tyneside) Limited	2407676

Telewest Communications (Wigan) Limited	2451112

Telewest Communications Cable Limited	2883742

Telewest Communications Group Limited	2514287

Telewest Communications Holdings Limited	2982404

Telewest Communications (Nominees) Limited	2318746

Telewest Limited	03291383

Telewest Parliamentary Holdings Limited	2514316

The Cable Corporation Limited	2075227

Theseus No. 1 Limited	2994027

Theseus No. 2 Limited	2994061

UK Living Limited	02802598

United Artists Investments Limited	02761569

Windsor Television Limited	1745542

Yorkshire Cable Communications Limited	2490136

The Yorkshire Cable Group Limited	2782818

Eurobell (Holdings) Limited	29404215

Eurobell (Sussex) Limited	2272340

Eurobell (South West) Limited	1796131

Eurobell (West Kent) Limited	2886001

Eurobell (IDA) Limited	3373001

Eurobell Internet Services Limited	3172207

Eurobell CPE Limited	2742145

Eurobell Limited	2983427

EMS Investments Limited	3373057

Eurobell (No.2) Limited	3405634

Eurobell (No.3) Limited	3006948

Eurobell (No.4) Limited	2983110

Part B - The Original Non-Charging Subsidiaries

(1) COMPANY NAME	(2) COMPANY NUMBER
Avon Cable Investments Limited	02487110

Avon Cable Investments Limited	02487110

Barnsley Cable Communications Limited	2466594

Bradford Cable Communications Limited	2664803

Cable Adnet Limited	3283202

Cable Communications (Telecom) Limited	02423585

Cable Communications Limited	01860121

Cable Finance Limited	FC018511

Cable Interactive Limited	03006851

Cable Internet Limited	3085918

Cable on Demand Limited	03039816

Capital City Cablevision Limited	SC80665

Central Cable Limited	3008681

Central Cable Sales Limited	2985669

Chariot Collection Services Limited	3155349

Continental Shelf 16 Limited	03005499

Crystalvision Productions Limited	01947225

Digital Mind Games Limited	03968752

Doncaster Cable Communications Limited	2407940

Dundee Cable and Satellite Limited	SC093114

Edinburgh Cablevision Limited	SC078895

European Business Network Limited	2146363

Fastrak Limited	1804294

Flextech (Kindernet Investment) Limited	1260228

Flextech Business News Limited	02954531

Flextech Distribution Limited	2678883

(1) COMPANY NAME	(2) COMPANY NUMBER
Flextech Flexinvest Limited	01192945

Flextech Living Health Limited	03673915

Flextech Satellite Investments Limited	02710978

General Cable Investments Limited	2885920

General Cable Programming Limited	2924232

Halifax Cable Communications Limited	2459173

Hieronymous Limited	SC80135

Imminus (Ireland) Limited	267096

Lewis Reed Debt Recovery Limited	3008683

London Interconnect Limited	02777628

Mayfair Way Management Limited	2681702

Minotaur International Limited	03059563

Multimedia Mapping Limited	03121505

Northern Credit Limited	2743896

Perth Cable Television Limited	SC032627

Recommend Limited	03692064

Rotherham Cable Communications Limited	2455726

Screenshop Limited	03529106

Telewest Communications (Cumbernauld) Limited	SC121614

Telewest Communications (Dumbarton) Limited	SC121700

Telewest Communications (East Lothian & Fife) Limited	SC150057

Telewest Communications (Falkirk) Limited	SC122481

Telewest Communications (Fylde & Wyre) Limited	02935056

Telewest Communications (Glenrothes) Limited	SC119523

Telewest Communications (Internet) Limited	03141035

Telewest Communications (Publications) Limited	03860829

Telewest Communications (Southport) Limited	03085912

(1) COMPANY NAME	(2) COMPANY NUMBER
Telewest Communications (Taunton & Bridgwater) Limited	3184760

Telewest Communications (Telford) Limited	2389377

Telewest Communications (Worcester) Limited	02475098

Telewest Communications Services Limited	2415291

Telewest Share Trust Limited	02472760

Telewest Trustees Limited	03071066

Telso Communications Limited	02067186

The Cable Corporation Equipment Limited	2116958

The Cable Equipment Store Limited	2693805

The North London Channel Limited	02527764

The Parliamentary Channel Limited	02670380

TVS Pension Fund Trustees Limited	01539051

TVS Television Limited	00591652

UK Channel Management Limited	03322468

UK Gold Broadcasting Limited	0202650

UK Gold Holdings Limited	03298738

UK Programme Distribution Limited	03323782

VIS ITV Limited	04000147

Wakefield Cable Communications Limited	2400909

West Midlands Credit Limited	2989858

Xrefer.com Limited	03840990

Yorkshire Cable Finance Limited	2993376

Yorkshire Cable Limited	02792601

Yorkshire Cable Properties Limited	02951884

Yorkshire Cable Telecom Limited	2743897

Part C - The Original Charging Partnerships

(1) PARTNERSHIP NAME	(2) PRINCIPAL PLACE OF BUSINESS
Avon Cable Joint Venture	700 Waterside Drive Aztec West Almondsbury Bristol BS12 4ST

Avon Cable Limited Partnership	700 Waterside Drive Aztec West Almondsbury Bristol BS12 4ST

Cotswolds Cable Limited Partnership	Concord House, Staverton Technology Park, Staverton, Cheltenham, Gloucestershire GL51 6TQ

Edinburgh Cable Limited Partnership	1 South Gyle Crescent Lane Edinburgh EH2 9EG

Estuaries Cable Limited Partnership	Communications House, Scimitar Park, Courtauld Park, Basildon, Essex SS1 1ND

London South Cable Partnership	Communications Centre 5 Factory Lane Croydon Surrey

TCI/US WEST Cable Communications Group	Genesis Business Park, Albert Drive, Woking, Surrey GU21 5RW

Telewest Communications (London South) Joint Venture	Communications Centre 5 Factory Lane Croydon Surrey

Telewest Communications (Cotswolds) Venture	Network Centre Staverton Technology Park Staverton Cheltenham Gloucestershire GL51 6TQ

(1) PARTNERSHIP NAME	(2) PRINCIPAL PLACE OF BUSINESS
Telewest Communications (North East) Partnership	Communications House, 1 Duke’s Way West, Team Valley, Gateshead, County Durham NE11 6EG

Telewest Communications (Scotland) Venture	1 South Gyle Crescent Lane Edinburgh EH2 9EG

Telewest Communications (South East) Partnership	Communications House, Scimitar Park, Courtauld Park, Basildon, Essex SS1 1ND

Tyneside Cable Limited Partnership	Communications House, 1 Duke’s Way West, Team Valley, Gateshead, County Durham NE11 6EG

United Cable (London South) Limited Partnership	Communications Centre 5 Factory Lane Croydon Surrey

Part D - The Lead Arrangers

Bank of America International Limited	1 Alie Street, London E1 8DE

Barclays Capital	5 The North Colonnade, Canary Wharf, London E14 4BB

Bayerische Hypo-und Vereinsbank AG	Vintners Place, 68 Upper Thames Street, London EC4V 3BJ

BNY Markets Limited	One Canada Square, London E14 5AL

CIBC World Markets Plc	Cottons Centre, Cottons Lane, London SE1 2QL

Credit Suisse First Boston	1-5 Cabot Square, London E14 4QR

Deutsche Bank AG, London	Winchester House, 1 Great Winchester Street, London EC2N 2DB

Fortis Bank S.A./N.V.	Camomile Court, 23 Camomile Street, London EC3A 7PP

JPMorgan Chase Bank	125 London Wall, London EC2Y 5AJ

The Royal Bank of Scotland plc	Corporate and Institutional Banking (Technology, Media & Telecom) 8th Floor, 135 Bishopsgate, London EC2M 3UR

Citigroup Global Markets Limited	33 Canada Square, Canary Wharf, London E14 5LB

TD Bank Europe Limited	Triton Court, 14/18 Finsbury Square, London EC2A 1DB

West LB AG, London Branch (formerly Westdeutsche Landesbank Girozentrale)	51 Moorgate, London EC2R 6AE

Part E - The Lenders and their Commitments

[CIBC to update nearer completion]

Name, address and contact details		Column 1 Facility A Commitment and Contribution	Column 2 Facility B Commitment	Column 3 Facility C Commitment	Column 4 Facility D Commitment and Contribution	Combined Total
ABC International Bank plc	1-5 Moorgate, London EC2R 6AB Contact: Naeem Sethi	13,351,006	844,828	Nil	Nil	14,195,833

AMP Nominees Ltd (Hendersons)	C/o Henderson Global Investors, 4 Broadgate, London, EC2M 2DA Contact: Julian Green	12,046,154	Nil	Nil	Nil	12,046,154

[Aquilae CDO I S.A.		4,800,000	Nil	Nil	Nil	4,800,000	]

Bank of America, N.A.	1 Alie Street, London E1 8DE Contact: Richard Woods	90,867,077	8,344,828	Nil	Nil	99,211,905

The Bank of New York	One Canada Square, London E14 5AL Contact: Cilla Housego, Loans Administration	94,466,502	7,862,069	Nil	Nil	102,328,571

The Governor and Company of The Bank of Scotland	Project & Specialised Industries Finance Orchard Brae House Level 2 30 Queensferry Road Edinburgh EH4 2UG Contact: Alan Hogarth	52,205,172	4,344,828	Nil	Nil	56,550,000

[Bankgesellschaft Berlin AG, London	1 Crown Court Cheapside London EC2V 6LR Contact: Ben Rosenberger / Gabriela Sarafjan	60,756,178	5,189,655	Nil	Nil	65,945,833	]

Barclays Bank PLC	5 The North Colonnade, Canary Wharf, London E14 4BB Contact: Ian Stewart	67,080,296	5,448,276	25,000,000	Nil	97,528,571

Name, address and contact details		Column 1 Facility A Commitment and Contribution	Column 2 Facility B Commitment	Column 3 Facility C Commitment	Column 4 Facility D Commitment and Contribution	Combined Total
Bayerische Hypo-und Vereinsbank AG	Vintners Place 68 Upper Thames Street London EC4V 3BJ Contact: Martin Sel	94,466,502	7,862,069	Nil	Nil	102,328,571

Bayerische Landesbank Girozentrale	Bavaria House 13/14 Appold Street London EC2A 2NB Contact: David Mellotte	43,504,310	3,620,690	Nil	Nil	47,125,000

[Cargill Financial Markets plc		4,200,575	482,759	Nil	Nil	4,683,333	]

Canadian Imperial Bank of Commerce, London Branch	Cottons Centre, Cottons Lane, London SE1 2QL Contact: Supervisor, Corporate Lending Middle Office	94,466,502	7,862,069	Nil	Nil	102,328,571

Citibank, N.A.	33 Canada Square, Canary Wharf, London E14 5LB Contact: Graham Thrower/Paul House	85,465,928	7,379,310	Nil	Nil	92,845,238

Credit Lyonnais	Broadwalk House, 5 Appold St, London EC2A 2DA Contact: Katy Brown	21,752,155	1,810,345	Nil	Nil	23,562,500

Credit Suisse First Boston	1-5 Cabot Square, London E14 4QR Contact: Team 1/Loan Services	45,093,340	4,030,451	Nil	Nil	49,123,791

Debt Strategies Fund, Inc. (Merrill Lynch)	[•]	[•]	[•]	[•]	[•]	[•]

Deutsche Bank AG, London	Winchester House, 1 Great Winchester Street, London EC2N 2DB Contact: N J Whelan/Elizabeth Keegan	125,703,914	10,210,875	Nil	Nil	135,914,789

Name, address and contact details		Column 1 Facility A Commitment and Contribution	Column 2 Facility B Commitment	Column 3 Facility C Commitment	Column 4 Facility D Commitment and Contribution	Combined Total
Dresdner Bank AG London Branch	Riverbank House 2 Swan Lane London EC4R 3UY Contact: Philip McDonald/Aidan O’Byrne	51,525,055	4,892,573	Nil	Nil	56,417,628

Fleet National Bank	39 Victoria Street London SW1H 0ED Contact: Lisa Verdigi/Julie Onions	32,121,295	2,262,652	Nil	Nil	34,383,947

Fortis Bank S.A./N.V.	Camomile Court, 23 Camomile Street, London EC3A 7PP Contact: Wayne Robertson	94,466,502	7,862,069	Nil	Nil	102,328,571

GE Capital Structured Finance Group Ltd	Clarges House, 6-12 Clarges Street, London W1J 8DH Contact: Stefano Cavalleri	Nil	Nil	Nil	125,000,000	125,000,000

General Electric Capital Corporation	120 Long Ridge Road Stamford CT 06927 Contact: Bhupesh Gupta/Stefano Cavalleri	30,453,017	2,534,483	Nil	Nil	32,987,500

Goldman Sachs Credit Partners L.P.	Peterborough Court, 133 Fleet St, London EC4A 2BB Contact: Julian Salisbury	90,656,934	8,224,138	Nil	Nil	98,881,071

ING Bank N.V. -	Bijlmerplein 888 1102 MG Amsterdam The Netherlands Contact: Annelies Hartog/Rene Versendaal	21,752,155	1,810,345	Nil	Nil	23,562,500

JPMorgan Chase Bank (formerly The Chase Manhattan Bank)	125 London Wall London EC2Y 5AJ Contact: Stephen Murford/Steve Clarks	94,466,502	7,862,069	Nil	Nil	102,328,571

Name, address and contact details		Column 1 Facility A Commitment and Contribution	Column 2 Facility B Commitment	Column 3 Facility C Commitment	Column 4 Facility D Commitment and Contribution	Combined Total
Lehman Commercial Paper Inc.	One Broadgate, London EC2M 7HA Contact: Stephen Hodges	12,960,000	Nil	Nil	Nil	12,960,000

Merrill Lynch Global Investment Series: Income Strategy Portfolio	[•]	[•]	[•]	[•]	[•]	[•]

Merrill Lynch Credit Products LLC	[•]	[•]	[•]	[•]	[•]	[•]

National Westminster Bank plc	Corporate & Institutional Banking (Technology, Media & Telecom) 8th Floor 135 Bishopsgate London EC2M 3UR Contact: David Ellis	Nil	Nil	10,000,000	Nil	10,000,000

CIT Group Structured Finance (UK)) Limited	66 Buckingham Gate, London, SW1E 6AU Contact: Iain Hunter	Nil	Nil	Nil	20,000,000	20,000,000

NM Rothschild	New Court, St Swithin’s Lane, London, EC4P 4DU Contact: Alina Addison	9,000,975	482,759	Nil	Nil	9,483,333

Coöperatieve Centrale Raiffeisen- Boerenleenbank B.A. (Rabobank International, London Branch)	Thames Court, One Queenhithe, London EC4V 3RL Contact: William Hendriks	30,453,017	2,534,483	Nil	Nil	32,987,500

The Royal Bank of Scotland plc	Corporate & Institutional Banking (Technology, Media & Telecom) 8th Floor 135 Bishopsgate London EC2M 3UR Contact: David Ellis	71,880,296	5,448,276	15,000,000	Nil	92,328,571

Scotiabank Europe plc	Scotia House 33 Finsbury Square London EC2A 1BB Contact: Joanne Coombs/Stephen Caller	30,153,305	2,775,862	Nil	Nil	32,929,167

Name, address and contact details		Column 1 Facility A Commitment and Contribution	Column 2 Facility B Commitment	Column 3 Facility C Commitment	Column 4 Facility D Commitment and Contribution	Combined Total
Skandinaviska Enskilda Banken (Publ)	Kungsträdgards-gatan 8 106-40 Stockholm Sweden Contact: Peter Bergengren	21,752,155	1,810,345	Nil	Nil	23,562,500

SPCP (Silverpoint Capital)	C/o Silverpoint Capital, 600 Steamboat Rd, Greenwich CT, 06830 Contact: Tim Babitch	4,200,575	482,759	Nil	Nil	4,683,333

The Toronto- Dominion Bank	Triton Court 14/18 Finsbury Square London EC2A 1DB	94,446,502	7,862,069	Nil	Nil	102,328,571

Westdeutsche Landesbank Girozentrale	51 Moorgate, London EC2R 6AE Contact: Carly Baker/Michelle Phillips	94,466,502	7,862,069	Nil	Nil	102,328,571

Schedule 2

Part A - Form of Drawdown Notice - Facility B Advances

To:	CIBC World Markets plc

          Cottons Centre

          Cottons Lane

          London SE1 2QL

Attention: Supervisor, Corporate Lending Middle Office	[Date	]

Loan Agreement dated 16 March 2001 (as amended and restated pursuant to a Recapitalisation Supplemental Deed dated [*]2004) for Credit Facilities of £2,030,000,000 together with uncommitted Facilities of up to £125,000,000 (as from time to time amended, varied, extended, restated or replaced, the “Loan Agreement”)

1	We refer to the above Loan Agreement and hereby give you notice that we wish to draw a Facility B Advance of £[ ] on [ ] and select a Term for such Facility B Advance of [ ] month[s]. The funds should be credited to [name and number of account] with [bank in London].

2	We confirm that:

(a)	no event or circumstance has occurred and is continuing which constitutes a Default;

(b)	the representations and warranties referred to in clause 9.3 deemed to be made by the Borrower pursuant to such clause are (subject as provided therein) true and correct at the date hereof as if each was made with respect to the facts and circumstances existing at the date hereof; and

(c)	the borrowing to be effected by such Facility B Advance will be within our powers, has been validly authorised by appropriate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded.

3	We confirm that Consolidated Annualised TCN Group Net Operating Cash Flow calculated by reference to the most recent Quarterly Management Accounts delivered to the Agent under the Loan Agreement was £[ ] and on the date hereof Total Senior Debt (including, for these purposes, the amount of the Advance the subject of this notice) is £[ ].

4	We confirm that the ratio of the Total Senior Debt on the date hereof (including, for these purposes, the amount of the Advance the subject of this notice) to Consolidated Annualised TCN Group Net Operating Cash Flow calculated by reference to the most recent Quarterly Management Accounts delivered to the Agent under the Loan Agreement was [ ] being not more than the ratio set out in clause 12.1.1 of the Loan Agreement against the most recent Quarter Day prior to the Drawdown Date of the Advance the subject of this notice.

Words and expressions defined in the Loan Agreement shall have the same meanings where used herein.

For and on behalf of

Telewest Communications Networks Limited

Authorised Officer

Part B

Form of Drawdown Notice - Facility D Advances

To:	CIBC World Markets plc

          Cottons Centre

          Cottons Lane

          London SE1 2QL

Attention: Supervisor, Corporate Lending Middle Office	[Date	]

Loan Agreement dated 16 March 2001 (as amended and restated pursuant to a Recapitalisation Supplemental Deed dated [*]2004) for Credit Facilities of £2,030,000,000 together with uncommitted Facilities of up to £125,000,000 (as from time to time amended, varied, extended, restated or replaced, the “Loan Agreement”)

1.	We refer to the above Loan Agreement and hereby give you notice that we wish to draw a Facility D Advance in of [£•] and select a Term for such Facility D Advance of [ ] month[s]. The funds should be credited to [name and number of account] with [bank in London].

2.	We confirm that:

(i)	no event or circumstance has occurred and is continuing which constitutes a Default;

(ii)	the representations and warranties referred to in clause 9.3 deemed to be made by the Borrower pursuant to such clause are (subject as provided therein) true and correct at the date hereof as if each was made with respect to the facts and circumstances existing at the date hereof; and

(iii)	the borrowing to be effected by such Facility D Advance will be within our powers, has been validly authorised by appropriate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded.

3.	We confirm that Consolidated Annualised TCN Group Net Operating Cash Flow calculated by reference to the most recent Quarterly Management Accounts delivered to the Agent under the Loan Agreement was £[ ] and on the date hereof Total Senior Debt (including, for these purposes, the amount of the Advance the subject of this notice) is £[ ].

4.	We confirm that the ratio of the Total Senior Debt on the date hereof (including, for these purposes, the amount of the Advance the subject of this notice) to Consolidated Annualised TCN Group Net Operating Cash Flow calculated by reference to the most recent Quarterly Management Accounts delivered to the Agent under the Loan Agreement was [ ] being not more than the ratio set out in clause 12.1.1 of the Loan Agreement against the most recent Quarter Day prior to the Drawdown Date of the Advance the subject of this notice.

Words and expressions defined in the Loan Agreement shall have the same meanings where used herein.

For and on behalf of

Telewest Communications Networks Limited

Authorised Officer

Part C

Form of Rollover Notice

To:	CIBC World Markets plc

          Cottons Centre

          Cottons Lane

          London SE1 2QL

Attention: Supervisor, Corporate Lending Middle Office	[Date	]

Loan Agreement dated 16 March 2001 (as amended and restated pursuant to a Recapitalisation Supplemental Deed dated [*]2004) for Credit Facilities of £2,030,000,000 together with uncommitted Facilities of up to £125,000,000 (as from time to time amended, varied, extended, restated or replaced, the “Loan Agreement”)

We refer to the above Loan Agreement and hereby give you notice that we wish to draw a Facility B Advance of £[            ] on [            ] and select a Term for such Facility B Advance of [    ] months. The funds should be applied in repayment [in part] of the Facility B Advance of £[            ] which falls due to be repaid on the same day in accordance with clause 4.8 of the Loan Agreement.

Words and expressions defined in the Loan Agreement shall have the same meanings when used herein.

For and on behalf of

Telewest Communications Networks Limited

Authorised Officer

Schedule 3

Part A - Documents and evidence required as conditions precedent to first drawdown

1	Copies, certified as true, complete and up-to-date copies by an Authorised Officer of TCN, of the Certificate of Incorporation, the Memorandum and Articles of Association of TCN.

2	Copies, certified as true, complete and up-to-date copies by an Authorised Officer, of (i) the Certificate of Incorporation, Memorandum and Articles of Association (or equivalent constitutional documents) of Telewest, the US Subsidiary, each Joint Venture and of each Original Charging Subsidiary and the Partnership Agreement of each Original Charging Partnership and (ii) resolutions of the members of each Original Charging Subsidiary whose Articles of Association need to be amended to include an Article restricting the right of the directors to refuse to register transfers of shares.

3	Certificates of valid existence by the appropriate State in relation to each of the Original Charging Partnerships that is a limited partnership and is organised under the laws of one of the states of the United States of America and the US Subsidiary.

4	A copy, certified as a true copy by an Authorised Officer of TCN, of resolutions of the Board of Directors of TCN evidencing approval of this Agreement and any Security Document to which it is a party and authorising its appropriate officers to execute and deliver this Agreement, each Security Document to which it is a party and to give all notices (including drawdown notices) and take all other action required by TCN under this Agreement, the Ancillary Facilities Letters and each Security Document to which it is a party.

5	A copy, certified as a true copy by an Authorised Officer of Telewest, of resolutions of the Board of Directors of Telewest evidencing approval of the Share Charge, the Deed of Subordination, the Telewest Loan Assignment and authorising its appropriate officers to execute and deliver such documents and to give all notices and to take all action required by Telewest under the Share Charge, the Deed of Subordination and the Telewest Loan Assignment.

6	A copy, certified as a true copy by an Authorised Officer of TCN, of resolutions of the Board of Directors of the US Subsidiary, each Original Charging Subsidiary and the BBC Joint Venture and a copy, certified as a true copy by an Authorised Officer of TCN, of resolutions of the Partners of each Original Charging Partnership evidencing:

(a)	approval of this Agreement and any Security Document to which it is a party;

(b)	authorising its appropriate officers to execute and deliver this Agreement and the Security Documents to which it is a party; and

(c)	to give all notices and take all other action required by each such Original Charging Subsidiary or, as the case may be, such Original Charging Partnership under this Agreement and each Security Document to which it is a party together with a copy of the resolutions of the authorised representative of each General Partner of each Charging Partnership evidencing approval of this Agreement and any Security Document to which it is a party (certified as a true copy by a responsible officer of such General Partner and certifying as to the authority of such authorised representative) and in the case of also Cable London and its Subsidiaries and Filegale Limited and Imminus Limited a copy of all board resolutions, shareholder written resolutions, declarations and other documents required to ensure compliance with sections 151-158 of the Companies Act 1985 including the necessary auditor’s reports addressed to the directors Cable London and its Subsidiaries and Filegale Limited and Imminus Limited together with a letter from TCN confirming they will register the relevant documents at Companies House and a copy of the letter from KPMG Audit Plc to the Lenders in the agreed form.

7	Specimen signatures, authenticated by the relevant Authorised Officer, of the persons authorised in the resolutions of the Board of Directors or Partners referred to in paragraphs 4, 5 and 6 above.

8	Certificate of the Assistant Secretary of Liberty (formerly TINTA) evidencing authority of its relevant officers to sign the Liberty Intercreditor Deed (formerly the TINTA Intercreditor Deed), together with specimen signatures of such persons duly authorised.

9	Copies, certified as true copies by the relevant Authorised Officer of Telewest as agents for receipt of service of process referred to in this Agreement and/or the Security Documents of acknowledgement of its appointment as such.

10	The Deed of Subordination, the Share Charge and the Telewest Loan Assignment having been duly executed and delivered by Telewest.

11	The Security Documents (other than those referred to in schedule 3 part B and paragraph 10 above and paragraph 20 below) having been duly executed and delivered by all parties thereto (other than the Finance Parties).

12	The Intercompany Loan Agreement having been duly executed and delivered by TCN and the US Subsidiary.

13	An opinion of Norton Rose, solicitors to the Agent, dated no earlier than 15 days prior to the date of this Agreement.

14	Opinions of (i) legal counsel to the Agent in the jurisdiction of incorporation or formation of each Original Charging Subsidiary and each Original Charging Partnership (to the extent not incorporated or formed in England and Wales); and (ii) legal counsel to TCN in the jurisdiction of incorporation of the US Subsidiary and each Original Charging Partnership (to the extent not incorporated or formed in England and Wales), in each case dated no earlier than 15 days prior to the date hereof.

15	A letter, addressed to the Agent and the Lenders, from KPMG Audit Plc stating that in KPMG Audit Plc’s opinion the financial projections and underlying accounting assumptions of the Initial Long Range Plan delivered to the Lead Arrangers prior to the date of this Agreement are reasonable.

16	A copy of the Annual Budget of the TCN Group for the period commencing on 1 January 2001 and ending on 31 December 2001.

17	A copy, certified as a true copy by an Authorised Officer of TCN, of the Quarterly Management Accounts of the TCN Group in respect of the Quarterly Period ending on 31 December 2000.

18	A copy, certified as a true copy by an Authorised Officer of TCN, of the Initial Long Range Plan and the group structure chart as at the first Drawdown Date.

19	A letter from an Authorised Officer of Telewest confirming that as of the first Drawdown Date any borrowing limit set out in Telewest’s Articles of Association will not be exceeded by the borrowing by TCN of all the Commitments.

20	A Pledge and Security Agreement with respect to each of the Original Charging Partnerships organised under the laws of one of the states of the United States of America in each case duly executed and delivered by each and every of the partners in such Original Charging Partnership.

21	Confirmation from an Authorised Officer of Telewest that neither Telewest nor the Telewest Global Group is in default under any existing financing arrangements including the Agreed Securities.

22	A UCC-1 financing statement executed by each of the partners in each of the Original Charging Partnerships that is organised under the laws of one of the states of the United States of America with respect to their respective pledges under the Pledge and Security Agreements and a UCC-1 financing statement in relation to the US Subsidiary’s charges under the Debenture duly executed.

23	Copies, certified as true copies by an Authorised Officer of TCN, of those Encumbrances detailed in schedule 8 and underlying loan documentation, together with a notice to each party secured by an existing Encumbrance, such notice to be in a form agreed between TCN and the Agent, and any acknowledgements of such notices which TCN has, using its reasonable endeavours, been able to procure.

24	Copies, certified as true copies by an Authorised Officer of Telewest, of the Agreed Cash Management Loans which have been entered into as at the date of this Agreement and all other agreements which evidence the “Telewest Loans” (as defined in the Telewest Loan Assignment).

25	Confirmation from the Company Secretary of TCN that there are no outstanding Encumbrances and there is no outstanding Borrowed Money of TCN Entities other than Permitted Encumbrances and Permitted Borrowings.

26	All share certificates and all other documents of title representing 100% of the issued share capital of TCN, the US Subsidiary (to be kept in New York) and each Original Charging Subsidiary (other than Telewest Communications (Scotland Holdings) Limited) and each Joint Venture together with share transfer forms executed in blank to enable the Security Trustee or its nominees to become registered as the owner of the same.

27	All stock certificates in respect of the JV Loan Stock.

28	Deeds of release in relation to each Encumbrance created by a member of the TCN Group in connection with the Existing Facilities executed in escrow and to become effective upon the making of the first Advance or Utilisation hereunder.

29	Share transfer forms executed by (i) CIBC International Trust Limited in relation to each Encumbrance over shares created by an Original Charging Subsidiary incorporated in Scotland in connection with the TCN Loan Agreement and (ii) each shareholder of each Original Charging Subsidiary incorporated in Scotland (other than Telewest Limited in respect of the shares of Telewest Communications (Scotland Holdings) Limited, in connection with the Facilities in favour of the Security Trustee, together with all statutory declarations required in relation to the TCN Group Recapitalisation.

30	A copy certified as a true copy by an Authorised Officer of TCN, of each of:

(a)	the Barclays Loan Agreements;

(b)	the Lease Documents.

31	Ancillary Facilities Letters duly executed by TCN and each Facility C Lender together with confirmation that the same have been unconditional in all respects (save for any condition which relates solely to this Agreement becoming unconditional);

32	A certificate of the Flextech Agent as to the Flextech Outstandings and a certificate of the TCN Agent as to the TCN Outstandings.

33	All notices and acknowledgements required to be delivered under the Debenture, duly executed by the relevant TCN Entity.

34	A collateral account security assignment having been duly executed and delivered by The Yorkshire Cable Group Limited in favour of Robert Fleming Leasing (Number 4) Limited together with all notices and assignments required thereunder.

Schedule 3

Part B - Documents and evidence required as conditions subsequent

1	Share transfer forms executed by Telewest Limited in respect of the shares of Telewest Communications (Scotland Holdings) Limited in favour of the Security Trustee.

2	A first ranking Scottish law share pledge duly executed and delivered by Telewest Limited over the shares of Telewest Communications (Scotland Holdings) Limited in favour of the Security Trustee (the “TCSHL Pledge”).

3	An opinion of legal counsel to the Agent in Scotland in relation to the TCSHL Pledge.

Schedule 3

Part C - Documents and evidence required as conditions precedent to the

Recapitalisation Supplemental Deed Effective Date

1	Copies, certified as true, complete and up-to-date copies by an Authorised Officer of TCN, of the Certificate of Incorporation, the Memorandum and Articles of Association of TCN (which Articles of Association shall include (a) an article to the effect that the following matters will require the approval of directors representing 66 2/3 of the board of TCN (the “Super Majority Vote”) including the approval of the TCN Independent Director within such Super Majority Vote:

(i)	any filing for or service of a petition, or otherwise instituting or consenting or taking of any similar step, for the liquidation, bankruptcy, winding up, dissolution of TCN;

(ii)	any amendment to Memorandum or Articles of Association of TCN, including, without limitation, amendment to the article reflecting the provisions set out in this sub-paragraph(ii) and sub-paragraph (i)).

and (b) an article providing that any meeting of directors shall be considered to have been held in the jurisdiction in which the majority of the directors attending the meeting are physically present and (c) an article restricting the passing by the directors of written resolutions.

2	Copies, certified as true, complete and up-to-date copies by an Authorised Officer of Telewest or, in the case of each TCN Entity and each Joint Venture, the relevant TCN Entity or relevant Joint Venture (as the case may be), of the Certificate of Incorporation, the Memorandum and Articles of Association (or equivalent constitutional documents) of Telewest, each Joint Venture, each Original Charging Subsidiary and each General Partner of each Original Charging Partnership and the Partnership Agreement of each Original Charging Partnership or, to the extent the same have not been amended since the date the same were delivered to the Agent as a condition precedent to the first Drawdown Date under the Agreement or (as the case may be) with the relevant Supplemental Deed, a certificate from the applicable Authorised Officer confirming the same.

3	Copies, certified as true, complete and up-to-date copies by an Authorised Officer of Telewest UK or (as the case may be) Telewest Global of the constitutional documents and certificates of incorporation of Telewest Global and Telewest UK.

4	A copy, certified as true, complete and up-to-date by an Authorised Officer of Telewest UK of the resolutions of the members of (i) Telewest UK amending the Articles of Association to include an Article restricting the right of the directors to refuse to register transfers of shares and (ii) Telewest Global amending the constitutional documents to increase the minimum number of directors on the board of Telewest Global from one to three.

5	Copies, certified as true, complete and up-to-date copies by an Authorised Officer of each Non-TCN Entity of the Certificate of Incorporation, the Memorandum and Articles of Association of each Non-TCN Entity.

6	Certificates of valid existence by the appropriate State in relation to each of the Original Charging Partnerships that is a limited partnership and is organised under the laws of one of the states of the United States of America.

7	A copy, certified as a true, complete and up-to-date copy by an Authorised Officer of TCN, of resolutions of the Board of Directors of TCN evidencing approval of the

Recapitalisation Supplemental Deed, the Intercreditor Deed Supplemental Deed, any other Finance Document referred to in this Part C of schedule 3 to which it is a party, the transfer/assignment documents evidencing the transfers described at paragraph 43 of this part C of schedule 3, the hedging documents to which it is a party described at paragraph 36 of this part C of schedule 3 and authorising its appropriate officers to execute and deliver each of the aforementioned documents and to give all notices and take all other action required by TCN under the Recapitalisation Supplemental Deed and each Finance Document to which it is a party.

8	A copy, certified as a true, complete and up-to-date copy by an Authorised Officer of Telewest, of resolutions of the board of directors of Telewest evidencing approval of the Recapitalisation Supplemental Deed (including, without limitation, the amendments to the Deed of Subordination), the Intercreditor Deed Supplemental Deed, the transfer/ assignment documents evidencing the transfers described at paragraph 43 of this part C of schedule 3, the hedging documents to which it is a party described at paragraph 36 of this part C of schedule 3, the Transfer Agreement and authorising its appropriate officers to execute and deliver such documents and to give all notices and take all action required by Telewest under such documents.

9	A copy, certified as a true, complete and up-to-date copy by an Authorised Officer of the relevant TCN Entity, of resolutions of the Board of Directors of each Original Charging Subsidiary and of resolutions of the Partners of each Original Charging Partnership other than those organised under the laws of the State of Colorado, United States of America evidencing:

(a)	approval of the Recapitalisation Supplemental Deed, the Intercreditor Deed Supplemental Deed, the New Restructuring Hedge Security Documents and any other Finance Document referred to in this part C of schedule 3 to which it is a party;

(b)	authorising its appropriate officers to execute and deliver the Recapitalisation Supplemental Deed, the Intercreditor Deed Supplemental Deed, the New Restructuring Hedge Security Documents and the other Finance Documents referred to in this part C of schedule 3 to which it is a party; and

(c)	to give all notices and take all other action required by each such Original Charging Subsidiary or, as the case may be, such Original Charging Partnership under the Recapitalisation Supplemental Deed, the Intercreditor Deed Supplemental Deed, the New Restructuring Hedge Security Documents and each other Finance Document referred to in this part C of schedule 3 to which it is a party, together with a copy of the resolutions of each General Partner of each Original Charging Partnership organised under the laws of the State of Colorado, United States of America evidencing approval of the Recapitalisation Supplemental Deed, the Intercreditor Deed Supplemental Deed, the New Restructuring Hedge Security Documents and any other Finance Document referred to in this part C of schedule 3 to which it is a party (certified as a true, complete and up-to-date copy by a responsible officer of such General Partner and certifying as to the authority of such authorised representative).

10	A copy, certified as a true, complete and up-to-date copy by an Authorised Officer of Telewest Global, each Non-TCN Entity or (as the case may be) Telewest UK of resolutions of the board of directors of Telewest Global, each Non-TCN Entity and Telewest UK evidencing approval of the Recapitalisation Supplemental Deed, the Intercreditor Deed Supplemental Deed, the Non TCN Entities Debenture and the Finance Documents referred to in this part C of schedule 3 to which it is a party and, in the case of Telewest UK and Telewest Global, the Transfer Agreement and authorising its appropriate officers to execute and deliver the aforementioned documents and to give all notices and take all other action required by, each Non-TCN Entity, Telewest Global and Telewest UK under the Recapitalisation Supplemental Deed, the Intercreditor Deed Supplemental Deed, the Non-TCN Entities Debenture, each Finance Document to which it is a party and, in the case of Telewest UK and Telewest Global, the Transfer Agreement.

11	Specimen signatures, authenticated by an Authorised Officer of TCN or, in the case of Telewest, Telewest Global, Telewest UK, each TCN Entity and each Non-TCN Entity, Telewest, Telewest Global, Telewest UK, the relevant TCN Entity or the relevant Non-TCN Entity (as the case may be), of the persons authorised in the resolutions of the Board of Directors or Partners referred to in paragraphs 7, 8, 9 and 10 above.

12	(i) The Security Account Charge having been duly executed and delivered by TCN and notice of such charge having been given to, and acknowledged by, the bank maintaining the relevant account in the form provided for in the Security Account Charge; (ii) the Telewest UK Debenture, the Deed of Subordination to be entered into by Telewest UK having been duly executed and delivered by Telewest UK and all relevant notices and acknowledgements referred to therein having been given to and acknowledged by the relevant party; (iii) the Telewest Global Loan Assignment, the Telewest Global Share Charge and the Deed of Subordination to be entered into by Telewest Global having been duly executed and delivered by Telewest Global and all relevant notices and acknowledgements referred to therein having been given to and acknowledged by the relevant party; (iv) the Non-TCN Entities Debenture and the Deed of Subordination to be entered into by the Non-TCN Entities, having been duly executed and delivered by each Non-TCN Entity and all relevant notices and acknowledgements referred to therein having been given to and acknowledged by the relevant party; (v) the U.S. Amendment Documents having been duly executed and delivered by the Charging Partnerships party thereto; (vi) the New Restructuring Hedge Security Documents having been duly executed and delivered by Telewest, TCN, and the TCN Entities and all relevant notices and acknowledgements referred to therein having been given to and acknowledged by the relevant party and (vii) the BBC JV Security Trustee’s Undertakings, the Barclays Intercreditor Agreement and the Liberty Intercreditor Deed having been duly executed by all parties thereto.

13	An opinion of Norton Rose, solicitors to the Agent, dated no earlier than 5 days prior to the date of the Recapitalisation Supplemental Deed Effective Date.

14	Opinions of (i) Weil, Gotshal & Manges, (legal counsel to the Borrower) in the jurisdiction of incorporation or formation of Telewest Global; (ii) legal counsel to the Agent in the jurisdiction of incorporation or formation of each Original Charging Subsidiary and each Original Charging Partnership (to the extent not incorporated or formed in England and Wales); and (iii) legal counsel to TCN in the jurisdiction of incorporation of each Original Charging Partnership (to the extent not incorporated or formed in England and Wales), in each case, dated no earlier than 5 days prior to the Recapitalisation Supplemental Deed Effective Date.

15	A copy, certified as a true and complete copy by an Authorised Officer of TCN, of the Long Range Plan referred to in sub-paragraph (a) of such definition and the report from PWC in connection therewith.

16	A copy (in paper form), certified as a true, complete and up-to-date copy by an Authorised Officer of TCN of the Telewest Global Group structure chart as at the Recapitalisation Supplemental Deed Effective Date.

17	A copy, certified as a true, complete and up-to-date copy by an Authorised Officer of TCN, of the Annual Budget of the TCN Group for the period commencing on 1 January 2004 and ending on 31 December 2004 on a monthly basis.

18	A copy, certified as a true, complete and up-to-date copy by an Authorised Officer of Telewest and TCN respectively, of the audited financial statements of the Telewest Group and the TCN Group in respect of the financial year ended on 31 December 2002.

19	A copy, certified as a true, complete and up-to-date copy by an Authorised Officer of TCN, of the Quarterly Management Accounts of the TCN Group in respect of the Quarterly Period ending on [31 December 2003][1] together with a copy of the agreed form of Quarterly Management Accounts to apply after the Recapitalisation Supplemental Deed Effective Date.

20	A copy, certified as a true, complete and up-to-date copy by an Authorised Officer of TCN, of the Monthly Management Accounts of the TCN Group in respect of the monthly period ending on [31 March 2003][2] together with a copy of the agreed form of Monthly Management Accounts to apply after the Recapitalisation Supplemental Deed Effective Date.

21	A copy, certified as a true, complete and up-to-date copy by an Authorised Officer of TCN, of the Rolling Cash Flow Forecasts for the period of 13 weeks for the TCN Group, the Telewest Group and Telewest in respect of the period commencing on [• 2003][3] together with a copy of the agreed form of Rolling Cash Flow Forecasts to apply to the TCN Group and the Telewest Global Group after the Recapitalisation Supplemental Deed Effective Date.

22	A copy of a letter from Marsh Limited, insurance brokers to the TCN Group addressed to the Agent and capable of being relied upon by the Finance Parties.

23	A certificate from an Authorised Officer of TCN confirming that there are no Encumbrances or outstanding Borrowed Money other than (i) as set out in the schedules delivered pursuant to the 21 August 2002 Suspension Letter including, for the avoidance of doubt, in connection with the Cisco master rental agreement described in paragraph 32 of such schedule, the new Encumbrances and Borrowed Money incurred since 21 August under such master rental agreement (and, in connection with Encumbrances, as detailed in schedule 8 to the Agreement) and (ii) additional Borrowed Money not exceeding £5,000,000 in aggregate and that, as at the Recapitalisation Supplemental Deed Effective Date, there will be no subsisting default in respect of any arrangements relating to Borrowed Money of the Telewest Global Group or Telewest (including, without limitation, under the lease agreements referred to in paragraph 35 below);

24	All share certificates representing 100 per cent. of Telewest Global’s interest in the share capital of Telewest UK, together with share transfer forms executed in blank to enable the Security Trustee or its nominees to become registered as the owner of the same.

25	Amendment letters to the Ancillary Facilities Letters duly executed by TCN and each Facility C Lender together with confirmation that the same have been unconditional in all respects.

26	An engagement letter regarding the appointment of PricewaterhouseCoopers (at the cost of TCN) for the purposes of clause 3.5.4 and with respect to the quarterly review described in clause 10.1.12 of this Agreement with terms of reference approved by both the Agent and TCN, duly executed by TCN and PricewaterhouseCoopers.

27	The amendment fee letter from CIBC World Markets plc as Agent to TCN referred to in clause 7.1.1, duly executed by TCN together with evidence that the fees due and payable and referred to in such letter have been paid.

28	All costs and expenses payable to the Finance Parties (or their advisers) which, in the case of legal expenses, have been notified to the Borrower, in connection with the Recapitalisation Supplemental Deed having been paid.

[1]	To refer to the latest Quarter prior to signing.
[2]	To refer to the latest Month prior to signing.
[3]	To refer to the latest Rolling Cash Flow Forecast prior to signing.

29	The £160,000,000 advance made on 27 September 2002 under this Agreement prior to the Recapitalisation Supplemental Deed Effective Date having been repaid.

30	Evidence of the payment in cash by Telewest to TCN for the credit of the Security Account of the sum of £41,000,000 (together with accrued interest) held by Telewest on trust for itself and TCN pursuant to the terms of the trust deed dated 1 October 2002).

31	A copy, certified as a true, complete and up-to-date copy by an Authorised Officer of Telewest, of the scheme of arrangement relating to Telewest and the scheme of arrangement relating to Telewest Finance (Jersey) Ltd, each in the agreed form, together with written confirmation from an Authorised Officer of Telewest that all conditions to the effectiveness of such schemes of arrangement have been satisfied or will be satisfied subject to (i) the Recapitalisation Supplemental Deed Effective Date; (ii) in the case of the scheme of arrangement relating to Telewest, the delivery of an office copy of the court order sanctioning the scheme to the registrar of companies for registration; and (iii) in the case of the Telewest Jersey scheme, the effectiveness of the Telewest scheme and the delivery of an office copy of the English and Jersey court orders sanctioning the Telewest scheme and the Telewest Jersey scheme to the English registrar and Jersey registrar of companies respectively for registration.

32	A copy, certified as a true, complete and up-to-date copy by an Authorised Officer of TCN, Telewest, Telewest Global and Telewest UK of a list of their respective boards of directors together with a copy, certified as a true, complete and up-to-date copy by an Authorised Officer of TCN, Telewest, Telewest Global or Telewest UK (as the case may be) of any management incentive scheme.

33	Copies certified as true, complete and up-to-date by an Authorised Officer of Telewest of the documents evidencing the cancellation/equitisation of all outstanding loans made by Telewest (which have been novated to Telewest UK under the Transfer Agreement) to TCN (including the Agreed Cash Management Loans) together with evidence that such documents have become unconditional in all respects so that such loans have been cancelled/equitised.

34	Copies, certified as true, complete and up-to-date by an Authorised Officer of Telewest Global or, in the case of each Original Charging Partnership to which this paragraph applies, the relevant Original Charging Partnership, of solvency certificates in connection with each Original Charging Partnership formed outside England and Wales and a certificate of good standing in relation to Telewest Global dated no earlier than 5 days prior to the Recapitalisation Supplemental Deed Effective Date.

35	Copies, certified as true, complete and up-to-date by an Authorised Officer of TCN of:

(i)	the waiver and agreement letter between Telewest, TCN and Royal Bank of Scotland (Industrial Leasing) Limited relating to a master leasing agreement dated 28 March 1996 and made between R.B. Leasing (March) Limited (assigned to Royal Bank of Scotland (Industrial Leasing) Limited) and Telewest (the “Telewest Master Leasing Agreement”) and a master leasing agreement dated 1 December 2000 and made between TCN and Royal Bank Leasing Limited for itself and as agent for W. & G. Lease Finance Limited and W. & G. Equipment Leasing Limited (assigned to Lombard Corporate Finance (June 2) Limited) (the “TCN Master Leasing Agreement”);

(ii)	the novation and amendment agreement relating to the Telewest Master Leasing Agreement evidencing that the Telewest Master Leasing Agreement together with the lease contracts and other agreements entered into pursuant thereto along with all rights and obligations arising thereunder and all assets the subject thereof have been or with effect from the Recapitalisation Supplemental Deed Effective Date will be transferred/assigned (as appropriate) to TCN; and

(iii)	the amendment agreement relating to the TCN Master Leasing Agreement and the lease contracts entered into pursuant thereto,

together with evidence that such documents have become unconditional in all respects or will be unconditional as at the Recapitalisation Supplemental Deed Effective Date.

36	Copies, certified as true, complete and up-to-date copies by (i) an Authorised Officer of Telewest of documents evidencing the novation of Telewest’s outstanding hedging arrangements to TCN, (ii) an Authorised Officer of TCN of documents evidencing (a) the cancellation as at the Recapitalisation Supplemental Deed Effective Date of the hedging arrangements described in (i) above and (b) an agreement to enter into the hedging documents (including, without limitation, the ISDAs and all confirmations in relation thereto) in settlement of the cancelled hedging arrangements referred to in sub-paragraph (a) above together with evidence that such documents have become unconditional in all respects or will be unconditional as at the Recapitalisation Supplemental Deed Effective Date.

37	(i) A copy, certified as a true, complete and up-to-date copy by an Authorised Officer of Telewest Global of the letter appointing Law Debenture Corporate Services Limited as agent for receipt of service of process on behalf of Telewest Global referred to in the Recapitalisation Supplemental Deed and the Finance Documents to which Telewest Global is party together with an acknowledgement of its appointment as such and (ii) copies, certified as true, complete and up-to-date copies by an Authorised Officer of TCN of the letters (a) appointing TCN as agent for receipt of process referred to in the Recapitalisation Supplemental Deed and the New Restructuring Hedge Security Documents and (b) appointing TCN (as a replacement for Telewest) as agent for receipt of process in relation to any Finance Documents pursuant to which Telewest was originally appointed as such, together, in each case, with an acknowledgement of TCN’s appointment as such.

38	A copy of the Recapitalisation Supplemental Deed and the Intercreditor Deed Supplemental Deed, duly executed by all parties thereto.

39	A schedule, certified as true, complete and up-to-date by an Authorised Officer of TCN of all finance leases and vendor financing arrangements together with a written confirmation from an Authorised Officer of TCN that, with effect from the Recapitalisation Supplemental Deed Effective Date, there will be no subsisting default thereunder.

40	A letter from an Authorised Officer of Telewest Global and Telewest UK confirming that, as at the Recapitalisation Supplemental Deed Effective Date, any borrowing limit set out in the constitutional documents of Telewest Global or (as the case may be) Telewest UK will not be exceeded by the borrowing by TCN of all the Commitments.

41	A copy of an agreed form list of agreements to which Telewest is/was a counterparty identifying those which should be or have been transferred or assigned to TCN or Telewest Limited which are, in the opinion of the Agent, material and those agreements which are immaterial.

42	A copy, certified as true, complete and up-to-date by an Authorised Officer of TCN of each novation agreement documenting any novations to TCN or (as the case may be) Telewest Limited of any agreements to which Telewest was a counterparty prior to the Transfer Effective Date.

43	Copies, certified as true, complete and up-to-date by an Authorised Officer of TCN of all documents evidencing the assignment and novation by Telewest to TCN of all its rights and obligations under the intercompany payables from Telewest to each of Telewest Communications Holdings Limited, United Artists Investments Limited, Flextech Video Games Limited, Flextech Digital Broadcasting Limited, Flextech Family Channel Limited, Flextech Communications Limited and Flextech (Travel Channel) Limited arising from the intra-group reorganisations in March 2001 and January 2002.

44	A copy of an agreed form list of agreements to which Telewest is a counterparty acting in the capacity of guarantor to a member of the TCN Group identifying which agreements are, in the opinion of the Agent, material.

45	A deed of release duly executed by the US Subsidiary in connection with the TCN Debenture, together with evidence that the US Subsidiary has been wound up by way of a voluntary arrangement.

46	Copies, certified as true, complete and up-to-date by an Authorised Officer of TCN of documents evidencing the transfer/assignment of the tax warranties/indemnities given by Deutsche Telecom AG to Telewest under the Eurobell Sale and Share Purchase Agreement dated 1 November 2001 and/or the Tax Deed in connection therewith from Telewest to a TCN Entity.

47	Copies, certified as true, complete and up-to-date by an Authorised Officer of TCN of (i) the duly executed and dated companies form 288(a) appointing the TCN Independent Director and (ii) a confirmation that the person referred to in the companies form 288(a) is a TCN Independent Director in accordance with the terms of such definition.

48	A copy, certified as true, complete and up-to-date by an Authorised Officer of Telewest of the circular to the shareholders of Telewest and resolutions of the requisite majority of shareholders of Telewest approving, inter alia, the transfer by Telewest of substantially all of its assets on the terms and conditions set out in the Transfer Agreement.

49	Evidence that (i) Telewest has been delisted and (ii) Telewest Global has been listed on one of the National Association of Securities Dealers Automated Quotation Systems (“NASDAQ”), the New York Stock Exchange or the official list of the UK Listing Authority or, in each case, evidence that such listings or (as the case may be) delisting will become effective on delivery of an office copy of the court order sanctioning the Telewest scheme of arrangement to the English registrar of companies or, in the case of a listing on NASDAQ, upon notice of issuance being given by Telewest Global to NASDAQ.

50	Copies, certified as true, complete and up-to-date by an Authorised Officer of Telewest, of (i) the termination agreement reflecting the termination and waiver of all accrued rights by Liberty of the relationship agreement (as amended) dated 3 March 2000 (the “Relationship Agreement”) between, inter alia, Telewest, Liberty and Microsoft Corporation (with a warranty from Telewest relating to past compliance), together with evidence that such document has become unconditional in all respects or will be unconditional as at the Recapitalisation Supplemental Deed Effective Date and (ii) a letter from Microsoft Corporation confirming that the Relationship Agreement has been terminated as between Microsoft Corporation and Telewest.

51	(i) A schedule of the cash balances of Telewest immediately prior to the Recapitalisation Supplemental Deed Effective Date and the application of such cash on the Recapitalisation Supplemental Deed Effective Date (after review of a schedule thereof by PWC) and (ii) a schedule of the fees and expenses reasonably incurred in connection with the proposed recapitalisation of the Telewest Group which are payable by TCN (after review of a schedule thereof by PWC) up to the maximum aggregate amount of £20,000,000.

52	A copy certified as a true, complete and up-to-date copy by an Authorised Officer of Telewest Global of the registration statement relating to Telewest Global together with confirmation that such registration statement is effective or will become effective on delivery of an office copy of the court order sanctioning the scheme of arrangement relating to Telewest to the registrar of companies for registration.

53	A copy of the KPMG opinion addressed to Telewest in form and substance satisfactory to the Lenders on the impact of the type C Reorganisation and a copy of the steps paper being prepared by KPMG in form and substance satisfactory to the Lenders to summarise the tax impact of the restructuring, on which the Lenders may rely under the terms of certain reliance letters, together with a copy, certified to be a true, complete and up-to-date copy by an Authorised Officer of TCN, of a Code of Practice 10 submission to and ruling from the UK Inland Revenue in relation to the transactions contemplated by the Transfer Agreement, including Counsel’s instructions and opinion on the timing of the disposal of the sub-group. Any additional significant tax issues raised by the Lenders or their advisers not dealt with directly in the KPMG opinion, Counsel’s opinion or Revenue rulings will be incorporated in the steps paper.

54	A copy, certified as a true, complete and up-to-date copy by an Authorised Officer of Telewest of the Transfer Agreement, duly executed by Telewest, Telewest Global and Telewest UK together with written confirmation from an Authorised Officer of Telewest that all conditions to the effectiveness of the Transfer Agreement have been satisfied or will be satisfied on the Transfer Effective Date (as such term is defined in the Recapitalisation Supplemental Deed).

55	Copies, certified as true, complete and up-to-date copies by an Authorised Officer of Telewest of the permanent orders from the US Bankruptcy Court under s.304 of the Bankruptcy Code in relation to Telewest and Telewest Finance (Jersey) Ltd.

56	Telewest, Telewest Finance (Jersey) Ltd, Telewest UK, Telewest Global and The Bank of New York having entered into an escrow agreement for the receipt and distribution of common stock of Telewest Global.

57	A copy, certified as true, complete and up-to-date copy by an Authorised Officer of Telewest of the release agreement with a group of plaintiffs consisting of Eximius Capital Funding, Ltd., Angelo Gordon & Co., L.P., Oaktree Capital Management LLC, Capital Research and Management Company, Goldentree Asset Management, LP, W.R. Huff CM, L.L.C., WRH High Yield Partners, L.P. and Qwest Occupational Health Trust together with written confirmation from an Authorised Officer of Telewest that all the conditions to such release agreement have been satisfied or will be satisfied as at the Recapitalisation Supplemental Deed Effective Date.

58	A copy, certified as a true, complete and up-to-date copy by an Authorised Officer of Telewest Global of the rights agreement between Telewest Global and The Bank of New York as Rights Agent.

59	A Hedge Counterparties Deed of Accession having been duly executed by each of the New Hedge Counterparties.

60	Certificate of the Assistant Secretary of Liberty evidencing authority of its relevant officers to sign the Liberty Intercreditor Deed, together with specimen signatures of such persons duly authorised.

61	A certificate in the agreed form, having been duly executed by a director of each of the Non-TCN Entities (without personal liability) dated no earlier than 5 days prior to the Recapitalisation Supplemental Deed Effective Date, confirming that the transactions envisaged by the Finance Documents executed by the Non-TCN Entities do not constitute a transaction at under value or a preference and have not been entered into for the purpose of putting assets beyond the reach of creditors and that specific insolvency events have not occurred in respect of any of the Non-TCN Entities.

62	A bring down certificate in the agreed form addressed to the Agent from an Authorised Officer of Telewest (dated on or about the same date as the date that the court order sanctioning the scheme of arrangement of Telewest is delivered to the English registrar of companies) confirming that, inter alia, all documentation delivered under schedule 3 part C of the Agreement has become unconditional subject only to (i) the delivery of an office copy of the court order sanctioning the scheme of arrangement to the English registrar of companies for registration and/or (ii) notification by the Agent to TCN (for and on behalf of the TCN Entities), Telewest Global, Telewest UK, Telewest and the Lenders that it has received the documents and evidence in part C of schedule 3 hereto in form and substance satisfactory to the Agent.

63	All share certificates representing Telewest UK’s interest in the share capital of TCN which share capital has been issued as a result of the equitisation referred to in paragraph 33 above, together with share transfer forms representing 100 per cent. of Telewest UK’s interest in the share capital of TCN executed in blank to enable the Security Trustee or its nominees to become registered as owner of the same.

Schedule 4

Calculation of Mandatory Cost

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Mandatory Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Mandatory Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Mandatory Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Mandatory Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows in relation to a sterling Loan:

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 9.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Mandatory Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Mandatory Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Mandatory Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this schedule in relation to a formula, the Mandatory Cost, an Mandatory Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Agent may from time to time, after consultation with the TCN and the Lenders, determine and notify to all Parties any amendments which are required to be made to this schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

Schedule 5

Form of Transfer Certificate

NB:	CONSENT OF SHERMAN AND HOWARD MUST BE OBTAINED BEFORE NEW LENDER CAN RELY ON THEIR OPINION

Lenders are advised not to employ Transfer Certificates or otherwise to assign or transfer interests in the Agreement without first ensuring that the transaction complies with all applicable laws and regulations, including the Financial Services Act 1986 and regulations made thereunder.

To:	CIBC World Markets plc

          Cottons Centre

          Cottons Lane

          London SE1 2QL

Attention:        Supervisor, Corporate Lending Middle Office

[Date]

Transfer Certificate

This Transfer Certificate relates to a Loan Agreement (as amended and restated pursuant to a Recapitalisation Supplemental Deed dated [•] 2004 and as from time to time otherwise amended, varied, extended, restated or replaced (the “Agreement”) dated 16 March 2001 between Telewest Communications Networks Limited as the Borrower (1), the Subsidiaries of Telewest Communications Networks Limited whose respective names and registered numbers are set out in part B of schedule 1 thereto, (2), the Associated Partnerships whose respective names and principal places of business are set out in part C of schedule 1 thereto (3), the banks and financial institutions whose respective names and addresses are set out in part D of schedule 1 thereto as Lead Arrangers (4), the banks and financial institutions whose respective names and addresses are set out in part E of schedule 1 thereto as Lenders (5), the Agents (6) and the Security Trustee (7). Terms defined in the Agreement shall have the same meaning in this Transfer Certificate.

1	[Existing Lender] (the “Existing Lender”) (a) confirms the accuracy of the summary of its participation in the Agreement to be novated set out in the schedule hereto; and (b) requests [New Lender] (the “New Lender”) to accept by way of novation the portion of such participation specified in the schedule hereto by countersigning and delivering this Transfer Certificate to the Agent at its address for the service of notices specified in the Agreement.

2	The New Lender hereby requests the Agent (on behalf of itself and the other parties to the Agreement and the Intercreditor Deed) to accept this Transfer Certificate as being delivered to the Agent pursuant to and for the purposes of clause 17.3 of the Agreement, so as to take effect in accordance with the respective terms thereof on [date of transfer] (the “Effective Date”) or on such later date as may be determined in accordance with the terms thereof.

3	The Agent (on behalf of itself and the other parties to this Agreement and the Intercreditor Deed) confirms the novation effected by this Transfer Certificate pursuant to and for the purposes of clause 17.3 of the Agreement so as to take effect in accordance with the terms thereof.

4	The New Lender confirms:

(a)	that it has received a copy of the Finance Documents and all other documentation and information required by it in connection with the transactions contemplated by this Transfer Certificate;

(b)	that it has made and will continue to make its own assessment of the validity, enforceability and sufficiency of the Finance Documents and the Transfer Certificate and has not relied and will not rely on the Existing Lender, any Arranger, the Security Trustee, any other Lender or any Agent or any statements made by any of them in that respect;

(c)	that it has made and will continue to make its own credit assessment of the Borrower, each other TCN Entity and Telewest and has not relied and will not rely on the Existing Lender, any Arranger, the Security Trustee, any other Lender or any statements made by any of them in that respect;

(d)	accordingly, none of the Existing Lender, any Arranger, the Security Trustee, any other Lender or any Agent shall have any liability or responsibility to the New Lender in respect of any of the foregoing matters; and

(e)	[in the case of a Facility D Lender only] that it wishes to receive details of each notice, certificate or other document and copies of the financial information referred to in clause 18.5.1 of the Agreement [other than •].

5	Execution of this Transfer Certificate by the New Lender constitutes its representation to the Existing Lender and all other parties to the Agreement and the Intercreditor Deed that it has power to become party to the Agreement and the Intercreditor Deed as a Lender on the terms herein and therein set out and has taken all necessary steps to authorise execution and delivery of this Transfer Certificate.

6	The Existing Lender makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any document relating thereto and assumes no responsibility for the financial condition of the Borrower, each other TCN Entity and Telewest or any other party to the Agreement or the Security Documents or for the performance and observance by the Borrower, each other TCN Entity and Telewest or any other such party of any of its obligations under the Agreement or the Security Documents or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

7	The New Lender hereby undertakes to the Existing Lender, the Borrower, the other TCN Entities, the Lead Arrangers, the Security Trustee, the other Lenders and the Agents that it will perform in accordance with their terms all those obligations which by the respective terms of the Finance Documents will be assumed by it after acceptance of this Transfer Certificate by the Agent.

8	This Transfer Certificate and the rights and obligations of the parties hereunder are governed by and shall be construed in accordance with English law.

Note:	This Transfer Certificate is not a security, bond, note, debenture, investment or similar instrument.

AS WITNESS the hands of the authorised signatories of the parties hereto on the date appearing below.

The Schedule

Amount of Facility A Contribution	Next Interest Payment Date(s)	Portion novated (£)
Amount of Facility B Contribution	Next Interest Payment Date(s)	Portion novated (£)
Amount of Facility D Contribution	Next Interest Payment Date(s)	Portion novated [(£)]

Amount of Facility B Commitment	Portion novated (£)

Amount of Facility D Commitment	Portion novated (£)

Administrative Details of New Lender

Lending office:

Account for payments:

Telephone:

Fax:

Attention:

[Existing Lender]	[New Lender]
By:	By:
Date:	Date:

The Agent

By:

Date:

on its own behalf

and on behalf of the other parties to the Agreement and the Intercreditor Deed.

Schedule 6

Part A - Form of Compliance Certificate to be issued by an Authorised Officer of TCN

To:	CIBC World Markets plc

Cottons Centre

Cottons Lane

London SE1 2QL

Attention:        Supervisor, Corporate Lending Middle Office

[Date]

Dear Sirs

Loan Agreement dated 16 March 2001 for Credit Facilities of £2,030,000,000 together with uncommitted Facilities of up to £125,000,000 ((as amended and restated pursuant to a Recapitalisation Supplemental Deed dated [*]2004) and as otherwise from time to time amended, varied, extended, restated or replaced, the “Loan Agreement”)

We refer to the Loan Agreement and deliver this Certificate in respect of the Quarterly Period ended [            ] pursuant to clause 10.1.11(c) thereof. Terms defined in the Loan Agreement shall have the same meaning when used in this Certificate..

1	We confirm that on or as of the last day of the Quarterly Period ending [ ]:

(a)	Total Senior Debt for the Quarterly Period ended [ ] was [ ].

(b)	Consolidated Annualised TCN Group Net Operating Cash Flow for the Quarterly Period ended [ ], was [ ].

(c)	Consolidated TCN Group Net Operating Cash Flow for the Six Month Period ended [ ] was [ ].

(d)	Senior Debt Interest Charges for the Six Month Period ended [ ] was [ ].

(e)	*Total Capital Expenditure for the Twelve Month Period ended [ ] was [ ], against a covenant of [ ].

(f)	*Financial Contribution for the Six Month Period ended [ ] was [ ] against a covenant of [ ]

2	Based on the above, we confirm that on [ ]:

(a)	*The ratio of Total Senior Debt to Consolidated Annualised TCN Group Net Operating Cash Flow was [ : ], against a covenant of [ : ].

(b)	* The ratio of Consolidated TCN Group Net Operating Cash Flow to Senior Debt Interest Charges was [ : ], against a covenant of [ : ].

3	Based on the above, we confirm that TCN was in compliance with the undertakings set out in clause 12.1.1 to 12.1.4 as at [ ].

4	We confirm that, as determined by reference to the latest audited accounts of the TCN Group, on or as of the last day of the Quarterly Period ending [ ] TCN Entities accounted for not less than 95 per cent. in aggregate of (i) the Gross Assets of the TCN Group, (ii) Consolidated Annualised TCN Group Net Operating Cash Flow and (iii) the revenues of the TCN Group for such Quarterly Period, and therefore that TCN was in compliance with the undertaking set out in clause 10.1.24 as at [ ].

5	We confirm that Telewest Global has confirmed that as at the date of this Compliance Certificate, Telewest Global was in compliance with the undertaking set out in clause 6.1.1(d) of the Deed of Subordination entered into by Telewest Global.

For and on behalf of

Telewest Communications

Networks Limited

Authorised Officer

*	This covenant shall cease to apply in respect of all Twelve Month Periods ending on a Quarter Day after the Quarter Day on which the ratio of Total Senior Debt to Consolidated Annualised TCN Group Net Operating Cash Flow is less than 4.0, save that should Total Senior Debt to Consolidated Annualised TCN Group Net Operating Cash Flow be more than or equal to 4.0 on any subsequent Quarter Day this covenant will be reinstated automatically for the Twelve Month Period ending on such Quarter Day and all subsequent Twelve Month Periods ending on the Quarter Days set out in column (1) above (unless on any subsequent Quarter Day the ratio of Total Senior Debt to Consolidated Annualised TCN Group Net Operating Cash Flow is less than 4.0 in which event the proceeding provisions of this sentence shall apply again).

Part B

Form of Accountants Report to be issued by the

Auditors of the TCN Group

To:	CIBC World Markets plc

Cottons Centre

Cottons Lane

London SE1 2QL

Attention: Supervisor, Corporate Lending Middle Office

[Date]

Dear Sirs

Loan Agreement dated 16 March 2001 for Credit Facilities of £2,030,000,000 together with uncommitted Facilities of up to £125,000,000 ((as amended and restated pursuant to a Recapitalisation Supplemental Deed dated [*]2004) and as otherwise from time to time amended, varied, extended, restated or replaced, the “Loan Agreement”)

We refer to the Loan Agreement. Terms defined in the Loan Agreement shall have the same meaning when used in this report.

In accordance with the terms of our engagement letter to the Company and the Agent dated • 2001 and further to the requirements of the Loan Agreement, we have examined the attached schedule [schedule 6A of the Loan Agreement] delivered in respect of the Quarterly Period ending ● which details the calculation of the financial ratios set out in clause 12 of the Agreement (the “financial ratios”) for the Quarterly Period ended [            ]. The schedule has been prepared by, and is the sole responsibility of, the directors of the Company (the “directors”). Our responsibility, under the terms of our engagement letter, is to form an opinion, on the basis of the work performed, and report our opinion to the Company.

Our duties in relation to this report are owed solely to the Company, and accordingly we do not accept any responsibility for loss occasioned to any third party acting or refraining from action as a result of this report.

Under the terms of our engagement we are not required, nor have we, audited or otherwise attempted to verify the underlying accuracy or completeness of the information in the statement or the management accounts and accounting records from which the directors have calculated the financial ratios.

On the basis of the work performed, in our opinion the definitions of the financial ratios contained in the Loan Agreement, when applied to the balance sheet contained within the relevant unaudited management accounts as at the Quarterly Period ended [            ], produce the amounts set out in respect of this term on the schedule.

On the basis of the work performed, in our opinion the definitions of the financial ratios contained in the Loan Agreement, when applied to the unaudited management accounts covering the Quarterly Period from [            ] to [            ], produce the amounts set out in respect of this term on the schedule.

This report is provided on the basis that it is for your information, and that of CIBC World Markets plc acting as Agent on behalf of the Lenders, only and that it will not be copied or disclosed to any third party or otherwise quoted or referred to, in whole or in part, without our prior written consent.

For and on behalf of

Chartered Accountants

Schedule 7

Forms of Deed of Subordination

Part A - Form of Telewest Deed of Subordination

Dated	2004

TELEWEST COMMUNICATIONS PLC	(1)

and

CIBC WORLD MARKETS PLC

as Security Trustee	(2)

DEED OF SUBORDINATION

THIS DEED OF SUBORDINATION is dated 16 March 2001 (as amended and restated pursuant to a Recapitalisation Supplemental Deed dated [•] 2004) and made

BETWEEN:

(1)	TELEWEST COMMUNICATIONS PLC (Company No. 2983307) whose registered office is at Export House, Cawsey Way, Woking, Surrey, GU21 6QX (the “Creditor”); and

(2)	CIBC WORLD MARKETS PLC of Cottons Centre, Cottons Lane, London SE1 2PL in its capacity as Security Trustee for the Beneficiaries (as defined below) (in this capacity, the “Security Trustee”).

WHEREAS:

(A)	By an agreement dated 16 March 2001 and made between Telewest Communications Networks Limited as the Borrower (1), the Subsidiaries of Telewest Communications Networks Limited whose respective names and registered numbers are set out in part A of schedule 1 thereto, (2), the partnerships whose respective names and principal places of business are set out in part C of schedule 1 thereto (3), the banks and financial institutions whose names and addresses are set out in part D of schedule 1 thereto as Lead Arrangers (4), the banks and financial institutions whose respective names and addresses are set out in part E of schedule 1 thereto as Lenders (5), the Agent (6), the Security Trustee (7) and CIBC World Markets plc as New Security Trustee (8) the Lenders agreed to make available to the Borrower credit facilities of £2,030,000,000 together with uncommitted facilities of up to £125,000,000 (as amended and restated pursuant to a Recapitalisation Supplemental Deed dated [•] 2004 and as otherwise from time amended, varied, extended, restated or replaced the “Loan Agreement”).

(B)	This Deed has been amended and restated on the Recapitalisation Supplemental Deed Effective Date.

NOW IT IS AGREED as follows:

1	Interpretation

1.1	Definitions

In this Deed, unless the context otherwise requires:

“Collateral Instruments” means the Security Documents, any guarantees and any other documents or instruments (including, without limitation, any other document or instrument creating or evidencing an Encumbrance which contain or evidence an obligation (with or without security) to pay, discharge or be responsible directly or indirectly for any of the Secured Obligations;

“Incapacity” means in relation to a person the death, bankruptcy, insolvency, liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or other incapacity of that person whatsoever (and, in the case of a partnership, includes the termination or change in the composition of such partnership);

“Insolvency Event” means, in relation to any member of the TCN Group, any of the events or circumstances described in clause 13.1.8 to 13.1.16 inclusive of the Loan Agreement as if references therein to “any TCN Entity” were to “any member of the TCN Group”;

“Insolvency Proceedings” means winding-up, dissolution, liquidation, receivership, administration, voluntary arrangements, proceedings under the Bankruptcy Code or any proceedings in any jurisdiction which correspond with or have an effect equivalent to any of the same;

“Liabilities” means all obligations and liabilities whatsoever, whether express or implied, whether as principal or surety, whether present or future, actual or contingent, whether joint or several, in whatever style, name or form and in whatever currency denominated;

“Secured Obligations” has the meaning given to it in the Intercreditor Deed; and

“Security Provider” means any person who has or may at any time hereafter enter into a Collateral Instrument.

1.2	Defined Expressions

Unless the context requires or unless otherwise defined in this Deed, words and expressions defined in the Loan Agreement shall have the same meaning when used in this Deed (including its Recitals).

1.3	Headings

Clause headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Deed.

1.4	Construction of certain terms

In this Deed, unless the context otherwise requires:

1.4.1	references to clauses are to be construed as references to the clauses of this Deed;

1.4.2	reference to (or to any specified provision of) this Deed or any other document shall be construed as references to this Deed, that provision or that document as in force for the time being and as amended in accordance with the terms thereof or, as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of this Deed or the relevant document, required to be obtained as a condition to such amendment being permitted) the prior written consent of the Agent, the Security Trustee, all of the Lenders, the Majority Lenders, the Majority Bank Lenders, the Majority Institutional Lenders, the Super Majority Lenders or all or any of the other Beneficiaries (as the case may be);

1.4.3	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

1.4.4	words importing the plural shall include the singular and vice versa;

1.4.5	references to a time of day are to London time;

1.4.6	references to a person shall be construed as including references to an individual, firm, company, corporation, unincorporated body of persons or any State or any agency thereof;

1.4.7	reference to “set-off” includes retention, compensation and balancing of accounts under Scots law;

1.4.8	references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets as a consequence of default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly;

1.4.9	references to any enactment shall be deemed to include references to such enactment as replaced, amended or re-enacted from time to time; and

1.4.10	unless expressly provided to the contrary in this Deed, a person who is not a party to this Deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

1.5	Effect as a deed

This Deed is intended to take effect as a deed notwithstanding that the Security Trustee and/or the Creditor may have executed it under hand only.

1.6	Successors and assigns

The expressions “Beneficiary”, “Security Trustee”, “Borrower”, “TCN Entity”, “Agent”, “Arranger”, “Lender”, “Security Provider”, “Telewest UK” and “Creditor” include, where the context admits, their respective successors, permitted assigns, in the case of the Lenders, their assignees and New Lenders, in the case of the Security Trustee such other person as may from time to time be appointed as Security Trustee for the Beneficiaries pursuant to the terms of the Intercreditor Deed and, in the case of the Agent, such other person as may from time to time be appointed as Agent pursuant to clause 18.11 of the Loan Agreement.

2	Restricted Payments

The Creditor undertakes with the Security Trustee that so long as any of the Secured Obligations remain outstanding:

2.1.1	it will not, and will procure that none of its Subsidiaries or Associated Partnerships demand, take, accept or receive, by set-off or in any other manner, any Restricted Payment other than from Telewest UK pursuant to the Transfer Agreement (in its form as at the Recapitalisation Supplemental Deed Effective Date);

2.1.2	it will not, and will procure that none of its Subsidiaries or Associated Partnerships take, accept, receive or permit to exist any Encumbrance over all or any part of the present or future undertakings, assets, rights or revenues of Telewest UK or any member of the TCN Group to secure any Restricted Payment;

2.1.3	it will not, and will procure that none of its Subsidiaries, or Associated Partnerships assign, transfer, create any Encumbrance over or otherwise dispose of any Restricted Payment save where the relevant assignee, transferee or beneficiary of Encumbrance becomes a party hereto as a Creditor and provides the Security Trustee with such evidence as it may reasonably require as to the legality, validity and enforceability of the relevant assignment, transfer or Encumbrance; and

2.1.4	it will not, and will procure that none of its Subsidiaries or Associated Partnerships commence any proceedings against Telewest UK or any member of the TCN Group in respect of any Restricted Payment (including, without limitation, any action or step with a view to the winding-up of Telewest UK or any member of the TCN Group).

3	Subordination

3.1	Insolvency Events

Upon an Insolvency Event occurring in respect of Telewest UK and/or any member of the TCN Group:

3.1.1	the claims of the Creditor in respect of any Restricted Payment owed by that member of the TCN Group or (as the case may be) Telewest UK shall be postponed in all respects to the Secured Obligations;

3.1.2

(a)	the Creditor shall not, unless otherwise directed by the Security Trustee, prove in any Insolvency Proceedings for any Restricted Payment until the Secured Obligations have first been irrevocably paid or discharged in full (and for all purposes any payment or distribution of assets (whether in cash, property, securities or otherwise) received by the Security Trustee or any of the Beneficiaries shall only be taken to discharge the Secured Obligations to the extent of the actual amount received);

(b)	if the Creditor is directed by the Security Trustee to prove in any Insolvency Proceedings for all or any part of any Restricted Payment then it shall act in accordance with such directions and shall procure that any resultant payment or distribution of assets (whether in cash, property, securities or otherwise) shall be made by the liquidator of Telewest UK, any member of the TCN Group or, as the case may be, any other person making the payment or distribution of assets (whether in cash, property, securities or otherwise) to the Security Trustee to the extent necessary to repay all the Secured Obligations in full; and

(c)	the Creditor hereby irrevocably authorises and directs the Security Trustee to submit any proof and/or to instruct the relevant liquidator or other person to make any payment or distribution of assets (whether in cash, property, securities or otherwise) in accordance with the foregoing.

3.2	Payments contrary to this Deed

In the event of:

3.2.1	any payment or distribution of assets (whether in cash, property, securities or otherwise) being made to or right of set-off being exercised by the Creditor contrary to the provisions of this Deed; or

3.2.2	any payment or distribution of assets (whether in cash, property, securities or otherwise) being made by a liquidator or any other person to the Creditor rather than to the Security Trustee as required by clause 3.1, the Creditor shall forthwith pay to the Security Trustee an amount equal to the payment or distribution of assets (whether in cash, property, securities or otherwise) which shall have been so received by it up to an aggregate amount equal to the Secured Obligations or, as the case may be, in the case of set-off, an amount equal to the sum set-off up to an aggregate amount equal to the Secured Obligations and, until such payment to the Security Trustee, the Creditor will hold such sums on trust for the Security Trustee (provided that, for the avoidance of doubt, this clause 3.2 shall not oblige the Creditor to create any Encumbrance in favour of the Security Trustee over such money or other property) and any sums so paid to the Security Trustee shall be applied in accordance with the terms of the Intercreditor Deed.

3.3	Subrogation

If the Secured Obligations are partially paid out of any proceeds received in respect of or on account of any Restricted Payment, the Creditor will not be subrogated to the Secured Obligations so paid (or any Collateral Instrument) until the Secured Obligations have been irrevocably paid in full.

4	Continuing obligations

4.1	Continuing obligations

The obligations of the Creditor hereunder shall be continuing obligations and shall be and remain fully effective until this Deed is formally released following the discharge in full of the Secured Obligations notwithstanding any intermediate reduction or settlement of the

Secured Obligations or any part thereof and notwithstanding any increase in or variation of the Secured Obligations or any variation, extension or supplement to any of the Finance Documents.

4.2	Statements of accounts

Any statement of account of any member of the TCN Group, signed as correct by an officer of the Security Trustee, showing the amount of the Secured Obligations shall be prima facie evidence of the amount of the Secured Obligations.

4.3	Continuing security and other matters

This Deed shall:

4.3.1	secure the ultimate balance from time to time of the Secured Obligations and shall be a continuing security, notwithstanding any settlement of account or other matter whatsoever;

4.3.2	be in addition to any present or future Collateral Instrument, right or remedy held by or available to the Security Trustee, the Beneficiaries or any of them; and

4.3.3	not be in any way prejudiced by the existence of any such Collateral Instrument, rights or remedies or by the same becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Security Trustee, the Beneficiaries or any of them dealing with, exchanging, varying or failing to perfect or enforce any of the same or giving time for payment or indulgence or compounding with the Borrower or any Security Provider.

4.4	Liability unconditional

The liability of the Creditor shall not be affected, discharged or reduced by reason of:

4.4.1	the Incapacity or any change in the name, style or constitution of the Borrower or any other Security Provider;

4.4.2	the Security Trustee, the Beneficiaries or any of them granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, the Borrower or any other Security Provider or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from the Borrower or any other Security Provider; or

4.4.3	any act or omission which but for this provision might operate to exonerate the Creditor.

4.5	Collateral Instruments

None of the Beneficiaries or the Security Trustee shall be obliged to make any claim or demand on the Borrower or any other Security Provider or to resort to any Collateral Instrument or other means of payment now or hereafter held by or available to them or it before enforcing this Deed and no action taken or omitted by the Security Trustee or any Beneficiary in connection with any such Collateral Instrument or other means of payment shall discharge, reduce, prejudice or affect the liability of the Creditor under this Deed nor shall the Security Trustee or any Beneficiary be obliged to account for any money or other property received or recovered in consequence of any enforcement or realisation of any such Collateral Instrument or other means of payment.

4.6	Suspense accounts

Any money received in connection with this Deed (whether before or after any Incapacity of the Borrower, any other Security Provider or the Creditor) may be placed to the credit of an interest bearing suspense account with a view to preserving the rights of the Security Trustee and each Beneficiary to prove for the whole of their respective claims against the Borrower or any other person liable or may be applied in or towards satisfaction of such of the Secured Obligations as the Security Trustee may from time to time determine in accordance with the terms of the Intercreditor Deed (which determination shall, save in the case of manifest error, be conclusive). Interest shall accrue on monies from time to time standing to the credit of any suspense account at the rate agreed between the Security Trustee and the Creditor at the relevant time or, failing such agreement, the Security Trustee’s overnight deposit rate from time to time and shall be credited to such suspense account or may be applied in or towards satisfaction of such of the Secured Obligations as the Security Trustee may from time to time determine in accordance with the terms of the Intercreditor Deed (which determination shall, save in the case of manifest error, be conclusive).

4.7	Settlements conditional

Any release, discharge or settlement between the Creditor and the Security Trustee or any of the Beneficiaries shall be conditional upon no security, disposition or payment to the Security Trustee, or any of the Beneficiaries by the Borrower or any other person liable being void, set aside or ordered to be refunded pursuant to any enactment or law relating to bankruptcy, liquidation, administration or insolvency or for any other reason whatsoever and if such condition shall not be fulfilled the Security Trustee shall be entitled to enforce this Deed subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.

4.8	Retention of this Deed

Notwithstanding any other provision of this Deed, this Deed shall not be released, the Security Trustee shall be entitled to retain this Deed and all the provisions of this Deed shall remain in full force and effect until the irrevocable payment or discharge in full of all the Secured Obligations. Following the irrevocable payment or discharge in full of all the Secured Obligations, the Security Trustee shall forthwith release this Deed (and to effect or evidence such release shall execute such documents (at the cost of the Creditor) as the Creditor may reasonably require) and deliver this Deed, together with such documents, to the Creditor.

5	Representations and warranties

5.1	Representation and warranties

The Creditor represents and warrants to the Security Trustee that:

5.1.1	Due Incorporation

it is duly incorporated, validly existing as a limited liability company and has all requisite corporate power and authority to own its property and other assets and to carry on its business as it is now being conducted and is authorised to do business in each jurisdiction where such qualification or authorisation is required, except where the failure to so qualify, to be so authorised or to be in good standing would not have a material adverse effect on the ability of the Creditor to perform any of its obligations under this Deed, the Transfer Agreement or any Security Document to which it is a party;

5.1.2	Power of the Creditor

the Creditor has all requisite power to execute, deliver and perform its obligations under this Deed, the Transfer Agreement and any Security Document to which it is a party and compliance has been made with all necessary requirements and all necessary action has been taken to authorise the execution, delivery and performance of the same;

5.1.3	Binding obligations

this Deed, the Transfer Agreement and any Security Document to which it is a party constitute valid and legally binding obligations of the Creditor enforceable in accordance with their respective terms subject to the qualifications contained in the legal opinions referred to in schedule 3 to the Loan Agreement which relate to this Deed or the relevant Security Document (as applicable) and remain valid, legally binding and enforceable in accordance with their terms following the transfer of the assets of Telewest pursuant to the Transfer Agreement, subject to the qualifications contained in the legal opinions referred to in schedule 3 to the Loan Agreement which relate to this Deed or the relevant Security Document (as applicable);

5.1.4	No conflict with other obligations

the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, this Deed, the Transfer Agreement and any Security Document to which it is a party by the Creditor, will not:

(a)	contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Creditor is subject except where such contravention would not or would not be likely to have a material adverse effect on the ability of the Creditor to perform any of its obligations under or otherwise to comply with the terms of this Deed, the Transfer Agreement or any Security Document to which it is a party;

(b)	contravene or conflict with any provision of the Memorandum and Articles of Association of the Creditor;

(c)	breach in any material respect any term of the Licences or the Necessary Authorisations;

(d)	conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement constituting or evidencing Borrowed Money of the Creditor to which the Creditor is a party or is subject or by which it or any of its property is bound except where such breach or default would not or would not be likely to have a material adverse effect on the ability of the Creditor to perform any of its obligations under or otherwise to comply with the terms of this Deed, the Transfer Agreement or any Security Document to which it is a party; or

(e)	result in the creation or imposition of or oblige the Creditor to create any Encumbrance (other than those created by the Security Documents) on any of the Creditor’s material undertakings, assets, rights or revenues;

5.1.5	No litigation

no litigation, arbitration or administrative proceeding is taking place, or, to the knowledge of the officers of the Creditor, pending or threatened against the Creditor which is reasonably likely to be adversely determined and, if so determined, would have or would be reasonably likely to have a material adverse effect on the ability of the Creditor to fulfil its obligations under this Deed, the Transfer Agreement or any Security Document to which it is a party;

5.1.6	No filing required

it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Deed, the Transfer Agreement or any Security Document to which it is a party that this Deed, the Transfer Agreement, any Security Document to which it is a party or any other instrument be notarised, filed, recorded, registered or enrolled in any court or public office in the United Kingdom or that any stamp, registration or similar tax or charge be paid in the United Kingdom on or in relation to this Deed or any Security Document to which it is a party;

5.1.7	Choice of law

the choice by the Creditor of English law to govern this Deed, the Transfer Agreement and any Security Document to which it is a party is valid and binding;

5.1.8	Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by the Creditor (i) to authorise the execution and delivery of this Deed, the Transfer Agreement and the Security Documents to which it is a party or the performance by the Creditor of its obligations under this Deed, the Transfer Agreement and the Security Documents to which it is a party or (ii) to ensure the validity, enforceability or admissibility in evidence of this Deed, the Transfer Agreement and the Security Documents to which it is party or the performance by the Creditor of its obligations under this Deed, the Transfer Agreement and the Security Documents to which it is a party has been obtained or made and is in full force and effect and there has been no material default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any of the same which would, in any such case, adversely affect the execution, delivery, validity, enforceability or admissibility in evidence of this Deed, the Transfer Agreement and the relevant Security Document to which it is a party (as the case may be) or the performance by the Creditor of its obligations under this Deed, the Transfer Agreement or the relevant Security Document to which it is a party (as the case may be);

5.1.9	Ownership of TCN Group or Telewest UK assets

following the completion of the Transfer Agreement it does not have any interest in any assets used in the business of Telewest UK or the TCN Group (other than (i) as the contracting party under the agreements listed under the document provided at paragraph 41 of part C of schedule 3 of the Loan Agreement and (ii) as guarantor under the agreements listed under the document provided at paragraph 44 of part C of schedule 3 of the Loan Agreement).

5.2	Repetition

The representations and warranties in clause 5.1 (excluding that contained in clause 5.1.8) shall be deemed to be repeated by the Creditor in respect of itself and its Subsidiaries on and as of the date of the Recapitalisation Supplemental Deed, the Recapitalisation Supplemental Deed Effective Date, each Interest Payment Date and the date on which each Advance is made under the Loan Agreement.

6	Covenants

6.1	Covenants by Telewest

The Creditor hereby undertakes with the Security Trustee that from the date of this Deed and so long as any of the Secured Obligations remain outstanding or any Beneficiary remains under any commitment to any TCN Entity:

6.1.1	Not carry on business

it will not at any time:

(a)	permit any Encumbrance (other than Encumbrances pursuant to the Security Documents or under the Transfer Agreement) to subsist, arise or be created or extended over all or any part of its present or future undertakings, assets, rights or revenues or give or permit to subsist any guarantee (other than pursuant to the Security Documents or to the extent described in clause 5.1.9.(ii) or under the Transfer Agreement);

(b)	establish or acquire any person or acquire all or any substantial part of the assets, property or business of any other person or any assets that constitute a division or operating unit of the business of any other person or acquire all or part of the equity share capital of any other person or make any other investment;

(c)	carry on any business or own any assets used by Telewest UK or in the TCN Group (other than indirectly as a result of its ownership of Telewest UK) or any other material assets (other than to the extent described in clause 5.1.9);

(d)	create, assume, incur or otherwise permit to be outstanding any hedging or other derivatives arrangements or any other material liabilities (including, without limitation, any liabilities in respect of Borrowed Money), other than pursuant to the Security Documents;

(e)	issue any shares of any nature or grant any rights in respect of shares of any nature;

6.1.2	Information

(a)	it will deliver to the Agent, for distribution to the Lenders (in sufficient copies for all Lenders) all circulars, statements and other information about the Creditor at the time the same is made generally available by the Creditor to the public or the shareholders or creditors of the Creditor, including, without limitation, any annual or quarterly financial reports or statements.

(b)	it will deliver to the Agent copies of all public announcements which make reference to the Lenders and all other material public announcements, in each case as soon as reasonably practicable and, to the extent that it can provide prior notice without breaching any law or regulations, in any event at least one Banking Day prior to making such public announcement. In the event that there would be a breach of such law or regulations by virtue of complying with this clause 6.1.2(b) it shall deliver such announcements at the same time as such announcements are delivered to the relevant party which by virtue of such law or regulation requires such announcement;

6.1.3	No carrying on business in United States

it shall not (i) employ any employees in the State of Colorado or elsewhere in the United States of America, (ii) maintain any bank or similar account in the United States of America, (iii) carry on any business or maintain a place of business, books, records, bank or similar accounts, property or any other assets in the United States of America or (iv) permit management of the Creditor to be effected in the United States of America;

6.1.4	Material/Immaterial Agreements

(a)	it shall ensure that no later than the date falling six months after the Recapitalisation Supplemental Deed Effective Date all the agreements listed as material under the document provided at paragraph 41 of part C of schedule 3 of the Loan Agreement are transferred or (as the case may be) assigned to TCN or Telewest Limited with, all rights and obligations arising thereunder and all assets the subject of such material agreements and shall provide the Agent with copies of all documents evidencing such transfer or assignment together with evidence that such documents have become unconditional in all respects, in each case, in form and substance satisfactory to the Agent.

(a)	it shall use its best endeavours to transfer or (as the case may be) assign to TCN or Telewest Limited all agreements listed as immaterial under the document provided at paragraph 41 of part C of schedule 3 of the Loan Agreement, all rights and obligations thereunder and all assets the subject of such immaterial agreements prior to the expiry or termination date of such immaterial agreements and shall provide the Agent with copies of all documents evidencing such transfer or assignment together with evidence that such documents have been unconditional in all respects, in each case, in form and substance satisfactory to the Agent.

6.1.5	Cash balances

to pay in cash to Telewest UK on the Banking Day immediately following the earliest of (i) the first date on which (a) both the Vendor Liquidators and the Telewest Jersey Liquidators (as such terms are defined in the Transfer Agreement) and (b) the Creditor Beneficiaries (as such term is defined in the Transfer Agreement) or any other creditor of the Creditor or Telewest Finance (Jersey) Limited have received payment in respect of their respective final invoices; (ii) the first date on which the Creditor and Telewest Finance (Jersey) Limited have been dissolved or (iii) the date that is [12] months after the Recapitalisation Supplemental Deed Effective Date, provided that no Liquidators (as such term is defined in the Transfer Agreement) have been appointed during such [12] month period all cash balances of the Creditor (such cash balances to include, without limitation, any cash received by Telewest (whether in error or otherwise) after the Recapitalisation Supplemental Deed Effective Date in respect of tax claims and any outstanding debtor amounts owing to Telewest from (i) West Midlands Police under a contract dated 21 August 2001 and (ii) America Online Inc. under a contract dated 8 March 2002).

7	Benefit of this Deed

7.1	Benefit and burden

This Deed shall be binding upon the Creditor and its successors in title and shall enure for the benefit of the Security Trustee (and any successor Security Trustee appointed pursuant to the provisions of the Intercreditor Deed) and their respective successors for the benefit of the Beneficiaries in accordance with the provisions of the Intercreditor Deed.

7.2	Changes in constitution or reorganisation of Lenders

For the avoidance of doubt and without prejudice to the provisions of clause 7.1, this Deed shall remain binding on the Creditor notwithstanding any change in the constitution of the Security Trustee or any of the Beneficiaries or their or its absorption in, or amalgamation with, or the acquisition of all or part of their or its undertaking or assets by, any other person, or any reconstruction or reorganisation of any kind, to the intent that this Deed shall remain valid and effective in all respects in favour of the Security Trustee (and any successor Security Trustee appointed pursuant to the provisions of the Intercreditor Deed and their respective successors in title) as trustee for the Beneficiaries and any assignee, transferee or other successor in title of a Beneficiary.

7.3	No assignment by the Creditor

The Creditor may not assign or transfer any of its rights or obligations under this Deed.

7.4	The Intercreditor Deed

The Creditor and the Security Trustee hereby acknowledge that the covenants of the Creditor contained in this Deed and the rights constituted by this Deed and all moneys, property and assets paid to, or held, received or recovered by the Security Trustee pursuant to or in connection with this Deed are held by the Security Trustee subject to and on the terms of the trusts declared in the Intercreditor Deed.

8	Notices and other matters

8.1	Notices

Every notice, request, demand or other communication under this Deed shall be given in accordance with clause 19.1.1 and 19.1.2 of the Loan Agreement and shall be sent to the Creditor at its address set out above (facsimile number: 0207 299 6400) or to the Security Trustee at its address or telex or facsimile number set out in clause 19.1.3(b) of the Loan Agreement or to such other address or such telex or facsimile number as is notified by one party to this Deed to the other.

8.2	No implied waivers, remedies cumulative

No failure or delay on the part of the Security Trustee or the Beneficiaries (or any of them) to exercise any power, right or remedy under this Deed shall operate as a waiver thereof, nor shall any single or partial exercise by the Security Trustee or the Beneficiaries (or any of them) of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in this Deed are cumulative and are not exclusive of any remedies provided by law.

8.3	Other Collateral Instruments

The Creditor agrees to be bound by this Deed notwithstanding that any other person intended to execute or to be bound by any Collateral Instrument may not do so or may not be effectively bound and notwithstanding that such other Collateral Instrument may be determined or be or become invalid or unenforceable against any other person, whether or not the deficiency is known to the Security Trustee or any of the Beneficiaries.

8.4	Severability

Each of the provisions of this Deed is severable and distinct from one another and if at any time one or more of such provisions is or becomes illegal, invalid or unenforceable under any applicable law the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9	Law

9.1	Governing Law

This Deed is governed by and shall be construed in accordance with English law.

IN WITNESS whereof the parties to this Deed have caused this Deed to be duly executed on the date first above written.

EXECUTED and DELIVERED as a DEED	)
for and on behalf of	)
TELEWEST COMMUNICATIONS PLC	)
By:	)

Director

Director/Secretary

Signed for and on behalf of	)
CIBC WORLD MARKETS PLC	)
by:	)

Schedule 7

Forms of Deed of Subordination

Part B - Form of TELEWEST GLOBAL Deed of Subordination

Dated	2004

TELEWEST GLOBAL, INC.	(1)

And

CIBC WORLD MARKETS PLC

as Security Trustee	(2)

DEED OF SUBORDINATION

THIS DEED OF SUBORDINATION is dated [•] 2004 and made

BETWEEN:

(1)	TELEWEST GLOBAL, INC. a corporation organised under the laws of the State of Delaware, whose office is at 1201 Orange Street, Wilmington, Delaware 19801, United States of America (the “Creditor”); and

(2)	CIBC WORLD MARKETS PLC of Cottons Centre, Cottons Lane, London SE1 2PL in its capacity as New Security Trustee for the New Beneficiaries (as defined below) (in this capacity, the “Security Trustee”).

WHEREAS

(A)	By an agreement dated 16 March 2001 and made between TCN as Facility A Borrower (1), TCN as Facility B Borrower (2), TCN as Facility C Borrower (3), TCN and Telewest Finance Corporation as Facility D Borrowers (4), the companies whose respective registered names and registered numbers are set out in part A of schedule 1 thereto (5), the partnerships whose respective names and principal places of business are set out in part C of schedule 1 thereto (6), the banks and financial institutions whose names and addresses are set out in part D of schedule 1 thereto as Lead Arrangers (7), the banks and financial institutions whose names and addresses are set out in part E of schedule 1 thereto as Lenders (8), CIBC World Markets plc and Canadian Imperial Bank of Commerce as Agents (9) and CIBC World Markets plc as security trustee (10) (the “Original Loan Agreement”) the Lenders agreed to make available to the Borrowers credit facilities of £2,000,000,000 comprising Facility A, Facility B and Facility C, together with an institutional facility of up to £250,000,000 comprising Facility D.

(B)	The Original Loan Agreement is to be amended and restated pursuant to a supplemental deed dated on or about the date of this Deed entered into between Telewest Communications plc (1), TCN as Borrower (2), the Subsidiaries of TCN set out in part A of schedule 1 thereto (3), the Associated Partnerships of TCN set out in part B of schedule 1 thereto (4), Telewest Global, Inc. (5), Telewest UK Limited (6), the banks and financial institutions set out in part C of schedule 1 thereto as Lead Arrangers (7), the banks and financial institutions set out in part D of schedule 1 thereto as Lenders (8), CIBC World Markets plc and Canadian Imperial Bank of Commerce as Agents (9), CIBC World Markets plc as Existing Security Trustee (10) and the Security Trustee (11) (the “Recapitalisation Supplemental Deed”).

(C)	By an Intercreditor Deed dated 16 March 2001 made between, inter alia, TCN, CIBC World Markets plc as Existing Security Trustee, the Lenders and the Agents (the “Original Intercreditor Deed”), certain banks, financial institutions and other entities agreed to regulate their financial dealings with Telewest and the TCN Group.

(D)	The Original Intercreditor Deed is to be amended and restated on or about the date hereof pursuant to a supplemental deed dated on or about the date of this Deed entered into between Telewest Global, Inc. (1), Telewest UK Limited (2), Telewest Communications plc (3), Telewest Communications Networks Limited as TCN (4), the companies whose respective registered names and registered numbers are set out in schedule 1 thereto as Charging Subsidiaries (5), the partnerships whose respective names and principal places of business are set out in schedule 2 thereto as Charging Partnerships (6), the companies whose respective registered names and registered numbers are set out in schedule 3 thereto as Non-TCN Entities (7), the banks and financial institutions whose names and addresses are set out in schedule 4 thereto as Lead Arrangers (8), the banks and financial institutions whose names and addresses are set out in schedule 5 thereto in their respective capacities as Lenders (9), CIBC World Markets plc and Canadian Imperial Bank of Commerce as Agents (10), CIBC World Markets plc as Existing Security Trustee (11), the Security Trustee (12), Lloyds (Nimrod) Specialist Finance Limited (Company number 2353803), Robert Fleming Leasing (Number 4) Limited (Company number 2676609) and Lombard Commercial Limited (Company number 1568608) as Lessors (13), The Cable Corporation Limited (Company number 2075227) and The Yorkshire Cable Group Limited

(Company number 2782818) as Lessees (14), the banks and financial institutions whose names and addresses are set out in schedule 6 thereto as Original Hedge Counterparties (15), Crosby Sterling Limited (Company number 2827426 as Crosby (16), Lloyds Leasing Limited (Company number 1004792) as agent for the Lessors (17) and the banks and financial institutions whose names and addresses are set out in schedule 7 thereto as Original New Hedge Counterparties (18) (the “Intercreditor Deed Supplemental Deed”).

(E)	This Deed is given by the Creditor in favour of the Security Trustee as a condition precedent to the Transfer Effective Date and in consideration of the Lenders entering into the Recapitalisation Supplemental Deed.

NOW IT IS AGREED as follows:

1	Interpretation

1.1	Definitions

In this Deed, unless the context otherwise requires:

“Collateral Instruments” means the Security Documents, any guarantees and any other documents or instruments (including, without limitation, any other document or instrument creating or evidencing an Encumbrance which contain or evidence an obligation (with or without security) to pay, discharge or be responsible directly or indirectly for any of the New Secured Obligations;

“Incapacity” means in relation to a person the death, bankruptcy, insolvency, liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or other incapacity of that person whatsoever (and, in the case of a partnership, includes the termination or change in the composition of such partnership);

“Insolvency Event” means, in relation to Telewest UK and any member of the TCN Group, any of the events or circumstances described in clause 13.1.8 to 13.1.16 inclusive of the Loan Agreement as if references therein to “any TCN Entity” were to “any member of the TCN Group”;

“Insolvency Proceedings” means winding-up, dissolution, liquidation, receivership, administration, voluntary arrangements, proceedings under the Bankruptcy Code or any proceedings in any jurisdiction which correspond with or have an effect equivalent to any of the same;

“Intercreditor Deed” means the Original Intercreditor Deed as amended and restated by the Intercreditor Deed Supplemental Deed;

“Liabilities” means all obligations and liabilities whatsoever, whether express or implied, whether as principal or surety, whether present or future, actual or contingent, whether joint or several, in whatever style, name or form and in whatever currency denominated;

“Loan Agreement” means, prior to the Recapitalisation Supplemental Deed Effective Date, the Original Loan Agreement and, with effect from the Recapitalisation Supplemental Deed Effective Date, the Original Loan Agreement as amended and restated pursuant to the Recapitalisation Supplemental Deed;

“Margin Stock” has the meaning given to it in Regulations U and X issued by the Board of Governors of the United States Federal Reserve System;

“New Secured Obligations” has the meaning given to it in the Intercreditor Deed;

“Permitted Amounts” means all amounts which (i) in relation to Telewest UK, are due and payable from Telewest UK to the Creditor, to the extent that the same constitute Permitted Payments and (ii) in relation to any member of the TCN Group, are due and payable from such member of the TCN Group to Telewest UK, to the extent that the same constitute Permitted Payments;

“Permitted Liabilities” means those Telewest Global liabilities permitted under clause 6.1.1(d)(i) to (iv) hereof; and

“Security Provider” means any person who has or may at any time hereafter enter into a Collateral Instrument.

1.2	Defined Expressions

Unless the context requires or unless otherwise defined in this Deed, words and expressions defined in the Loan Agreement shall have the same meaning when used in this Deed (including its Recitals).

1.3	Headings

Clause headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Deed.

1.4	Construction of certain terms

In this Deed, unless the context otherwise requires:

1.4.1	references to clauses are to be construed as references to the clauses of this Deed;

1.4.2	reference to (or to any specified provision of) this Deed or any other document shall be construed as references to this Deed, that provision or that document as in force for the time being and as amended in accordance with the terms thereof or, as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of this Deed or the relevant document, required to be obtained as a condition to such amendment being permitted) the prior written consent of the Agent, the Security Trustee, all of the Lenders, the Majority Lenders, the Majority Bank Lenders, the Majority Institutional Lenders, the Super Majority Lenders or all or any of the other New Beneficiaries (as the case may be);

1.4.3	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

1.4.4	words importing the plural shall include the singular and vice versa;

1.4.5	references to a time of day are to London time;

1.4.6	references to a person shall be construed as including references to an individual, firm, company, corporation, unincorporated body of persons or any State or any agency thereof;

1.4.7	reference to “set-off” includes retention, compensation and balancing of accounts under Scots law;

1.4.8	references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets as a consequence of default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly;

1.4.9	references to any enactment shall be deemed to include references to such enactment as replaced, amended or re-enacted from time to time;

1.4.10	when referring to clauses of the Loan Agreement, the clause numbering of the Original Loan Agreement as amended (or, as the case may be, as it will be amended) by the Recapitalisation Supplemental Deed has been used and, therefore, prior to the Recapitalisation Supplemental Deed Effective Date, references to clauses of the Loan Agreement shall be construed as references to the equivalent provision in the Original Loan Agreement; and

1.4.11	unless expressly provided to the contrary in this Deed, a person who is not a party to this Deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

1.5	Effect as a deed

This Deed is intended to take effect as a deed notwithstanding that the Security Trustee and/or the Creditor may have executed it under hand only.

1.6	Successors and assigns

The expressions “New Beneficiary”, “Security Trustee”, “Borrower”, “TCN Entity”, “Agent”, “Arranger”, “Lender”, “Security Provider”, “Telewest UK” and “Creditor” include, where the context admits, their respective successors, permitted assigns, in the case of the Lenders, their assignees and New Lenders, in the case of the Security Trustee such other person as may from time to time be appointed as Security Trustee for the New Beneficiaries pursuant to the terms of the Intercreditor Deed and, in the case of the Agent, such other person as may from time to time be appointed as Agent pursuant to clause 18.11 of the Loan Agreement.

2	Restricted Payments

The Creditor undertakes with the Security Trustee that so long as any of the New Secured Obligations remain outstanding:

2.1.1	it will not, and will procure that none of its Subsidiaries or Associated Partnerships (which are not TCN Entities) demand, take, accept or receive, by set-off or in any other manner, any Restricted Payment other than a Permitted Amount;

2.1.2	it will not, and will procure that none of its Subsidiaries or Associated Partnerships (which are not TCN Entities) take, accept, receive or permit to exist any Encumbrance over all or any part of the present or future undertakings, assets, rights or revenues of Telewest UK or any member of the TCN Group to secure any Restricted Payment;

2.1.3	it will not, and will procure that none of its Subsidiaries, or Associated Partnerships assign, transfer, create any Encumbrance over or otherwise dispose of any Restricted Payment save where the relevant assignee, transferee or beneficiary of Encumbrance becomes a party hereto as a Creditor and provides the Security Trustee with such evidence as it may reasonably require as to the legality, validity and enforceability of the relevant assignment, transfer or Encumbrance; and

2.1.4	it will not, and will procure that none of its Subsidiaries or Associated Partnerships (which are not TCN Entities) commence any proceedings against any member of the TCN Group or Telewest UK in respect of any Restricted Payment (including, without limitation, any action or step with a view to winding-up Telewest UK or any member of the TCN Group).

3	Subordination

3.1	Insolvency Events

Upon an Insolvency Event occurring in respect of Telewest UK and/or any member of the TCN Group:

3.1.1	the claims of the Creditor in respect of any Restricted Payment owed by that member of the TCN Group or (as the case may be) Telewest UK other than any Permitted Amounts shall be postponed in all respects to the New Secured Obligations;

3.1.2

(a)	the Creditor shall not, unless otherwise directed by the Security Trustee, prove in any Insolvency Proceedings for any Restricted Payment, other than the Permitted Amounts, until the New Secured Obligations have first been irrevocably paid or discharged in full (and for all purposes any payment or distribution of assets (whether in cash, property, securities or otherwise) received by the Security Trustee or any of the New Beneficiaries shall only be taken to discharge the New Secured Obligations to the extent of the actual amount received);

(b)	if the Creditor is directed by the Security Trustee to prove in any Insolvency Proceedings for all or any part of any Restricted Payment, other than any Permitted Amounts, then it shall act in accordance with such directions and shall procure that any resultant payment or distribution of assets (whether in cash, property, securities or otherwise) shall be made by the liquidator of Telewest UK, any member of the TCN Group or, as the case may be, any other person making the payment or distribution of assets (whether in cash, property, securities or otherwise) to the Security Trustee to the extent necessary to repay all the New Secured Obligations in full; and

(c)	the Creditor hereby irrevocably authorises and directs the Security Trustee to submit any proof and/or to instruct the relevant liquidator or other person to make any payment or distribution of assets (whether in cash, property, securities or otherwise) in accordance with the foregoing.

3.2	Payments contrary to this Deed

In the event of:

3.2.1	any payment or distribution of assets (whether in cash, property, securities or otherwise) being made to or right of set-off being exercised by the Creditor contrary to the provisions of this Deed; or

3.2.2	any payment or distribution of assets (whether in cash, property, securities or otherwise) being made by a liquidator or any other person to the Creditor rather than to the Security Trustee as required by clause 3.1, the Creditor shall forthwith pay to the Security Trustee an amount equal to the payment or distribution of assets (whether in cash, property, securities or otherwise) which shall have been so received by it up to an aggregate amount equal to the New Secured Obligations or, as the case may be, in the case of set-off, an amount equal to the sum set-off up to an aggregate amount equal to the New Secured Obligations and, until such payment to the Security Trustee, the Creditor will hold such sums on trust for the Security Trustee (provided that, for the avoidance of doubt, this clause 3.2 shall not oblige the Creditor to create any Encumbrance in favour of the Security Trustee over such money or other property) and any sums so paid to the Security Trustee shall be applied in accordance with the terms of the Intercreditor Deed.

3.3	Subrogation

If the New Secured Obligations are partially paid out of any proceeds received in respect of or on account of any Restricted Payment, the Creditor will not be subrogated to the New Secured Obligations so paid (or any Collateral Instrument) until the New Secured Obligations have been irrevocably paid in full.

4	Continuing obligations

4.1	Continuing obligations

The obligations of the Creditor hereunder shall be continuing obligations and shall be and remain fully effective until this Deed is formally released following the discharge in full of the New Secured Obligations notwithstanding any intermediate reduction or settlement of the New Secured Obligations or any part thereof and notwithstanding any increase in or variation of the New Secured Obligations or any variation, extension or supplement to any of the Finance Documents.

4.2	Statements of accounts

Any statement of account of any member of the TCN Group, signed as correct by an officer of the Security Trustee, showing the amount of the New Secured Obligations shall be prima facie evidence of the amount of the New Secured Obligations.

4.3	Continuing security and other matters

This Deed shall:

4.3.1	secure the ultimate balance from time to time of the New Secured Obligations and shall be a continuing security, notwithstanding any settlement of account or other matter whatsoever;

4.3.2	be in addition to any present or future Collateral Instrument, right or remedy held by or available to the Security Trustee, the New Beneficiaries or any of them; and

4.3.3	not be in any way prejudiced by the existence of any such Collateral Instrument, rights or remedies or by the same becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Security Trustee, the New Beneficiaries or any of them dealing with, exchanging, varying or failing to perfect or enforce any of the same or giving time for payment or indulgence or compounding with the Borrower or any Security Provider.

4.4	Liability unconditional

The liability of the Creditor shall not be affected, discharged or reduced by reason of:

4.4.1	the Incapacity or any change in the name, style or constitution of the Borrower or any other Security Provider;

4.4.2	the Security Trustee, the New Beneficiaries or any of them granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, the Borrower or any other Security Provider or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from the Borrower or any other Security Provider; or

4.4.3	any act or omission which but for this provision might operate to exonerate the Creditor.

4.5	Collateral Instruments

None of the New Beneficiaries or the Security Trustee shall be obliged to make any claim or demand on the Borrower or any other Security Provider or to resort to any Collateral Instrument or other means of payment now or hereafter held by or available to them or it before enforcing this Deed and no action taken or omitted by the Security Trustee or any Beneficiary in connection with any such Collateral Instrument or other means of payment shall discharge, reduce, prejudice or affect the liability of the Creditor under this Deed nor shall the Security Trustee or any Beneficiary be obliged to account for any money or other property received or recovered in consequence of any enforcement or realisation of any such Collateral Instrument or other means of payment.

4.6	Suspense accounts

Any money received in connection with this Deed (whether before or after any Incapacity of the Borrower, any other Security Provider or the Creditor) may be placed to the credit of an interest bearing suspense account with a view to preserving the rights of the Security Trustee and each Beneficiary to prove for the whole of their respective claims against the Borrower or any other person liable or may be applied in or towards satisfaction of such of the New Secured Obligations as the Security Trustee may from time to time determine in accordance with the terms of the Intercreditor Deed (which determination shall, save in the case of manifest error, be conclusive). Interest shall accrue on monies from time to time standing to the credit of any suspense account at the rate agreed between the Security Trustee and the Creditor at the relevant time or, failing such agreement, the Security Trustee’s overnight deposit rate from time to time and shall be credited to such suspense account or may be applied in or towards satisfaction of such of the New Secured Obligations as the Security Trustee may from time to time determine in accordance with the terms of the Intercreditor Deed (which determination shall, save in the case of manifest error, be conclusive).

4.7	Settlements conditional

Any release, discharge or settlement between the Creditor and the Security Trustee or any of the New Beneficiaries shall be conditional upon no security, disposition or payment to the Security Trustee, or any of the New Beneficiaries by the Borrower or any other person liable being void, set aside or ordered to be refunded pursuant to any enactment or law relating to bankruptcy, liquidation, administration or insolvency or for any other reason whatsoever and if such condition shall not be fulfilled the Security Trustee shall be entitled to enforce this Deed subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.

4.8	Retention of this Deed

Notwithstanding any other provision of this Deed, this Deed shall not be released, the Security Trustee shall be entitled to retain this Deed and all the provisions of this Deed shall remain in full force and effect until the irrevocable payment or discharge in full of all the New Secured Obligations. Following the irrevocable payment or discharge in full of all the New Secured Obligations, the Security Trustee shall forthwith release this Deed (and to effect or evidence such release shall execute such documents (at the cost of the Creditor) as the Creditor may reasonably require) and deliver this Deed, together with such documents, to the Creditor.

5	Representations and warranties

5.1	Representation and warranties

The Creditor represents and warrants to the Security Trustee that:

5.1.1	Due Incorporation

it is duly incorporated, validly existing as a limited liability company and has all requisite corporate power and authority to own its property and other assets and to carry on its business as it is now being conducted and is authorised to do business in each jurisdiction where such qualification or authorisation is required, except where the failure to so qualify, to be so authorised or to be in good standing would not have a material adverse effect on the ability of the Creditor to perform any of its obligations under this Deed, the Transfer Agreement or any Security Document to which it is a party;

5.1.2	Power of the Creditor

the Creditor has all requisite power to execute, deliver and perform its obligations under this Deed, the Transfer Agreement and any Security Document to which it is a party and compliance has been made with all necessary requirements and all necessary action has been taken to authorise the execution, delivery and performance of the same;

5.1.3	Binding obligations

this Deed, the Transfer Agreement and any Security Document to which it is a party constitute valid and legally binding obligations of the Creditor enforceable in accordance with their respective terms subject to the qualifications contained in the legal opinions referred to in part C of schedule 3 to the Loan Agreement which relate to this Deed or the relevant Security Document to which it is a party (as applicable);

5.1.4	No conflict with other obligations

the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, this Deed, the Transfer Agreement and any Security Document to which it is a party by the Creditor, will not:

(a)	contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Creditor is subject except where such contravention would not or would not be likely to have a material adverse effect on the ability of the Creditor to perform any of its obligations under or otherwise to comply with the terms of this Deed, the Transfer Agreement or any Security Document to which it is a party;

(b)	contravene or conflict with any provision of its constitutional documents;

(c)	breach in any material respect any term of the Licences or the Necessary Authorisations;

(d)	conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement constituting or evidencing Borrowed Money of the Creditor to which the Creditor is a party or is subject or by which it or any of its property is bound except where such breach or default would not or would not be likely to have a material adverse effect on the ability of the Creditor to perform any of its obligations under or otherwise to comply with the terms of this Deed, the Transfer Agreement or any Security Document to which it is a party; or

(e)	result in the creation or imposition of or oblige the Creditor to create any Encumbrance (other than those created by the Security Documents) on any of the Creditor’s material undertakings, assets, rights or revenues;

5.1.5	No litigation

no litigation, arbitration or administrative proceeding is taking place, or, to the knowledge of the officers of the Creditor, pending or threatened against the Creditor which is reasonably likely to be adversely determined and, if so determined, would have or would be reasonably likely to have a material adverse effect on the ability of the Creditor to fulfil its obligations under this Deed, the Transfer Agreement or any Security Document to which it is a party;

5.1.6	No filing required

it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Deed, the Transfer Agreement or any Security Document to which it is a party that this Deed, the Transfer Agreement, any Security Document to which it is a party or any other instrument be notarised, filed, recorded, registered or enrolled in any court or public office in the United Kingdom or the United States of America or any State of the United States of America or that any stamp, registration or similar tax or charge be paid in the United Kingdom or the United States of America or any State of the United States of America on or in relation to this Deed or any Security Document to which it is a party;

5.1.7	Choice of law

the choice by the Creditor of English law to govern this Deed, the Transfer Agreement and any Security Document to which it is a party is valid and binding;

5.1.8	Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by the Creditor (i) to authorise the execution and delivery of this Deed, the Transfer Agreement, any Security Document to which it is a party or the performance by the Creditor of its obligations under this Deed, the Transfer Agreement and any Security Document to which it is a party or (ii) to ensure the validity, enforceability or admissibility in evidence of this Deed, the Transfer Agreement and any Security Document to which it is a party, or the performance by the Creditor of its obligations under this Deed, the Transfer Agreement and the Security Documents to which it is a party has been obtained or made and is in full force and effect and there has been no material default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any of the same which would, in any such case, adversely affect the execution, delivery, validity, enforceability or admissibility in evidence of this Deed, the Transfer Agreement or the relevant Security Document (as the case may be) or the performance by the Creditor of its obligations under this Deed, the Transfer Agreement or the relevant Security Document (as the case may be);

5.1.9	Ownership of TCN Group or Telewest UK assets

it does not have any interest in any assets used in the business of Telewest UK or the TCN Group;

5.1.10	Financial Statements

the annual audited consolidated financial statements of the Telewest Global Group most recently delivered to the Agent under this Deed (if any) have been prepared in accordance with US GAAP which principles have been consistently applied and present fairly and accurately the consolidated financial position of Telewest Global as at the last day of the period covered by such financial statements and, as at such date, the Telewest Global Group did not have any significant liabilities (contingent or otherwise) nor any significant unrealised or anticipated losses, which, in any such case, are not disclosed by, or reserved against in, such financial statements;

5.1.11	U.S. Regulation

(a)	it is not a “holding company”, as defined in the United States Public Utility Holding Company Act of 1935, or otherwise subject to regulation under that act.

(b)	it is not a “public utility”, as defined in the United States Federal Power Act of 1920, or otherwise subject to regulation under that act.

(c)	it is not an “investment company”, as defined in the United States Investment Company Act of 1940, or otherwise subject to regulation under that act.

(d)	it has no reason to believe that it or any of its Affiliates:

(i)	is a Restricted Party or controlled by a Restricted Party or has received funds or property from a Restricted Party; or

(ii)	has violated any Anti-Terrorism Law or is the subject of any action or investigation (including any relating to asset seizure, forfeiture or confiscation) under any Anti-Terrorism Law.

(e)	it and its Affiliates have taken reasonable measures to ensure compliance with the Anti-Terrorism Laws; and

5.1.12	Material liabilities

it has not created, assumed, incurred or otherwise permitted to be outstanding any actual or contingent liabilities other than Permitted Liabilities.

5.2	Repetition

The representations and warranties in clause 5.1 (excluding that contained in clause 5.1.8) shall be deemed to be repeated by the Creditor in respect of itself and its Subsidiaries on and as of the date of the Recapitalisation Supplemental Deed, the Recapitalisation Supplemental Deed Effective Date, each Interest Payment Date and the date on which each Advance is made under the Loan Agreement (but so that the representation and warranty in clause 5.1.10 shall for this purpose refer to the latest audited consolidated financial statements of the Telewest Global Group verified by auditors of the Telewest Global Group delivered to the Agent under this Deed).

6	Covenants

6.1	Covenants by Telewest Global

The Creditor hereby undertakes with the Security Trustee that from the date of this Deed and so long as any of the New Secured Obligations remain outstanding or any Beneficiary remains under any commitment to any TCN Entity:

6.1.1	Act as a holding company

it will act solely as the Holding Company of the Telewest Global Group and, as such, it will not at any time:

(a)	permit any Encumbrance (other than Encumbrances pursuant to the Security Documents) to subsist, arise or be created or extended over all or any part of its present or future undertakings, assets, rights or revenues or give or permit to subsist any guarantee (other than pursuant to the Finance Documents);

(b)	establish or acquire any person (other than Telewest UK) or acquire all or any substantial part of the assets, property or business of any other person or any assets that constitute a division or operating unit of the business of any other person or acquire all or part of the equity share capital of any other person or make any other investment;

(c)	carry on any business or own any assets used by Telewest UK or in the TCN Group or any other material assets);

(d)	create, assume, incur or otherwise permit to be outstanding any actual or contingent liabilities (including, without limitation, in respect of any hedging or other derivatives arrangements) other than (i) liabilities in respect of Borrowed Money as permitted under clause 6.1.6, (ii) liabilities pursuant to the Finance Documents, (iii) liabilities in respect of hedging or other derivatives arrangements entered into to hedge the currency exposure in relation to the principal amount of any Permitted Telewest Global Debt denominated in any currency other than Sterling up to a maximum principal aggregate amount of £500,000,000 and (iv) other actual or contingent liabilities which, when added to the actual or contingent liabilities of Telewest UK referred to in clause 6.1.1(d)(v) of the Deed of Subordination entered into by Telewest UK, do not exceed £25million in aggregate at any time (plus the amount of cash which is shown on Telewest Global’s balance sheet at any time attributable to the proceeds raised by a Permitted Telewest Global Equity Issue provided that Telewest Global has complied with the undertaking of clause 6.1.12). For the purposes of this clause 6.1.1 “actual or contingent liabilities” shall only include contingent liabilities, including any litigation, arbitration or administrative proceedings brought against Telewest Global, to the extent that, at the relevant time, they would be recognised on the balance sheet of Telewest Global under US GAAP;

(e)	after the Recapitalisation Supplemental Deed Effective Date issue any shares of any nature or grant rights in respect of shares of any nature other than pursuant to a Permitted Telewest Global Equity Issue.

6.1.2	Public listings

it shall maintain its public listings on at least one of the National Association of Securities Dealers Subordinated Quotation System, the New York Stock Exchange and the official list of the UK Listing Authority;

6.1.3	Information

(a)	it will deliver to the Agent, for distribution to the Lenders (in sufficient copies for all Lenders) all circulars, statements and other information about the Creditor at the time the same is made generally available by the Creditor to the public or the shareholders or creditors of the Creditor, including, without limitation, any periodic reports containing annual or quarterly financial reports filed with the United States Securities and Exchange Commission.

(b)	it will deliver to the Agent copies of all public announcements which make reference to the Lenders and all other material public announcements, in each case as soon as reasonably practicable and, to the extent that it can provide prior notice without breaching any law or regulations, in any event at least one Banking Day prior to making such public announcement. In the event that there would be a breach of such law or regulations by virtue of complying with this clause 6.1.3(b) it shall deliver such announcements at the same time as such announcements are delivered to the relevant party which by virtue of such law or regulation requires such announcement;

(c)	it will advise the Agent in writing of any changes to the Board of Directors or senior management of the Creditor, on or prior to the relevant appointment and, where practicable, on or prior to the relevant resignation; and

(d)	it will advise the Agent in writing of the introduction of, or any changes to, or any management incentivisation scheme for all or part of the Telewest Global Group;

6.1.4	No carrying on business in United States

it shall procure that no member of the Telewest Global Group (other than the Creditor itself) (i) employs any employees or maintains any bank or similar accounts in the State of Colorado or elsewhere in the United States of America or (ii) carries on any business or maintains a place of business, books, records, or owns any property or any assets in the United States of America (except that any Charging Partnership formed in the State of Colorado maintains an office in the State of Colorado, but does not maintain an office in any other state of the United States of America). It will procure that control and management of each member of the Telewest Global Group (other than the Creditor itself) takes place outside the United States of America;

6.1.5	Merger

it shall not merge, amalgamate, consolidate with any other person save to the extent such merger, amalgamation consolidation or other similar arrangement is a Permitted Merger;

6.1.6	Subordinated Debt

it shall not, and shall procure that no member of the Telewest Global Group shall, purchase (or offer to purchase) raise, create, assume, incur or otherwise permit to be outstanding any Borrowed Money other than (i) in respect of Telewest UK as permitted under clause 6 of the Deed of Subordination entered into by Telewest UK, (ii) in respect of itself, Permitted Telewest Global Debt and (iii) in the case of any member of the TCN Group, Permitted Borrowings;

6.1.7	Prepayment of any Borrowed Money

it shall not purchase, exchange, prepay or offer to purchase, exchange or prepay any Borrowed Money other than pursuant to a Permitted Telewest Global Debt Refinancing;

6.1.8	Meetings with Senior Management

it shall ensure that at least one of the chief executive officer or the chief financial officer of Telewest Global together with appropriate senior management of Telewest Global attend meetings with the Lenders at intervals of not more than six months from the date of the Recapitalisation Supplemental Deed;

6.1.9	Telewest UK to be wholly-owned

it shall ensure that Telewest UK remains its directly wholly-owned and controlled Subsidiary;

6.1.10	Bankruptcy Proceedings

it shall advise the Agent in writing (i) prior to convening a meeting of its directors the purpose of which or (as the case may be) one of the purposes of which is to consider making a voluntary filing under the Bankruptcy Code or under any applicable bankruptcy, insolvency or similar law now or hereafter in effect in the United States of America or any State of the United States of America, (ii) prior to it making any voluntary filing under the Bankruptcy Code or under any applicable bankruptcy, insolvency or similar law now or hereafter in effect in the United States of America or any State of the United States of America, (iii) promptly following the passing of any resolution of its directors approving any voluntary filing under the Bankruptcy Code or under any applicable bankruptcy, insolvency or similar law now or hereafter in effect in the United States of America or any State of the United States of America and (iv) immediately upon becoming aware that any person intends to make any filing under the Bankruptcy Code or under any applicable bankruptcy, insolvency or similar law now or hereafter in effect in the United States of America or any State of the United States of America relating to it;

6.1.11	Separate Corporate Entity

it shall at all times operate as a separate corporate entity from each member of the Telewest Global Group. Accordingly, without prejudice to either the generality of the foregoing or any of the other terms and conditions of the Finance Documents, it shall:

(a)	keep its own separate books and records;

(b)	maintain any assets of which it is the legal or beneficial owner or over which it has a valid lease separately from the assets of any other member of the Telewest Global Group and not share such assets with any other member of the Telewest Global Group;

(c)	conduct its business in its own name;

(d)	maintain and prepare consolidated and consolidating financial statements for itself and its subsidiaries;

(e)	satisfy all of its outstanding liabilities from its own resources save to the extent funded by Permitted Payments;

(f)	observe all its corporate formalities;

(g)	not enter into or maintain any contractual or other arrangements with any other member of the Telewest Global Group other than on bona fide arm’s length commercial terms;

(h)	pay all compensation payable to employees of the Creditor from its own resources;

(i)	not incur any obligations or assume any liability under any guarantee or otherwise become obligated for or hold its credit out as being available to satisfy the obligations of any other member of the Telewest Global Group (other than pursuant to the Security Documents);

(j)	use its own stationery, invoices and cheques;

(k)	not permit any Encumbrance to subsist, arise or be created or extended over all or any part of its present or future, undertakings, assets, rights or revenues to secure or prefer any present or future indebtedness of any other member of the Telewest Global Group (other than pursuant to the Security Documents); and

(l)	at all times hold itself out as a separate entity to Telewest, Telewest UK and each other member of the Telewest Global Group which is not a member of the TCN Group.

6.1.12	Equity finance

(a)	it shall procure that, promptly following receipt, an amount equal to 50 per cent. of the net cash proceeds of any Permitted Telewest Global Equity Issue is lent to Telewest UK and on-lent by Telewest UK to TCN as Subordinated Debt and that, promptly following the making of such loans, an amount equal to 25 per cent. of the net cash proceeds of such Permitted Telewest Global Equity Issue is applied in mandatory prepayment of the Outstandings in accordance with clause 6.8.5 of the Loan Agreement;

(b)	in determining the net cash proceeds for the purposes of clause 6.1.12(a), the Lenders agree that, to the extent that TCN has made a voluntary prepayment of the Outstandings in accordance with clause 6.5 of the Loan Agreement using the proceeds of any downstreamed Permitted Telewest Global Debt (and, in the case of the Facility B Outstandings, the Facility B Total Commitments have been permanently cancelled by an amount equal to the amount prepaid), then the net cash proceeds of any subsequent Permitted Telewest Global Equity Issue may be applied in prepayment of any Permitted Telewest Global Debt so downstreamed and the amount so applied in prepaying Permitted Telewest Global Debt shall be deducted from the net cash proceeds when determining the net cash proceeds of any Permitted Telewest Global Equity Issue for the purpose of clause 6.1.12;

(c)	Telewest Global’s obligations under clause 6.1.12(a) shall not apply in respect of a Permitted Telewest Global Equity Issue if, on the last Quarter Day prior to the receipt of the proceeds of such Permitted Telewest Global Equity Issue in respect of which Quarterly Management Accounts have been delivered to the Agent under the Loan Agreement, Total Senior Debt is less than 3.5 times Consolidated Annualised TCN Group Net Operating Cash Flow (calculated by reference to the Quarterly Period ending on such Quarter Day.

6.1.13	PWC Report

it shall, to the extent that the Majority Lenders request a report from PricewaterhouseCoopers (“PWC”) under clause 3.5.4 of the Agreement, co-operate fully, and procure that its directors and officers co-operate fully, with PWC to enable PWC to prepare such report.

6.1.14	Margin Relations; Tender Offers

(a)	it will not extend credit for the purpose, directly or indirectly, of buying or carrying Margin Stock nor will it use any funds received by it from any TCN Entity, directly or indirectly, to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock.

(b)	it will not acquire any security in violation of section 13 or 14 of the United States Securities Exchange Act of 1934.

(c)	it will promptly upon becoming aware of it notify the Agent of:

(i)	any Reportable Event in respect of it or any of its ERISA Affiliates;

(ii)	the termination of or withdrawal from, or any circumstances reasonably likely to result in the termination of or withdrawal from, any Plan subject to Title IV of ERISA if such termination or withdrawal would be reasonably likely (i) to have a Material Financial Adverse Effect or (ii) to result in the imposition of a security interest, lien or other similar encumbrance on any of its assets (or the assets of any of its ERISA Affiliates); and

(iii)	a claim or other communication alleging non-compliance with any law or regulation relating to any Plan that, if true, would be reasonably likely to have a Material Financial Adverse Effect.

(d)	it and each of its ERISA Affiliates will be, and will remain, in compliance in all respects with all laws and regulations relating to each of their respective Plans, where failure to do so is reasonably likely to have a Material Financial Adverse Effect.

(e)	it and each of its ERISA Affiliates will ensure that no event or condition exists at any time in relation to a Plan which is reasonably likely to result in the imposition of a security interest, lien or other similar encumbrance on any of their respective assets or which is reasonably likely to have a Material Financial Adverse Effect.

6.1.15	Transfer Agreement

it shall not assign or transfer any of its rights or obligations under the Transfer Agreement.

6.1.16	Notice of issuance

it will give notice of issuance to NASDAQ immediately following the Recapitalisation Supplemental Deed Effective Date and send a copy of the same to the Agent immediately thereafter.

7	Benefit of this Deed

7.1	Benefit and burden

This Deed shall be binding upon the Creditor and its successors in title and shall enure for the benefit of the Security Trustee (and any successor Security Trustee appointed pursuant to the provisions of the Intercreditor Deed) and their respective successors for the benefit of the New Beneficiaries in accordance with the provisions of the Intercreditor Deed.

7.2	Changes in constitution or reorganisation of Lenders

For the avoidance of doubt and without prejudice to the provisions of clause 7.1, this Deed shall remain binding on the Creditor notwithstanding any change in the constitution of the Security Trustee or any of the New Beneficiaries or their or its absorption in, or amalgamation with, or the acquisition of all or part of their or its undertaking or assets by, any other person, or any reconstruction or reorganisation of any kind, to the intent that this Deed shall remain valid and effective in all respects in favour of the Security Trustee (and any successor Security Trustee appointed pursuant to the provisions of the Intercreditor Deed and their respective successors in title) as trustee for the New Beneficiaries and any assignee, transferee or other successor in title of a Beneficiary.

7.3	No assignment by the Creditor

The Creditor may not assign or transfer any of its rights or obligations under this Deed.

7.4	The Intercreditor Deed

The Creditor and the Security Trustee hereby acknowledge that the covenants of the Creditor contained in this Deed and the rights constituted by this Deed and all moneys, property and assets paid to, or held, received or recovered by the Security Trustee pursuant to or in connection with this Deed are held by the Security Trustee subject to and on the terms of the trusts declared in the Intercreditor Deed.

8	Notices and other matters

8.1	Notices

Every notice, request, demand or other communication under this Deed shall be given in accordance with clause 19.1.1 and 19.1.2 of the Loan Agreement and shall be sent to the Creditor at its address set out above (facsimile number: [ • ]) or to the Security Trustee at its address or telex or facsimile number set out in clause 19.1.3(b) of the Loan Agreement or to such other address or such telex or facsimile number as is notified by one party to this Deed to the other.

8.2	No implied waivers, remedies cumulative

No failure or delay on the part of the Security Trustee or the New Beneficiaries (or any of them) to exercise any power, right or remedy under this Deed shall operate as a waiver thereof, nor shall any single or partial exercise by the Security Trustee or the New Beneficiaries (or any of them) of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in this Deed are cumulative and are not exclusive of any remedies provided by law.

8.3	Other Collateral Instruments

The Creditor agrees to be bound by this Deed notwithstanding that any other person intended to execute or to be bound by any Collateral Instrument may not do so or may not be effectively bound and notwithstanding that such other Collateral Instrument may be determined or be or become invalid or unenforceable against any other person, whether or not the deficiency is known to the Security Trustee or any of the New Beneficiaries.

8.4	Severability

Each of the provisions of this Deed is severable and distinct from one another and if at any time one or more of such provisions is or becomes illegal, invalid or unenforceable under any applicable law the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9	Law and Jurisdiction

9.1	Governing Law

This Deed is governed by and shall be construed in accordance with English law.

9.2	Submission to jurisdiction

The Creditor agrees for the benefit of the Finance Parties that any legal action or proceedings in connection with this Deed against it or any of its assets may be brought in the English courts. The Creditor irrevocably and unconditionally submit to the jurisdiction of such courts and the Creditor irrevocably designates, appoints and empowers Telewest UK at present of Export House, Cawsey Way, Woking, Surrey GU21 6QX to receive for it and on its behalf, service of process issued out of the English courts in any legal action or proceedings arising out of or in connection with this Deed. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Finance Parties to take proceedings against the Creditor to enforce any judgment obtained in any court referred to in this clause 9.2 in any jurisdiction in which any of the assets of the Creditor are situated, nor shall the taking of proceedings in any one or more jurisdiction referred to in this clause 9.2 preclude the taking of proceedings in any other such jurisdiction, whether concurrently or not.

9.3	Inconvenient forum

The Creditor irrevocably waives any objection they may have now or hereafter to the laying of venue of any action or proceeding in any court or jurisdiction referred to in clause 9.2 and any claim they may have now or hereafter that any action or proceeding brought in such courts or jurisdiction has been brought in an inconvenient forum.

9.4	Waiver of jury trial

The Creditor and the Security Trustee (for itself and on behalf of the New Beneficiaries) waive any rights they may have to a jury trial of any claim or cause of action based on or arising from this deed. In the event of litigation, this Deed may be filed as a written consent to a trial by the court.

IN WITNESS whereof the parties to this Deed have caused this Deed to be duly executed on the date first above written.

EXECUTED and DELIVERED as a DEED	)
for and on behalf of	)
TELEWEST GLOBAL, INC.	)
By:	)

Director

Director/Secretary

Signed for and on behalf of	)
CIBC WORLD MARKETS PLC	)
by:	)

Schedule 7

Forms of Deed of Subordination

Part C - Form of TELEWEST UK Deed of Subordination

Dated	2004

TELEWEST UK LIMITED	(1)

and

CIBC WORLD MARKETS PLC

as Security Trustee	(2)

DEED OF SUBORDINATION

THIS DEED OF SUBORDINATION is dated [•] 2004 and made

BETWEEN:

(1)	TELEWEST UK LIMITED (Company No. 04925679]) whose registered office is at Export House, Cawsey Way, Woking, Surrey GU21 6QX (the “Creditor”); and

(2)	CIBC WORLD MARKETS PLC of Cottons Centre, Cottons Lane, London SE1 2PL in its capacity as New Security Trustee for the New Beneficiaries (as defined below) (in this capacity, the “Security Trustee”).

WHEREAS

(A)	By an agreement dated 16 March 2001 and made between TCN as Facility A Borrower (1), TCN as Facility B Borrower (2), TCN as Facility C Borrower (3), TCN and Telewest Finance Corporation as Facility D Borrowers (4), the companies whose respective registered names and registered numbers are set out in part A of schedule 1 thereto (5), the partnerships whose respective names and principal places of business are set out in part C of schedule 1 thereto (6), the banks and financial institutions whose names and addresses are set out in part D of schedule 1 thereto as Lead Arrangers (7), the banks and financial institutions whose names and addresses are set out in part E of schedule 1 thereto as Lenders (8), CIBC World Markets plc and Canadian Imperial Bank of Commerce as Agents (9) and CIBC World Markets plc as security trustee (10) (the “Original Loan Agreement”) the Lenders agreed to make available to the Borrowers credit facilities of £2,000,000,000 comprising Facility A, Facility B and Facility C, together with an institutional facility of up to £250,000,000 comprising Facility D.

(B)	The Original Loan Agreement is to be amended and restated pursuant to a supplemental deed dated on or about the date of this Deed entered into between Telewest Communications plc (1), TCN as Borrower (2), the Subsidiaries of TCN set out in part A of schedule 1 thereto (3), the Associated Partnerships of TCN set out in part B of schedule 1 thereto (4), Telewest Global, Inc. (5), Telewest UK Limited (6), the banks and financial institutions set out in part C of schedule 1 thereto as Lead Arrangers (7), the banks and financial institutions set out in part D of schedule 1 thereto as Lenders (8), CIBC World Markets plc and Canadian Imperial Bank of Commerce as Agents (9), CIBC World Markets plc as Existing Security Trustee (10) and the Security Trustee (11) (the “Recapitalisation Supplemental Deed”).

(C)	By an Intercreditor Deed dated 16 March 2001 made between, inter alia, TCN, CIBC World Markets plc as Existing Security Trustee, the Lenders and the Agents (the “Original Intercreditor Deed”), certain banks, financial institutions and other entities agreed to regulate their financial dealings with Telewest and the TCN Group.

(D)	The Original Intercreditor Deed is to be amended and restated on or about the date hereof pursuant to a supplemental deed dated on or about the date of this Deed entered into between Telewest Global, Inc. (1), Telewest UK Limited (2), Telewest Communications plc (3), Telewest Communications Networks Limited as TCN (4), the companies whose respective registered names and registered numbers are set out in schedule 1 thereto as Charging Subsidiaries (5), the partnerships whose respective names and principal places of business are set out in schedule 2 thereto as Charging Partnerships (6), the companies whose respective registered names and registered numbers are set out in schedule 3 thereto as Non-TCN Entities (7), the banks and financial institutions whose names and addresses are set out in schedule 4 thereto as Lead Arrangers (8), the banks and financial institutions whose names and addresses are set out in schedule 5 thereto in their respective capacities as Lenders (9), CIBC World Markets plc and Canadian Imperial Bank of Commerce as Agents (10), CIBC World Markets plc as Existing Security Trustee (11), the Security Trustee (12), Lloyds (Nimrod) Specialist Finance Limited (Company number 2353803), Robert Fleming Leasing (Number 4) Limited (Company number 2676609) and Lombard Commercial Limited (Company number 1568608) as Lessors (13), The Cable Corporation Limited (Company

number 2075227) and The Yorkshire Cable Group Limited (Company number 2782818) as Lessees (14), the banks and financial institutions whose names and addresses are set out in schedule 6 thereto as Original Hedge Counterparties (15), Crosby Sterling Limited (Company number 2827426 as Crosby (16), Lloyds Leasing Limited (Company number 1004792) as agent for the Lessors (17) and the banks and financial institutions whose names and addresses are set out in schedule 7 thereto as Original New Hedge Counterparties (18) (the “Intercreditor Deed Supplemental Deed”).

(E)	This Deed is given by the Creditor in favour of the Security Trustee as a condition precedent to the Transfer Effective Date and in consideration of the Lenders entering into the Recapitalisation Supplemental Deed.

NOW IT IS AGREED as follows:

1	Interpretation

1.1	Definitions

In this Deed, unless the context otherwise requires:

“Collateral Instruments” means the Security Documents, any guarantees and any other documents or instruments (including, without limitation, any other document or instrument creating or evidencing an Encumbrance which contain or evidence an obligation (with or without security) to pay, discharge or be responsible directly or indirectly for any of the New Secured Obligations;

“Incapacity” means in relation to a person the death, bankruptcy, insolvency, liquidation, dissolution, winding-up, administration, receivership, amalgamation, reconstruction or other incapacity of that person whatsoever (and, in the case of a partnership, includes the termination or change in the composition of such partnership);

“Insolvency Event” means, in relation to any member of the TCN Group, any of the events or circumstances described in clause 13.1.8 to 13.1.16 inclusive of the Loan Agreement as if references therein to “any TCN Entity” were to “any member of the TCN Group”;

“Insolvency Proceedings” means winding-up, dissolution, liquidation, receivership, administration, voluntary arrangements, proceedings under the Bankruptcy Code or any proceedings in any jurisdiction which correspond with or have an effect equivalent to any of the same;

“Intercreditor Deed” means the Original Intercreditor Deed as amended and restated by the Intercreditor Deed Supplemental Deed;

“Liabilities” means all obligations and liabilities whatsoever, whether express or implied, whether as principal or surety, whether present or future, actual or contingent, whether joint or several, in whatever style, name or form and in whatever currency denominated;

“Loan Agreement” means, prior to the Recapitalisation Supplemental Deed Effective Date, the Original Loan Agreement and, with effect from the Recapitalisation Supplemental Deed Effective Date, the Original Loan Agreement as amended and restated pursuant to the Recapitalisation Supplemental Deed;

“New Secured Obligations” has the meaning given to it in the Intercreditor Deed;

“Permitted Amounts” means all amounts which (i) in relation to the Creditor, are due and payable from the Creditor to Telewest Global, to the extent the same constitute Permitted Payments and (ii) in relation to a member of the TCN Group, are due and payable from a member of the TCN Group to the Creditor, to the extent that the same constitute Permitted Payments; and

“Security Provider” means any person who has or may at any time hereafter enter into a Collateral Instrument.

1.2	Defined Expressions

Unless the context requires or unless otherwise defined in this Deed, words and expressions defined in the Loan Agreement shall have the same meaning when used in this Deed (including its Recitals).

1.3	Headings

Clause headings are inserted for convenience of reference only and shall be ignored in the interpretation of this Deed.

1.4	Construction of certain terms

In this Deed, unless the context otherwise requires:

1.4.1	references to clauses are to be construed as references to the clauses of this Deed;

1.4.2	reference to (or to any specified provision of) this Deed or any other document shall be construed as references to this Deed, that provision or that document as in force for the time being and as amended in accordance with the terms thereof or, as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of this Deed or the relevant document, required to be obtained as a condition to such amendment being permitted) the prior written consent of the Agent, the Security Trustee, all of the Lenders, the Majority Lenders, the Majority Bank Lenders, the Majority Institutional Lenders, the Super Majority Lenders or all or any of the other New Beneficiaries (as the case may be);

1.4.3	references to a “regulation” include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

1.4.4	words importing the plural shall include the singular and vice versa;

1.4.5	references to a time of day are to London time;

1.4.6	references to a person shall be construed as including references to an individual, firm, company, corporation, unincorporated body of persons or any State or any agency thereof;

1.4.7	reference to “set-off” includes retention, compensation and balancing of accounts under Scots law;

1.4.8	references to a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets as a consequence of default by any other person to pay any Indebtedness and “guaranteed” shall be construed accordingly;

1.4.9	references to any enactment shall be deemed to include references to such enactment as replaced, amended or re-enacted from time to time;

1.4.10	when referring to clauses of the Loan Agreement, the clause numbering of the Original Loan Agreement as amended (or, as the case may be, as it will be amended) by the

Recapitalisation Supplemental Deed has been used and, therefore, prior to the Recapitalisation Supplemental Deed Effective Date, references to clauses of the Loan Agreement shall be construed as references to the equivalent provision in the Original Loan Agreement; and

1.4.11	unless expressly provided to the contrary in this Deed, a person who is not a party to this Deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

1.5	Effect as a deed

This Deed is intended to take effect as a deed notwithstanding that the Security Trustee and/or the Creditor may have executed it under hand only.

1.6	Successors and assigns

The expressions “New Beneficiary”, “Security Trustee”, “Borrower”, “TCN Entity”, “Agent”, “Arranger”, “Lender”, “Security Provider” and “Creditor” include, where the context admits, their respective successors, permitted assigns, in the case of the Lenders, their assignees and New Lenders, in the case of the Security Trustee such other person as may from time to time be appointed as Security Trustee for the New Beneficiaries pursuant to the terms of the Intercreditor Deed and, in the case of the Agent, such other person as may from time to time be appointed as Agent pursuant to clause 18.11 of the Loan Agreement.

2	Restricted Payments

2.1	Payments

The Creditor undertakes with the Security Trustee that so long as any of the New Secured Obligations remain outstanding:

2.1.1	it will not make any Restricted Payment other than (i) Permitted Amounts and (ii) payments to Telewest or Telewest (Jersey) Finance Limited pursuant to the Transfer Agreement in its form as at the Recapitalisation Supplemental Deed Effective Date;

2.1.2	it will not enter into any contractual or other arrangements with a Restricted Person or any shareholders of Telewest Global other than on bona fide arms length commercial terms;

2.2	Receipts

The Creditor undertakes with the Security Trustee that so long as any of the New Secured Obligations remain outstanding:

2.2.1	it will not demand, take, accept or receive, by set-off or in any other manner, any Restricted Payment other than a Permitted Amount;

2.2.2	it will not take, accept, receive or permit to exist any Encumbrance over all or any part of the present or future undertakings, assets, rights or revenues of any member of the TCN Group to secure any Restricted Payment;

2.2.3	it will not assign, transfer, create any Encumbrance over or otherwise dispose of any Restricted Payment save where the relevant assignee, transferee or beneficiary of Encumbrance becomes a party hereto as a Creditor and provides the Security Trustee with such evidence as it may reasonably require as to the legality, validity and enforceability of the relevant assignment, transfer or Encumbrance; and

2.2.4	it will not commence any proceedings against any member of the TCN Group in respect of any Restricted Payment (including, without limitation, any action or step with a view to winding-up any member of the TCN Group).

3	Subordination

3.1	Insolvency Events

Upon an Insolvency Event occurring in respect of any member of the TCN Group:

3.1.1	the claims of the Creditor in respect of any Restricted Payment owed by that member of the TCN Group other than any Permitted Amounts shall be postponed in all respects to the New Secured Obligations;

3.1.2

(a)	the Creditor shall not, unless otherwise directed by the Security Trustee, prove in any Insolvency Proceedings for any Restricted Payment, other than the Permitted Amounts, until the New Secured Obligations have first been irrevocably paid or discharged in full (and for all purposes any payment or distribution of assets (whether in cash, property, securities or otherwise) received by the Security Trustee or any of the New Beneficiaries shall only be taken to discharge the New Secured Obligations to the extent of the actual amount received);

(b)	if the Creditor is directed by the Security Trustee to prove in any Insolvency Proceedings for all or any part of any Restricted Payment, other than any Permitted Amounts, then it shall act in accordance with such directions and shall procure that any resultant payment or distribution of assets (whether in cash, property, securities or otherwise) shall be made by the liquidator of any member of the TCN Group or, as the case may be, any other person making the payment or distribution of assets (whether in cash, property, securities or otherwise) to the Security Trustee to the extent necessary to repay all the New Secured Obligations in full; and

(c)	the Creditor hereby irrevocably authorises and directs the Security Trustee to submit any proof and/or to instruct the relevant liquidator or other person to make any payment or distribution of assets (whether in cash, property, securities or otherwise) in accordance with the foregoing.

3.2	Payments contrary to this Deed

In the event of:

3.2.1	any payment or distribution of assets (whether in cash, property, securities or otherwise) being made to or right of set-off being exercised by the Creditor contrary to the provisions of this Deed; or

3.2.2	any payment or distribution of assets (whether in cash, property, securities or otherwise) being made by a liquidator or any other person to the Creditor rather than to the Security Trustee as required by clause 3.1, the Creditor shall forthwith pay to the Security Trustee an amount equal to the payment or distribution of assets (whether in cash, property, securities or otherwise) which shall have been so received by it up to an aggregate amount equal to the New Secured Obligations or, as the case may be, in the case of set-off, an amount equal to the sum set-off up to an aggregate amount equal to the New Secured Obligations and, until such payment to the Security Trustee, the Creditor will hold such sums on trust for the Security Trustee (provided that, for the avoidance of doubt, this clause 3.2 shall not oblige the Creditor to create any Encumbrance in favour of the Security Trustee over such money or other property) and any sums so paid to the Security Trustee shall be applied in accordance with the terms of the Intercreditor Deed.

3.3	Subrogation

If the New Secured Obligations are partially paid out of any proceeds received in respect of or on account of any Restricted Payment, the Creditor will not be subrogated to the New Secured Obligations so paid (or any Collateral Instrument) until the New Secured Obligations have been irrevocably paid in full.

4	Continuing obligations

4.1	Continuing obligations

The obligations of the Creditor hereunder shall be continuing obligations and shall be and remain fully effective until this Deed is formally released following the discharge in full of the New Secured Obligations notwithstanding any intermediate reduction or settlement of the New Secured Obligations or any part thereof and notwithstanding any increase in or variation of the New Secured Obligations or any variation, extension or supplement to any of the Finance Documents.

4.2	Statements of accounts

Any statement of account of any member of the TCN Group, signed as correct by an officer of the Security Trustee, showing the amount of the New Secured Obligations shall be prima facie evidence of the amount of the New Secured Obligations.

4.3	Continuing security and other matters

This Deed shall:

4.3.1	secure the ultimate balance from time to time of the New Secured Obligations and shall be a continuing security, notwithstanding any settlement of account or other matter whatsoever;

4.3.2	be in addition to any present or future Collateral Instrument, right or remedy held by or available to the Security Trustee, the New Beneficiaries or any of them; and

4.3.3	not be in any way prejudiced by the existence of any such Collateral Instrument, rights or remedies or by the same becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Security Trustee, the New Beneficiaries or any of them dealing with, exchanging, varying or failing to perfect or enforce any of the same or giving time for payment or indulgence or compounding with the Borrower or any Security Provider.

4.4	Liability unconditional

The liability of the Creditor shall not be affected, discharged or reduced by reason of:

4.4.1	the Incapacity or any change in the name, style or constitution of the Borrower or any other Security Provider;

4.4.2	the Security Trustee, the New Beneficiaries or any of them granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, the Borrower or any other Security Provider or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting or varying any compromise, arrangement or settlement or omitting to claim or enforce payment from the Borrower or any other Security Provider; or

4.4.3	any act or omission which but for this provision might operate to exonerate the Creditor.

4.5	Collateral Instruments

None of the New Beneficiaries or the Security Trustee shall be obliged to make any claim or demand on the Borrower or any other Security Provider or to resort to any Collateral Instrument or other means of payment now or hereafter held by or available to them or it before enforcing this Deed and no action taken or omitted by the Security Trustee or any Beneficiary in connection with any such Collateral Instrument or other means of payment shall discharge, reduce, prejudice or affect the liability of the Creditor under this Deed nor shall the Security Trustee or any Beneficiary be obliged to account for any money or other property received or recovered in consequence of any enforcement or realisation of any such Collateral Instrument or other means of payment.

4.6	Suspense accounts

Any money received in connection with this Deed (whether before or after any Incapacity of the Borrower, any other Security Provider or the Creditor) may be placed to the credit of an interest bearing suspense account with a view to preserving the rights of the Security Trustee and each Beneficiary to prove for the whole of their respective claims against the Borrower or any other person liable or may be applied in or towards satisfaction of such of the New Secured Obligations as the Security Trustee may from time to time determine in accordance with the terms of the Intercreditor Deed (which determination shall, save in the case of manifest error, be conclusive). Interest shall accrue on monies from time to time standing to the credit of any suspense account at the rate agreed between the Security Trustee and the Creditor at the relevant time or, failing such agreement, the Security Trustee’s overnight deposit rate from time to time and shall be credited to such suspense account or may be applied in or towards satisfaction of such of the New Secured Obligations as the Security Trustee may from time to time determine in accordance with the terms of the Intercreditor Deed (which determination shall, save in the case of manifest error, be conclusive).

4.7	Settlements conditional

Any release, discharge or settlement between the Creditor and the Security Trustee or any of the New Beneficiaries shall be conditional upon no security, disposition or payment to the Security Trustee, or any of the New Beneficiaries by the Borrower or any other person liable being void, set aside or ordered to be refunded pursuant to any enactment or law relating to bankruptcy, liquidation, administration or insolvency or for any other reason whatsoever and if such condition shall not be fulfilled the Security Trustee shall be entitled to enforce this Deed subsequently as if such release, discharge or settlement had not occurred and any such payment had not been made.

4.8	Retention of this Deed

Notwithstanding any other provision of this Deed, this Deed shall not be released, the Security Trustee shall be entitled to retain this Deed and all the provisions of this Deed shall remain in full force and effect until the irrevocable payment or discharge in full of all the New Secured Obligations. Following the irrevocable payment or discharge in full of all the New Secured Obligations, the Security Trustee shall forthwith release this Deed (and to effect or evidence such release shall execute such documents (at the cost of the Creditor) as the Creditor may reasonably require) and deliver this Deed, together with such documents, to the Creditor.

5	Representations and warranties

5.1	Representation and warranties

The Creditor represents and warrants to the Security Trustee that:

5.1.1	Due Incorporation

it is duly incorporated, validly existing as a limited liability company and has all requisite corporate power and authority to own its property and other assets and to carry on its business as it is now being conducted and is authorised to do business in each jurisdiction where such qualification or authorisation is required, except where the failure to so qualify, to be so authorised or to be in good standing would not have a material adverse effect on the ability of the Creditor to perform any of its obligations under this Deed, the Transfer Agreement or any Security Document to which it is a party;

5.1.2	Power of the Creditor

the Creditor has all requisite power to execute, deliver and perform its obligations under this Deed, the Transfer Agreement and any Security Document to which it is a party and compliance has been made with all necessary requirements and all necessary action has been taken to authorise the execution, delivery and performance of the same;

5.1.3	Binding obligations

this Deed, the Transfer Agreement and any Security Document to which it is a party constitutes valid and legally binding obligations of the Creditor enforceable in accordance with their respective terms subject to the qualifications contained in the legal opinions referred to in part C of schedule 3 to the Loan Agreement which relate to this Deed, or the relevant Security Document (as applicable) and remain valid, legally binding and enforceable in accordance with their terms following the transfer of the assets of Telewest pursuant to the Transfer Agreement, subject to the qualifications referred to in schedule 3 to the Loan Agreement which relate to this Deed, or the relevant Security Document (as applicable);

5.1.4	No conflict with other obligations

the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, this Deed, the Transfer Agreement and any Security Document to which it is a party by the Creditor, will not:

(a)	contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Creditor is subject except where such contravention would not or would not be likely to have a material adverse effect on the ability of the Creditor to perform any of its obligations under or otherwise to comply with the terms of this Deed, the Transfer Agreement or any Security Document to which it is a party;

(b)	contravene or conflict with any provision of the Memorandum and Articles of Association of the Creditor;

(c)	breach in any material respect any term of the Licences or the Necessary Authorisations;

(d)	conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement constituting or evidencing Borrowed Money of the Creditor to which the Creditor is a party or is subject or by which it or any of its property is bound except where such breach or default would not or would not be likely to have a material adverse effect on the ability of the Creditor to perform any of its obligations under or otherwise to comply with the terms of this Deed, the Transfer Agreement or any Security Document to which it is a party; or

(e)	result in the creation or imposition of or oblige the Creditor to create any Encumbrance (other than those created by the Security Documents) on any of the Creditor’s material undertakings, assets, rights or revenues;

5.1.5	No litigation

no litigation, arbitration or administrative proceeding is taking place, or, to the knowledge of the officers of the Creditor, pending or threatened against the Creditor which is reasonably likely to be adversely determined and, if so determined, would have or would be reasonably likely to have a material adverse effect on the ability of the Creditor to fulfil its obligations under this Deed, the Transfer Agreement or any Security Document to which it is a party;

5.1.6	No filing required

it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Deed, the Transfer Agreement or any Security Document to which it is a party that this Deed, the Transfer Agreement, any Security Document to which it is a party or any other instrument be notarised, filed, recorded, registered or enrolled in any court or public office in the United Kingdom or that any stamp, registration or similar tax or charge be paid in the United Kingdom on or in relation to this Deed or any Security Document to which it is a party;

5.1.7	Choice of law

the choice by the Creditor of English law to govern this Deed, the Transfer Agreement and the Security Documents to which it is a party is valid and binding;

5.1.8	Consents obtained

every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by the Creditor (i) to authorise the execution and delivery of this Deed the Transfer Agreement and the Security Documents to which it is a party or the performance by the Creditor of its obligations under this Deed, the Transfer Agreement and the Security Documents to which it is a party or (ii) to ensure the validity, enforceability or admissibility in evidence of this Deed, the Transfer Agreement and the Security Documents to which it is a party or the performance by the Creditor of its obligations under this Deed, the Transfer Agreement and the Security Documents to which it is a party has been obtained or made and is in full force and effect and there has been no material default in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any of the same which would, in any such case, adversely affect the execution, delivery, validity, enforceability or admissibility in evidence of this Deed, the Transfer Agreement or the relevant Security Document (as the case may be) or the performance by the Creditor of its obligations under this Deed, the Transfer Agreement or the relevant Security Document (as the case may be);

5.1.9	Ownership of TCN Group assets

it does not have any interest in any assets used in the business of the TCN Group other than as the shareholder of TCN.

5.2	Repetition

The representations and warranties in clause 5.1 (excluding that contained in clause 5.1.8) shall be deemed to be repeated by the Creditor in respect of itself on and as of, the date of the Recapitalisation Supplemental Deed, the Recapitalisation Supplemental Deed Effective Date, each Interest Payment Date and the date on which each Advance is made under the Loan Agreement.

6	Covenants

6.1	Covenants by Telewest UK

The Creditor hereby undertakes with the Security Trustee that from the date of this Deed and so long as any of the New Secured Obligations remain outstanding or any Beneficiary remains under any commitment to any TCN Entity:

6.1.1	Act as a holding company

it will act solely as the Holding Company of the TCN Group and, as such, it will not at any time:

(a)	permit any Encumbrance (other than Encumbrances pursuant to the Security Documents) to subsist, arise or be created or extended over all or any part of its present or future undertakings, assets, rights or revenues or give or permit to subsist any guarantee (other than (i) pursuant to the Finance Documents, (ii) in respect of finance leases with Hewlett Packard outstanding on the date of this Deed and in respect of the obligations of Telewest Communications Holdco Limited under the sale and purchase agreement dated 28 March 2002 in relation to the sale of TV Travel Group Limited (in circumstances where the counterparty requires such guarantees in consideration for the release of existing guarantees of such obligations given by Telewest), (iii) pursuant to the indemnity given at clauses 9 and 10 of the Transfer Agreement, (iv) pursuant to the Deed of Indemnity dated [•] between Telewest UK and Deloitte & Touche as liquidators of Telewest, (v) pursuant to the escrow agent agreement letter dated [•] between Telewest, Telewest Jersey, Telewest UK and the Bank of New York) or (vi) indemnities contained in engagement letters entered into by Telewest with its professional and/or financial advisers to the extent that the same are novated to the Creditor on or before the Recapitalisation Supplemental Deed Effective Date);

(b)	establish or acquire any person or acquire all or any substantial part of the assets, property or business of any other person or any assets that constitute a division or operating unit of the business of any other person or acquire all or part of the equity share capital of any other person or make any other investment;

(c)	carry on any business or own any assets used in the TCN Group or any other material assets (other than to the extent described in clause 5.1.9);

(d)	create, assume, incur or otherwise permit to be outstanding any hedging or other derivatives arrangements or any other actual or contingent liabilities (including, without limitation, liabilities in respect of Borrowed Money) other than (i) as permitted under clause 6.1.7, (ii) liabilities pursuant to the Finance Documents, (iii) liabilities incurred or assumed pursuant to the Transfer Agreement in its form as at the Transfer Effective Date, (iv) liabilities incurred for the purpose of preparing and auditing its accounts and otherwise complying with its statutory obligations, and (v) other actual or contingent liabilities in respect of any litigation, arbitration or administrative proceedings brought against Telewest UK, to the extent that, at the relevant time, they would be recognised on the balance sheet of Telewest UK under GAAP which, when added to the actual or contingent liabilities of Telewest Global referred to in clause 6.1.1(d)(iv) of the Deed of Subordination entered into by Telewest Global, do not exceed £[25 million] in aggregate at any time (plus the amount of cash which is shown on Telewest Global’s balance sheet at any time attributable to the proceeds raised by a Permitted Telewest Global Equity Issue provided that Telewest Global has complied with the undertaking set out in the Deed of Subordination entered into by it; and

(e)	issue any shares of any nature or grant rights in respect of shares of any nature other than to Telewest Global;

6.1.2	Merger

it shall not merge, amalgamate or consolidate with any other person, save to the extent that such merger, amalgamation, consolidation or similar arrangement is a Permitted Merger;

6.1.3	Information

(a)	it will deliver to the Agent, for distribution to the Lenders (in sufficient copies for all Lenders) all circulars, statements and other information about the Creditor at the time the same is made generally available by the Creditor to the public or the shareholders or creditors of the Creditor, including, without limitation, any annual or quarterly financial reports or statements.

(b)	to deliver to the Agent copies of all public announcements which make reference to the Lenders and all other material public announcements, in each case as soon as reasonably practicable and, to the extent that it can provide prior notice without breaching any law or regulations, in any event at least one Banking Day prior to making such public announcement. In the event that there would be a breach of such law or regulations by virtue of complying with this clause 6.1.3(b) it shall deliver such announcements at the same time as such announcements are delivered to the relevant party which by virtue of such law or regulation requires such announcement;

(c)	it will notify the Agent in writing of any changes to the Board of Directors or senior management of the Creditor, on or prior to the relevant appointment and, where practicable, on or prior to the relevant resignation;

6.1.4	Bankruptcy proceedings

it will notify the Agent in writing (i) prior to convening a meeting of its directors the purpose of which or (as the case may be) one of the purposes of which is to consider making a voluntary filing under any applicable bankruptcy, insolvency or similar law, (ii) prior to it making any voluntary filing under any applicable bankruptcy, insolvency or similar law, (iii) promptly following the passing of any resolution of its directors approving any voluntary filing under any applicable bankruptcy, insolvency or similar law and (iv) immediately upon becoming aware that any person intends to make any filing under any applicable bankruptcy, insolvency or similar law relating to it;

6.1.5	Separate Corporate Entity

it shall at all times operate as a separate corporate entity from each other member of the Telewest Global Group. Accordingly, without prejudice to either the generality of the foregoing or any of the other terms and conditions of the Finance Documents, it shall:

(a)	keep its own separate books and records books and records;

(b)	maintain any assets of which it is the legal or beneficial owner or over which it has a valid lease separately from the assets of any other member of the Telewest Global Group and not share such assets with any other member of the Telewest Global Group;

(c)	conduct its business in its own name;

(d)	maintain and prepare consolidated financial statements for itself and its subsidiaries;

(e)	satisfy all of its outstanding liabilities from its own resources save to the extent funded by Permitted Payments;

(f)	observe all its corporate formalities;

(g)	not enter into or maintain any contractual or other arrangements with any other member of the Telewest Global Group other than on bona fide arm’s length commercial terms;

(h)	pay all compensation payable to employees of the Creditor from its own resources;

(i)	not incur any obligations or assume any liability under any guarantee or otherwise become obligated for or hold its credit out as being available to satisfy the obligations of any other member of the Telewest Global Group (save to the extent referred to in clause 6.1.1(a));

(j)	use its own stationery, invoices and cheques;

(k)	not permit any Encumbrance to subsist, arise or be created or extended over all or any part of its present or future, undertakings, assets, rights or revenues to secure or prefer any present or future indebtedness of any other member of the Telewest Global Group (other than pursuant to the Security Documents); and

at all times hold itself out as a separate entity to Telewest, Telewest Global, Telewest UK and each other member of the Telewest Global Group (other than pursuant to the Security Documents).

6.1.6	No carrying on business in United States

it shall not (i) employ any employees in the State of Colorado or elsewhere in the United States of America, (ii) maintain any bank or similar account in the United States of America, (iii) carry on any business or maintain a place of business, books, records, bank or similar accounts, property or any other assets in the United States of America or (iv) permit management or control of the Creditor to be effected in the United States of America;

6.1.7	Subordinated Debt

it shall not purchase (or offer to purchase) raise, create, assume, incur or otherwise permit to be outstanding any Borrowed Money other than Borrowed Money both (i) which is lent to it by Telewest Global and which is immediately and fully on lent by Telewest UK to TCN as Subordinated Debt and (ii) in respect of which payments may only be made prior to the date on which the New Secured Obligations are satisfied in full to the extent that the same constitutes Permitted Payments;

6.1.8	TCN to be wholly-owned

it shall ensure that TCN remains its directly wholly-owned and controlled Subsidiary;

6.1.9	Amounts received from Telewest

to pay all amounts received from Telewest or from Telewest’s debtors (including, without limitation, from customs and excise, West Midlands Police and America Online, Inc) on or after the Recapitalisation Supplemental Deed Effective Date to TCN in cash immediately following receipt.

6.1.10	Transfer Agreement

it shall not assign or transfer any of its rights or obligations under the Transfer Agreement.

7	Benefit of this Deed

7.1	Benefit and burden

This Deed shall be binding upon the Creditor and its successors in title and shall enure for the benefit of the Security Trustee (and any successor Security Trustee appointed pursuant to the provisions of the Intercreditor Deed) and their respective successors for the benefit of the New Beneficiaries in accordance with the provisions of the Intercreditor Deed.

7.2	Changes in constitution or reorganisation of Lenders

For the avoidance of doubt and without prejudice to the provisions of clause 7.1, this Deed shall remain binding on the Creditor notwithstanding any change in the constitution of the Security Trustee or any of the New Beneficiaries or their or its absorption in, or amalgamation with, or the acquisition of all or part of their or its undertaking or assets by, any other person, or any reconstruction or reorganisation of any kind, to the intent that this Deed shall remain valid and effective in all respects in favour of the Security Trustee (and any successor Security Trustee appointed pursuant to the provisions of the Intercreditor Deed and their respective successors in title) as trustee for the New Beneficiaries and any assignee, transferee or other successor in title of a Beneficiary.

7.3	No assignment by the Creditor

The Creditor may not assign or transfer any of its rights or obligations under this Deed.

7.4	The Intercreditor Deed

The Creditor and the Security Trustee hereby acknowledge that the covenants of the Creditor contained in this Deed and the rights constituted by this Deed and all moneys, property and assets paid to, or held, received or recovered by the Security Trustee pursuant to or in connection with this Deed are held by the Security Trustee subject to and on the terms of the trusts declared in the Intercreditor Deed.

8	Notices and other matters

8.1	Notices

Every notice, request, demand or other communication under this Deed shall be given in accordance with clause 19.1.1 and 19.1.2 of the Loan Agreement and shall be sent to the Creditor at its address set out above (facsimile number: 0207 299 6400) or to the Security Trustee at its address or telex or facsimile number set out in clause 19.1.3(b) of the Loan Agreement or to such other address or such telex or facsimile number as is notified by one party to this Deed to the other.

8.2	No implied waivers, remedies cumulative

No failure or delay on the part of the Security Trustee or the New Beneficiaries (or any of them) to exercise any power, right or remedy under this Deed shall operate as a waiver thereof, nor shall any single or partial exercise by the Security Trustee or the New Beneficiaries (or any of them) of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in this Deed are cumulative and are not exclusive of any remedies provided by law.

8.3	Other Collateral Instruments

The Creditor agrees to be bound by this Deed notwithstanding that any other person intended to execute or to be bound by any Collateral Instrument may not do so or may not be effectively bound and notwithstanding that such other Collateral Instrument may be determined or be or become invalid or unenforceable against any other person, whether or not the deficiency is known to the Security Trustee or any of the New Beneficiaries.

8.4	Severability

Each of the provisions of this Deed is severable and distinct from one another and if at any time one or more of such provisions is or becomes illegal, invalid or unenforceable under any applicable law the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9	Law and Jurisdiction

9.1	Governing Law

This Deed is governed by and shall be construed in accordance with English law.

IN WITNESS whereof the parties to this Deed have caused this Deed to be duly executed on the date first above written.

EXECUTED and DELIVERED as a DEED	)
for and on behalf of	)
TELEWEST UK LIMITED	)
By:	)

Director

Director/Secretary

Signed for and on behalf of	)
CIBC WORLD MARKETS PLC	)
by:	)

185

Schedule 8

Encumbrances

	Company/Partnership	Encumbrance

(A)	Telewest Communications (South East) Limited	(a) Mortgage of deposited moneys dated 21st January, 1994 with Electricity Supply Nominees Limited.

(b) Deed of Variation and Further Charge dated 26th June, 1995 with Electricity Supply Nominees Limited.

(B)	Sheffield Cable Communications Limited	Legal Charge dated (i) 24 December 1996 granted over 1 Chippingham Street, Sheffield and (ii) 12 November 1999 granted over leasehold property known as 1.62 acres of land at Sheffield Technology Park, Chippingham Street, each in favour of Barclays Bank PLC.

(C)	Yorkshire Cable Communications Limited	Legal Charge dated 16 June 1992 granted over Units 8, 9, 10 and adjoining land, Mayfair Business Park, Sticker Lane, Bradford, West Yorkshire in favour of Barclays Bank PLC.

(D)	Yorkshire Cable Communications Limited	Legal Charge dated 24 December 1996 granted over Units 4 and 5, Mayfair Business Park, Broad Lane, Bradford in favour of Barclays Bank PLC.

(E)	Yorkshire Cable Communications Limited	Legal Charge dated 24 December 1996 granted over Units 8, 9, 10 and adjoining land, Mayfair Business Park, Broad Lane, Bradford in favour of Barclays Bank PLC.

(F)	Yorkshire Cable Communications Limited	Legal Charge dated 24 December 1996 granted over Units 6 and 7, Mayfair Business Park, Broad Lane, Bradford in favour of Barclays Bank PLC.

(G)	Yorkshire Cable Properties Limited	Legal Charge dated 24 December 1996 granted over Units 8, 9, 10 and adjoining land, Mayfair Business Park, Broad Lane, Bradford in favour of Barclays Bank PLC.

(H)	The Cable Corporation Limited	Collateral Account Security Assignment dated 18 May 1999 in favour of Lloyds (Nimrod) Specialist Finance Limited.

(I)	The Yorkshire Cable Group Limited	Collateral Account Security Assignment dated 18 May 1999 in favour of Lloyds (Nimrod) Specialist Finance Limited.

(J)	The Yorkshire Cable Group Limited	Collateral Account Security Assignment dated 18 May 1999 in favour of Lombard Commercial Limited.

(K)	The Yorkshire Cable Group Limited	Collateral Account Security Assignment dated on or about the date hereof in favour of Robert Fleming Leasing (Number 4) Limited.

Schedule 9

Facility D Lender Accession Agreement

NB:	CONSENT OF SHERMAN AND HOWARD NECESSARY BEFORE ACCEEDING FACILITY D LENDER CAN RELY ON THEIR OPINION

THIS ACCESSION AGREEMENT is dated [            ] and made BETWEEN:

(1)	•, • and • of • (the “Acceding Facility D Lenders”);

(2)	TELEWEST COMMUNICATIONS NETWORKS LIMITED (No. 3071086) whose registered office is at Unit 1, Genesis Business Park, Albert Drive, Woking, Surrey GU21 5RW (“TCN”) for and on behalf of itself and in accordance with clause 19.2.8 of the Agreement, the TCN Entities; and

(3)	CIBC WORLD MARKETS PLC of Cottons Centre, Cottons Lane, London SE1 2QL (the “Agent”)

WHEREAS:

(A)	By an Agreement dated 16 March 2001 and made between Telewest Communications Networks Limited as the Borrower (1) the companies whose names and registered numbers are set out in part A of schedule 1 thereto (2) the Associated Partnerships whose names are set out in part C of schedule 1 thereto (3) the banks and financial institutions whose names and addresses are set out in part D of schedule 1 thereto as Lead Arrangers (4), the banks and financial institutions whose names and addresses are set out in part E of schedule 1 thereto (5) CIBC World Markets plc as Agent (6) CIBC World Markets plc as Existing Security Trustee (7) and CIBC World Markets plc as New Security Trustee (8) (as amended pursuant to a Recapitalisation Supplemental Deed dated [ ] 2004 and as otherwise from time to time amended, varied, extended, restated or replaced, the “Agreement”), the Lenders agreed to make available to the Borrower credit facilities.

(B)	The Acceding Facility D Lenders wish to become parties to the Agreement and the Intercreditor Deed as Facility D Lenders.

NOW THIS DEED WITNESSES as follows:

1	Agreement definitions

Unless the context otherwise requires or unless otherwise defined in this Facility D Lender Accession Agreement, words and expressions defined in the Agreement or the Intercreditor Deed shall have the same meaning when used in this Facility D Lender Accession Agreement or the Recitals hereto. Clauses 1.3 and 1.4 of the Agreement and clause 1.4 and 1.5 of the Intercreditor Deed shall apply to this Facility D Lender Accession Agreement, mutatis mutandis, as if expressly set out herein.

2	Accession to the Agreement

With effect from the date of this Facility D Lender Accession Agreement, the Acceding Facility D Lenders shall become parties to the Agreement each as a Facility D Lender thereunder as if named therein in part E of schedule 1 thereto with a Facility D Commitment (in addition to any existing Facility D Commitment of such Facility D Lender) specified in the schedule hereto and with effect from such date shall assume obligations towards and rights against the Borrower, the Agent, the Lead Arrangers, the other Lenders, the Security Trustee and the TCN Entities as if so named therein.

3	Accession to the Intercreditor Deed

With effect from the date of this Facility D Lender Accession Agreement, the Acceding Facility D Lenders shall become parties to the Intercreditor Deed each as a Facility D Lender thereunder as if named therein in schedule 4 thereto with a Facility D Commitment (in addition to any existing Facility D Commitment of such Facility D Lender) specified in the schedule and with effect from such date shall assume obligations towards and rights against TCN, the Agent, the Lead Arrangers, the other Lenders, the Security Trustee, the Charging Entities, the Lessors, Crosby, the Lessees and the Hedge Counterparties as if so named therein.

4	Continuance of the Agreement and the Intercreditor Deed

Notwithstanding this Facility D Lender Accession Agreement, the provisions of the Agreement and the Intercreditor Deed shall continue in full force and effect and, with effect from the date of this Facility D Lender Accession Agreement, the Agreement and this Facility D Lender Accession Agreement shall be read and construed as one instrument as if references in the Agreement to “this Agreement” were to the Agreement and this Facility D Lender Accession Agreement taken together and the Intercreditor Deed and this Facility D Lender Accession Agreement shall be read and construed as one instrument as if references in the Intercreditor Deed to this “Deed” were to the Intercreditor Deed and this Accession Agreement taken together.

5	Consent

The Agent (on behalf of itself and the other Finance Parties to the Agreement and the other parties to the Intercreditor Deed) consents to the Acceding Facility D Lenders becoming Facility D Lenders as set out in clauses 2 and 3.

TCN (on behalf of itself and the other TCN Entities party to the Agreement) consents to the Acceding Facility D Lenders becoming Facility D Lenders as set out in clause 2.

6	Confirmation

Each Acceding Facility D Lender confirms:

(a)	that it has received a copy of the Agreement, the Security Documents and all other documentation and information required by it in connection with the transactions contemplated by this Facility D Lender Accession Agreement;

(b)	that it has made and will continue to make its own assessment of the validity, enforceability and sufficiency of the Agreement, the Security Documents and this Facility D Lender Accession Agreement and has not relied and will not rely on any existing Lender, the Arrangers, the Security Trustee or Agent or any statements made by any of them in that respect;

(c)	that it has made and will continue to make its own credit assessment of the Borrower, each other TCN Entity and Telewest and has not relied and will not rely on any existing Lender, the Arrangers, the Security Trustee or the Agent or any statements made by any of them in that respect;

(d)	accordingly, none of the existing Lenders, the Arrangers, the Security Trustee or the Agent shall have any liability or responsibility to the Acceding Lender in respect of any of the foregoing matters;

(e)	its administrative details are as set out in the schedule hereto;

(f)	that it wishes to receive details of each notice, certificate or other document and copies of the financial information referred to in clause 18.5.1 of the Agreement, save as set out in the schedule hereto;

(g)	if there is a refinancing of the entire Senior Indebtedness (as such term is defined in the Intercreditor Deed) on or prior to the Facility A Repayment Date, the Facility B Repayment Date or (as the case may be) the Facility C Final Repayment Date, it shall accept such refinancing provided that all amounts outstanding under Facility D are satisfied in full at par upon the date of such refinancing;

(h)	if there is a refinancing of the entire Senior Indebtedness (as such term is defined in the Intercreditor Deed) it shall release the Security Trustee Security (as such term is defined in the Intercreditor Deed) provided that, to the extent that it has continuing claims and obligations under the refinancing, there is granted replacement security acceptable to it in its absolute discretion of at least an equivalent nature, value and ranking to the Security granted under the Security Trustee Security Documents (as such term is defined in the Intercreditor Deed).

8	Representation and warranty

Execution of this Facility D Lender Accession Agreement by each Acceding Facility D Lender constitutes its representation to all the other parties to the Agreement that it has power to become party to the Agreement and the Intercreditor Deed as a Facility D Lender on the terms herein and therein set out and has taken all necessary steps to authorise execution and delivery of this Facility D Lender Accession Agreement.

9	Law

This Facility D Lender Accession Agreement shall be governed by and construed in accordance with English law.

[Submission to Jurisdiction clause, if required]

IN WITNESS whereof this Accession Agreement has been entered into the day and year first above written.

Administrative Details of the Acceding Facility D Lenders

Facility D Lenders	Facility D Commitment

Lending office:

Account for payments:

Telephone:

Telefax:

Attention:

e-mail:

Schedule 10

Form of Confidentiality Undertaking

LMA CONFIDENTIALITY LETTER (SELLER)

[Letterhead of Seller/Seller’s agent/broker]

To:

[insert name of Potential

Purchaser/Purchaser’s agent/broker]

Re: The Agreement

    Borrower:

    Date:

    Amount:

    Agent:

Dear Sirs

We understand that you are considering [acquiring]4/[arranging the acquisition of]5 an interest in the Agreement (the “Acquisition”). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1	Confidentiality Undertaking You undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, (b) to use the Confidential Information only for the Permitted Purpose, (c) to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2[(c)/(d)][6] below) acknowledges and complies with the provisions of this letter as if that person were also a party to it, and (d) not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Acquisition.

2	Permitted Disclosure We agree that you may disclose Confidential Information:

(a)	to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Purchaser Group;

(b)	[subject to the requirements of the Agreement, in accordance with the Permitted Purpose so long as any prospective purchaser has delivered a letter to you in equivalent form to this letter;]

(c)	[(b/c)][c] subject to the requirements of the Agreement, to any person to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of the rights, benefits and obligations which you may acquire under the Agreement or with

[4]	delete if addressee is acting as broker or agent
[5]	delete if addressee is acting as principal
[6]	delete if addressee is acting as principal

(or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Borrower or any member of the Group so long as that person has delivered a letter to you in equivalent form to this letter; and

(d)	[(c/d)[c] (i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3	Notification of Required or Unauthorised Disclosure You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2[(c)/(d)][c] or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4	Return of Copies If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2[(c)/(d)][c] above.

5	Continuing Obligations The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Agreement or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6	No Representation; Consequences of Breach, etc You acknowledge and agree that:

(a)	neither we, [nor our principal][7] nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)	we [or our principal] or members of the Group may be irreparably harmed by the breach of the terms hereof and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

[7]	delete if letter is sent out by the Seller rather than the Seller's broker or agent

7	No Waiver; Amendments, etc This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of this letter and your obligations hereunder may only be amended or modified by written agreement between us.

8	Inside Information You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9	Nature of Undertakings The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of [our principal,] the Borrower and each other member of the Group.

10	Third party rights

(a)	Subject to paragraph 6 and paragraph 9, the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.

11	Governing Law and Jurisdiction This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

12	Definitions In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“Confidential Information” means any information relating to the Borrower, the Group, the Agreement and/or the Acquisition provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Permitted Purpose” means [subject to the terms of this letter, passing on information to a prospective purchaser for the purpose of]b considering and evaluating whether to enter into the Acquisition; and

“Purchaser Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985).

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Seller/Seller’s agent/broker]

To:    [Seller]

[Seller’s agent/broker]

The Borrower and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of

[Potential Purchaser/Purchaser’s agent/broker]